As filed with the Securities and Exchange Commission on December 26, 2018

Registration No. 333-226285

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(Amendment No. 2)

AMERICAN BRIVISION (HOLDING) CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	5084	26-0014658
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(845) 291-1291

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Howard Doong

Chief Executive Officer

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(845) 291-1291- telephone

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jay Kaplowitz, Esq.

Huan Lou, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of Americas, 37th Floor

New York, NY 10036

(212) 930-9700 – telephone

(212) 930-9725 – facsimile

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions under the merger agreement described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Maximum Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	104,568,679	(1)	$1.90	$198,680,490	$24,735.72

(1)	American BriVision (Holding) Corporation (“ABVC” or the “Company”) will issue, as merger consideration to the stockholders of BioLite Holding, Inc. (“BioLite”) and BioKey, Inc. (“BioKey”) new common stock of ABVC. Each share of BioLite’s common stock shall be exchanged for 1.82 shares of ABVC’s common stock and each share of BioKey’s common stock shall be exchanged for one (1) share of ABVC’s common stock. As of the agreement and plan of merger (the “Merger Agreement”) dated January 31, 2018 entered by and among ABVC, BioLite, BioKey and ABVC’s two subsidiaries, there were 41,207,444 shares of BioLite’s common stock and 29,571,131 shares of capital stock of BioKey issued and outstanding.
(2)	Has been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION—DATED DECEMBER 26, 2018

MERGERS

American BriVision (Holding) Corporation (“ABVC”, the “Company” or the “Parent”), BioLite, Inc. (“BioLite”), BioKey, Inc. (“BioKey”), BioLite Acquisition Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub 1”), and BioKey Acquisition Corp., a direct wholly-owned subsidiary of Parent (“Merger Sub 2”) entered into a definitive Agreement and Plan of Merger dated as of January 31, 2018, providing for the acquisition of BioLite and BioKey by ABVC, which we refer to as the “Merger Agreement.” Pursuant to the terms of the Merger Agreement, BioLite will merge with Merger Sub 1 with BioLite as the surviving corporation, which we refer to as the “BioLite Merger.” BioKey will merge with Merger Sub 2 with BioKey as the surviving corporation, which is referred as the “BioKey Merger.” BioLite Merger and BioKey Merger together are sometimes referred to as the Mergers. In the BioLite Merger, each of the outstanding shares of BioLite capital stock as of the closing of the BioLite Merger, consisting solely of common stock, will be converted into the right to receive 1.82 shares of ABVC common stock, par value $0.001 per share. In the BioKey Merger, each of the outstanding shares of BioKey capital stock as of the closing of BioKey Merger, consisting of common stock and Series A preferred stock, Series B preferred stock and Series C preferred stock, will be converted into the right to receive one (1) share of ABVC common stock, par value $0.001 per share. In the Mergers, ABVC shall issue up to approximately 104.5 million shares of its common stock. Upon completion of the Mergers, ABVC, BioLite and BioKey estimate that former ABVC stockholders will own approximately 67% of the outstanding shares of ABVC’s common stock, current BioLite stockholders will own approximately 24% of the outstanding shares of ABVC common stock measured on an “as-converted” basis as of the closing of the Mergers, and current BioKey stockholders will own approximately 9% of the outstanding shares of ABVC common stock measured on an “as-converted” basis as of the closing of the Mergers. The common stock of ABVC is quoted on the OTCQB tier of the OTC Market Group under the symbol “ABVC.”

FOR A DISCUSSION OF THE RISKS RELATING TO THE MERGER, SEE “RISK FACTORS” BEGINNING ON PAGE 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Mergers described in this prospectus or the securities to be issued pursuant to the Mergers or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

AMERICAN BRIVISION (HOLDING) CORPORATION

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(845) 291-1291

i

 iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To better understand the Mergers, you should read this entire prospectus carefully, including the Merger Agreement attached as Exhibit 2.1, the opinion of The Benchmark Company, LLC (“Benchmark”) attached as Exhibit 99.1 and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this prospectus.

Parties to the Mergers

American BriVision (Holding) Corporation

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(845) 291-1291

ABVC is a clinical stage biopharmaceutical company focused on utilizing its licensed technology to (i) further the development of pharmaceutical products with focuses on cancer and central nervous system indications, (ii) seek regulatory approvals for their drug candidates, and (iii) after receiving necessary regulatory approval, collaborate with selected pharmaceutical companies to commercialize such pharmaceutical products in various markets. ABVC’s business model includes the following stages: 1) engaging qualified medical research institutions to conduct clinical trials of translational drug candidates for Proof of Concept (“POC”) on behalf of the Company; 2) retaining ownership of the research results by the Company, and 3) out-licensing the research results and data to qualified pharmaceutical companies that will develop its research results to commercially ready pharmaceutical products. The Company is focused on clinical research and development on five new drug candidates and one Class III medical device, which collectively are its primary business operations. Since inception, the Company has not generated revenue from its primary operations.

BioLite Acquisition Corp.

11 Sawyers Peak Drive

Goshen, NY 10924

(845) 291-1291

BioLite Acquisition Corp. is a Nevada corporation and a direct wholly-owned subsidiary of ABVC which was formed by ABVC for the purpose of acquiring all equity interest in BioLite. Merger Sub 1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the BioLite Merger.

BioKey Acquisition Corp.

11 Sawyers Peak Drive

Goshen, NY 10924

(845) 291-1291

BioKey Acquisition Corp. is a California corporation and a direct wholly-owned subsidiary of ABVC which was formed by ABVC for the purpose of acquiring all equity interest in BioKey. Merger Sub 2 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the BioKey Merger.

BioLite Holding, Inc.

20 Shengyi Road Section 2, 2nd Fl.

Zhubei City, Hsinchu County, Taiwan

Telephone: 886-2-7720-8311

BioLite is a clinical stage pharmaceutical company focused on translational research of botanical and natural active pharmaceutical ingredients (“API”) based products in the fields of central nervous system, oncology/ hematology and autoimmune diseases. Because BioLite believes natural substances have many healing powers, BioLite focuses its research resources to the development of botanical products, which include plant materials, algae, macroscopic fungi and combinations thereof. BioLite mostly uses traditional cultivation, fermentation and purification techniques, excluding genetic modifications, to process the active natural constituents of its drug candidates. Its operational activities primarily focus on researching and developing novel botanical and natural drugs utilizing scientific methodology and approaches in compliance with the procedures and protocols prescribed by the U.S. Food and Drug Administration (the “FDA”). BioLite’s primary operations are located in Taiwan.

BioKey, Inc.

44370 Old Warm Springs Blvd.

Fremont, CA 94538

Phone: 510-668-0881

BioKey is a specialty pharmaceutical company that has two main business lines: i) technologies of platform-based control release of active pharmaceutical ingredients and ii) integrated pharmaceutical services, such as clinical research contracting services, generic drug development, drug manufacturing and related pharmaceutical consulting. BioKey’s core expertise is the application of its proprietary oral control release technology to develop generic and branded pharmaceuticals and nutraceuticals. BioKey has four abbreviated new drug applications (“ANDA”s) approved by the FDA and more than ten generic and ANDA product candidates in the pipeline. In addition, Biokey provides integrated pharmaceutical services, including analytical services and pharmaceutical and nutraceutical product development and manufacturing.

The Mergers

The following description of the Mergers is not purported to be complete and the Merger Agreement dated January 31, 2018 is incorporated by reference, a copy of which is attached as Exhibit 2.1.

Reasons for the Mergers

Each of the board of directors of the Company, BioLite and BioKey considered the reasons for the Mergers, as described herein.

The Company’s Board of Directors considered the following factors in reaching its conclusion to approve the Mergers, all of which the Company’s Board of Directors viewed as supporting its decision to approve the business combination with BioLite and BioKey:

●	The Company’s Board of Directors believes that the BioLite Merger is a vertical integration of the new drug development and the BioKey Merger is a horizontal integration of the pharmaceutical contracting and manufacturing business. The Board expects that the vertical integration of BioLite will enable ABVC to encompass the full spectrum of translational research for the new drug development from academic research outcomes, through preclinical animal studies, to POC human clinical trials. The Company’s Board hopes that the horizontal integration of BioKey will expand its business scope from a research-oriented entity to a revenue-generating Contract Development and Manufacturing Organization (“CDMO”). In reaching this belief, the Company’s Board considered that BioLite in the new drug development business, BioKey as a CDMO and ABVC in the clinical trial stage of new drug development have different business models, risks profiles, suppliers and customers, the combination of the three entities may mitigate sector specific exposure and associated risks.

●	The Company’s Board of Directors considered that following the Mergers, ABVC will operate as a single entity with three relatively separate but integrated strategic business units (“SBU”), which are 1) New Drug Development SBU, including the new drug pipeline products from BioLite and the patented controlled release drug delivery technology from BioKey, 2) Innovative Medical Devices SBU, currently focusing on the development of Vitargus, a new invention of a biocompatible vitreous substitute for the treatment of retinal detachment and vitreous hemorrhage, and 3) CDMO SBU, providing contract services for pharmaceutical companies in the U. S. and abroad to develop and manufacture new drug products in BioKey’s Good Manufacturing Practice certified (“GMP”) facility and conduct clinical studies to seek various types of FDA approvals for the combined entity’s own products and its clients’ products. While each of these SBUs will be operated independent of one another, they will report to the same management team and share common resources and functions, including, but not limited to, administration, accounting, human resources, research and development, business development, legal, manufacturing facilities, and office and laboratory spaces. The Company’s Board expects that the sharing of common functions and resources will bring mutual operational and financial benefits to BioLite, BioKey and ABVC. While after the Mergers each SBU has its unit leader and reports to the parent entity (ABVC), the combined organization will be led by an experienced management team consisting of ABVC’s current management team and the Board of Directors with representation from each board of directors of BioLite, BioKey and ABVC.

●	The Company’s current Board of Directors concluded that the Mergers would provide the existing ABVC shareholders an opportunity to participate in the potential growth of the combined organization in the expanded pharmaceutical segments, including, without limitation, CDMO, oral control release technology and new drug applications in the autoimmune field.

●	The Company’s Board of Directors also considered that the combined organization will be led by an experienced senior Board of Directors with representation from each of the current boards of directors of ABVC, BioLite and BioKey.

●	The Company’s Board of Directors considered the financial analyses of The Benchmark Company, LLC (“Benchmark”), included in its opinion to the Board as to the fairness to the shareholders of ABVC, from a financial point of view and as of October 19, 2018, the date of the opinion, of the exchange ratio.

●	The expenses to be incurred in connection with the Mergers;

●	The possible volatility, at least in the short term, of the trading price of the Company’s Common Stock resulting from the announcement of the Mergers;

●	The strategic direction of the combined entity following the completion of the Mergers where the Company will operate as a single entity with three strategic business units, these SBUs will share common resources and functions, including, but not be limited to, human resources, legal, facilities, back office operations and administrative support. The sharing of common functions and resources will be of mutual operational and financial benefits;

●	The potentially strengthened balance sheet of the combined organization resulting from (i) that additional revenues from BioKey, and (ii) cost-savings on the sharing of the common expenses and costs;

●	The Merger Consideration which is in the form of equity and not cash;

●	The market price for the Company’s Common Stock and its impact on the Company’s ability to raise capital as a stand-alone entity;

●	The Company’s history of losses over the prior years since its inception and its impact on the Company’s ability to raise capital as a stand-alone entity;

●	The Company’s current economic condition and difficulties to be faced as a standalone company; and

●	Various other risks associated with the combined organization and the Mergers, including those described in the section entitled “Risk Factors” in this prospectus.

Overview of the Merger Agreement

1.	Structure of the Mergers

ABVC, BioLite and BioKey have entered into a Merger Agreement pursuant to which Merger Sub 1 will be merged with and into BioLite with BioLite surviving the BioLite Merger and Merger Sub 2 will merge with and into BioKey, which will be the surviving corporation. Upon consummation of the Mergers, BioLite and BioKey will be direct separate wholly-owned subsidiaries of ABVC.

2.	Merger Consideration

At the effective time of the Mergers (the “Effective Time”), each of the outstanding shares of BioLite capital stock, consisting solely of common stock, will be converted into the right to receive 1.82 shares of ABVC common stock, par value $0.001 per share and each of the outstanding shares of BioKey capital stock, consisting of common stock and Series A preferred stock, Series B preferred stock and Series C preferred stock, will be converted into the right to receive one (1) share of ABVC common stock, par value $0.001 per share.

3.	Ownership of ABVC Following the Mergers

In connection with the Mergers, ABVC will issue up to approximately 104.5 million shares of its common stock. Upon completion of the Mergers, ABVC, BioLite and BioKey estimate that current ABVC stockholders will own approximately 67% of the then outstanding shares of ABVC’s common stock, current BioLite stockholders will own approximately 24% of the then outstanding shares of ABVC common stock measured on an “as-converted” basis as of the Effective Time, and current BioKey stockholders will own approximately 9% of the then outstanding shares of ABVC common stock measured on an “as-converted” basis as of the Effective Time.

Indemnification

The Merger Agreement provides that as of the Effective Time of the Mergers), each of ABVC, BioLite and BioKey (collectively the “Surviving Corporations”) shall indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of such Surviving Corporation and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any suit, claim, action, proceeding, arbitration, mediation or governmental investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of BioLite or BioKey, as applicable or any of their respective subsidiaries or another entity if such service to the other entity was at the request or for the benefit of BioLite or BioKey, as applicable or any of their respective subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the extent provided under applicable law and BioLite or BioKey’s or a subsidiary’s Articles of Incorporation or Bylaws, as applicable, as at the date hereof. In the event of any such Action, each Indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Action from the applicable Surviving Corporation to the fullest extent that BioLite or BioKey or their respective subsidiaries, as applicable, would be permitted under applicable law and BioLite’s, BioKey’s, or their respective subsidiaries’ Articles of Incorporation or Bylaws, as applicable, as at the date hereof; provided, that such Person shall execute and deliver an undertaking that such Person shall return such amounts to BioLite or BioKey, as applicable, if it is determined that such Person was not entitled to such funds. For a period of not less than five (5) years after the Effective Time, ABVC shall cause to be in effect either (i) BioLite’s and BioKey’s and their respective subsidiaries’ directors’ and officers’ liability insurance covering each Person currently covered by BioLite’s and BioKey’s liability insurance for acts or omissions occurring prior to the Effective Time by way of purchasing a “tail” or (ii) ABVC may substitute thereof policies of another insurance company.

Directors and Officers Following the Mergers

Pursuant to the Merger Agreement, ABVC’s Board of Directors will consist of eleven (11) directors, five of whom are current members of the Board, five of whom are director nominees identified by BioLite and one of whom is a director nominee identified by BioKey. The appointment of the six new director nominees shall be effective upon the Closing of the Mergers.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of ABVC upon completion of the Mergers:

Name	Title
Eugene Jiang	Chairman of the Board and Interim Chief Financial Officer
Tsang Ming Jiang	Director
Ming-Fong Wu	Independent Director
Norimi Sakamoto	Independent Director
Yen-Hsin Chou	Independent Director
Tsung-Shann Jiang	Director and Chief Executive Officer of BioLite Surviving Corporation
Chang-Jen Jiang	Director
Shin-Yu Miao	Independent Director
Yoshinobu Odaira	Independent Director
Shih-Chen Tzeng	Independent Director
Hwalin Lee	Director and chairman of the board of directors of BioKey Surviving Corporation
Howard Doong	Chief Executive Officer
Chi-Hsin (Richard) King	Chief Science Officer

ABVC believes in good faith that at the Effective Time, it will have at least six (6) independent directors as defined by The Nasdaq Stock Market LLC. Six (6) directors will constitute a majority of ABVC’s Board of Directors at the Effective Time.

Further, following the completion of the Mergers, Dr. Howard Doong, Dr. Chi-Hsin (Richard) King and Mr. Eugene Jiang will remain as the Chief Executive Officer, Chief Science Officer and interim Chief Financial Officer, respectively, of ABVC and the terms and provisions of their respective employment agreements with ABVC, as applicable, shall remain the same until such agreements expire or are terminated accordingly.

Fairness Opinion of Benchmark

ABVC retained Benchmark on April 20, 2018 to act as its financial advisor in connection with the Mergers. On October 19, 2018, Benchmark rendered its opinion to ABVC’s Board of Directors to the effect that, as of that date and based on and subject to the matters described in Benchmark’s opinion, the consideration to be issued by ABVC in connection with the Merger (in accordance with the terms of the Merger Agreement, dated as of January 31, 2018 was fair, from a financial point of view, to the stockholders of ABVC. Benchmark is a full service investment banking firm dedicated to the small-cap public market. Benchmark plans to assess the value of the Merger Consideration using publicly available and other information provided by the Company, such as financial information including financial performance and operating data of the Company, BioLite and BioKey. In addition, Benchmark engaged in discussions with management of the Company with respect to past and current operations and financial condition and prospects of the Company, BioLite and BioKey and the strategic rationale for, and the potential benefits of, the Mergers. Benchmark has received $100,000 in total for the fairness opinion.

The full text of Benchmark’s written opinion, dated as of October 19, 2018, which describes the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, is attached as Exhibit 99.1 to this prospectus, and is incorporated by reference herein. The summary of the Benchmark opinion set forth in this prospectus is qualified by its entirety.

The holders of ABVC stock are urged to read the Benchmark opinion carefully and in its entirety. Benchmark provided its opinion for the information and assistance of the ABVC Board of Directors. Benchmark’s opinion is not intended to be, and does not constitute a recommendation for or against the BioLite Merger or the BioKey Merger.

For a more complete description of the written opinion of Benchmark, see “The Merger—Fairness Opinion of Benchmark” beginning on page 60.

Interest of Certain Directors and Executive Officers

Certain members of management of the Company have interests which may be different from your interests as shareholders of the Company.

Eugene Jiang is a member of the Company’s Board of Directors and Dr. Tsung-Shann Jiang, Eugene Jiang’s father, is the Chief Executive Officer and a member of the Board of Directors of BioLite and will be a member of the Company’s Board of Directors after the consummation of the BioLite Merger. Accordingly, Mr. Eugene Jiang and Dr. Tsung-Shann Jiang have a substantial interest in approval of the BioLite Merger. The other members of the Board and executive officers of the Company do not have any interest in any that is not shared by all other shareholders of the Company.

Material U.S. Federal Income Tax Consequences of the Mergers

Generally

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of BioLite and BioKey capital stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect.  Any such change could affect the accuracy of this discussion.

This discussion assumes you hold shares of BioLite or BioKey capital stock as capital assets within the meaning of Section 1221 of the Code.  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to U.S. holders of BioLite or BioKey capital stock subject to special treatment under the federal income tax laws such as:

●	insurance companies;

●	investment companies;

●	tax-exempt organizations;

●	financial institutions;

●	dealers in securities or foreign currency;

●	banks or trusts;

●	persons that hold BioLite or BioKey capital stock as part of a straddle, hedge, constructive sale or other integrated security transaction;

●	persons that have a functional currency other than the U.S. dollar;

●	investors in pass-through entities; or

●	persons who acquired their BioLite or BioKey capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

Further, this discussion does not consider the potential effects of any state, local or foreign tax laws or U.S. federal tax laws other than federal income tax laws.

This discussion is not intended to be tax advice to any particular holder of BioLite or BioKey capital stock.  Tax matters regarding the Merger are complicated, and the tax consequences of the Merger to you will depend on your particular situation.  You should consult your own tax advisor regarding the specific tax consequences to you of the Merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Reporting and Retention Requirements

If you receive the Merger Consideration as a result of the Mergers, you are required to retain certain records pertaining to the Mergers pursuant to the Treasury Regulations under the Code.  If you are a “significant holder” (as defined in the Treasury Regulations under the Code) of BioLite or BioKey capital stock, you must file with your U.S. federal income tax return for the year in which the Mergers take place a statement setting forth certain facts relating to the Mergers. You are urged to consult your tax advisors concerning potential reporting requirements.

Appraisal Rights

Under the Nevada Revised Statutes and ABVC’s charter documents, holders of our Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the BioLite Merger and BioKey Merger.

With respect to the holders of BioLite securities, they are entitled to the statutory rights of appraisal in the BioLite Merger under NRS 92A.120 to 92A.160, inclusive, of the Nevada Revised Statutes and BioLite’s charter documents. With respect to the holders of BioKey securities, they are entitled to the statutory rights of appraisal in the BioKey Merger under the Chapter 13 of California Corporations Code and BioKey’s charter documents.

Anticipated Accounting Treatment

Due to the fact that ABVC will remain control of BioLite and BioKey as a result of the Mergers, the Mergers will be accounted for as a regular acquisition pursuant to which ABVC will be considered the acquiring entity for accounting purposes in accordance with generally accepted accounting principles in the United States of America, referred to as “U.S. GAAP.” See “The Merger – Anticipated Accounting Treatment” on page 65.

Regulatory Matters

The Merger does not meet the thresholds for furnishing premerger notification and other information to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the parties are not aware of any other regulatory filings or approvals that are required in connection with the Mergers.

For a more complete discussion of regulatory matters relating to the merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 62.

Conditions to Completion of the Mergers

Mutual Conditions: The obligations of ABVC, BioLite and BioKey to consummate the Mergers and the other transactions described in the Merger Agreement are subject to the satisfaction or waiver of the following conditions:

●	Each of ABVC, BioLite and BioKey shall have received and approved the due diligence reports on each other and the updated Schedule of Exceptions to the Merger Agreement on or before Closing.

●	This prospectus on Form S-4 shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”) and shall not be the subject of any stop order or proceedings seeking a stop order.

●	The Company’s Board of Directors shall consist of eleven persons as set forth on page 5 of this prospectus.

●	No law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Body which prohibits, restrains or enjoins the consummation of the Mergers.

●	Benchmark will have delivered to ABVC the Fairness Opinion, which will have been included in the Prospectus on Form S-4 that has been declared effective by the SEC.

Conditions to Obligations of BioLite. The obligations of BioLite to consummate BioLite Merger are also subject to the satisfaction or waiver by BioLite of the following conditions:

●	The Merger Agreement shall have been approved by the stockholders of BioKey.

●	The representations and warranties of Parent, BioKey, Merger Subs (solely with respect to the BioKey Merger) set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time of the Merger as though made on and as of the Effective Time.

●	The Parent and BioKey shall have complied in all material respects with their respective obligations set forth in the Merger Agreement.

●	Merger Sub 1 shall have delivered 1.82 shares of the Company’s common shares for each share of BioLite’s common stock (“BioLite Merger Consideration” or “BioLite Exchange Ratio”).

●	BioLite shall have received certificates from the Parent and BioKey certifying that the conditions precedent listed in the Merger Agreement have been satisfied or waived.

Conditions to Obligations of BioKey. The obligations of BioKey to consummate the BioKey Merger are also subject to the satisfaction or waiver by BioKey of the following conditions:

●	The Merger Agreement shall have been approved by the stockholders of BioLite.

●	The representations and warranties of Parent, BioLite (solely with respect to the BioLite Merger), Merger Subs set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time of the Merger as though made on and as of the Effective Time.

●	The Parent and BioLite shall have complied in all material respects with their respective obligations set forth in the Merger Agreement.

●	Merger Sub 2 shall have delivered one (1) share of the Company’s common stock for each share of BioKey’s common stock (“BioKey Merger Consideration” or “BioKey Exchange Ratio”).

●	BioKey shall have received certificates from the Parent and BioLite certifying that the conditions precedent listed in the Merger Agreement have been satisfied or waived.

Conditions to Obligations of ABVC or the Parent. The obligations of ABVC to consummate the Mergers are also subject to the satisfaction or waiver by ABVC of the following conditions:

●	The Merger Agreement shall have been approved by the stockholders of BioLite and BioKey, respectively.

●	BioLite shall have obtained and delivered to Parent any consent or authorization set forth on Schedule 3.5(a) of the BioLite Schedule of Exceptions.

●	BioKey shall have obtained and delivered to Parent any consent or authorization set forth on Schedule 4.5(a) of the BioLite Schedule of Exceptions.

●	Holders owning no more than five percent (5%), in the aggregate, of the outstanding BioLite Common Stock shall have perfected and not withdrawn a demand for dissenters’ rights pursuant to the Nevada Revised Statute and Section 2.3 of the Merger Agreement.

●	Holders owning no more than five percent (5%), in the aggregate, of the outstanding BioKey Common Stock shall have perfected and not withdrawn a demand for dissenters’ rights pursuant to the California General Corporate Law and Section 2.3 of the Merger Agreement.

●	ABVC shall have received certificates executed on behalf of BioLite by the chief executive officer of BioLite certifying that the conditions set forth in Section 8.2(a) and (b) of the Merger Agreement have been satisfied.

●	ABVC shall have received certificates executed on behalf of BioKey by the chief executive officer of BioKey certifying that the conditions set forth in Section 8.2(a) and (b) of the Merger Agreement have been satisfied.

●	The representations and warranties of BioLite (solely with respect to the BioLite Merger), BioKey (solely with respect to the BioKey Merger), Merger Subs set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time of the Mergers as though made on and as of the Effective Time.

●	BioKey and BioLite shall have complied in all material respects with their respective obligations set forth in Article 6 Conduct of Business Pending the Merger, and Article 7 Additional Agreements of the Merger Agreement.

●	ABVC shall have received opinions of counsel of BioLite (solely with respect to the BioLite Merger) and (solely with respect to the BioKey Merger) BioKey in a form reasonably acceptable to ABVC.

For a more complete discussion of the conditions to the Mergers, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 68.

Timing of the Mergers

The Mergers were expected to be completed on or before July 31, 2018 which may be extended with written consent of all Parties involved in the Merger Agreement, subject to the receipt of any necessary regulatory approvals and the satisfaction or waiver of other closing conditions. ABVC, BioLite, and BioKey are in the process of extending the Merger Agreement.

For a more complete discussion of the timing of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 68.

Interests of Certain of the Company’s Directors and Executive Officers in the Mergers

Certain BioLite’s and BioKey’s directors and officers have interests in the Mergers that are different from, or in addition to, interests as a stockholder of BioLite or BioKey. Eugene Jiang is a member of the Company’s Board of Directors and Tsung-Shann Jiang, Eugene Jiang’s father, is the Chief Executive Officer and a member of the Board of Directors of BioLite and will be a member of the Company’s Board of Directors after the consummation of the Merger. Accordingly, Messrs. Eugene Jiang and Tsung-Shann Jiang have a substantial interest in approval of the Merger. The other members of the Board and executive officers of the Company do not have any interest in any that is not shared by all other shareholders of the Company.

Restrictions on Alternative Transactions

The Merger Agreement contains restrictions on the ability of BioLite and BioKey to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company. Notwithstanding these restrictions, the Merger Agreement provides that under specified circumstances, if either party receives an acquisition proposal from a third party that constitutes a superior proposal, defined in the Merger Agreement as BioLite Superior Proposal and BioKey Superior Proposal, as applicable, it may furnish nonpublic information to that third party and engage in negotiations to enter into a definitive agreement regarding the superior proposal with that third party. Prior to withdrawing or adversely modifying its recommendation in favor of the BioLite Merger or BioKey Merger in light of a superior proposal or entering into a definitive agreement regarding a superior proposal, the board of directors of BioLite or BioKey, as applicable, must give proper and timely written notice to the Parent of receiving such superior proposal and take into account any changes of the terms of this Merger Agreement that the Parent proposes in response to such superior proposal that BioLite or BioKey has received. See “The Merger Agreement—Restrictions on Alternative Transactions” on page 70.

The restrictions on BioLite and BioKey limiting their ability to engage in alternative transactions with a third party may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to BioLite’s stockholders or BioKey’s stockholders.

BioLite Superior Proposal and BioKey Superior Proposal are defined in the Merger Agreement to mean any bona fide written acquisition proposal on terms which BioLite’s or BioKey’s board of directors has determined in its good faith judgment are more favorable to the stockholders of BioLite or BioKey, as applicable, if consummated in accordance with its terms from a financial point of view than the transactions contemplated by the Merger Agreement, after consultation with their respective legal counsel and financial advisor and taking into account all financial, regulatory, legal and other aspects of such proposal and transaction and any changes to the terms of the Merger Agreement proposed by Parent.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing date as follows:

●	by mutual written consent of the Parent, each Merger Sub, BioLite and BioKey;

●	by Parent, BioLite, or BioKey if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action is or shall have become final and non-appealable;

●	by Parent, BioLite, or BioKey prior to the Effective Time, if the Effective Time shall not have occurred on or before July 31, 2018 (the “Termination Date”), provided that, the Termination Date may be extended upon the written consent of the Parties, which will not require any shareholder approval;

●	by BioLite if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, BioKey or either Merger Sub contained in the Merger Agreement and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioKey, as applicable, and (B) the Termination Date; provided that BioLite is not in material breach of the Merger Agreement.

●	by BioKey if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, BioLite or either Merger Sub contained in the Merger Agreement and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioLite, as applicable, and (B) the Termination Date; provided that BioKey is not in material breach of the Merger Agreement;

●	by ABVC if there shall have been a breach of any representation, warranty, covenant or agreement on the part of BioKey, BioLite or either Merger Sub contained in the Merger Agreement and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioLite, as applicable, and (B) the Termination Date; provided that ABVC is not in material breach of the Merger Agreement;

●	by BioLite in the event that BioLite receives a BioLite Superior Proposal in accordance with the terms and subject to the conditions of Section 7.4 of the Merger Agreement;

●	by BioKey in the event that BioKey receives a BioKey Superior Proposal in accordance with the terms and subject to the conditions of Section 7.5 of the Merger Agreement;

●	By ABVC in the event that the board of directors of BioLite withdraws or modifies in an adverse manner its recommendation for the BioLite Merger in accordance with Section 7.4 or that the board of directors of BioKey withdraws or modifies in an adverse manner its recommendation for the BioKey Merger in accordance with Section 7.5 of the Merger Agreement.

Upon termination of the Merger Agreement in accordance with terms thereof, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except for certain provisions surviving such termination and liabilities and damages arising from fraud or intentional breach of the Merger Agreement. Except as otherwise specifically provided in the Merger Agreement, each party shall bear its own fees and expenses in connection with the Merger Agreement and the transactions contemplated thereby.

See “The Merger Agreement—Termination,” beginning on page 70, for a more complete discussion of the circumstances under which the parties may terminate and under what circumstances a party will be required to pay certain fees.

Risk Factors

The Company and its shareholders are subject to various risks associated with the Mergers, including without limitation the following:

●	ABVC is a new company with a short operating history and has a history of operating losses;

●	Since ABVC has a limited operating history, it is difficult for potential investors to evaluate its business;

●	New drug development is an inherently risky and capital consuming business;

●	ABVC’s business is subject to extensive FDA regulations which may change at any time;

●	ABVC has no history in obtaining regulatory approval for, or commercializing, any new drug candidate;

●	ABVC’s collaborations with third parties for the development and commercialization of its new drug candidates may not be successful;

●	ABVC’s existing indebtedness may adversely affect its ability to obtain additional funds and may increase its vulnerability to economic or business downturns;

●	ABVC’s independent auditors have issued an audit opinion for the Company, which includes a statement describing the going concern status and its financial status creates a doubt whether ABVC will continue as a going concern; and

●	ABVC’s share price is volatile and may be influenced by numerous factors, some of which are beyond its control.

Comparison of Rights of BioKey, BioLite and ABVC Stockholders

BioKey is a California corporation. Both BioLite and ABVC are Nevada corporations. The shares of ABVC’s common stock that BioKey stockholders will receive in the BioKey Merger will be shares of a Nevada corporation. BioKey stockholder rights under California law and ABVC stockholder rights under Nevada law are different. In addition, the Articles of Incorporation of BioKey, which we refer to in this prospectus as the “BioKey Articles of Incorporation,” and the bylaws of BioKey, as amended, which we refer to in this prospectus as the “BioKey Bylaws,” contain provisions that are different from the articles of incorporation of ABVC, as amended which we refer to in this prospectus as the “ABVC Articles of Incorporation,” and the bylaws of ABVC, which refer to in this prospectus as the “ABVC bylaws.”

The shares of ABVC common stock that BioLite stockholders will receive in the BioLite Merger will be shares of a Nevada corporation. BioLite stockholder rights and ABVC stockholder rights can be different although both companies were formed under the Nevada law. For instance, the Articles of Incorporation of BioLite, which we refer to in this prospectus as the “BioLite Articles of Incorporation,” and the bylaws of BioLite, as amended, which we refer to in this prospectus as the “BioLite Bylaws,” contain provisions that are different from ABVC Articles of Incorporation and ABVC Bylaws.

For a summary of certain differences among the rights of BioKey, BioLite and ABVC stockholders, see “Comparison of Rights of BioKey, BioLite and ABVC Stockholders” beginning on page 177.

SELECTED HISTORICAL CONDENSED

 COMBINED FINANCIAL DATA

The following tables set forth selected historical consolidated financial data of the Company. The selected historical consolidated financial information as of and for the years ended September 30, 2017 and 2016 has been derived from the Company’s audited historical consolidated financial statements, and are contained in its Transition Annual Report on Form 10-KT for the fiscal year ended December 31, 2017 which is included herein into this prospectus. The selected historical consolidated financial information for the nine months ended September 30, 2018 and 2017 has been derived from the Company’s unaudited historical consolidated financial statements for the same periods.

The following information is only a summary and should be read together with the Company’s management’s discussion and analysis of results of operations and financial condition and the Company’s consolidated financial statements and the notes related thereto incorporated herein into this prospectus.

Selected Historical Financial Data of ABVC

	December 31, 2017	September 30, 2017

Assets
Total Current Assets	$2,643,332	$2,754,851
Total Assets	$2,643,332	$2,754,851

Liabilities and Equity
Accrued expense	$170,927	$34,914
Due to related parties	4,229,320	4,113,000
Total Liabilities	$4,400,247	$4,147,914
Total Equity(Deficit)	$(1,756,915)	$(1,393,063)
Total Liabilities and Equity(Deficit)	$2,643,332	$2,754,851

	Three months ended	Years ended
	December 31, 2017	September 30, 2017	September 30, 2016
			(Restated)
Revenues	$-	$-	$-

Cost of revenues	-	-	32

Gross profit	-	-	(32)

Operating expenses
Selling, general and administrative expenses	289,731	707,142	599,303
Research and development expenses	45,701	3,151,162	10,000,000
Stock based compensation	17,362	138,038	397,960

Loss from operations	(352,794)	(3,996,342)	(10,997,295)

Other income (expense)
Total other expenses	(28,420)	(74,811)	(9,668)

Loss before provision income tax	(381,214)	(4,071,153)	(11,006,963)

Provision for income tax	-	830	836

Net loss	(381,214)	(4,071,983)	(11,007,799)

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Total Current Assets	2,594,389	2,643,332
Total Assets	$2,594,389	$2,643,332
Liabilities and Equity
Accrued expense	$436,828	$170,927
Due to related parties	4,041,703	4,229,320
Total current liabilities	4,478,531	4,400,247
Total Liabilities	5,043,098	4,400,247
Total stockholders’ deficit	(2,448,709)	(1,756,915)
Total Liabilities and Equity	$2,594,389	$2,643,332

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$-	$-	$-	$-

Cost of revenues	-	-	-	-

Gross profit	-	-	-	-

Operating expenses
Selling, general and administrative expenses	123,846	144,212	520,256	521,954
Research and development expenses	44,301	3,083,314	135,006	3,125,964
Stock-based compensation	7,575	132,110	23,401	138,038
Total operating expenses	175,722	3,359,636	678,663	3,785,956

Loss from operations	(175,722)	(3,359,636)	(678,663)	(3,785,956)

Other income (expense)
Interest income	-	-	-	100
Interest expense	(42,851)	(27,460)	(114,682)	(74,960)
Total other income (expenses)	(42,851)	(27,460)	(114,682)	(74,860)

Loss from operations before income taxes	(218,573)	(3,387,096)	(793,345)	(3,860,816)

Provision for income taxes	-	-	1,850	830

Net Loss and Comprehensive Loss	$(218,573)	$(3,387,096)	$(795,195)	$(3,861,646)

The following tables set forth selected historical consolidated financial data of BioLite Holding, Inc. The selected historical consolidated financial information as of and for the years ended December 31, 2017 and 2016 has been derived from BioLite’s audited historical consolidated financial statements, and are contained elsewhere in this prospectus.

The selected historical consolidated financial information for the nine months ended September 30, 2018 and 2017 has been derived from BioLite’s unaudited historical consolidated financial statements for the same periods, and are contained elsewhere in this prospectus.

The following information is only a summary and should be read together with BioLite’s management’s discussion and analysis of results of operations and financial condition and its consolidated financial statements and the notes related thereto included elsewhere in this prospectus.

Selected Historical Financial Data of

BIOLITE HOLDING, INC. AND SUBSIDIARIES

	December 31,	December 31,
	2017	2016
ASSETS
Total Current Assets	$760,973	$5,435,758
Long-term investments	4,185,969	3,594,241
Total Assets	$6,604,291	$10,420,520
LIABILITIES AND EQUITY
Due to related parties	$2,390,498	$319,910
Total Current Liabilities	$4,088,430	$1,564,042
Total Liabilities	$4,144,120	$1,564,042
Total Stockholders’ Equity	$1,653,410	$6,444,449
Noncontrolling Interest	806,761	2,412,029
Total Equity	$2,460,171	$8,856,478
Total Liabilities and Equity	$6,604,291	$10,420,520

BIOLITE  HOLDING, INC. AND SUBSIDIARIES

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Net revenue	$3,196	$988,148

Cost of revenue	2,249	24,318

Gross profit	947	963,830
Research and development expenses	256,682	823,046
Selling, general and administrative expenses	1,735,931	1,752,168
Total operating expenses	1,992,613	2,575,214

Loss from operations	(1,991,666)	(1,611,384)
Total other income (expenses)	(5,038,650)	(5,041,062)
Loss before income taxes	(7,030,316)	(6,652,446)
Provision for income taxes expense (benefit)	(360,395)	(60,660)
Net loss	(6,669,921)	(6,591,786)

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(UNAUDITED)
ASSETS
Total Current Assets	683,943	760,973
Long-term investments	3,316,878	4,185,969
Deferred tax assets	1,227,334	1,017,897
Total Assets	$5,797,502	$6,604,291
LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loan	656,000	927,800
Notes payable	497,248	202,429
Accrued expenses	639,719	511,212
Due to related parties	2,757,064	2,390,498
Total Current Liabilities	4,735,106	4,088,430
Total Liabilities	4,760,198	4,144,120
Total Stockholders’ Equity	563,139	1,653,410
Noncontrolling Interest	474,165	806,761
Total Equity	1,037,304	2,460,171
Total Liabilities and Equity	$5,797,502	$6,604,291

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Total net revenue	$747	$318	$3,976	$2,561

Cost of revenue	537	5	2,856	1,589

Gross profit	210	313	1,120	972

Research and development expenses	10,213	52,293	224,316	232,613
Selling, general and administrative expenses	210,560	401,429	693,057	1,531,815
Total operating expenses	220,773	453,722	917,373	1,764,428

Loss from operations	(220,563)	(453,409)	(916,253)	(1,763,456)

Total other income (expenses)	(317,239)	(5,562)	(667,606)	(4,928,427)
Loss before income taxes	(537,802)	(458,971)	(1,583,859)	(6,691,883)
Provision for income taxes expense (benefit)	(69,075)	(64,900)	(242,092)	(224,762)
Net loss	$(468,727)	$(394,071)	$(1,341,767)	$(6,467,121)

The following tables set forth selected historical consolidated financial data of BioKey, Inc. The selected historical consolidated financial information as of and for the years ended December 31, 2017 and 2016 has been derived from BioKey’s audited historical consolidated financial statements, and are contained elsewhere in this prospectus.

The selected historical consolidated financial information for the nine months ended September 30, 2018 and 2017 has been derived from BioKey’s unaudited historical financial statements for the same periods.

The following information is only a summary and should be read together with BioKey’s management’s discussion and analysis of results of operations and financial condition and its consolidated financial statements and the notes related thereto included elsewhere in this prospectus.

Selected Historical Financial Data of

BIOKEY, INC.

	December 31,	December 31,
	2017	2016
ASSETS
Total Current Assets	$1,418,789	$1,729,939
Total Assets	$1,466,829	$1,781,565

LIABILITIES AND EQUITY
Total Current Liabilities	$79,757	$101,349
Total Liabilities	$82,637	$104,229
Total Equity	$1,384,192	$1,677,336
Total Liabilities and Equity	$1,466,829	$1,781,565

BIOKEY, INC.

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Revenues	$983,218	$1,555,594
Cost of revenues	17,312	29,420
Gross profit	965,906	1,526,174

Operating expenses:
Research and development expenses	497,947	486,004
Selling, general and administrative expenses	767,504	918,271
Total operating expenses	1,265,451	1,404,275

Income (loss) from operations	(299,545)	121,899

Total other income (expenses)	7,201	8,792
Income (loss) before income tax	(292,344)	130,691
Provision for income tax	800	800
Net income (loss) and comprehensive income (loss)	$(293,144)	$129,891

BIOKEY, INC.

BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Total Current Assets	959,547	1,418,789
Total Assets	$1,034,362	$1,466,829

LIABILITIES AND EQUITY
Total Current Liabilities	84,980	79,757
Total Liabilities	87,860	82,637
Total Equity	946,502	1,384,192
Total Liabilities and Equity	$1,034,362	$1,466,829

BIOKEY, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$163,459	$473,359	$382,097	$808,140
Cost of revenues	744	7,456	3,215	14,092
Gross profit	162,715	465,903	378,882	794,048

Operating expenses
Research and development expenses	144,562	124,205	337,810	373,690
Selling, general and administrative expenses	118,874	206,973	498,396	596,865
Total operating expenses	263,436	331,178	836,206	970.555

Income (loss) from operations	(100,721)	134,725	(457,324)	(176,507)

Total other income	3,252	1,093	4,634	5,201

Income (loss) before income tax	(97,469)	135,818	(452,690)	(171,306)
Provision for income tax	800	800	800	800
Net income (loss) and comprehensive income (loss)	$(98,269)	$135,018	$(453,490)	$(172,106)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial statements contained in this prospectus were prepared using the acquisition method of accounting. The selected unaudited pro forma condensed combined balance sheet information is presented as if the transaction occurred on December 31, 2017 and September 30, 2018, plus pro forma adjustments.

The selected unaudited pro forma condensed combined financial information is presented for information purposes only and is not intended to represent or be indicative of the combined results of operation or financial position that ABVC would have reported had the transaction been completed as of the date for the periods presented, and should not be taken as representative of ABVC’s consolidated results of operations of financial condition following the completion of the transaction. In addition, the selected unaudited pro forma condensed combined financial information is not intended to project future financial position or results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 22 of this prospectus. The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Financial Information” and related notes beginning on page 165 of this prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017

				Pro Forma		Pro Forma
	ABVC	BioKey	BioLite	Adjustment	Note	Combined
ASSETS
Current Assets
Cash and cash equivalents	$93,332	$1,225,397	$256,925			$1,575,654
Goodwill, net				52,728,835	{e}	52,728,835
Total Assets	$2,643,332	$1,466,829	$6,604,291	$52,619,615		$63,334,067

LIABILITIES AND EQUITY
Total Current Liabilities	4,400,247	79,757	4,088,430	(109,220)		8,459,214
Total Liabilities	4,400,247	82,637	4,144,120	(109,220)		8,517,784

Equity
Total Equity	(1,756,915)	1,384,192	2,460,171	52,728,835		54,816,283
Total Liabilities and Equity	$2,643,332	$1,466,829	$6,604,291	$52,619,615		$63,334,067

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED OPERATIONS DATA

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017

				Pro Forma		Pro Forma
	ABVC	BioKey	BioLite	Adjustment	Note	Combined

Revenues	$-	$983,218	$3,196			$986,414

Cost of revenues	-	17,312	2,249			19,561

Gross profit	-	965,906	947			966,853

Operating expenses
Selling, general and administrative expenses	811,685	767,504	1,735,931			3,315,120
Research and development expenses	3,171,665	497,947	256,682			3,926,294
Stock based compensation	155,400	-	-			155,400
Total operating expenses	4,138,750	1,265,451	1,992,613			7,396,814

Loss from operations	(4,138,750)	(299,545)	(1,991,666)			(6,429,961)

Other income (expense)
Interest income	180	6,742	7,207			14,129
Interest expense	(103,460)		(222,060)			(325,520)
Rental income			11,814			11,814
Investment loss			(34,139)			(34,139)
Gain/Loss on foreign exchange changes			(409,170)			(409,170)
Gain/Loss on investment in equity securities			(4,443,876)	4,313,725		(130,151)
Other income (expense)	-	459	51,574			52,033
Total other income (expenses)	(103,280)	7,201	(5,038,650)	4,313,725		(821,044)

Loss before provision for income tax	(4,242,030)	(292,344)	(7,030,316)	4,313,725		(7,250,965)

Provision for income tax (benefit)	830	800	(360,395)			(358,765)

Net loss	(4,242,860)	(293,144)	(6,669,921)	4,313,725		(6,892,200)
Comprehensive Income (Loss)	$(4,242,860)	$(293,144)	$(4,352,698)	4,313,725		$(4,574,977)

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

				Pro Forma		Pro Forma
	ABVC	BioKey	BioLite	Adjustment	Note	Combined
ASSETS
Current Assets
Cash and cash equivalents	$4,389	$733,843	$183,353	0		$921,585
Total Current Assets	2,594,389	959,547	683,943	(22,009)		4,215,870
Goodwill, net				55,200,837		55,200,837
Total Assets	$2,594,389	$1,034,362	$5,797,502	$55,178,828		$64,605,081

LIABILITIES AND EQUITY
Total Current Liabilities	4,478,531	84,980	4,735,106	(21,603)		9,277,014
Total Liabilities	5,043,098	87,860	4,760,198	(21,603)		9,869,553

Equity
Total Equity	(2,448,709)	946,502	1,037,304	55,200,431		54,261,363

Total Liabilities and Equity	$2,594,389	$1,034,362	$5,797,502	$55,178,828		$64,605,081

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

					Pro Forma		Pro Forma
	ABVC		BioKey	BioLite	Adjustment	Note	Combined

Revenues	$		$382,097	$3,976			$386,073

Cost of revenues			3,215	2,856			6,071

Gross profit			378,882	1,120			380,002

Operating expenses
Selling, general and administrative expenses		520,256	498,396	693,057			1,711,709
Research and development expenses		135,006	337,810	224,316			697,132
Stock based compensation		23,401	-	-			23,401
Total operating expenses		678,663	836,206	917,373			2,432,242

Loss from operations		(678,663)	(457,324)	(916,253)			(2,052,240)

Other income (expense)
Interest income			4,144	3,761			7,905
Interest expense		(114,682)		(231,300)			(345,982)
Rental income				8,997			8,997
Investment loss				(287,513)			(287,513)
Gain/Loss on foreign exchange changes				7,403			7,403
Gain/Loss on investment in equity securities				(164,649)			(164,649)
Other income (expense)			490	(4,305)			(3,815)
Total other income (expenses)		(114,682)	4,634	(667,606)			(777,654)

Loss before provision for income tax		(793,682)	(452,690)	(1,583,859)			(2,829,894)

Provision for income tax (benefit)		1,850	800	(242,092)			(239,442)

Net loss		(795,195)	(453,490)	(1,341,767)			(2,590,452)

Comprehensive Income (Loss)		$(795,195)	$(453,490)	$(1,090,271)			$(2,338,956)

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical and pro forma per share financial information for ABVC common shares. The pro forma per share information gives effect to the Mergers as if the Mergers had occurred on January 1, 2016, in the case of earnings per share for the year ended December 31, 2017 and the year ended December 31, 2016, and on December 31, 2017, in the case of book value. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of ABVC included or incorporated by reference in this prospectus. See “Where You Can Find Additional Information” beginning on page 188.

The pro forma earnings per share was calculated using the methodology described under the heading “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus above, and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.

	ABVC Historical		BioLite Historical	BioKey Historical	Pro Forma
Earnings per share for the year ended December 31, 2017
Basic		$(0.02)	(0.16)	(0.05)	(0.02)
Diluted		$(0.02)	(0.16)	(0.05)	(0.02)
Earnings per share for the year ended December 31, 2016
Basic		$(0.04)	(0.25)	0.02	N/A
Diluted		$(0.04)	(0.25)	0.02	N/A
Book value per share as of December 31, 2017(1)	$

(1)	Calculated as total shareholders’ equity divided by total number of common stock outstanding.

MARKET PRICE AND DIVIDEND INFORMATION

ABVC’s common stock is quoted on the OTCQB under the symbol “ABVC”. The following table sets forth, for the periods indicated, the high and low intraday prices per share of the Company’s Common Stock as reported by the OTC Markets. No dividends were declared or paid by ABVC with respect to its common stock for the calendar quarters indicated in the chart below.

ABVC Common Stock

	High	Low
2016:
Fourth Quarter	$14.15	$11.20
Third Quarter	14.10	11.38
Second Quarter	11.83	6.61
First Quarter (since February 8, 2016 commenced trading on the OTCQB)		5.39
2017:
Fourth Quarter	$6.09	$5.06
Third Quarter	6.20	4.89
Second Quarter	10.28	5.21
First Quarter	12.90	6.00
2018:
Fourth Quarter (as of December 19, 2018)	$1.60	$1.50
Third Quarter	2.00	1.65
Second Quarter	2.00	1.90
First Quarter	2.00	1.65

The closing price of ABVC’s Common Stock on December 19, 2018, as reported on the OTCQB, was $1.50 per share.

Neither BioLite’s nor BioKey’s common stock is listed or quoted for trading on any securities exchange.

Because the market price of the Company’s Common Stock is subject to fluctuation, the market value of the shares of the Company’s Common Stock that BioLite and BioKey shareholders will be entitled to receive in the Mergers may increase or decrease.

As of November 8, 2018, the Company had approximately 175 holders of record of its Common Stock, BioLite had approximately 273 holders of record of its common stock, and BioKey had approximately 51 holders of record of its common stock and approximately 81 holders of record of its preferred stock. For detailed information regarding the beneficial ownership of certain shareholders of the Company upon consummation of the Mergers, see the section entitled “Principal Shareholders of Combined Company” in this prospectus.

Dividends and Other Distributions

The Company does not anticipate paying dividends on shares of its Common Stock in the foreseeable future as the Board of Directors intends to retain future earnings for use in the Company’s business. Any future determination as of the payment of dividends on the Company’s common stock will depend upon the Company’s financial conditions, results of operations and such other factors as the Board of Directors seems relevant. Any determination to pay dividends subsequent to the Mergers will be at the discretion of the Company’s then-current Board of Directors and will depend upon a number of factors, including the Company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the Company’s then-current board of directors deems relevant.

RISK FACTORS

In addition to the other information included into this prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 53 of the prospectus, you should carefully read and consider the following risk factors. If the Merger Agreement is adopted by stockholders of BioLite and BioKey, respectively, and all of the other conditions to the completion of the Merger are satisfied or waived, and the Merger is completed, holders of BioLite and BioKey common stock will become holders of ABVC common stock and will be subject to the risks and uncertainties of a holder thereof.

Risks Related to the Mergers

The parties may be unable to satisfy the conditions to the completion of the Mergers and the Mergers may not be completed.

Completion of the Mergers is conditioned primarily on, among other things, the adoption of the Merger Agreement by both BioLite and BioKey stockholders, holders of no more than 5%, in aggregate, of BioLite common stock and BioKey common stock, respectively, having properly exercised appraisal rights in accordance with applicable Nevada and California law, this registration statement on the Form S-4 becoming effective, the Company’s Financial Advisor delivering a Fairness Opinion regarding the Mergers and the absence of any law or regulation that prohibits the consummation of the Mergers. Each party’s obligation to close the Mergers is also subject to the material accuracy of the representations and warranties of the other parties in the Merger Agreement and the compliance in all material respects with covenants of the other parties in the Merger Agreement.

Although the Company, BioLite and BioKey have agreed in the Merger Agreement to use reasonable efforts to complete the Mergers as promptly as practicable, these and other conditions to the completion of the Mergers may fail to be satisfied. In addition, satisfying the conditions to and completion of the Mergers may take longer, and could cost more than the parties expect.

Under the Merger Agreement, as a result of any increase or decrease in the value of the Company’s common stock, none of BioLite, BioKey or the Company has the right to terminate or renegotiate the Merger Agreement and neither BioLite nor BioKey has the right to resolicit the proxies on the Merger Agreement.

The market price of the Company’s common stock may be volatile. The trading volume has traditionally not been high which impacts the volatility of the Company’s common stock. Under the Merger Agreement, none of BioLite, BioKey or the Company has the right to terminate or renegotiate the Merger Agreement as a result of any increase or decrease in the value of the Company’s common stock and BioKey does not have the right to resolicit the proxies on the Mergers. Prior to the Effective Time of the Mergers, the market price of the Company’s common stock may fluctuate significantly and decrease in response to various factors, including without limitation

●	quarterly variations in operating and financial results;

●	general market conditions in each party’s respective industry and market;

●	announcements and actions by competitors;

●	limited trading volume of the Company’s securities on the OTCQB;

●	regulatory and judicial actions;

●	diversion of the attention of management from other ongoing business concerns; and

●	general economic conditions.

In addition, as a result of the number of shares to be issued in connection with the Mergers, the price of the Company’s common stock is likely to be volatile during and following the Mergers.

Failure to complete the Mergers could negatively affect the stock price of BioLite, BioKey, and / or the Company and the future business and financial results of BioLite, BioKey, and/ or the Company.

BioLite or BioKey may not receive the necessary stockholder or regulatory approvals. BioLite, BioKey and the Company may not satisfy all the conditions required for the completion of the Mergers pursuant to the Merger Agreement. If the Mergers are not completed, BioLite, BioKey and the Company will be subject to several risks, including the following:

●	BioLite and BioKey are required to pay significant transaction costs related to the Mergers, including their respective accounting and legal fees;

●	The Company is obligated to pay significant transaction costs related to the Mergers, including its Financial Advisor’s applicable fees for the Fairness Opinion and accounting and legal fees;

●	there may be a distraction of BioLite’s, BioKey’s and the Company’s management and employees from day-to-day operations, because matters related to the Mergers (including integration planning) may require substantial commitments of time and resources that could otherwise have been devoted to other opportunities that could have been beneficial to BioLite, BioKey and the Company; and

●	BioLite, BioKey and the Company would not realize the benefits expected to result from the Mergers and each of BioLite, BioKey and the Company would continue to face the risks that each currently faces as an independent company.

The Merger Consideration payable in the Mergers may change in certain circumstances.

The Merger Agreement provides that each share of BioLite’s common stock issued and outstanding shall be converted into the right to receive 1.82 shares of the Company’s common shares and each share of BioKey’s common and preferred stock issued and outstanding shall be converted into the right to receive one (1) share of the Company’s common share, subject to the Fairness Opinion to be rendered by Benchmark. If Benchmark believes and concludes in its Fairness Opinion that the BioLite Merger Consideration, BioKey Merger Consideration or both are not fair and accurate, the parties will have to renegotiate among themselves different BioLite Merger Consideration, BioKey Merger Consideration or both. Such renegotiation may take a long time and prolong the Merger process indefinitely or the parties will never be able to reach an agreement on the new BioLite Merger Consideration, BioKey Merger Consideration or both. Any such change in the Merger consideration requires further action by the boards of directors of the three companies and if the change of Merger Consideration necessitates increase of authorized common stock of the Company, the shareholders of the Company will have to approve the change of authorized common stock of the Company and amend the articles of incorporation accordingly.

Some of the directors and executive officers of BioLite and BioKey may have interests in the Merger that are different from, or in addition to, those of the rest of BioLite and BioKey stockholders and certain officers.

Certain directors and executive officers of BioLite and BioKey have arrangements that provide them with interests in the Mergers that are different from, or in addition to, those of the stockholders and other officers and directors of BioLite and BioKey. For instance, in connection with the Mergers (i) the Company will appoint five persons nominated by the BioLite Board of Directors and one person nominated by the BioKey Board of Directors. BioLite Board of Directors currently consists of five members and plans to nominate all of the five members of the BioLite Board to the Company’s Board of Directors.

In addition, as of November 5, 2018, directors and executive officers of BioLite and their affiliates beneficially owned approximately 50.19% of the outstanding shares of BioLite common stock and directors and executive officers of BioKey and their affiliates beneficially owned approximately 16.78% of the outstanding shares of BioKey common and preferred stock. Upon the closing of the Mergers, the former directors and executive officers of BioLite and their affiliates will beneficially own approximately 12.05% of the outstanding shares of ABVC’s common stock and directors and executive officers of BioKey and their affiliates will beneficially own approximately 1.51% of the outstanding shares of ABVC’s common stock.

The directors and executive officers of BioLite and BioKey also have certain rights to indemnification and to directors’ and officers’ liability insurance that will be provided by the Company following the completion of the Merger. See the sections entitled “The Merger — Interests of BioLite and BioKey Directors and Executive Officers in the Merger” beginning on page 62.

BioLite and BioKey are subject to business uncertainties and contractual restrictions while the Mergers are pending.

Uncertainty about the effect of the Mergers on BioLite and BioKey employees and consultants may have an adverse effect on the two companies. These uncertainties may impair BioLite and BioKey’s ability to attract, retain, and motivate key personnel until the Merger is completed. If key employees or consultants leave BioLite or BioKey because of uncertainty about their future roles, BioLite or BioKey’s business, or the Company’s business following the Merger, the business operations and results of BioLite and/or BioKey could be harmed.

In addition, the Merger Agreement restricts BioLite, BioKey and the Company from making acquisitions or dispositions, making capital expenditures in excess of a specified amount, and taking other specified actions without the consent of each other until the Merger closes. These restrictions may prevent BioLite, BioKey or the Company from pursuing attractive business opportunities or addressing other developments that may arise prior to the completion of the Merger or from executing any of their business strategies in a timely manner.

The Merger Agreement limits BioLite, BioKey and the Company’s ability to pursue alternatives to the Mergers and contains provisions that could affect the decisions of a third party considering making an alternative acquisition proposal to BioLite or BioKey.

The Merger Agreement prohibits BioLite and BioKey from soliciting, initiating, or encouraging alternative proposals with respect to merger, acquisition or business combination from any third party. Under the terms of the Merger Agreement, BioLite and BioKey may communicate and discuss with a third party regarding a superior proposal that if consummated, would result in such third party acquiring more than 50% of the voting power of BioLite or BioKey or substantially all of the assets of BioLite or BioKey and the Board of Directors of BioLite or the Board of Directors of BioKey in good faith determines to be more economically favorable to holders of BioLite or BioKey capital stock. These provisions could affect the decision by a third party to make a competing acquisition proposal, including the structure, pricing, and terms proposed by a third party seeking to acquire or merge with BioLite or BioKey.

The unaudited pro forma financial information in this prospectus may not necessarily reflect the Company’s operating results and financial condition following the Mergers.

The unaudited pro forma financial information included in this prospectus is derived from BioLite’s, BioKey’s and the Company’s separate historical consolidated financial statements. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that BioLite, BioKey and the Company currently believe are reasonably the value of the assets and liabilities of BioLite and BioKey being acquired. These assumptions and estimates may not prove to be accurate, and this pro forma financial information does not necessarily reflect what the Company’s results of operations and financial position would have been had the Merger been completed if these assumptions were accurate, or what the Company’s results of operations or financial position will be in the future.

If the Mergers do not qualify as a “reorganization” under Section 368(a) of the Code, the stockholders of BioLite and BioKey may be required to pay substantial United States federal income taxes as a result of the Mergers.

BioLite, BioKey and the Company intend that the Mergers will qualify as a “reorganization” under Section 368(a) of the Code. BioLite, BioKey and the Company currently anticipate that the United States holders of shares of BioLite and BioKey capital stock generally should not recognize taxable gain or loss as a result of the Mergers. However, none of BioLite, BioKey and the Company has requested, or intends to request, a ruling from the IRS with respect to the tax consequences of the Merger, and there can be no assurance that the three entities’ position would be sustained if challenged by the IRS. Accordingly, if there is a final determination that any of the BioLite or BioKey Merger does not qualify as a “reorganization” under Section 368(a) of the Code and is taxable for United States federal income tax purposes, BioLite and BioKey stockholders generally would recognize taxable gain or loss on their receipt of common stock of the Company in connection with the BioLite Merger or BioKey Merger equal to the difference between such stockholder’s adjusted tax basis in their shares of BioLite and BioKey capital stock and the fair market value of the equity securities of the Company. For a more complete discussion of the material United States federal income tax consequences of the Merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 62.

Litigation may be instituted against the Company, members of the Company’s Board of Directors, BioLite, members of the BioLite Board of Directors, BioKey, members of the BioKey Board of Directors and Merger Subs challenging the Merger and adverse judgments in these lawsuits may prevent the Merger from becoming effective within the expected timeframe or at all.

The Company, members of the Company’s Board of Directors, BioLite, members of the BioLite Board of Directors, BioKey, members of the BioKey Board of Directors and Merger Subs may be named as defendants in class action lawsuits to be brought by the Company, BioLite or BioKey stockholders challenging the BioLite Merger or BioKey Merger. If the plaintiffs in these potential cases are successful, they may delay the parties from completing the Mergers in the expected timeframe, or prevent the Mergers. Even if the plaintiffs in these potential actions are not successful, the costs of defending against such claims could adversely affect the financial condition of the Company, BioLite or BioKey.

Costs associated with the Mergers are difficult to estimate, may be higher than expected and may harm the financial results of the combined company.

BioLite, BioKey and the Company will incur substantial direct transaction costs associated with the Mergers, whether or not the Mergers are completed, and additional costs associated with consolidation and integration of the operations. If the total costs of the Mergers exceed estimates, or the benefits of the mergers do not exceed the total costs of the Mergers, the combined company’s financial results could be adversely affected.

Risks Related to the Combined Company if the Merger is Completed

The Company may not realize the expected benefits of the Mergers because of integration difficulties and other challenges.

The success of the Mergers will depend, in part, on the Company’s ability to realize the anticipated revenue, cost-savings, tax, therapeutic research and development collaboration and other synergies from integrating BioLite’s and BioKey’s business with the Company’s existing business. The integration process may be complex, costly, and time-consuming. The difficulties of integrating the operations of BioLite’s and BioKey’s business could include, among others:

●	failure to implement the Company’s business plan for the combined business;

●	unanticipated issues in integrating logistics, information, communications, and other systems;

●	lost licensees as a result of certain licensees of the Company and BioLite deciding not to do business with the Company after the Mergers;

●	lost sales and customers as a result of certain customers of BioKey determining not to do business with the Company after the Mergers;

●	loss of key BioLite or BioKey employees and consultants with knowledge of BioLite’s or BioKey’s historical business and operations;

●	unanticipated changes in applicable laws and regulations;

●	negative impacts on the Company’s internal control over financial reporting accounting; and

●	other unanticipated issues, expenses, or liabilities that could impact, among other things, the Company’s ability to realize any expected synergies on a timely basis, or at all.

The Company may not accomplish the integration of BioLite’s and BioKey’s business smoothly, successfully, or within the anticipated costs or time frame. The diversion of the attention of management from the Company’s current operations to the integration effort and any difficulties encountered in combining operations could prevent the Company from realizing the full benefits anticipated to result from the Mergers and could adversely affect its business. In addition, the integration efforts could divert the focus and resources of the management of the Company, BioLite and BioKey from other strategic opportunities and operational matters during the integration process.

BioLite and BioKey stockholders will have reduced ownership and voting interest in the Company after the Mergers and, as a result, will be able to exert less influence over the Company’s management.

Following the Mergers, each respective stockholder of BioLite and BioKey will become a stockholder of the Company with a percentage ownership of the Company after the Mergers that is much smaller than the stockholder’s original percentage ownership of BioLite or BioKey, respectively. It is expected that the former stockholders of BioLite and BioKey in the aggregate will own approximately 33% of the outstanding shares of the Company common stock immediately after the completion of the Mergers. Because of this, BioLite and BioKey stockholders will have substantially less influence on the management and policies of the Company after the Merger than they now have with respect to the management and policies of BioLite and BioKey, respectively.

The Company’s common stock has low trading volume and any sale of a significant number of shares is likely to depress the trading price.

The Company’s common stock is quoted on the OTCQB. Traditionally, the trading volume of the Company’s common stock has been very limited. Because of this limited trading volume, the former BioLite and BioKey stockholders may not be able to sell quickly any significant number of the Company shares of common stock they receive in connection with the Merger, and any attempted sale of a large number of the Company’s shares will likely have a material adverse impact on the price of the Company’s common stock. Because of the limited number of shares of common stock being traded, the Company’s per share price is subject to volatility and may continue to be subject to rapid price swings in the future.

If there are BioLite or BioKey stockholders that exercise their appraisal rights, the surviving corporation in the Mergers will be responsible for the resulting cash payment obligation.

If the Merger is completed, holders of BioLite and BioKey capital stock are entitled to appraisal rights under Chapter 92A of Nevada Revised Statute and Chapter 13 of California Corporations Code, provided that they comply with the conditions established by such statutes. If there are BioLite or BioKey stockholders who exercise such rights and complete the process required by the applicable Nevada statutes or California statutes, BioLite or BioKey will be obligated to pay such dissenting stockholders the pre-merger fair value of their capital stock in BioLite or BioKey in cash as determined under the applicable Nevada or California statutes.

The Mergers will result in changes to the Board of Directors of the Company.

Upon completion of the Merger, the composition of the Board of Directors of the Company will be different from the current Board of the Company. The Company’s Board of Directors currently consists of five (5) directors and upon the completion of the Merger, the five members of BioLite’s Board of Directors and one person designated by BioKey will join the Company’s Board of Directors. This new composition of the Company’s Board of Directors may affect the future decisions of the Company.

The Company’s new Board of Directors and management will have to devote substantial time and efforts maintain the Company in compliance with public company reporting and other relating requirements.

As a public company, the Company incurs significant legal, accounting and other expenses that it did not incur as a private company. In addition, the rules and regulations of the SEC and any national securities exchange to which the Company may be subject in the future impose numerous requirements on public companies, including requirements relating to the Company’s corporate governance practices, with which new members of the Company’s Board after the Merger will learn to comply. The Company’s personnel acquired through the Merger may not have worked at a public company before the Merger and will need to devote substantial time to familiarizing themselves and gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. The transition period associated with those public company requirements could be long and expensive.

Risks Related to the Company’s Business

The Company is a pre-revenue biopharmaceutical company and is thus subject to the risks associated with new businesses in that industry.

The Company acquired the sole licensing rights to develop and commercialize for therapeutic purposes five compounds from BioLite and the right to co-develop with BioFirst Corporation (“BioFirst”) a Class III medical device (collectively the “ABVC Pipeline Products”) recently during the period of January 2017 to July 2017. As such, the Company is a clinical stage biopharmaceutical company with no revenue-generating operations although it recently licensed three new drug candidates to Rgene Corporation (“Rgene”) for further joint development. The Company is establishing and implementing many important functions necessary to operate a business, including the clinical research and development of the ABVC Pipeline Products, further establishment of the Company’s managerial and administrative structure, accounting systems and internal financial controls. Before the Mergers, the Company faced costs, uncertainties, delays and difficulties frequently encountered by pre-revenue stage biopharmaceutical companies. Upon completion of the Merger and full integration of BioLite and BioKey into the Company, the Company will have limited revenue and remain unprofitable for an indefinite period of time.

Accordingly, you should consider the Company’s prospects in light of the risks and uncertainties that a pharmaceutical company with a limited operating history and revenue faces. In particular, potential investors should consider that there are significant risks that the Company will not be able to:

●	implement or execute its current business plan, or generate profits;

●	attract and maintain a skillful management team;

●	raise sufficient funds in the capital markets or otherwise to effectuate its business plan;

●	determine that the processes and technologies that it has developed are commercially viable; and/or

●	enter into contracts with commercial partners, such as licensors and suppliers.

If any of the above risks occurs, the Company’s business may fail, in which case you may lose the entire amount of your investment in the Company. The Company cannot assure that any of its efforts in business operations will be successful or result in the timely development of new products, or ultimately produce any material revenue and profits.

In addition, after the Merger, as a pre-profit biopharmaceutical company, the Company needs to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. The Company may not be able to reach such transition point or make such a transition, which would have a material adverse effect on it.

If the Company fails to raise additional capital, its ability to implement its business model and strategy could be compromised.

The Company has limited capital resources and operations. To date, its operations have been funded partial from the proceeds from financings or loans from its shareholders and management. From time to time, we may seek additional financing to provide the capital required to expand our production facilities, Research and development (“R&D”) initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements.

If the Company does not raise sufficient capital to fund its ongoing development activities, it is likely that it will be unable to carry out its business plans, including R&D development and expansion of production facilities. The Company may not be able to obtain additional financing on terms acceptable, or at all. Even if the Company obtains financing for near term operations and product development, the Company may require additional capital beyond the near term. If the Company is unable to raise capital when needed, its business, financial condition and results of operations would be materially adversely affected, and it could be forced to reduce or discontinue our operations.

The Company has no history in obtaining regulatory approval for, or commercializing, any new drug candidate.

As a newly-incorporated company, the Company has never obtained regulatory approval for, or commercialized, any new drug candidate. It is possible that the FDA may refuse to accept our planned New Drug Application (or NDA) for any of the five products for substantive review, or may conclude after review of our data that our application is insufficient to obtain regulatory approval of the new drug candidates. If the FDA does not accept or approve our planned NDA for our product candidates, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly. Depending on the FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have. Any delay in obtaining, or inability to obtain, regulatory approvals of any of our drug candidate will prevent us from sublicensing such product. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA. If any of these outcomes occurs, we may be forced to abandon our planned NDA for such drug candidate, which materially adversely affects our business and could potentially cause us to cease operations. We face similar regulatory risks in a foreign jurisdiction.

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

Our growth is supported by continuous investment in time, resources and capital to identify and develop new products or new formulations for the market via geographic expansion and market penetration. If we are unable to either develop new products on our own or acquire licenses for new products from other parties, our ability to grow revenues and market share will be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs and medical devices, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

Our current products have certain side effects.  If the side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could adversely impact our growth.

The Company researches and develops the following five drug Products: ABV-1504 for the treatment of Major Depressive Disorder (“MDD”), ABV-1505 to treat Attention-Deficit Hyperactivity Disease (“ADHD”), ABV-1501 for the treatment of Triple Negative Breast Cancer (“TNBC”), ABV-1703 for the treatment of Pancreatic Cancer, and ABV-1702 to treat Myelodysplastic syndromes (“MDS”). Each of the five Products may cause serious adverse effects to their users. For example, ABV-1501’s API is Maitake mushroom extract, the side effects, or adverse events, associated with which includes blood bilirubin increase, lymphocyte count decrease, neutrophil count decrease, platelet count decrease, white blood cell decrease, headache, and hyperglycemia. Serious adverse events (collectively, the “SAE”) associated with this API include leukocytosis, platelet count decrease, eye disorders, abdominal pain, gastrointestinal disorders, aphonia, lung infection, muscle weakness right-sided, confusion, edema cerebral, stroke, dyspnea, wheezing, and pruritus.

ABV-1504 and ABV-1505 have the same API, “Radix Polygalae”, which is known as Polygala tenuifolia Willd or PDC-1421 Capsule (“Polygala tenuifolia Willd”). Side effects, or adverse events, associated with ABV-1504 and ABV-1505 may lead to gastrointestinal disorders (abdominal fullness and constipation), nervous system disorders (drowsiness, sleepiness, and oral ulcer). In addition, long-term use may cause miscarriages.

The occurrence of any of those adverse events would harm our sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline. In addition, the reputation and sales of our medicines could be adversely affected due to the severe side effects discovered.

We may be subject to product liability claims in the future, which could divert our resources, cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent business risk of exposure to product liability claims in the event that the uses of our products are alleged to have caused adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale.  Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance and there could be no assurance that we are able to acquire product liability insurance with terms that are commercially feasible.

We face an inherent risk of product liability claims as a result of the clinical testing of our products and potentially commercially selling any products that we may develop. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidate. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our product candidate or products that we may develop;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend resulting litigation;

●	substantial monetary awards to trial participants or patients;

●	loss of revenue;

●	reduced resources of our management to pursue our business strategy; and

●	the inability to commercialize any products that we may develop.

We currently do not maintain general liability insurance; and even if we have general liability insurance in the future, this insurance may not fully cover potential liabilities that we may incur. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. We would need to increase our insurance coverage if and when we begin selling any product candidate that receives marketing approval. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidate, which could adversely affect our business, financial condition, results of operations and prospects.

We have conducted, and may in the future conduct, clinical trials for certain of our product candidate at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

We have conducted and may in the future choose to conduct one or more of our clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful.  Generally, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom we intend to seek approval in the United States. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any of our clinical trials that we determine to conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt our development of the product candidate.

In addition, the conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

●	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

●	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

●	foreign exchange fluctuations; and

●	diminished protection of intellectual property in some countries.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA and comparable non-U.S. regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and commercialization of our product candidates.

We are not permitted to commercialize market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable non-U.S. regulatory authorities impose similar restrictions. We may never receive such approvals. We must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of our product candidate in humans before we will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Any inability to successfully complete preclinical and clinical development could result in additional costs to us and impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if (1) we are required to conduct additional clinical trials or other testing of our product candidate beyond the trials and testing that we contemplate, (2) we are unable to successfully complete clinical trials of our product candidate or other testing, (3) the results of these trials or tests are unfavorable, uncertain or are only modestly favorable, or (4) there are unacceptable safety concerns associated with our product candidate, we, in addition to incurring additional costs, may:

●	be delayed in obtaining marketing approval for our product candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications or patient populations that are not as broad as we intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing or other requirements; or

●	be required to remove the product from the market after obtaining marketing approval.

Even if any of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success and the market opportunity for the product candidate may be smaller than we estimate.

We have never commercialized a product. Even if our products are approved by the appropriate regulatory authorities for marketing and sale, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

The potential market opportunities for our products are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our products could be smaller than our estimates of the potential market opportunities.

We may seek to enter into collaborations with third parties for the development and commercialization of our product candidates. If we fail to enter into such collaborations, or such collaborations are not successful, we may not be able to capitalize on the market potential of our product candidates.

We may seek third-party collaborators for development and commercialization of our products. Our likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, non-profit organizations, government agencies, and biotechnology companies. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our products will pose, the following risks to us:

●	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

●	collaborators may not pursue development and commercialization of our product candidate or may elect not to continue or renew development or commercialization programs based on preclinical or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidate if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidate or that result in costly litigation or arbitration that diverts management attention and resources; and

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Collaborative Agreements may not lead to development or commercialization of our product candidate in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

We are subject to a number of risks associated with our indebtedness, including: 1) we must dedicate a portion of our cash flows from operations to pay debt service costs, and therefore we have less funds available for operations and other purposes; 2) it may be more difficult and expensive to obtain additional funds through financings, if available at all; 3) we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and 4) if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments. As of December 31, 2017 and September 30, 2018, our outstanding debt was approximately $4.40 million and $4.48 million, which consisted primarily of due to related parties.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock without stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

Our independent auditors have issued an audit opinion for our company, which includes a statement describing our going concern status. Our financial status creates a doubt whether we will continue as a going concern.

Our auditors have issued a going concern opinion regarding our company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such we may have to cease operations and investors could lose part or all of their investment in our company.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our new drug candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or new drug candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

Our share price is volatile and may be influenced by numerous factors, some of which are beyond our control.

There is currently only a limited public market for our Common Stock, which is listed on the OTCQB Market, and there can be no assurance that a trading market will develop further or be maintained in the future. The trading price of our common stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the new drug candidates we acquire for commercialization;

●	the product candidates we seek to pursue, and our ability to obtain rights to develop those product candidates;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	actual or anticipated adverse results or delays in our pre-clinical studies and clinical trials;

●	our failure to get any of our new drug candidates approved;

●	unanticipated serious safety and environmental concerns related to the use and research activities of any of our new drug candidates;

●	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

●	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;

●	introduction of new products offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to maintain an adequate rate of growth and manage such growth;

●	issuances of debt or equity securities by us;

●	sales of our common stock by us or our stockholders in the future, or the perception that such sales could occur;

●	trading volume of our common stock;

●	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;

●	general political and economic conditions in U.S. and other countries and territories where we conduct our business;

●	effects of natural or man-made catastrophic events; and

●	adverse regulatory decisions;

●	additions or departures of key scientific or management personnel;

●	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;

●	disputes or other developments relating to patents and other proprietary rights and our ability to obtain protection for our products;

●	our dependence on third parties, including CROs and scientific and medical advisors;

●	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

●	actual or anticipated variations in quarterly operating results;

●	failure to meet or exceed the estimates and projections of the investment community;

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and any trading volume could decline.

Any trading market for our common stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our common stock could be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price and any trading volume to decline.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plan or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that we will need significant additional capital in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, including issuance of equity securities pursuant to any future stock incentive plan to our officers, directors, employees and non-employee consultants for their services to us, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock. Further, any future sales of our common stock by us or resales of our common stock by our existing stockholders could cause the market price of our common stock to decline. Any future grants of options, warrants or other securities exercisable or convertible into our common stock, or the exercise or conversion of such shares, and any sales of such shares in the market, could have an adverse effect on the market price of our common stock.

The elimination of personal liability against our directors and officers under Nevada law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

ABVC Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Nevada law. Further, our Bylaws and individual indemnification agreements we intend to enter with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Nevada law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

Our common stock may be subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Risks Related to BioLite’s Business

BioLite has a limited operating history, incurred losses in the past, and does not expect profitability in the near future.

BioLite is a clinical-stage pharmaceutical company with a limited operating history. Prior to its collaboration agreement with BioHopeKing Corporation (“BioHopeKing”) entered in 2015, BioLite did not generate any revenue from operations. BioLite focused on investigational drug research and license with a goal of achieving profitability. As a result of this change in focus, it generated total net revenue of $988,148 for the fiscal year ended December 31, 2016; however its total net revenue declined to $3,196 in the fiscal year of 2017. BioLite has not yet demonstrated the ability to sustain profitability for a long term. It incurred net losses of approximately $7.2 million and $6.6 million in the years ended December 31, 2017 and 2016, respectively. It may incur substantial losses for the foreseeable future if BioLite does not receive sufficient cash consideration from the various collaboration agreements with BioHopeKing or cannot liquidate the non-cash consideration thereunder. Its ability to generate significant revenue from independent parties is uncertain, and it may never achieve sustainable profitability. BioLite has a very limited operating history on which investors can evaluate its potential for future success. Potential investors should evaluate BioLite in light of the expenses, delays, uncertainties, difficulties of clearing its products with the FDA and complications typically encountered by early-stage pharmaceutical businesses, many of which will be beyond its control. These risks include the following:

●	uncertain market acceptance of our products and product candidates;

●	lack of competent cooperators or licensees to further develop and commercialize our products;

●	U.S. regulatory approval of our products and product candidates;

●	foreign regulatory approval of our products and product candidates;

●	lack of sufficient capital;

●	unanticipated problems, delays, and expense relating to product development and implementation;

●	lack of sufficient intellectual property;

●	competition; and

●	technological changes.

As a result of its limited operating history, and the increasingly competitive nature of the markets in which BioLite competes, its historical financial data is of limited value in anticipating future operating expenses. BioLite’s planned expense levels will be based in part on its expectations concerning future operations, which is difficult to forecast accurately based on its limited operating history. The prolonged FDA clearance process of any of its new drug candidates may result in unexpected expenses. BioLite may be unable to adjust spending in a timely manner to compensate for any unexpected budgetary shortfall.

If BioLite does not obtain the lease it desires from the government of Taiwan or sufficient funding for the contemplated construction project (Construction Project), its plan of operations may be delayed and adversely affected.

BioLite is considering the possibility and feasibility of constructing the drug manufacturing facilities in the city of Pingtong, Taiwan in the near future. BioLite submitted a lease application to the government that owns the land it desired to build the facilities and reserved such land from the government. BioLite has a draft of construction plan and blueprint of the finished construction. However, it cannot provide any assurance that it will obtain the lease of the desired land at the preferable rate or reach agreements with any banks in Taiwan about financing this construction. BioLite needs to fund the contemplated construction. If BioLite does not obtain the desired lease or sufficient funding for the intended construction project, it may not be able to implement the construction plan.

BioLite may not be able to receive the full amounts available under the collaboration agreement with BioHopeKing, which could increase its burden to seek additional capital to fund the business operations.

In February and December 2015, BioLite entered into a total of three collaboration agreements with BioHopeKing to jointly develop BLI-1401-2 and BLI-1005 in most Asian countries and BLI-1006 globally. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1401-2 and the Addendum thereto, BioLite shall receive payments of a total of $10 million in cash and equity of BioHopeKing or equity securities owned by it at various stages on a schedule dictated by BioLite’s achievements of certain milestones and twelve per cent (12%) of net sales of the drug products when BLI-1401-2 is approved for sale in the licensed territories. If BioLite fails to reach any of the milestones in a timely manner, it may not receive the rest of the payments from BioHopeKing. As a result of BioLite’s potential inability to receive the full payments under those collaboration agreements with BioHopeKing, BioLite may have to seek other sources of financing to fund its operation activities.

BioLite has limited experience researching and developing its current products as they have been licensed from other research entities that have completed pre-clinical studies of BioLie’s products, respectively. As a result, BioLite may be unable to successfully finish Phase I and II research of its products.

BioLite’s management has extensive experience in launching and managing pharmaceutical companies in Taiwan that developed investigational new drugs from scientific concepts to FDA approvals. Despite its management’s successful history, BioLite cannot guaranty that it can achieve the goals of accomplishing Phase I and II studies of any or all of its eight new drug candidates in a timely manner. BioLite cannot guarantee that the proprietary data it received from research institutions are reliable and the lab testing meets all the requirements. BioLite has limited experience with its current products in seeking competent co-development partners and conducting research in the U.S. Its ability to achieve profitability depends on attracting and securing co-developers or licensees for its current unlicensed products, and building brand recognition in the global biotechnology industry. To successfully perform clinical research and licensing functions, BioLite will face a number of risks, including:

●	its ability to attract and retain a skilled scientific research team, support team and FDA compliance force necessary to achieve our research milestones and goals;

●	the ability of its marketing staff to identify co-developers or licensees and penetrate the potential markets; and

●	the difficulty of establishing brand name recognition for its products in the global markets.

If BioLite’s research, development or sales and marketing efforts is not successful, its current products may not successfully complete the FDA process or its products may not attract sufficient co-developers and commercial partners, which would materially impact its business and operations.

BioLite may not be successful in establishing and maintaining additional strategic partnerships, which could adversely affect its ability to develop and commercialize products, negatively impacting its operating results.

In addition to BioLite’s current collaboration with BioHopeKing for selected Asian markets, a part of its strategy is to evaluate and, as deemed appropriate, enter into additional partnerships in the future with major biotechnology or pharmaceutical companies. BioLite’s products may prove to be difficult to effectively license out as planned. Specifically, BioLite may encounter difficulty by virtue of:

●	its inability to secure appropriate CROs to conduct data analysis, lab research and FDA communication; and

●	its inability to effectively continue clinical studies on and secure positive research results of all of our investigational new drugs to attract additional commercial collaborators outside the U.S.

BioLite faces significant competition in seeking appropriate partners for its therapeutic candidates, and the negotiation process is time-consuming and complex. In order for BioLite to successfully partner its autoimmune, CNS and hematology therapeutic candidates, potential partners must view these medicinal candidates as economically valuable in markets they determine to be attractive in light of the terms that BioLite is seeking and compared to other available products for licensing by other companies. Even if BioLite is successful in the efforts to establish new strategic partnerships, the terms that BioLite agrees upon may not be favorable, and it may not be able to maintain such strategic partnerships if, for example, development or approval of an autoimmune therapeutic is delayed or sales of an approved product are disappointing. Any delay in entering into new strategic partnership agreements related to any of BioLite’s therapeutic candidates could delay the development and commercialization of such candidates and reduce its competitiveness even if it reaches the market.

If BioLite fails to establish and maintain additional strategic partnerships or collaboration related to its therapeutic candidates that have not been fully licensed, it will bear all of the risk and costs related to the development of any such drug candidate, and it may need to seek additional financing, hire additional employees and otherwise develop expertise for which it has not budgeted. This could negatively affect the development of any incompletely partnered new drug candidates.

BioLite’s licensors may choose to terminate any of the license agreements with BioLite. As a result, BioLite’s research and development of the new drug candidate which contains the underlying API may be terminated abruptly.

If BioLite materially breaches any license agreements it has with Yukiguni Maitake Co. (“Yukiguni”), Medical and Pharmaceutical Industry Technology and Development Center (“MPITDC”) or Industrial Technology Research Institute (“ITRI”), or any of such license agreement terminates unexpectedly, BioLite may not be able to continue its research and development of the new drug candidate which contains the underlying API whose license has been terminated. Pursuant to the Yukiguni License Agreement, if BioLite fails to meet the milestone sales requirement or submit certain applications to the appropriate health authorities on a schedule prescribed therein, Yukiguni shall have the right to terminate the Yukiguni License Agreement. If the Yukiguni License Agreement is terminated involuntarily, BioLite will be forced to discontinue its new drug development of BLI-1301 (ABV-1702) and BLI-1401-2 (ABV-1501) and terminate the collaboration agreements relating to the three new drug candidates. The termination of the right to use the underlying API will materially disrupt BioLite’s operations.

The approval process for pharmaceutical products outside the U.S. varies among countries and may limit BioLite’s ability to develop, manufacture and sell BioLite’s products internationally. Failure to obtain marketing approval in international jurisdictions would prevent BioLite’s drug candidates from being marketed abroad.

In order to market and sell BioLite’s products in the European Union, Asia and many other jurisdictions, BioLite, and its licensees and collaborators, must obtain separate marketing approvals and comply with numerous and varying regulatory requirements in other jurisdictions. The approval procedure varies among countries and may involve additional testing. BioLite conducts clinical trials for, and seek regulatory approval to market, its drug candidates in countries other than the U.S., such as Taiwan. If BioLite or BioLite’s collaborators seek marketing approval for a drug candidate outside the U.S., BioLite will be subject to the regulatory requirements of health authorities in each country in which it seeks approval. With respect to marketing authorizations in Europe, BioLite will be required to submit a European Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and may involve additional testing, and the time required to obtain approval may differ from that required to obtain an FDA approval. Similarly, BioLite’s products will be subject to the regulations and scrutiny of Taiwan Food and Drugs Authority if BioLite decides to market any of its drug candidates domestically in Taiwan.

Obtaining regulatory approvals from health authorities in countries outside the U.S. is likely to subject BioLite to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Any of BioLite’s drug candidates for which BioLite, or its collaborators, obtain marketing approval in the future could be subject to post-marketing restrictions or withdrawal from the market and BioLite, and its collaborators, may be subject to substantial penalties if BioLite, or its collaborators, fail to comply with regulatory requirements or if BioLite, or its collaborators, experience unanticipated problems with BioLite’s products following approval.

Any of BioLite’s drug candidates for which it, together with its collaborators, obtain marketing approval in the future, will be subject to continual requirements of and reviewed by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a drug candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the FDA requirement to implement a REMS to ensure that the benefits of a drug product outweigh its risks.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a drug product. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of medicinal products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if BioLite, or its collaborators, do not market any of BioLite’s drug candidates for which BioLite, or its collaborators, receive marketing approval for only their approved indications, BioLite, or its collaborators, may be subject to warnings or enforcement action for off-label marketing. Violation of the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations or allegations of violations of federal and state health care fraud and abuse laws and state consumer protection laws.

BioLite depends on one supplier for the API of BLI-1301 (ABV-1702) and BLI-1401-2 (ABV-1501) and any failure of such supplier to deliver sufficient quantities of the API that meets its quality standard could have a material adverse effect on its research of these three drug candidates.

Currently BioLite relies primarily on Yukiguni, a Japanese supplier, to provide Yukiguni Maitake Extract 404, the API which is contained in BLI-1301 (ABV-1702) and BLI-1401-2 (ABV-1501), two key drug candidates in BioLite’s oncology/hematology portfolio. It has entered into the Yukiguni License Agreement, among other things, for the delivery of Yukiguni Maitake Extract 404, which is patented in Japan and China. BioLite agrees to fulfill its demand of the Yukiguni Maitake Extract 404 by purchasing first from Yukiguni respecting the therapeutic products and Yukiguni represents that it will provide sufficient quantities of such API that meets cGMP standards. If the supplies of Yukiguni Maitake Extract 404 were interrupted for any reason, BioLite’s research and development activities of these three drug candidates could be delayed. These delays could be extensive and expensive, especially in situations where a substitution is not readily available.

Although BioLite may negotiate with other vendors that could provide Yukiguni Maitake Extract 404, it cannot guarantee that it will be able to find such vendors. Failure to obtain adequate supplies of high quality Yukiguni Maitake Extract 404 in a timely manner could have a disruptive effect on BioLite’s research and development activities of BLI-1301 (ABV-1702) and BLI-1401-2 (ABV-1501), resulting in a material adverse effect on its business, financial condition and results of operations.

Even if collaborators with which BioLite contracts in the future successfully complete clinical trials of the drug candidates, those drug candidates may not be commercialized successfully for other reasons.

Even if BioLite contracts with collaborators that successfully complete clinical trials for one or more of its products, those candidates may not be successfully commercialized for other reasons, including:

●	failure to receive regulatory clearances required to market them as drugs;

●	being subject to proprietary rights held by others;

●	being difficult or expensive to manufacture on a commercial scale;

●	having severe adverse side effects that make their use less desirable; or

●	failing to compete effectively with currently available products or treatments commercialized by competitors.

BioLite may use hazardous chemicals and biological materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

BioLite’s research and development may involve the controlled use of hazardous materials, including chemicals and biological materials. BioLite cannot eliminate the risk of accidental contamination or discharge and any resulting injury from these materials. BioLite may be sued for any injury or contamination that results from its use or the use by third parties of these materials, and its liability may exceed any insurance coverage and its total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Although BioLite makes its best efforts to comply with environmental laws and regulations despite the associated high costs and inconvenience, BioLite cannot guarantee that it will not mishandle any hazardous materials in the future. If it fails to comply with these requirements or any improper handling of hazardous materials occurs, it could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, BioLite cannot predict the impact on its business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

BioLite’s ability to compete may decline if it does not adequately protect its proprietary rights or if is barred by the intellectual property rights of others.

BioLite’s commercial success depends on obtaining and maintaining proprietary rights to its drug candidates as well as successfully defending these rights against third-party challenges. BioLite obtains its rights to use and research certain proprietary information to further develop the drug candidates primarily from three institutions, Medical and Pharmaceutical Industry Technology and Development Center (“MPITDC”), Industrial Technology Research Institute (“ITRI”) and Yukiguni (collectively the “Licensors”). These three institutions own the intellectual property rights in the products that have been licensed to us and BioLite may prosecute new patents of the drug candidates that are invented or discovered within the licensed scope of use under respective license agreements. BioLite will only be able to protect its new drug candidates from unauthorized use by third parties to the extent that its valid and enforceable patents, or effectively protected trade secrets and know-how, cover them.

BioLite’s ability to obtain new patent protection for its new drug candidates is uncertain due to a number of factors, including that:

●	BioLite may not have been the first to make the inventions covered by pending patent applications or issued patents;

●	BioLite may not have been the first to file patent applications for its new drug candidates;

●	others may independently develop identical, similar or alternative products or compositions and uses thereof;

●	BioLite’s disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

●	any or all of BioLite’s pending patent applications may not result in issued patents;

●	BioLite may not seek or obtain patent protection in countries that may eventually provide a significant business opportunity;

●	any patents issued to BioLite may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

●	BioLite’s methods may not be patentable;

●	BioLite’s licensors may successfully challenge that BioLite’s new patent application fall outside the licensed use of the products; or

●	others may design around BioLite’s patent claims to produce competitive products which fall outside of the scope of its patents.

Even if BioLite has or obtains new patents covering its new drug candidates, BioLite may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to BioLite. There are many issued U.S. and foreign patents relating to therapeutic products and some of these relate to BioLite’s new drug candidates. These could materially affect BioLite’s ability to develop its drug candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to BioLite that may later result in issued patents that its new drug candidates may infringe. These patent applications may have priority over patent applications filed by BioLite.

Common Risks Relating to BioLite’s and the Company’s Biopharmaceutical Development Business

BioLite and the Company are subject to various government regulations.

The manufacture and sale of human therapeutic and diagnostic products in the U.S. and foreign jurisdictions are governed by a variety of statutes and regulations. These laws require approval of manufacturing facilities, controlled research and testing of products and government review and approval of a submission containing manufacturing, preclinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to current PIC/S Guide to Good Manufacturing Practice for Medicinal products during production and storage, and control of marketing activities, including advertising and labeling.

The products the Company and BioLite are currently developing will require significant development, preclinical and clinical testing and investment of substantial funds prior to its commercialization. The process of obtaining required approvals can be costly and time-consuming, and there can be no assurance that future products will be successfully developed and will prove to be safe and effective in clinical trials or receive applicable regulatory approvals. Markets other than the U.S. have similar restrictions. Potential investors and shareholders should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which controls our business.

BioLite and the Company, respectively, cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, any of its current or future product candidates.

BioLite and the Company, respectively, may not be able to develop any current or future product candidates. Both BioLite’s and Company’s new drug candidates will require substantial additional clinical development, testing, and regulatory approval before the commencement of commercialization. The clinical trials of BioLite’s and Company’s drug candidates are, and the manufacturing and marketing of our new drug candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the U.S. and in other countries where BioLite and the Company intend to test and, if approved, market any new drug candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, BioLite and the Company must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if BioLite and the Company are able to obtain the requisite financing to continue to fund its development and clinical programs, neither of them can assure the investors that any of the product candidates will be successfully developed or commercialized.

Neither BioLite nor the Company is not permitted to market a therapeutic product in the U.S. until they receive approval of an NDA, for that product from the FDA, or in any foreign countries until they receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

●	Unable to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;

●	the results of the Company’s or BioLite’s clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

●	the FDA may not approve the formulation of any product candidate;

●	the CROs, that BioLite or the Company retains to conduct its clinical trials may take actions outside of its control that materially adversely impact its clinical trials;

●	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;

●	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;

●	the FDA may disagree with the interpretation of data from BioLite’s or the Company’s pre-clinical studies and clinical trials;

●	the FDA may not accept data generated at BioLite’s or the Company’s clinical trial sites;

●	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval; or

●	the FDA may change its approval policies or adopt new regulations.

These same risks apply to applicable foreign regulatory agencies from which BioLite and the Company may seek approval for any of our new drug candidates.

Any of these factors, many of which are beyond BioLite’s and the Company’s control, could jeopardize their ability to obtain regulatory approval for and successfully market any new drug candidate. As a result, any such setback in BioLite’s or the Company’s pursuit of initial or additional regulatory approval would have a material adverse effect on their business and prospects.

BioLite and the Company cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a drug, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials and BioLite and the Company cannot be certain that it will not face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. An unfavorable outcome in one or more trials would be a major set-back for that drug candidate and for BioLite or the Company. Due to the limited financial resources, an unfavorable outcome in one or more trials may require BioLite and the Company, respectively, to delay, reduce the scope of, or eliminate one or more product development programs, which could have a material adverse effect on BioLite’s or the Company’s business, prospects and financial conditions.

If BioLite or the Company does not successfully complete pre-clinical and Phase I and II clinical development, it will be unable to receive full payments under their respective collaboration agreements, find future collaborators or partners to take the drug candidates to Phase III clinical trials. Even if BioLite and the Company, respectively, successfully complete all Phase I and II clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA may be submitted to the FDA. Although there are a large number of drugs in development in the U.S. and other countries, only a small percentage result in the submission of an NDA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If BioLite’s or the Company’s clinical trials are substantially delayed or fail to prove the safety and effectiveness of the drug candidates in development, BioLite or the Company may not receive regulatory approval of any of these drug candidates and BioLite’s and the Company’s business, prospects and financial condition will be materially harmed.

In addition, BioLite or the Company may encounter delays or drug candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If BioLite or the Company obtains required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

●	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and

●	diminishment of any competitive advantages that such drug candidates may have or attain.

Furthermore, if BioLite or the Company fails to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, BioLite or the Company may encounter or be subject to:

●	delays or termination in clinical trials or commercialization;

●	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;

●	product recalls or seizures;

●	suspension of manufacturing;

●	withdrawals of previously approved marketing applications; and

●	fines, civil penalties, and criminal prosecutions.

BioLite and the Company face substantial competition from companies with considerably more resources and experience than BioLite or the Company has, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than BioLite or the Company.

BioLite and the Company compete with companies that research, develop, manufacture and market already-existing and new pharmaceutical products in the fields of CNS, hematology/oncology and autoimmune. BioLite and the Company anticipate that they will face increased competition in the future as new companies enter the market with new drugs and/or technologies and/or their competitors improve their current products. One or more of their competitors may offer new drugs superior to BioLite’s or the Company’s and render BioLite’s or the Company’s drugs uneconomical. A lot of BioLite’s and the Company’s current competitors, as well as many of their respective potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new drug development, more substantial experience in product marketing and new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If BioLite or the Company is not able to compete successfully, they may not generate sufficient revenue to become profitable. BioLite’s and the Company’s ability to compete successfully will depend largely on its ability to:

●	successfully commercialize its drug candidates with commercial partners;

●	discover and develop new drug candidates that are superior to other products in the market;

●	with its collaborators, obtain required regulatory approvals;

●	attract and retain qualified personnel; and

●	obtain patent and/or other proprietary protection for its product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make BioLite’s or the Company’s products and product candidates obsolete. BioLite’s and the Company’s competitors may obtain patent protection, receive FDA approval, and commercialize medicines before BioLite and us. Other companies are or may become engaged in the discovery of compounds or botanical materials that may compete with the drug candidates BioLite or the Company is developing.

BioLite and the Company compete with a large number of well-established pharmaceutical companies that may have more resources than the Company and BioLite do in developing therapeutics in the fields of CNS, oncology/hematology and autoimmune.

Any new drug candidate BioLite or the Company is developing or commercializing that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If BioLite or the Company is not able to compete effectively against its current and future competitors, their business will not grow and their financial condition and operations will suffer.

Because BioLite’s headquarters are located outside of the U.S. and part of the Company’s and BioLite’s business will be conducted outside of the U.S., the Company and BioLite are subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect both the Company’s and BioLite’s revenue and cost of doing business in Taiwan.

Although certain of BioLite’s and the Company’s respective collaborators and CROs are based in U.S., BioLite’s primary place of business is in Taiwan, Republic of China and the Company has certain key employees, including its Chief Financial Officer, in Taiwan. Foreign economic downturns may affect our results of operations in the future. Additionally, other facts relating to the operation of BioLite’s and the Company’s business outside of the U.S. may have a material adverse effect on BioLite’s and the Company’s business, financial condition and results of operations, including:

●	international economic and political changes;

●	the imposition of governmental controls or changes in government regulations, including tax laws, regulations and treaties;

●	changes in, or impositions of, legislative or regulatory requirements regarding the pharmaceutical industry;

●	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;

●	difficulties in achieving headcount reductions due to unionized labor and works councils;

●	restrictions on transfers of funds and assets between jurisdictions; and

●	China- Taiwan geo-political instability.

As BioLite and the Company continue to operate their business globally, their success will depend in part, on their ability to anticipate and effectively manage these risks. The impact of any one or more of these factors could materially adversely affect BioLite’s and the Company’s business, financial condition and results of operations.

BioLite and the Company face substantial political risks associated with doing business in Taiwan, particularly due to domestic political events and the rigid relationship between the R.O.C. and the P.R.C. that could negatively affect our operations and the value of your investment.

BioLite’s principal executive office and substantially all of its assets are located in Taiwan and a significant part of its revenues are derived from its operations in Taiwan. The Company also has substantial assets and certain principals and key employees in Taiwan. Accordingly, BioLite’s and the Company’s business, financial condition and results of operations may be affected by changes in governmental policies, taxation, inflation or interest rates, social instability and diplomatic and social developments in or affecting Taiwan.

For example, in 2006, a mass movement formed calling for the resignation of the president of Taiwan over a series of alleged corruption scandals and staged dramatic protests. In addition, Taiwan has a unique international political status. Since 1949, Taiwan and mainland China, or P.R.C., have been separately governed by different political parties. The P.R.C. claims that it is the sole government in China, including Taiwan, while the R.O.C. government claims its independent sovereignty. There was a time when the two governments prohibited all and any of trades, transactions and trips crossing the Taiwan Strait. Although significant economic and cultural relations have been established in the recent years between the R.O.C. and the P.R.C., relations have often been strained. The P.R.C. government has refused to renounce the use of military force to regain control over Taiwan. Furthermore, the P.R.C. government has passed an Anti-Secession Law in March, 2005, which has authorized the government to use all necessary measures, including non-peaceful means, against Taiwan’s independence movement in the event of such declaration. In February of 2006, the then president of Taiwan ceased all activities in the country’s National Unification Council, a committee established to assist Taiwan in its efforts to reunite with the P.R.C. Such cessation is commonly viewed as having a detrimental effect on the relations between the two sides. Some of past development of the relationship between the R.O.C. and the P.R.C. has depressed the market prices of the securities of several Taiwanese companies. The recent situation of no dialogue between Taiwan and mainland China is followed by an approximate 30% decline of arrivals from mainland China to Taiwan in 2016. Such unstable relationship between the R.O.C. and the P.R.C. could materially disrupt our business plan and operations of marketing new drug candidates in P.R.C. and adversely affect the market price and the liquidity of our securities.

BioLite and the Company may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (“FCPA”) and Chinese anti-corruption law.

Both BioLite and the Company are subject to the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments, foreign government officials and political parties by U.S. persons as defined by the statute for purposes of obtaining or retaining businesses. BioLite and the Company are also subject to Chinese anti-corruption law, which strictly prohibits bribes to government officials. BioLite and the Company may have agreements with third parties who may make sales in China and U.S., during the process of which the Company and BioLite may be exposed to corruption. Activities in Taiwan create the risk of unauthorized payments or offers of payments by an employee, consultant or agent of the Company and BioLite, because these parties are not always subject to BioLite’s or the Company’s control.

Although BioLite and the Company believe to date they have complied in all material aspects with the provisions of the FCPA and Chinese anti-corruption law, the existing safeguards and any future improvements may prove to be less than effective and any of BioLite’s or the Company’s employees, consultants or agents may engage in corruptive conduct for which BioLite or the Company might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions against BioLite or the Company and individuals and therefore could negatively affect BioLite’s or the Company’s business, operating results and financial condition. In addition, the Taiwanese government may seek to hold BioLite or the Company liable as a successor for FCPA violations committed by companies in which either BioLite or the Company invests or acquires.

If BioLite and the Company become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matters. Any unfavorable results from the investigations could harm our business operations, this offering and our reputation.

Recently, U.S. public companies that have substantially all of their operations in China, have been subjects of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities, lack of effective internal control over financial accountings, inadequate corporate governance and ineffective implementation thereof and, in many cases, allegations of fraud. As a result of enhanced scrutiny, criticism and negative publicity, the publicly traded stocks of many U.S. listed Chinese companies have sharply decreased in value and, in some cases, have become virtually worthless or illiquid. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effects the sector-wide investigations will have on the Company and BioLite. If either the Company or BioLite becomes a subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, the Company or BioLite will have to expend significant resources to investigate such allegations and defend the Company or BioLite. If such allegations were not proven to be baseless, the Company or BioLite would be severely hampered and the price of the stock of the Company could decline substantially. If such allegations were proven to be groundless, the investigation might have significantly distracted the attention of the Company or BioLite’s management.

International operations expose BioLite and the Company to currency exchange and repatriation risks, and neither BioLite nor the Company can predict the effect of future exchange rate fluctuations on their business and operating results.

BioLite and the Company have business operations in Taiwan and collaborative activities in U.S. and Japan. Substantial amounts of revenues are received and expenses are incurred in New Taiwan Dollars and U.S. dollars. Thus, BioLite and the Company have exposure to currency fluctuations. BioLite and the Company cannot assure you that the effect of currency exchange fluctuations will not materially affect their revenues and net income in the future.

ABVC, BioLite and BioKey’s business could be adversely affected by changes in the U.S. presidential administration.

A new U.S. presidential administration came to power in January 2017 and President Trump has publicly stated that he will take certain efforts to impose importation tariffs from certain countries such as China and Mexico which could affect the cost of certain product components of ABVC, BioLite and BioKey and the sales of certain BioKey’s products and services. In addition, the Trump Administration has and will appoint and employ many new secretaries, directors and the like into positions of authority in the U.S. Federal government dealing with the pharmaceutical and healthcare industries that may potentially have a negative impact on the prices and the regulatory pathways for certain pharmaceuticals, nutritional supplements and health care products such as those developed, marketed or sold by ABVC, BioLite, BioKey or their respective licensees. Such changes in the regulatory pathways could adversely affect and or delay the ability of the three companies to develop, market and sell their products in the U.S.

Risks Related to BioKey’s Business

BioKey has a short operating history and has not produced significant revenue over a period of time.  This makes it difficult to evaluate BioKey’s future prospects.

BioKey was founded in 2000 and therefore has a short operating history with its current business model, which involves the contracting, developing, manufacturing new drugs and generic drugs and affiliated pharmaceutical consulting services. While BioKey has been in existence for years, BioKey has only generated approximately $1.0 million in gross revenues in 2017 and approximately $1.5 million in 2016. BioKey had net loss of approximately $293,000 in 2017 and net income of approximately $130,000 in 2016.  BioKey had net loss of $453,490 during the nine months ended September 30, 2018. No assurances can be given that BioKey will generate any significant revenue in the future. As a result, BioKey has a very limited operating history for you to evaluate in assessing its future prospects. BioKey’s operations have not produced significant revenue over a period of time, and may not produce significant revenue in the near term.  You must consider BioKey’s business and prospects in light of the risks and difficulties it will encounter as an early-stage company.  BioKey may not be able to successfully address these risks and difficulties, which could significantly harm its business, operating results and financial condition.

The success of BioKey’s business currently depends on the successful development and continuous commercialization of BioKey’s main products and these products may not be successfully grown beyond their current levels.

BioKey develops and commercializes or licenses out generic drugs. It currently has a limited number of products for commercial sales or licensing. The success of BioKey’s business currently depends on its ability, directly or through a commercial partner, to successfully market and sell those limited products inside and outside the U.S. If BioKey cannot successfully market and sell such products in the targeted markets, or BioKey’s partner distributors cannot do so in a timely manner, the revenue and financial results of BioKey will be adversely affected.

With respect to generic drugs, BioKey’s sales and marketing function is currently very limited and currently relies on third parties to promote its products to physicians in the U.S. and rely on its partners outside the U.S. BioKey will need to maintain the commercial marketing and sales partners and attract others or be in a position to afford qualified or experienced marketing and sales personnel for its generic drug products.

BioKey has marketing personnel to develop clientele for its CDMO business line but does not have marketing and sales human capital for its generic drug products. BioKey heavily relies on third parties to promote its products to physicians in the U.S. and rely on its partners outside the U.S. BioKey will need to maintain the commercial marketing and sales partners and attract others or be in a position to afford qualified or experienced marketing and sales personnel to market its generic drug products.

Although BioKey has several products in the pipeline that it plans to develop into generic drugs, it will continue to seek to acquire or license other products and it may not be successful in doing so.

BioKey currently has a limited number of products in its pipeline. BioKey may not be successful in marketing and commercializing these products to the extent necessary to sustain its operations. In addition, it will continue to seek to acquire or license pharmaceutical products based on its internal criteria and policies. The successful consummation of these types of acquisitions and licensing arrangements is subject to the negotiation of complex agreements and contractual relationships and BioKey may be unable to negotiate such agreements or relationships on a timely basis, if at all, or on terms acceptable to BioKey.

BioKey faces significant competition and has limited resources compared to its competitors.

BioKey is engaged in a highly competitive industry. It can expect competition from numerous companies, including large international enterprises and others entering the market for products similar to BioKey’s. Most of these companies may have greater research and development, manufacturing, patent, legal, marketing, financial, technological, personnel and other resources. Products developed by BioKey’s competitors may be more effective than BioKey’s product candidates.

Competition and technological change may make BioKey’s product candidates and technologies less attractive or obsolete, which would result in a decrease in BioKey’s revenue and therefore adversely affect BioKey’s operating results.

BioKey competes with established pharmaceutical and biotechnology companies that are pursuing other products for the same markets it is pursuing and that have greater financial and other resources. BioKey focuses on developing and commercializing generic drugs based on the technologies and data of patented new drugs whose patents have expired. As other companies develop products that have superior quality, efficacy, or pricing, BioKey’s generic drug products will become less attractive to consumers and even obsolete, which would result in a decrease in BioKey’s revenue and therefore adversely affect BioKey’s operating results.

BioKey relies on few primary customers as sources of its revenue and the loss of business from its primary clients has caused substantial loss in revenue for BioKey in 2017.

BioKey relies on few primary customers as sources of its revenue and the loss of business from its primary clients has caused substantial loss in revenue for BioKey in 2017. Two major clients of BioKey accounted for over 50% of BioKey’s revenue in the fiscal year of 2016. In 2017, those two major clients of BioKey encountered some changes of their own product development strategies which ultimately led to significant reduction of contracting business with BioKey. As a result, BioKey’s gross revenue dropped significantly from approximately $1.5 million in 2016 to less than $1.0 million in 2017. Although BioKey has started strong marketing campaign on its CDMO business line, it cannot provide any assurance that its marketing efforts will diversify significantly BioKey’s clientele or such revenue decrease in 2017 would not occur in the future in the event of loss of contracting orders from major clients.

BioKey may never receive ANDA approval for its products BK503 Clarithromycin XR, BK504 XL, and BK509, which it is relying upon to generate a significant amount of future revenue.

Because of the unpredictability of the FDA review process for generic drugs and drugs with controlled release platforms, the ANDA filed for BioKey’s products may never be approved by the FDA for a variety of reasons. BioKey is in the process of obtaining ANDAs for the following key products: BK503 Clarithromycin XR for the purpose of treating bacterial infections, BK504 XL for treating depression, and BK509 for lowering cholesterol. If any of such ANDA is not approved by the FDA, BioKey will not be able to realize revenue from the sale or licensing of such product and its revenue will not grow as quickly as anticipated.

If the ANDAs of our primary products are approved, BioKey cannot provide any assurances as to the additional costs associated with launching the new products.

Since ANDA approval is dependent upon a complex FDA review and regulatory process, should BioKey receive approval for certain of its products, it is unclear the extent of the additional work and costs associated with launching the new products. There can be no assurances to the time frame in which BioKey could get such approval, and so no assurances as to the timing and extent of the possible additional expenses. As a result, BioKey may not have sufficient funds to launch the new products in the event of an ANDA approval.

Risks Related to the Intellectual Properties of the Company, BioLite and BioKey

Pharmaceutical patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to the Company, BioLite and BioKey, could negatively impact their respective licensors’ patent position and interrupt their research activities.

The patent positions of pharmaceutical companies and research institutions can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the U.S. Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide the Company, BioLite and BioKey with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the U.S. and foreign countries may permit others to use discoveries of the Company, BioLite and BioKey or to develop and commercialize their new drug candidates without providing any compensation thereto, or may limit the number of patents or claims the Company, BioLite and BioKey can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending the intellectual property rights of the Company, BioLite and BioKey.

If the Company, BioLite or BioKey fails to obtain and maintain patent protection and trade secret protection of their respective products, the Company, BioLite or BioKey could lose their competitive advantage and competition they face would increase, reducing any potential revenues and adversely affecting their respective ability to attain or maintain profitability.

Developments in patent law could have a negative impact on the Company, BioLite and BioKey’s Licensors’ patent positions and the Company, BioLite and BioKey’s business.

From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on the Company, BioLite and BioKey’s business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect the Company, BioLite and BioKey’s ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting the Company, BioLite and BioKey’s patent applications, their ability to obtain patents based on their discoveries and their ability to enforce or defend any patents that may issue from the patent applications, all of which could have a material adverse effect on the Company, BioLite and BioKey’s business.

If the Company, BioLite and BioKey’s are unable to protect the confidentiality of their trade secrets, their business and competitive position would be harmed, respectively.

In addition to patent protection, because the Company, BioLite and BioKey operate in the highly technical field of discovery and development of therapies, they rely in part on trade secret protection in order to protect their proprietary technology and processes. However, trade secrets are difficult to protect. The Company, BioLite and BioKey have entered into confidentiality and non-disclosure agreements with their employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by the Company, BioLite and BioKey during the course of the party’s relationship therewith. These agreements also generally provide that inventions conceived by the party in the course of rendering services to the Company, BioLite and BioKey will be their respective and exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to the Company, BioLite and BioKey.

In addition to contractual measures, the Company, BioLite and BioKey try to protect the confidential nature of their proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for the Company, BioLite and BioKey’s proprietary information. Their respective security measures may not prevent an employee or consultant from misappropriating their trade secrets and providing them to a competitor, and recourse they take against such misconduct may not provide an adequate remedy to protect their interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by the Company, BioLite and BioKey. If any of the Company, BioLite or BioKey’s confidential or proprietary information, such as the trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, their competitive position could be harmed.

Third parties may assert that the Company, BioLite or BioKey’s employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

The Company, BioLite and BioKey might employ individuals who were previously employed at universities or other biopharmaceutical companies, including their competitors or potential competitors. Although the Company, BioLite and BioKey try to ensure that their employees and consultants do not use the proprietary information or know-how of others in their work for the Company, BioLite and BioKey, the Company, BioLite and BioKey may be subject to claims that they or their employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If the Company, BioLite or BioKey fail in defending any such claims, in addition to paying monetary damages, the Company, BioLite or BioKey may lose valuable intellectual property rights or personnel. Even if the Company, BioLite and BioKey are successful in defending against such claims, litigation could result in substantial costs and be a distraction to the management and other employees.

The Company, BioLite, BioKey and their respective licensors may not be able to enforce their intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the U.S. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for the Company, BioLite, BioKey and their respective licensors to stop the infringement of some of our patents, if obtained, or the misappropriation of their other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, the Company, BioLite, BioKey and their licensors have chosen in the past and may choose in the future not to seek patent protection in certain countries, and as a result the Company, BioLite, and BioKey will not have the benefit of patent protection in such countries. Moreover, the Company, BioLite, and BioKey may choose in the future not to seek patent protection in certain countries, and as a result they will not have the benefit of patent protection in such countries.

Proceedings to enforce the Company’s, BioLite’s, BioKey’s and their licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert their and their licensors’ efforts and attention from other aspects of their businesses. Accordingly, the efforts to protect their intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the U.S. and foreign countries may affect the Company, BioLite, and BioKey’s ability to obtain adequate protection for their technology and the enforcement of intellectual property.

A dispute concerning the infringement or misappropriation of the Company, BioLite, and BioKey’s proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm their business.

There is significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. While the Company, BioLite, and BioKey are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, the Company, BioLite, or BioKey may be exposed to future litigation by third parties based on claims that their new drug candidates infringe the intellectual property rights of others. If the Company, BioLite, and BioKey’s development activities are found to infringe any such patents, they may have to pay significant damages or seek licenses to such patents. A patentee could prevent the Company, BioLite, or BioKey from using the patented drugs or compositions. From time to time, the Company, BioLite, and BioKey may hire scientific personnel or consultants formerly employed by other companies involved in one or more areas similar to the activities conducted by them. Either the Company, BioLite, and BioKey or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of prior affiliations. If any of the parties mentioned before become involved in litigation, it could consume a substantial portion of the Company, BioLite, and BioKey’s managerial and financial resources, regardless of the result of litigation. The Company, BioLite, and BioKey may not be able to afford the costs of litigation. Any adverse ruling or perception of an adverse ruling in defending themselves against these claims could have a material adverse impact on the Company’s cash position and stock price. Any legal action against the Company, BioLite, BioKey, their Licensors or their collaborators could lead to:

●	payment of damages, potentially treble damages, if the Company, BioLite, or BioKey is found to have willfully infringed a party’s patent rights;

●	injunctive or other equitable relief that may effectively block the Company, BioLite, or BioKey’s ability to further develop, commercialize, and sell products; or

●	the Company, BioLite, BioKey or their respective collaborators having entered into license arrangements that may not be available on commercially acceptable terms, if at all, all of which could have a material adverse impact on the Company, BioLite, and BioKey’s cash position and business, prospects and financial condition. As a result, the Company, BioLite, and BioKey could be prevented from developing and commercializing their new drug candidates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if proven incorrect or do not materialize, could cause the results of ABVC, BioLite, BioKey or the combined company following the Mergers to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements generally are identified by the words “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include projections of earnings, revenues, synergies, accretion or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing related to the Mergers; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include:

●	the risks that the transactions contemplated by the Merger Agreement, do not close, including the risk that required stockholder approval for the transaction may not be obtained;

●	the possibility that expected synergies and cost savings will not be realized;

●	the possibility that the costs of combining ABVC, BioLite and BioKey are higher than expected;

●	the failure to integrate successfully the business, operations and employees of ABVC, BioLite and BioKey;

●	the possibility that revenues following the Mergers are lower than expected;

●	the possibility that competition increases in the industries or markets in which ABVC, BioLite and BioKey participate;

●	the possibility of adverse changes in general economic conditions or in political or competitive forces;

●	the possibility that technological changes are more difficult or expensive to implement than anticipated;

●	the possibility of adverse changes in the securities markets;

●	the potential loss of key personnel following the Mergers; and

●	other risks and uncertainties described in the section entitled “Risk Factors” on page 22 and in the documents that are incorporated by reference into this prospectus, including ABVC’s 10-K/T filed on April 13, 2018.

You should note that the discussion of ABVC, BioLite and BioKey’s respective board of directors’ reasons for the Mergers and the description of Benchmark’s opinion each contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this prospectus.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, results of ABVC, BioLite and BioKey could differ materially from the expectations in these statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this prospectus, and none of ABVC, BioLite and BioKey is under any obligation to update their respective forward-looking statements and none of the parties intends to do so.

THE MERGERS

The following is a discussion of the Mergers and the material terms of the Merger Agreement among ABVC, BioLite and BioKey. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Exhibit 2.1 to this prospectus and incorporated by reference herein. You are also urged to read the opinion of Benchmark, which is attached as Exhibit 99.1 to this prospectus and is incorporated by reference herein.

Background and History of the Mergers

ABVC’s Board of Directors and executive management regularly review ABVC’s operating and strategic plans, both near-term and long-term, as well as potential partnerships in an effort to enhance shareholder value. These reviews and discussions focus, among other things, on the opportunities and risks associated with ABVC’s business and financial condition and strategic relationships and other strategic options. In September 2017 immediately after Dr. Howard Doong was appointed as the CEO of ABVC, Dr. Doong pointed out to the Board of ABVC that 1) one of the challenges that ABVC faced was lack of drug manufacturing capacity for the clinical trials it plans to implement in the future and 2) ABVC and its affiliate BioLite might be able to consolidate certain common functions and therefore reduce operational costs. Dr. Howard Doong and Dr. T.S. Jiang, the founder of both ABVC and BioLite and CEO of BioLite, discussed the research and development, human resources, accounting and other administrative functions of ABVC and BioLite, reviewed BioLite’s clinical trials in Asia, ABVC’s clinical trials in the United States and the five drugs that BioLite licensed to ABVC for co-development. With respect to the drug manufacturing facility in the United States, both Dr. Jiang and Dr. Doong believed that it would be unsafe and unreasonably costly to ship clinical drugs from Taiwan to the U.S. for clinical trials given the long distance in between. Dr. Jiang and Dr. Doong considered the possibility of partnering with third-party drug manufacturers but they believe there would be many uncontrollable restrictions from outside drug suppliers as to the ABVC’s clinical trials. Dr. T.S. Jiang mentioned to Dr. Doong of the idea of a merger with BioKey, a contracting development manufacturing organization, the co-founder of which, Dr. George Lee, has been a friend of Dr. Jiang for a substantial period of time. Dr. T.S. Jiang and Dr. Howard Doong believed it would be worth the efforts to explore the idea of merging ABVC, BioLite and BioKey.

In October 2017, Dr. T.S. Jiang had a meeting with Dr. George Lee about the potential merger of BioKey and ABVC. Both Dr. Jiang and Dr. Lee believed that BioKey would be able to meet ABVC’s and BioLite’s need for the production of clinical trial drugs and medical devices and Dr. Lee deemed it beneficial for BioKey’s shareholders that BioKey becomes part of a public company. The executives of the three companies expected that the post-merger ABVC will become a vertically and horizontally integrated new drug research platform where BioLite’s team will focus primarily on pre-clinical studies and IND application with FDA, ABVC’s team will primarily focus on Phase 1 and 2 clinical trials in the U.S. and marketing and licensing opportunities in the U.S., and BioKey can support the research and development activities in the following aspects: chemistry manufacturing and control, sourcing active ingredients and excipients, formulation development, FDA regulatory support and cGMP manufacturing. Thereafter, each company started the preparation for the negotiation of the Mergers, including their internal and external due diligence with respect to the relative net present value of each company.

Foreseeing synergies of the Mergers, on November 14, 2017, Dr. Howard Doong, Dr. T. S. Jiang, and Dr. George Lee participated in a meeting with Mr. Jay Kaplowitz of Sichenzia Ross Ference LLP (“SRF”), the legal counsel of ABVC and BioLite, to discuss about a potential merger opportunity of ABVC, BioLite and BioKey.

On November 15, 2017, ABVC, BioLite and BioKey entered into a Memorandum of Understanding (“MOU”) outlining general structure for the Mergers. In the MOU, the three companies stated their intention to combine the resources thereof and create higher value for the shareholders of the three companies. Based on the Net Present Value (“NPV”) comparison among three companies, ABVC proposed in the MOU the original share exchange ratio (the “Original Exchange Ratio”) pursuant to which one share of BioLite would be exchanged for 1.82 shares of ABVC’s common stock and one share of BioKey would be exchanged for 0.75 share of ABVC’s common stock.

On November 28, 2017, the Board of Directors of ABVC held a meeting to approve the MOU and authorized Dr. Howard Doong to proceed to negotiate the terms of the Merger Agreement with BioLite and BioKey.

On November 29, 2017, the board of directors of BioLite held a meeting to approve the MOU and authorized Dr. TS Jiang to proceed to negotiate the terms of the Merger Agreement with ABVC and BioKey.

On December 1, 2017, the board of directors of BioKey held a meeting to approve the MOU and authorized Dr. George Lee to proceed to negotiate the terms of the Merger Agreement with BioLite and ABVC. However, the BioKey Board of Directors did not agree with the Original Exchange Ratio because the BioKey Board of Directors thought BioKey was undervalued. The BioKey Board of Directors believed that BioKey’s shareholders should receive more shares in ABVC than the number calculated based on the Original Exchange Ratio because it has both the drug manufacturing capacity and four ANDAs in its pipeline. Dr. George Lee conveyed the message from BioKey Board to ABVC and BioLite and requested further negotiation on the share exchange ratio.

Thereafter ABVC calculated the Net Present Value (“NPV”) of each entity involved in the transaction based on the seven-year projection of each company’s net profit with a 20% discount rate. ABVC projected each company’s revenues based on their existing business segments and potential market share growth. In addition, ABVC took into consideration each company’s forecast capital investments and expenditures and the potential synergies of the Mergers. ABVC used the following estimates for the negotiation of the Mergers.

Company	Approximate NPV (Pre-Merger)	Approximate NPV (Prost-Merger)	Approximate Ownership Percentage (Post-Merger)
BioLite	$172 million	$182 million	26%
BioKey	$64 million	$67 million	9%
ABVC	$427 million	$439 million	62%

On January 15, 2018, Dr. Howard Doong, Dr. T.S. Jiang and Dr. George Lee, representing the three companies, held a tele-conference to negotiate the terms of the Mergers. At the tele-conference, Dr. George Lee emphasized BioKey’s four ANDA drugs, its experience with FDA and the huge generic drug market in the U.S. that BioKey has access to and therefore BioKey should have a higher share exchange ratio in the Mergers. Dr. Lee proposed to revise the Original Exchange Ratio to one share of BioKey to be exchanged for one share of ABVC. In light of the comparative NPV calculated by ABVC, Dr. Howard Doong and Dr. T.S. Jiang accepted the new share exchange ratio proposed by Dr. George Lee on behalf of ABVC and BioLite, respectively. In addition to the share exchange ratio, the head of each of the three companies also discussed sharing the office space, reorganizing the structure of the post-merger ABVC, equity allocation, the composition of the board of directors of ABVC post-merger, opportunities for the new company after the Mergers and the arrangement of the accounting and human resource functions. In late January 2018, the three companies reviewed and revised the Merger Agreement with SRF. On January 22, 2018, BioKey held another board meeting to approve the material terms of the Merger Agreement, including the new share exchange ratio.

On January 31, 2018, ABVC, BioLite and BioKey entered into the Merger Agreement. The three companies started the process to meet the conditions of the Mergers as set forth in the Merger Agreement, which included the completion of due diligence, audited financial statements of the three companies, fairness opinion, and any other necessary procedures. During the process of finalizing the Merger Agreement, ABVC had not considered any other merger alternatives and upon signing the Merger Agreement, ABVC had decided not to consider any other merger alternative until the closing of the Mergers or the termination thereof, whichever occurs earlier.

On April 15, 2018, Dr. T.S. Jiang and Dr. Howard Doong, together with the rest of the management teams of BioLite and ABVC visited BioKey’s team in San Francisco. The three companies agreed that after the Mergers ABVC should move its office in New York to Fremont, California where Biokey has the GMP facility which shall be arranged to produce medical device and drugs that ABVC and BioLite research and develop.

On or about April 20, 2018, through the introduction of SRF, the Board of Directors of ABVC engaged Benchmark, a reputable investment bank with a team dedicated to research and financial analysis, to evaluate the fairness of the Mergers. Benchmark requested the three companies involved in the Mergers information with respect to various operations and financial information of the three entities, such as the share exchange ratio, financial models of the three companies, expected synergies from the Mergers, and financial statements for the fiscal years ended December 31, 2016 and 2017 for each of the three companies and pro forma consolidated financial statements of the three companies as combined. The executive teams of ABVC, BioLite and BioKey provided such information as requested to Benchmark and after analysis and discussion thereof, Benchmark completed the fairness opinion dated October 19, 2018, a copy of which is attached herein as Exhibit 99.1.

ABVC’s Reasons for the Mergers and ABVC Board of Directors’ Recommendation

The Company’s Board of Directors considered the following factors in reaching their respective conclusions to approve the Mergers, including the BioLite Merger and BioKey Merger. The Company’s Board of Directors viewed the following as supporting its decision to approve the business combination with BioLite and BioKey:

●	The Company’s Board of Directors believes that the BioLite Merger is a vertical integration of the new drug development and the BioKey Merger is a horizontal integration of the pharmaceutical business. The Board expects that the vertical integration of BioLite will enable ABVC to encompass the full spectrum of translational research for the new drug development from academic research outcomes, through preclinical animal studies, to proof-of-concept human clinical trials. The Company’s Board hopes that the horizontal integration of BioKey will expand ABVC’s business scope from a research-oriented entity to a revenue-generating CDMO. In reaching this belief, the Company’s Board considered that BioLite as in the new drug development business, BioKey as a CDMO and ABVC as in the clinical trial stage of new drug development have different business models, risks profiles, suppliers and customers, the combination of the three entities may mitigate sector specific exposure and associated risks.

●	The Company’s Board of Directors considered that following the Merger, ABVC will operate as a single entity with three relatively separate but integrated SBU, which are 1) New Drug Development SBU, including the new drug pipeline products from BioLite and the patented controlled release drug delivery technology from BioKey, 2) Innovative Medical Devices SBU, currently focusing on the development of Vitargus, a new invention of a biocompatible vitreous substitute for the treatment of rectinal detachment and vitreous hemorrhage, and 3) CDMO SBU, providing contract services for pharmaceutical companies in the U. S. and as abroad to develop and manufacture new drug products in BioKey’s GMP facility and prepare studies to obtain ANDAs to launch certain new pharmaceutical products in the U.S. While each of these SBUs will be operated independent of one another, they will report to the same management team and share common resources and functions, including, but not limited to, administration, accounting, human resources, research and development, business development, legal, manufacturing facilities, and office and laboratory spaces. The Company’s Board expects that the sharing of common functions and resources will bring mutual operational and financial benefits to BioLite, BioKey and ABVC. While after the Merger each SBU has its unit leader and report to ABVC, the combined organization will be led by an experienced management team consisting of ABVC’s current management team and the Board of Directors with representation from each board of directors of BioLite, BioKey and ABVC.

●	The Company’s current Board of Directors concluded that the Merger would provide the existing ABVC shareholders an opportunity to participate in the potential growth of the combined organization following the Merger in the expanded pharmaceutical segments, including without limitation CDMO, oral control release technology and new drug applications in the autoimmune field.

●	The Company’s Board of Directors also considered that the combined organization will be led by an experienced senior Board of Directors with representation from each of the current boards of directors of ABVC, BioLite and BioKey.

●

The Company’s Board of Directors considered the financial analyses of Benchmark, included in its opinion to the Board as to the fairness to the shareholders of ABVC, from a financial point of view and as of October 19, 2018, the date of the opinion, of the exchange ratio.

●	The strategic direction of the combined entity following the completion of the Merger where ABVC will operate as a single entity with two reporting businesses, they will share common resources and functions to include, but not be limited to, human resources, legal, facilities, back office operations and administrative support. The sharing of common functions and resources will be of mutual operational and financial benefit.

●	After the Merger, the New Drug Development SBU, Innovative Medical Device SBU and CDMO SBU will function as separate business units and report to the parent entity’s management team. The combined organization will be led by an experienced management team consisting of ABVC’s current management team and the Board of Directors with representation from each board of directors of BioLite, BioKey and ABVC.

●	The market price for the Company’s Common Stock and its impact on the Company’s ability to raise capital as a stand-alone entity.

In the course of its deliberations, the Company’s Board of Directors also considered a variety of risks and other countervailing factors related to the consummation of the Mergers, including:

●	The expenses incurred and to be incurred in connection with the Mergers;

●	The possible volatility, at least in the short term, of the trading price of the Company’s Common Stock resulting from the announcement of the Mergers;

●	The risk that the Mergers might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the Mergers or on the delay or failure to complete the Mergers on the reputation of the Company;

●	The risk to the business of the Company, operations and financial results in the event that any of the Mergers is not consummated as planned;

●	The strategic direction of the combined entity following the completion of the Mergers where ABVC and BioLite will primarily focus on the New Drug Development SBU and Innovative Medical Device SBU and BioKey will primarily concentrate on CDMO SBU. The three SBUs may have to present to the management and Board of Directors of the Company their respective needs for funds under the overall budget of the Company;

●	The Merger Consideration which is in the form of equity and not cash; and

●	The Company’s history of losses over the prior years since its inception and its impact on the Company’s ability to raise capital as a stand-alone entity.

●	The Company’s current economic condition and difficulties to be faced as a standalone company.

●	Various other risks associated with the combined organization and the Mergers, including those described in the section entitled “Risk Factors” in this prospectus.

The foregoing information and factors considered by the Company’s Board of Directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Company’s Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the Mergers and the complexity of these matters, the Company’s Board of Directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Company’s Board of Directors may have given different weight to different factors. The Company’s Board of Directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Company’s management team and the legal and financial advisors of the Company, and considered the factors overall to be favorable to, and to support, its determination.

BioLite Reasons for the BioLite Merger

In the course of reaching its decision to approve the BioLite Merger, the BioLite board of directors consulted with its senior management team, conducted due diligence on ABVC, and considered a number of factors, including, among others, the:

●	Potential to provide its current shareholders with greater liquidity by owning stock in ABVC, a public company, although ABVC’s common stock has not developed an active trading market on the OTCQB tier;

●	The horizontal expansion of BioLite’s new drug development business with ABVC, which has knowledge, resources and experience in the U.S. new drug development market;

●	Cost-saving aspect of the BioLite Merger pursuant to which BioLite shall share various operating expenses with ABVC and BioKey after the Mergers, including without limitation administration, marketing, accounting and financing, certain functions of research and development, human resources and legal;

●	Terms and conditions of the Merger Agreement, including, without limitation, the following:

○	Determination that the expected relative percentage ownership of ABVC securities holders and BioLite securities holders in the combined organization was appropriate based, in the judgment of BioLite’s board of directors, on the board of directors’ assessment of the approximate valuations of BioLite and ABVC;

○	Limited number and nature of the conditions of the obligation of BioLite to consummate the BioLite Merger;

○	The Merger Consideration issued to BioLite shareholders will be registered on a Form S-4 registration statement by ABVC and will become freely tradable for ABVC’s shareholders who are not affiliates of ABVC;

○	Ability to raise capital in the future form of a public company for new drug development and other activities; and

○	Likelihood that the BioLite Merger will be consummated on a timely basis.

BioLite’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the BioLite Merger contemplated by the Merger Agreement, including the following:

●

The possibility that the BioLite Merger might not be completed and the potential adverse effect of the public announcement of the Mergers on the reputation of BioLite and the ability of BioLite to obtain financing in the future in the event that the BioLite Merger is not completed;

●	The risk that the BioLite Merger might not be consummated in a timely manner, or at all;

●	The expenses to be incurred in connection with the BioLite Merger and related administrative challenges associated with combining the companies;

●	The additional public company expenses and obligations that BioLite’s business will be subject to following the BioLite Merger that it has not previously been subject to; and

●	Various other risks associated with the combined organization and the Mergers, including the risks described in the section entitled “Risk Factors” in this prospectus.

Also in considering the potential BioLite Merger with ABVC, the Board of BioLite consulted the Company’s financial statements and other reports filed with the SEC. The Board of Directors of BioLite understands that ABVC is an early stage new drug development company with access to the U.S. pharmaceutical market and qualified research institutions that may provide potential co-development or licensing opportunities to BioLite. The board of directors BioLite considers ABVC a desirable candidate for business combination purposes.

The board of directors of BioLite also considered a traditional initial public offering (“IPO”) of its securities to fund its research and development of new drugs. The merger with ABVC became a more attractive option mainly because of the efficiencies of a unified public company management team and speed to completion without the need for and the risks associated with traditional investment banks to complete a traditional IPO.

BioKey Reasons for the BioKey Merger

In the course of reaching its decision to approve the BioKey Merger, the BioKey board of directors consulted with its senior management team, conducted due diligence on ABVC, and considered a number of factors, including, among others, the:

●	Potential to provide its current shareholders with greater liquidity by owning stock in ABVC, a public company, although ABVC’s Common Stock did not develop an active trading market on the OTCQB tier;

●	The vertical integration of BioKey’s contracting and developing services with ABVC’s new drug development activities where BioKey can leverage ABVC’s resources and network of new drug development companies for BioKey’s contracting and developing services and ABVC can leverage BioKey’s services and GMP facilities to conduct research on its new drug candidates;

●	Cost-saving aspect of the BioKey Merger pursuant to which BioKey shall share various operating expenses with ABVC and BioLite after the Mergers, including without limitation administration, marketing, accounting and financing, certain functions of research and development, human resources and legal;

●	Terms and conditions of the Merger Agreement, including, without limitation, the following:

○	Determination that the expected relative percentage ownership of ABVC securities holders and BioKey securities holders in the combined organization was appropriate based, in the judgment of BioLite’s board of directors, on the board of directors’ assessment of the approximate valuations of BioKey and ABVC;

○	Limited number and nature of the conditions of the obligation of BioKey to consummate the BioKey Merger;

○	The Merger Consideration issued to BioKey shareholders will be registered on a Form S-4 registration statement by ABVC and will become freely tradable for ABVC’s shareholders who are not affiliates of ABVC;

○	Ability to raise capital in the future form of a public company for controlled release technologies, generic drug development, CDMO services and other activities; and

○	Likelihood that the BioKey Merger will be consummated on a timely basis.

BioKey’s board of directors also considered a number of uncertainties and risks in its deliberations concerning the BioKey Merger contemplated by the Merger Agreement, including the following:

●

The possibility that the BioKey Merger might not be completed and the potential adverse effect of the public announcement of the Mergers on the reputation of BioKey and the ability of BioKey to obtain financing in the future in the event that the BioKey Merger is not completed;

●	The risk that the BioKey Merger might not be consummated in a timely manner, or at all;

●	The expenses to be incurred in connection with the BioKey Merger and related administrative challenges associated with combining the companies;

●	The additional public company expenses and obligations that BioKey’s business will be subject to following the BioKey Merger that it has not previously been subject to; and

●	Various other risks associated with the combined organization and the Mergers, including the risks described in the section entitled “Risk Factors” in this prospectus.

Also in considering the potential BioKey Merger with ABVC, the board of BioKey consulted the Company’s financial statements and other reports filed with the SEC. The board of directors of BioKey understands that ABVC is an early stage new drug development company with access to the U.S. pharmaceutical market and qualified research institutions that may provide contracting opportunities to BioKey and BioKey can generate additional revenue for the combined entity and take advantage of the upside of the new drug development and medical device development business of the combined entity. The board of directors BioKey considers ABVC a desirable candidate for business combination purposes.

The board of directors of BioKey also considered a traditional IPO of its securities to fund its generic drug research and development and controlled release technologies.  The merger with ABVC became a more attractive option mainly because of the efficiencies of a unified public company management team and speed to completion without the need for and the risks associated with traditional investment banks to complete a traditional IPO.

Fairness Opinion of Benchmark

The Company obtained a fairness opinion from Benchmark, a third party firm. Benchmark, as part of its investment bank business, is engaged in the business of providing fairness opinions, mergers and acquisitions, negotiated underwritings, secondary distributions of listed securities, private placements and valuations for estate, corporate and other purposes. Benchmark is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.

Benchmark was retained to provide an opinion (the “Fairness Opinion”) as to whether the total consideration to be paid by the Company in the Mergers is fair to the Company’s shareholders from a financial point of view.

Prior to engaging them, Benchmark provided an overview and general presentation of its services to the executives and certain members of the Company’s Board of Directors. Benchmark has not had any material relationship with the Company in the last two years except that it was engaged to underwrite a public offering for the Company on a firm commitment basis after the closing of the Mergers.

Benchmark was retained by the Company as its financial advisor to ABVC’s Board of Directors under an engagement letter dated April 20, 2018. Benchmark’s total compensation for the Fairness Opinion was $100,000, $35,000 of which was paid upon execution of the engagement letter and the balance was paid upon delivery of the Fairness Opinion.

The full text of the Fairness Opinion of Benchmark, dated October 19, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the Fairness Opinion, is attached as Exhibit 99.1 and is incorporated herein by reference. Holders of the Company’s voting capital are urged to read the opinion in its entirety. Benchmark provided its opinion for the sole benefit and use of the Company’s Board of Directors in its consideration of the Mergers. The Fairness Opinion does not constitute an opinion as to the merits of the Mergers and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Mergers and the issuance of the Merger Consideration, or any other matter. The exchange ratio was determined through negotiations among ABVC, BioLite and BioKey and not pursuant to the recommendations of Benchmark. The summary of the Fairness Opinion below is qualified in its entirety by reference to the full text of the Opinion.

In connection with its opinion, Benchmark reviewed and considered such financial and other information as it deemed relevant, including, among other things:

●	a copy of the executed Merger Agreement dated January 31, 2018;

●

certain information relating to the historical, current and future operations, the financial condition and prospects of the Company, BioLite and BioKey made available to Benchmark by the Company, including financial models that included actual income statements for the years of 2016 and 2017 and projected income statements for 2018-2025;

●	financial statements for the Company, BioLite and BioKey for the fiscal years ended December 31, 2017 and 2016;

●	the current and historical market prices, trading characteristics and financial performance of the publicly traded securities of certain companies that Benchmark deemed relevant;

In addition, Benchmark engaged in discussions with certain members of the management of ABVC regarding the business, operations, financial condition and prospects of the Company, BioLite, BioKey, the Mergers and related matters. ABVC, BioLite and BioKey negotiated the Merger Consideration and the share exchange ratio among the stocks of the three companies and Benchmark did not recommend such share exchange ratio.

In conducting its review and analysis and in arriving at its opinion, Benchmark has, with the Company’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all information provided to it, or publicly available. Benchmark did not undertake any responsibility for independently verifying, and did not independently verify, the accuracy, completeness or reasonableness of any such information.

Benchmark’s Fairness Opinion does not express any opinion as to (i) the underlying business decision of the Board of Directors of the Company, the Company, its security holders or any other party to proceed with or effect the Mergers, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Mergers or otherwise (other than the consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Mergers to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Fairness Opinion, (iv) the relative merits of the Mergers as compared to any alternative business strategies or transactions that might be available for the Company, BioLite, BioKey or any other party, (v) the fairness of any portion or aspect of the Mergers to any one class or group of the Company's or any other party's security holders or other constituents vis-a-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Company, BioLite, BioKey or any other participant in the Mergers, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Mergers, any class of such persons or any other party, relative to the consideration or otherwise.

Based on the information received from the three companies and its own analysis thereof, Benchmark developed and delivered its written opinion to the Company’s Board of Directors that it is Benchmark’s opinion the total consideration to be paid by the Company in the Mergers pursuant to the Merger Agreement was fair to the Company's shareholders from a financial point of view as of October 19, 2018. The Opinion was in such form as Benchmark customarily provides in transactions of this type and Benchmark qualified the Opinion in such manner as Benchmark believes appropriate and which is generally customary for such opinion.

Interests of Certain of the Company’s Directors and Executive Officers in the Mergers

Certain BioLite’s and BioKey’s directors and officers have interests in the Mergers that are different from, or in addition to, interests as a stockholder of BioLite or BioKey. Eugene Jiang is a member of the Company’s Board of Directors and Dr. Tsung-Shann Jiang, Eugene Jiang’s father, is the Chief Executive Officer and a member of the Board of Directors of BioLite and will be a member of the Company’s Board of Directors after the consummation of the Merger. Accordingly, Mr. Eugene Jiang and Dr. Tsung-Shann Jiang have a substantial interest in approval of the Merger. The other members of the Board and executive officers of the Company do not have any interest in any that is not shared by all other shareholders of the Company.

Form of the Mergers

ABVC, BioLite and BioKey have entered into a Merger Agreement pursuant to which Merger Sub 1 will be merged with and into BioLite with BioLite surviving the Merger and Merger Sub 2 will merge with and into BioKey, which will be the surviving corporation. Upon consummation of the Merger, BioLite and BioKey will be direct wholly-owned subsidiaries of ABVC.

Effective Time of the Mergers

The Merger Agreement requires the parties to consummate the Mergers after all of the conditions to the consummation of the Mergers contained therein are satisfied or waived, including approval by the shareholders of BioLite and BioKey, respectively. The BioLite Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Nevada or at such later time as is agreed by the Company and BioLite and specified in the Articles of Merger. The BioKey Merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California and the Secretary of State of the State of Nevada or at such later time as is agreed by the Company and BioKey and specified in the Certificate of Merger.

None of the Company, BioLite or BioKey can predict the exact timing of the consummation of the Mergers. Immediately after the effective time of the BioLite Merger, Merger Sub 1 will merge with and into BioLite, with BioLite surviving as a wholly-owned subsidiary of the Company. Immediately after the effective time of the BioKey Merger, Merger Sub 2 will merge with and into BioKey, with BioKey surviving as a wholly-owned subsidiary of the Company.

Regulatory Approvals

We believe that neither the BioLite Merger nor BioKey Merger meets the thresholds for furnishing premerger notification and other information to the Antitrust Division of the U.S. Department of Justice and the FTC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the parties are not aware of any other regulatory filings or approvals that are required in connection with the Mergers. The Company must comply with applicable federal and state securities laws and the rules and regulations of the rules promulgated by the OTC Markets Group in connection with the consummation of the Mergers and the issuance of the Merger Consideration and the filing of this prospectus.

Material U.S. Federal Income Tax Consequences of the Mergers

Generally

The following discussion summarizes the material U.S. federal income tax consequences of the Mergers to U.S. holders (as defined below) of BioLite and BioKey capital stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect.  Any such change could affect the accuracy of this discussion.

This discussion assumes you hold shares of BioLite or BioKey capital stock as capital assets within the meaning of Section 1221 of the Code.  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to U.S. holders of BioLite or BioKey capital stock subject to special treatment under the federal income tax laws such as:

●	insurance companies;

●	investment companies;

●	tax-exempt organizations;

●	financial institutions;

●	dealers in securities or foreign currency;

●	banks or trusts;

●	persons that hold BioLite or BioKey capital stock as part of a straddle, hedge, constructive sale or other integrated security transaction;

●	persons that have a functional currency other than the U.S. dollar;

●	investors in pass-through entities; or

●	persons who acquired their BioLite or BioKey capital stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan.

Further, this discussion does not consider the potential effects of any state, local or foreign tax laws or U.S. federal tax laws other than federal income tax laws.

This discussion is not intended to be tax advice to any particular holder of BioLite or BioKey capital stock.  Tax matters regarding the Merger are complicated, and the tax consequences of the Merger to you will depend on your particular situation.  You should consult your own tax advisor regarding the specific tax consequences to you of the Mergers, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For purposes of this discussion, you are a “U.S. holder” if you beneficially own BioLite or BioKey capital stock and you are:

●	a citizen or resident of the United States for federal income tax purposes;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

●	a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity classified as a partnership for U.S. federal income tax purposes holds BioLite or BioKey capital stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.   Partners of partnerships holding BioLite or BioKey capital stock are urged to consult their own tax advisors.

None of ABVC, BioLite or BioKey has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the BioLite or BioKey Merger and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below.  It is the Company’s understanding that the Mergers will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code, and ABVC, BioLite and BioKey will each be a party to the reorganization within the meaning of Section 368(b) of the Code.  This understanding is not binding on the IRS or any court.

The discussion below summarizes the material U.S. federal income tax consequences to a U.S. holder of BioLite or BioKey capital stock resulting from the qualification of the Mergers as reorganization within the meaning of Section 368(a) of the Code.

U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders

The Company believes the Mergers constitute a tax-free reorganization, based on its tax counsel’s opinion, a copy of which is attached herein as Exhibit 8.1. It is the understanding of the Company that the Mergers will have the following federal income tax consequences for U.S. holders of BioLite and BioKey capital stock:

●	No gain or loss will be recognized by U.S. holders of BioLite and BioKey capital stock as a result of the exchange of such shares for the Merger Consideration pursuant to the Mergers.

●	The tax basis of the Merger Consideration received by each U.S. holder of BioLite or BioKey capital stock will equal the tax basis of such U.S. holder’s shares of BioLite or BioKey capital stock exchanged in the Mergers, respectively.

●	The holding period for the Merger Consideration received by each U.S. holder of BioLite or BioKey capital stock will include the holding period for the shares of such capital stock of such U.S. holder exchanged in the Mergers.

Reporting and Retention Requirements

If you receive the Merger Consideration as a result of either Merger, you are required to retain certain records pertaining to the Merger pursuant to the Treasury Regulations under the Code.  If you are a “significant holder” (as defined in the Treasury Regulations under the Code) of BioLite or BioKey capital stock, you must file with your U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Mergers.   You are urged to consult your tax advisors concerning potential reporting requirements.

SHAREHOLDERS AND INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

No ruling from the IRS has been or will be requested in connection with the Mergers. In addition, shareholders of the Company should be aware that the tax opinions discussed in this section are not binding on the IRS, and the IRS could adopt a contrary position and a contrary position could be sustained by a court.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. U.S. HOLDERS OF BIOLITE OR BIOKEY STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

Appraisal Rights

Under the Nevada Revised Statutes and ABVC’s charter documents, holders of our Common Stock will not be entitled to statutory rights of appraisal, commonly referred to as dissenters’ rights or appraisal rights (i.e., the right to seek a judicial determination of the “fair value” of their shares and to compel the purchase of their shares for cash in that amount) with respect to the BioLite Merger and BioKey Merger.

With respect to the holders of BioLite securities, they are entitled to the statutory rights of appraisal in the BioLite Merger under the Nevada Revised Statutes and BioLite’s charter documents. Pursuant to Section 92A.380 of the Nevada Revised Statutes, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of a corporate action involving a Nevada domestic corporation and the approval of such action by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive.

With respect to the holders of BioKey securities, they are entitled to the statutory rights of appraisal in the BioKey Merger under the California Corporations Code and BioKey’s charter documents. Shares of BioKey common stock and BioKey preferred stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to dissent from the BioKey Merger under Chapter 13 California Corporations Code and who exercises that right when and in the manner required by such statutes shall be entitled to receive payment of the fair market value of such BioKey shares held by them. BioKey shall serve prompt notice to ABVC of any demands for appraisal of any shares of BioKey common stock or BioKey preferred stock, attempted withdrawals of such notices or demands and any other negotiations, petitions and proceedings with respect to such demands.

Anticipated Accounting Treatment

Due to the fact that ABVC will remain control of BioLite and BioKey as a result of the Mergers, the Mergers will be accounted for as a regular acquisition pursuant to which ABVC will be considered the acquiring entity for accounting purposes in accordance with generally accepted accounting principles in the United States of America, referred to as “U.S. GAAP.”

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Exhibit 2.1 to this prospectus and is incorporated by reference into this prospectus. The Merger Agreement has been attached to this prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, BioLite or BioKey. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Mergers and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that ABVC, BioLite and BioKey, respectively, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential schedules of exceptions exchanged by the parties in connection with signing the Merger Agreement. While the Company, BioLite and BioKey do not believe that these schedules of exceptions contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the schedules of exceptions may contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about the Company, BioLite or BioKey, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between the Company, BioLite and BioKey and are modified by the schedules of Exception.

General

Pursuant to the terms of the Merger Agreement, Merger Sub 1, the Company’s wholly-owned subsidiary formed in connection with the BioLite Merger will merge with and into BioLite, with BioLite surviving as a wholly-owned subsidiary of the Company and Merger Sub 2, the Company’s wholly-owned subsidiary formed in connection with the BioKey Merger will merge with and into BioKey, with BioKey surviving as a wholly-owned subsidiary of the Company.

Merger Consideration

At the time of completion of the Merger, each of the outstanding shares of BioLite capital stock, consisting solely of common stock, will be converted into the right to receive one point eighty-two (1.82) shares of ABVC common stock, par value $0.001 per share and each of the outstanding shares of BioKey capital stock, consisting of common stock and Series A preferred stock, Series B preferred stock and Series C preferred stock, will be converted into the right to receive one (1) share of ABVC common stock, par value $0.001 per share.

Upon closing of the Merger, ABVC shall issue up to approximately 104.5 million shares of its common stock. Upon completion of the Merger, ABVC, BioLite and BioKey expect that former ABVC stockholders will own approximately 67% of the outstanding shares of ABVC’s common stock, current BioLite stockholders will own approximately 24% of the outstanding shares of ABVC common stock measured on an “as-converted” basis as of January 31, 2018 (the “Record Date”), and current BioKey stockholders will own approximately 9% of the outstanding shares of ABVC common stock measured on an “as-converted” basis as of the Record Date.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of the Company’s Common Stock that BioLite and BioKey shareholders will be entitled to receive for changes in the market price of the Company’s Common Stock. Accordingly, the market value of the shares of the Company’s Common Stock issued pursuant to the Mergers will depend on the market value of the shares of the Company’s Common Stock at the time the Mergers are consummated, and could vary significantly from the market value on the date of this prospectus.

Directors and Officers Following the Mergers

Pursuant to the Merger Agreement, ABVC Board of Directors will consist of eleven (11) directors, five of whom are current members of the Board, five of whom are director nominees identified by BioLite, and one of whom is a director nominee identified by BioKey. The appointment of the six director nominees shall be effective upon the Closing of the Mergers.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of ABVC upon completion of the Mergers:

Name	Title
Eugene Jiang	Chairman of the Board and interim Chief Financial Officer
Tsang Ming Jiang	Director
Ming-Fong Wu	Independent Director
Norimi Sakamoto	Independent Director
Yen-Hsin Chou	Independent Director
Tsung-Shann Jiang	Director and Chief Executive Officer of BioLite Surviving Corporation, as defined below
Chang-Jen Jiang	Director
Shin-Yu Miao	Independent Director
Yoshinobu Odaira	Independent Director
Shih-Chen Tzeng	Independent Director
Hwalin Lee	Director and chairman of the board of directors of BioKey Surviving Corporation, as defined below
Howard Doong	Chief Executive Officer
Chi-Hsin (Richard) King	Chief Science Officer

ABVC believes in good faith that upon consummation of the Mergers it will have at least six (6) independent directors as defined under the applicable rules of the SEC and national stock exchanges. Six directors will constitute a majority of ABVC’s Board of Directors after the Closing of the Merger.

Further, following the completion of the Merger, Dr. Howard Doong, Mr. Chi-Hsin (Richard) King and Eugene Jiang will remain as the Chief Executive Officer, Chief Science Officer and interim Chief Financial Officer of ABVC and the terms and provisions of their respective employment agreements with ABVC shall remain the same until such agreements expire or are terminated accordingly.

Independence of Directors

The Company’s Board of Directors is currently comprised of five members, three of whom are considered independent directors. Dr. Ming-Fong Wu, Norimi Sakamoto and Yen-Hsin Chou are deemed independent as defined in The NASDAQ Stock Market Rules. The definition of “independent director” included in the Stock Market Rules includes a series of objective tests, such as that the director is not an employee of the Company, has not engaged in various types of specified business dealings with the Company, and does not have an affiliation with an organization that has had specified business dealings with the Company. Consistent with the Company’s Corporate Governance Principles, the Board’s determination of independence is made in accordance with the Stock Market Rules, as the Board has not adopted supplemental independence standards. As required by the Stock Market Rules, the Board also has made a subjective determination with respect to each director that such director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), even if the director otherwise satisfies the objective independence tests included in the definition of an “independent director” included in the Stock Market Rules.

In determining that each individual who served as a member of the Board in FY 2017 is or was independent, the Board considered that, in the ordinary course of business, transactions may occur between the Company and entities with which some of our directors are affiliated.

Based upon information requested from and provided by each proposed director concerning their background, employment and affiliations, including family relationships, Shin-Yu Miao, Yoshinobu Odaira and Shih-Chen Tzeng have been determined to be independent as defined under the Stock Market Rules.

Surviving Corporations

Rights, Privileges and Liabilities of Surviving Corporations

At the Effective Time, all the properties, rights, privileges, powers and franchises of BioLite and Merger Sub 1 will vest in Merger Sub 1, which shall become BioLite surviving corporation (“BioLite Surviving Corporation”), and all debts, liabilities and obligations of BioLite and Merger Sub 1 will become the debts, liabilities and obligations of BioLite Surviving Corporation. At the Effective Time, all the properties, rights, privileges, powers and franchises of BioKey and Merger Sub 2 will vest in Merger Sub 2, which shall become BioKey surviving corporation (“BioKey Surviving Corporation”), and all debts, liabilities and obligations of BioKey and Merger Sub 2 will become the debts, liabilities and obligations of BioKey Surviving Corporation.

Articles of Incorporation and Bylaws of the Surviving Corporations

The articles of incorporation and bylaws of BioLite in effect at the Effective Time will become the articles of incorporation and the bylaws of BioLite Surviving Corporation. The articles of incorporation and bylaws of BioKey in effect at the Effective Time will become the articles of incorporation and the bylaws of BioKey Surviving Corporation.

Conditions to the Consummation of the Mergers

Mutual Conditions: The obligations of ABVC, BioLite and BioKey to consummate the Merger and the other transactions described in the Merger Agreement are subject to the satisfaction or waiver of the following conditions:

●	Each of ABVC, BioLite and BioKey shall have received and approved the due diligence reports on each other and the updated Schedule of Exceptions on or before Closing.

●	This prospectus on Form S-4 shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”) and shall not be the subject of any stop order or proceedings seeking a stop order.

●	The Company’s Board of Directors shall consist of eleven persons as set forth on page 5 of this prospectus.

●	No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced, nor any injunction shall have been issued and be in effect, by any United States or state court or United States Governmental Body which prohibits, restrains or enjoins the consummation of the Merger.

●	Benchmark will have delivered to ABVC the Fairness Opinion, which will have been included in the Prospectus on Form S-4 that has been declared effective by the SEC.

Conditions to Obligations of BioLite. The obligations of BioLite to consummate BioLite Merger are also subject to the satisfaction or waiver by BioLite of the following conditions:

●	The Merger Agreement shall have been approved by the stockholders of BioKey.

●	The representations and warranties of Parent, BioKey, Merger Subs (solely with respect to the BioKey Merger) set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time of the Merger as though made on and as of the Effective Time.

●	The Parent and BioKey shall have complied in all material respects with their respective obligations set forth in the Merger Agreement.

●	Merger Sub 1 shall have delivered 1.82 shares of the Company’s common shares for each share of BioLite’s common stock (“BioLite Merger Consideration” or “BioLite Exchange Ratio”).

●	BioLite shall have received certificates from the Parent and BioKey certifying that the conditions precedent listed in the Merger Agreement have been satisfied or waived.

Conditions to Obligations of BioKey. The obligations of BioKey to consummate the BioKey Merger are also subject to the satisfaction or waiver by BioKey of the following conditions:

●	The Merger Agreement shall have been approved by the stockholders of BioLite.

●	The representations and warranties of Parent, BioLite (solely with respect to the BioLite Merger), Merger Subs set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time of the Merger as though made on and as of the Effective Time.

●	The Parent and BioLite shall have complied in all material respects with their respective obligations set forth in the Merger Agreement.

●	Merger Sub 2 shall have delivered one(1) share of the Company’s common stock for each share of BioKey’s common stock (“BioKey Merger Consideration” or “BioKey Exchange Ratio”).

●	BioKey shall have received certificates from the Parent and BioLite certifying that the conditions precedent listed in the Merger Agreement have been satisfied or waived.

Conditions to Obligations of ABVC or the Parent. The obligations of ABVC to consummate the Mergers are also subject to the satisfaction or waiver by ABVC of the following conditions:

●	The Merger Agreement shall have been approved by the stockholders of BioLite and BioKey, respectively.

●	BioLite shall have obtained and delivered to Parent any consent or authorization set forth on Schedule 3.5(a) of the BioLite Schedule of Exceptions.

●	BioKey shall have obtained and delivered to Parent any consent or authorization set forth on Schedule 4.5(a) of the BioLite Schedule of Exceptions.

●	Holders owning no more than five percent (5%), in the aggregate, of the outstanding BioLite Common Stock shall have perfected and not withdrawn a demand for dissenters’ rights pursuant to the Nevada Revised Statute and Section 2.3 of the Merger Agreement.

●	Holders owning no more than five percent (5%), in the aggregate, of the outstanding BioKey Common Stock shall have perfected and not withdrawn a demand for dissenters’ rights pursuant to the California General Corporate Law and Section 2.3 of the Merger Agreement.

●	ABVC shall have received certificates executed on behalf of BioLite by the chief executive officer of BioLite certifying that the conditions set forth in Section 8.2(a) and (b) of the Merger Agreement have been satisfied.

●	ABVC shall have received certificates executed on behalf of BioKey by the chief executive officer of BioKey certifying that the conditions set forth in Section 8.2(a) and (b) of the Merger Agreement have been satisfied.

●	The representations and warranties of BioLite (solely with respect to the BioLite Merger), BioKey (solely with respect to the BioKey Merger), Merger Subs set forth in the Merger Agreement shall be true and correct in all material respects as of the Effective Time of the Mergers as though made on and as of the Effective Time.

●	BioKey and BioLite shall have complied in all material respects with their respective obligations set forth in Article 6 Conduct of Business Pending the Merger, and Article 7 Additional Agreements of the Merger Agreement.

●	ABVC shall have received opinions of counsel of BioLite (solely with respect to the BioLite Merger) and (solely with respect to the BioKey Merger) BioKey in a form reasonably acceptable to ABVC.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the Company, BioLite, BioKey, Merger Sub 1 and Merger Sub 2 for a transaction of this type relating to, among other things:

●	Organization and qualification;

●	Capitalization;

●	Conflicts and governmental consents;

●	Taxes;

●	Litigation/compliance with laws;

●	Intellectual property rights;

●	Environmental matters;

●	FDA products; and

●	Compliance with SEC reporting obligations, if applicable.

None of the representations, warranties, covenants and agreements in the Merger Agreement or in any instrument delivered pursuant thereto, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained in the Merger Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) the general provisions of the Merger Agreement, such as governing law, notices and severability.

Restrictions on Sales of Shares of ABVC Securities Received in the Mergers

Shares of ABVC common stock issued pursuant to the Mergers will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act except for shares of ABVC common stock issued to any BioLite and BioKey stockholder who may be deemed to be an “affiliate” of ABVC for purposes of Rule 145 under the Securities Act after the completion of the Mergers. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, ABVC and may include the executive officers, directors and significant stockholders of ABVC, such as those BioLite and BioKey designated directors who will join the ABVC Board of Directors upon the completion of the Mergers. This prospectus does not cover resales of ABVC common stock received by any person upon the completion of the Mergers, and no person is authorized to make any use of this prospectus in connection with any resale.

Restrictions on Alternative Transactions

The Merger Agreement contains restrictions on the ability of BioLite and BioKey to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company. Notwithstanding these restrictions, the Merger Agreement provides that under specified circumstances, if either party receives an acquisition proposal from a third party that constitutes a superior proposal, defined in the Merger Agreement as BioLite Superior Proposal and BioKey Superior Proposal, as applicable, it may furnish nonpublic information to that third party and engage in negotiations to enter into a definitive agreement regarding the superior proposal with that third party. Prior to withdrawing or adversely modifying its recommendation in favor of the BioLite Merger or BioKey Merger in light of a superior proposal or entering into a definitive agreement regarding a superior proposal, the board of directors of BioLite or BioKey, as applicable, must give proper and timely written notice to the Parent of receiving such superior proposal and take into account any changes of the terms of this Merger Agreement that the Parent proposes in response to such superior proposal that BioLite or BioKey has received.

The restrictions on BioLite and BioKey limiting their ability to engage in alternative transactions with a third party may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to BioLite’s stockholders or BioKey’s stockholders.

BioLite Superior Proposal and BioKey Superior Proposal are defined in the Merger Agreement to mean any bona fide written acquisition proposal on terms which BioLite’s or BioKey’s board of directors has determined in its good faith judgment are more favorable to the stockholders of BioLite or BioKey, as applicable, if consummated in accordance with its terms from a financial point of view than the transactions contemplated by the Merger Agreement, after consultation with their respective legal counsel and financial advisor and taking into account all financial, regulatory, legal and other aspects of such proposal and transaction and any changes to the terms of the Merger Agreement proposed by Parent.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing date as follows:

●	by mutual written consent of the Parent, each Merger Sub, BioLite and BioKey;

●	by Parent, BioLite, or BioKey if any court of competent jurisdiction or other governmental body located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Mergers and such order, decree, ruling or other action is or shall have become final and non-appealable;

●	by Parent, BioLite, or BioKey prior to the Effective Time, if the Effective Time shall not have occurred on or before July 31, 2018 (the “Termination Date”), provided that, the Termination Date may be extended upon the written consent of the Parties, which will not require any shareholder approval;

●	by BioLite if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, BioKey or either Merger Sub contained in the Merger Agreement and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioKey, as applicable, and (B) the Termination Date; provided that BioLite is not in material breach of the Merger Agreement.

●	by BioKey if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent, BioLite or either Merger Sub contained in the Merger Agreement and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioLite, as applicable, and (B) the Termination Date; provided that BioKey is not in material breach of the Merger Agreement;

●	by ABVC if there shall have been a breach of any representation, warranty, covenant or agreement on the part of BioKey, BioLite or either Merger Sub contained in the Merger Agreement and, in either such case, such breach shall not have been cured prior to the earlier of (A) fifteen (15) days following notice of such breach to Parent or BioLite, as applicable, and (B) the Termination Date; provided that ABVC is not in material breach of the Merger Agreement;

●	by BioLite in the event that BioLite receives a BioLite Superior Proposal in accordance with the terms and subject to the conditions of Section 7.4 of the Merger Agreement;

●	by BioKey in the event that BioKey receives a BioKey Superior Proposal in accordance with the terms and subject to the conditions of Section 7.5 of the Merger Agreement;

●	By ABVC in the event that the board of directors of BioLite withdraws or modifies in an adverse manner its recommendation for the BioLite Merger in accordance with Section 7.4 or that the board of directors of BioKey withdraws or modifies in an adverse manner its recommendation for the BioKey Merger in accordance with Section 7.5 of the Merger Agreement.

Upon termination of the Merger Agreement in accordance with terms thereof, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except for certain provisions surviving such termination and liabilities and damages arising from fraud or intentional breach of the Merger Agreement. Except as otherwise specifically provided in the Merger Agreement, each party shall bear its own fees and expenses in connection with the Merger Agreement and the transactions contemplated thereby.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof, which would result in the applicability of the laws of another jurisdiction, except to the extent required under Nevada corporate law or California corporate law, as applicable.

Other Agreements

ABVC, BioLite and BioKey have agreed to use its commercially reasonable efforts to:

●	File or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the Mergers;

●	Take all actions necessary to complete the Mergers;

●	Coordinate with each other in preparing and exchanging information;

●	Obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the Merger Agreement;

●	Consult and agree with each other about any public statement that one party intends to make concerning the Mergers; and

●	Keep certain information confidential among the parties involved in the Mergers.

INFORMATION ABOUT THE COMPANIES

ABVC’s Business

American BriVision (Holding) Corporation

44370 Old Warm Springs Blvd.

Fremont, CA 94538

(845) 291-1291

Overview

ABVC is a clinical stage biopharmaceutical company focused on utilizing its licensed technology to (i) further the development of pharmaceutical products with focuses on cancer and central nervous system indications, (ii) seek regulatory approvals for their drug candidates, and (iii) after receiving necessary regulatory approval, collaborate with selected pharmasecutical companies to commercialize such pharmaceutical products in various markets. ABVC’s business model includes the following stages: 1) engaging qualified medical research institutions to conduct clinical trials of translational drug candidates for POC on behalf of the Company; 2) retaining ownership of the research results by the Company, and 3) out-licensing the research results and data to qualified pharmaceutical companies that will develop our research results to commercially ready pharmaceutical products. We are conducting clinical research and development on five new drug candidates and one medical device, which are our primary business operations. Since inception of the Company, we did not generate revenue from our primary operations. Currently, the Company concentrates on the research and development of five new drug candidates licensed from BioLite Inc., a company formed in Taiwan that is a subsidiary of BioLite Holding, Inc. (“BioLite Taiwan”). In addition, the Company is licensed to research and develop a Class III medical device, ABV-1701Vitreous Substitute for Vitrectomy (“ABV-1701”), a new medical device candidate licensed from BioFirst. BioFirst is a related party of the Company because a control beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and primary shareholder of BioFirst.

Collaboration Agreement with BioLite

On December 29, 2015, American BriVision Corporation (“BriVision”), a Delaware corporation and our wholly owned subsidiary, entered into a Collaboration Agreement with BioLite Taiwan pursuant to which BioLite granted BriVision the sole licensing rights to research and develop, for therapeutic purposes in the territories of the United States and Canada (collectively the “North America Region”), the following products (the “Products”): ABV-1504 (BLI-1005) Major Depressive Disorder (“MDD”); ABV-1505 (BLI-1008) Attention Deficit Hyperactivity Disorder (“ADHD”); BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; ABV-1501 (BLI-1401-2) Anti-Tumor Combination Therapy-Triple Negative Breast Cancer (“TNBC”); and BLI-1501 Hematology-Chronic Lymphocytic Leukemia (“CLL”). From the common API of ABV-1501 and BLI-1401-1, ABVC and BriVision developed ABV-1703 for the treatment of Pancreatic Cancer. BioLite Taiwan and ABVC are related parties as Eugene Jiang is our Chairman of the Board and a director of BioLite Taiwan.

The material terms of the Collaboration Agreement are as follows:

●	BriVision is responsible to make up-front, milestone and royalty payments to BioLite Taiwan, as further described below.

●	BioLite Taiwan owns all files, data, confidential and non-public information, including, without limitation, all IND packages and clinical study reports, regarding the Compounds (collectively, the “Compound IP”), to the extent that the Compound IP were and are developed in Taiwan, and BriVision owns all Compound IP to the extent they are developed in the North America Region. BioLite Taiwan granted an exclusive license to its Compound IP to BriVision for the purpose of further development and commercialization of the Products in the North America Region. BioLite Taiwan and BriVision share the responsibility of preparing for clinical trials by delivering Compound IP and preparing related materials.

●	BriVision is and has been responsible for all clinical trial expenses incurred in the North America Region. BioLite Taiwan paid all clinical trial expenses for trials conducted in Taiwan as of the date of December 31, 2017.

●	The Collaboration Agreement will remain in effect for fifteen years from the date of first commercial sale of the Products in the North America Region. Either party may terminate upon thirty days’ prior written notice for breach or insolvency.

●	BriVision agreed to pay to BioLite Taiwan an aggregate of up to One Hundred Million Dollars ($100,000,000) (the “Aggregate Amount”) in milestone payments during the term of the agreement, payable in cash or the Company or its parent company’s equity. A certain percentage of the Aggregate Amount will be paid to BioLite Taiwan upon completion of each milestone by BioLite Taiwan as set forth in the Collaboration Agreement. An upfront payment of $3,500,000 (the “Milestone Payment”), or 3.5% of the Aggregate Amount, was due under the Collaboration Agreement. On May 6, 2016, BriVision and BioLite Taiwan amended the payment terms under the Collaboration Agreement by entering into a Milestone Payment Agreement, pursuant to which ABVC paid BioLite $2,600,000 in cash and $900,000 in newly issued shares of its common stock, based on a price of $1.60 per share, for an aggregate number of 562,500 shares.

●	Milestones shall be reached upon BioLite Taiwan’s submissions of IND and NDAs for6 the Products, and completion of various phases in the application processes, as set forth in the Collaboration Agreement.

●	In addition to the Aggregate Amount, BriVision will pay BioLite five percent (5%) of net sales of Products in the North America Region when any of the Products are approved for marketing and sales in such Region.

On January 12, 2017, ABVC, through BriVision, and BioLite Taiwan entered into an Addendum (the “Addendum”) to the Collaboration Agreement dated December 29, 2015 and as amended May 6, 2016. Pursuant to the Addendum, BioLite Taiwan agreed to license us to research and develop an additional new drug, “Maitake Combination Therapy” (the “Sixth Product”) worldwide. The ownership of any clinical trial data and Intellectual Property as defined in the Collaboration Agreement should belong to ABVC. ABVC should pay for all clinical trials and other expenses associated with all clinical trials and should have the right to sublicense Five Products in the North America Region and the Sixth Product worldwide. There was no additional Milestone Payments as defined in paragraph 3 of the Collaboration Agreement that needed to be made now or in the future with respect to the Sixth Product. In the event that BioLite is obligated to pay its licensor in excess of 3% of the net sales, BioLite and the Company shall renegotiate and increase the Royalty Charge to a percentage to be later agreed upon as opposed to the original amount of 5% of the net sales as defined in paragraph 4 of the Collaboration Agreement.

ABVC’s Compounds Licensed from BioLite

We currently are granted from BioLite the sole licensing rights to develop six compounds for therapeutic purposes. Below is the description of each of the six compounds.

I.	ABV- 1501 Combination therapy for TNBC

●	ABV- 1501 is developed from BLI-1401-2 whose active pharmaceutical ingredient is Yukiguni Maitake Extract 404. MSKCC conducted the Phase I clinical trial of a polysaccharide extract from Grifola frondosa (Maitake mushroom), which is very similar to Yukiguni Maitake Extract 404. The Phase I trial focused on Grifola frondosa extract’s immunological effects on breast cancer patients. The results of the Phase I trial showed that oral administration of a polysaccharide extract from Maitake mushroom is associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood.

●	ABVC’s IND application of ABV-1501 for the Phase II clinical trials referenced with MSKCC Maitake and such Phase II IND was approved in March 2016 by the FDA.

●	ABVC is currently speaking with a medical center located in California, United States with respect to potential cooperation opportunities on ABV-1501’s Phase II clinical study.

II.	ABV-1502 Solid Tumor with Anti-PD1 - Combination therapy for solid tumors with Anti-PD1

●	In addition to ABV-1501, ABVC plans to develop ABV-1501 for the potential treatment of solid tumor with anti-PD1, which is also derived from Maitake mushroom extract.

●	Currently, ABVC is coordinating with a U.S. health center to prepare the Phase I IND package for ABV-1502 and seeking suitable manufacturers of anti-PD1 drug.

As stated above, ABV-1501 and ABV-1502 share the same API, which is Maitake mushroom extract, the IND study details of which are as follows:

●	During the Phase I/II clinical trial of Maitake mushroom extract, a total of 34 eligible study subjects were enrolled from March 2004 to January 2007. The primary endpoints were safety and tolerability. The test drug was orally administrated and a polysaccharide extract from Maitake mushroom was associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood. The IND number is 68853 and MSKCC received filing confirmation from the FDA on Jan 22, 2004.

Generally, Phase I clinical trials are performed with healthy subjects to test for safety and Phase II clinical trials are performed with patient subjects for efficacy as well as safety. However, trials of cancer-related drugs must involve subjects with the targeted cancer, and as such, Phase I/II studies involving cancer patients include primary endpoints of safety and tolerability and a secondary endpoint of efficacy.

III.	ABV-1503 Combination therapy for CLL

●	We were preparing the IND package for the Phase II clinical study of Epigallocatechin gallate (“EGCG”) for CLL. BioLite Taiwan prepared the Compound IP for the CMC part of the IND. ABVC and MSKCC intended to collaborate to design the protocols for the clinical trials and the IRB documents.

●	We are waiting for MSKCC to prepare a clinical trial agreement.

IV.	ABV-1504 MDD

●	This is Polygala extract for the potential treatment of Major Depressive Disorder.

●	BioLite performed Phase I clinical trial of ABV-1504 and has obtained FDA Phase II Part One/Part Two IND approval. The results of Phase II Part One clinical trial of ABV-1504 are described below.

●

We started the Phase II Part Two clinical trial of ABV-1504 in the third quarter of 2016 and the study is being conducted in the following sites in Taiwan and United States: Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital (Songde Branch), Tri-Service General Hospital, Wan Fang Hospital and Stanford University in the United States.

V.	ABV-1505 ADHD

●	This is a Polygala extract for ADHD.

●	BioLite Taiwan has obtained FDA approval for IND application of Phase II study of ABV-1505 on January 25, 2016, and ABVC is currently negotiating with qualified medical sites and research institutions for Phase II clinical trials of ABV-1505.

ABV-1504 and ABV-1505 have the same API: the extract of Radix Polygalae (Polygala tenuifolia Willd/PDC-1421 Capsule).

●	A Phase II Study of PDC-1421 Capsule to Evaluate the Safety and Efficacy in Patients with MDD

IND Number: 112567

Primary Study Objective: To assess the efficacy profile of PDC-1421 Capsule in major depressive disorder with Montgomery-Asberg Depression Rating Scale (“MADRS”).

Secondary Study Objective: To evaluate the efficacy and safety profile

Study period: 2 years.

Total 72 study subjects will be enrolled.

Study site: There are five sites in Taiwan and one site in the U.S. (Stanford University, currently preparing for IRB approval and the clinical trial agreement.)

Sponsor: BioLite Taiwan

For ABV-1504 Phase II part one---total subject: 12, trial period: 2/11/2016-7/14/2016, administered route: oral, test results are as follows:

Trial Progress Report:

1. Part I trial has been completed with 12 subjects (screening: 14, enrolling: 12). The six subjects were in the Part I high dosage group.

2. Under the suicide risk assessment (C-SSRS) Subject X indicated that the suicidal ideation scores were 4 for both Visit 7 and Visit 8. The PI confirmed that the subject had external pressures (moving, etc.), which produced constant suicidal thoughts, and such observation was reflected in Dr. A’s (PI) evaluation. The subject expressed his/her intention to stay positive in a counseling session, and the subject was contacted by a researcher after leaving the facility. After reviewing by the researcher, a justification was made that the suicidal behavior was irrelevant to the drug administered.

3. Clinical data of the six high-dosage administered subjects with data exceeding normal value:

    - NCS- Non-Clinical Significant judged by PI. CS: Clinical Significant judged by PI.

    -After data safety review board carefully reviewed, they agree to proceed to part two clinical trial.

For ABV-1504 Phase II part two: this phase currently is conducted in 5 clinical sites in Taiwan (started in Q3 2016) and one US site is under IRB review.

For “A Dose Escalation Phase I Study of PDC-1421 Capsule Targeting in Depression:” Trial period: 11/13/2012-7/5/2013, final report date 11/12/2013. Enroll subject: 30, 23 PDC-1421, 7 placebo control.

Study Conclusions:

(1) No subject had serious adverse event and no subject discontinued due to adverse event;

(2) No clinically significant findings were observed in physical examinations; vital signs, electrocardiograms, laboratory measurements, and C-SSRS were observed throughout the treatment period;

(3) The oral administration of PDC-1421 in healthy volunteers was safe and well-tolerated for the dose from 380 mg to 3800 mg.

For A Phase II Study of PDC-1421 Capsule to Evaluate the Safety and Efficacy in Patients with Major Depressive Disorder:

Part One- study period 2/11/2016-7/12/2016. Total subject: 12.

We purchase the extract of Radix Polygalae (Polygala tenuifolia Willd/PDC-1421 Capsule) from Herng Fa Fa Pharmaceutical Technology, and have ITRI process such extract. There are no limits on availability to us on any of these ingredients.

Collaboration Agreement with BioFirst

On July 24, 2017, BriVision entered into the BioFirst Agreement with BioFirst, a corporation incorporated under the laws of Taiwan, pursuant to which BioFirst granted BriVision the global license to co-develop BFC-1401 or ABV-1701 Vitreous Substitute for Vitrectomy for medical purposes. BioFirst is a related party to the Company because BioFirst and YuanGene Corporation (“YuanGene”), the Company’s controlling shareholder, are under common control of the controlling beneficiary shareholder of YuanGene.

According to the BioFirst Agreement, we co-develop and commercialize BFC-1401 with BioFirst and are obligated to pay BioFirst $3,000,000 in cash or common stock of the Company on or before September 30, 2018 in two installments. As of the date of this prospectus, we have not made the payment of $3,000,000 to BioFirst. The Company is entitled to receive 50% of the future net licensing income or net sales profit when ABV-1701 is sublicensed or commercialized.

●	Research & development of ABV-1701

The vitreous body is a clear, transparent gelatinous substance in the vitreous cavity of the eye that is posterior to the lens and anterior to the retina. A degenerated or liquefied vitreous body will lead to floater formation, leading to posterior vitreous detachment or retinal detachment. Vitrectomy has been the standard therapy for severe retinal detachment. A vitreous substitute is needed after vitrectomy to support the reattached retina.

Vitargus is a new investigational medical device as a better alternative of vitreous substitute. An investigational medical device is one that is the subject of a clinical study designed to evaluate the effectiveness and/or safety of the device.

On November 7, 2016, the application of phase I clinical trial prepared and submitted by BioFirst was approved by Human Research Ethics Committee, Australia (“HREC”), and on November 14, 2016, it was approved by the Therapeutic Goods Administration, Australia (“TGA”).

Currently, we are conducting a phase I clinical trial of ABV-1701 at Sydney Retina Clinic and Day Surgery, a clinic located in Sydney, Australia. This is the only site for this clinical trial. The trial started on November 16, 2016, and is expected to be completed on or before November 15, 2018. The Protocol Title is “A Phase I, single center, safety and tolerability study of Vitargus in the treatment of Retinal Detachment.”

The primary endpoint of this phase I clinical trial is to evaluate the safety and tolerability of a single intravitreal dose of Vitargus in patients as a vitreous substitute during vitrectomy surgery for retinal detachment. Intravitreal is a route of administration of a drug or other substance, in which the substance is delivered into the eyes. The secondary endpoint of this phase I clinical trial is to assess retinal attachment and Virtagus degradation at day 90 and to assess best corrected visual acuity (“BVCA”) after vitrectomy surgery. BVCA refers to the best possible vision a person can achieve. The primary and second endpoints are required by HREC for the purpose of evaluation of our Phase I clinical trial application.

We plan to enroll in an aggregate number of 10 patient subjects in this trial. As of this registration statement, we have received the approval from the Data and Safety Monitoring Board for the first subject, and nine (9) more subjects have been enrolled. In this trial, Vitargus is injected into the vitreous cavity of vitrectomised eyes, whose vitreous gel is removed from the vitreous cavity after a vitrectomy surgery. The clinical testing commenced on November 17, 2016, and ended in 2018. ABVC is currently preparing the report for the clinical trial of ABV-1701.

Co-development Agreement with Rgene

On May 26, 2017, BriVision entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation, a corporation incorporated under the laws of Taiwan (“Rgene”), to co-develop and commercialize in the global markets three new drug products that are included in the Sixth Product as defined in the Addendum. The three drugs licensed to Rgene are ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1703 Pancreatic Cancer Combination Therapy and ABV-1527 Ovarian Cancer Combination Therapy.

Pursuant to the Co-Dev Agreement, Rgene should pay to the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017 in three installments. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development cost shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company delivered all research, technical, data and development data to Rgene. Because both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. As of the date of this prospectus, the Company received $450,000 in cash.

As of date of this prospectus, no net licensing income and/or net sales profit has occurred.

Market Opportunity and Growth Strategy/Business Plan

ABVC focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs. The business model of ABVC includes integrating research achievements from world-renowned medical research institutions, such as MSKCC and MD Anderson Cancer Center, conducting clinical trials of translational medicine for POC, out-licensing to international pharmaceutical companies and indirectly getting involved in the global market opportunities. In the United States, any qualified clinic can conduct clinical trials. We currently strive to continue collaborating with top medical research institutions. However, if for any reason we cannot maintain the collaboration with any of such medical centers, we will seek to select qualified clinics to further develop our new drug and medical device products in the pipeline. Our primary goal is to pursue collaborations with top medical centers.

Our business plan is to conduct and complete Phase II clinical trials for all of our products in the pipeline in the US and/or Canada. If we obtain satisfactory results in the Phase II clinical trial for any such compounds or ABV-1701, we will seek strategic partners to out-license any such compounds tor ABV-1701 to established pharmaceutical companies for further development. Furthermore, we will continue to search for potential products (drugs or medical devices) worldwide to expand our product pipeline for their research and development in North America.

The competitive advantages of our business model include:

1. Once we successfully complete POC of any product in the pipeline, we will seek strategic partners, such as respected pharmaceutical companies in the United States and boutique qualified clinics, to co-develop such mature product. In consideration for our licensing of the mature product, we expect to receive capital which we plan to use for our research and development of other products in the pipeline or selection of other new drugs or medical devices.

2. Sublicensing our products that pass Phase II clinic trials to other pharmaceutical companies saves us the time and resources to conduct Phase III clinical trials and provides a quicker return on our investment in our products.

3. We have five new drug products related to central nervous system and cancers and one new medical device for vitreous substitutes under development. This development portfolio diversifies our research risks by focusing on three different medical fields.

We are currently negotiating with potential medical center partners regarding conducting clinical trials on certain compounds in our pipeline. However, we cannot provide any assurance that we will find a qualified medical center to conduct clinical trials of any of our new drug products or enter into a definitive licensing agreement with any pharmaceutical companies.

In accordance with the Collaboration Agreement with BioLite and its Addendum and pursuant to existing practice, we own all intellectual property rights to the six products developed in Canada and the U.S. BioLite owns all intellectual property developed with respect to the five products licensed from BioLite to ABVC and developed outside Canada and the U.S. We have the right to sublicense our intellectual property to develop such products in Canada and the U.S.

Currently, we concentrate on developing five new drug candidates and one medical device candidate and will continue searching for other new drug and medical device products for further development and ultimate licensing for Phase III development by the sub-licensees.

Management

The following table sets forth as of the date of this prospectus the name, age, and position of each executive officer, key employee and director and the term of office of each such person.

Name	Age	Position	Term(s) of Office
Eugene Jiang	31	Chairman of the Board and interim Chief Financial Officer	CEO and President from September 2015 to September 15, 2017 Chairman of the Board from September 2015 Appointed as interim Chief Financial Officer since May 9, 2018
Dr. Howard Doong	60	Chief Executive Officer and President	From September 15, 2017
Dr. Chi-Hsin Richard King	69	Chief Science Officer	From September 15, 2017
Dr. Tsang Ming Jiang	57	Director	From November 23, 2017
Dr. Ming-Fong Wu	42	Independent Director	From November 23, 2017
Norimi Sakamoto	47	Independent Director	From November 23, 2017
Yen-Hsin Chou	29	Independent Director	From November 23, 2017

Set forth below is certain biographical information regarding each of our directors and officers as of the date of this prospectus.

Eugene Jiang – Chairman and interim Chief Financial Officer

Mr. Eugene Jiang has served as our CEO and President since the Company’s inception in July 2015 until he resigned on September 15, 2017. He remains the Chairman of the Board. From June 2015 until present, Mr. Jiang also serves as Director for BioLite Incorporation. He also serves as CEO for Genepro Investment Company since March 2010. Mr Jiang obtained an EMBA degree from the University of Texas in Arrington in 2009. And in 2008, Mr. Jiang received a bachelor’s degree in Physical Education from Fu Jen Catholic University.

Dr. Howard Doong-- CEO

Dr. Howard Doong was appointed as the Company’s new CEO on September 15, 2017. In addition to the position at the Company, Dr. Doong also serves as the CEO and Chief Scientific Officer (“CSO”) of LifeCode Biotechnology Company (“LifeCode”), a Taiwan company in the biotechnology business, since 2017. At the same time, he also serves as the CEO and CSO of Wuhan Frasergen Genomic Medicine Company (“Wuhan Frasergen Genomic”), a Chinese company in the biotechnology business, since 2016. He served as the CSO of Cold Spring Biotech Corporation, a Taiwan corporation in the biotechnology business from 2014 to 2016. He served as the CEO of iKnowledge-Care Bioscience Corp, a Taiwan company in the biotechnology business from 2014 to 2015. He served as the director of Taipei Veteran General Hospital-LilPao Laboratory of Cancer Genomic Medicine from 2012 to 2013. He served as the Vice President and director of Quality Assurance, TrimGen Corporation, a Maryland corporation in the biotechnology business from 2009 to 2011. Dr. Doong received his Ph.D. degree from University of Chicago, the Department of Organismal Biology and Anatomy and the Department of Surgery. He received his M.D and Ph.D. degree from Harvard-MIT Division of Health Sciences and Technology. He received his M.S. degree from the University of New Hampshire, Genetics Program and B.S. degree from Fu-Jen University, Taiwan, Department of Biology.

Dr. Tsang Ming Jiang, director, serves as a technical director at the Industrial Technology Research Institute in Taiwan since January 2017. Prior to joining the Industrial Technology Research Institute as a technical director, Dr. Jiang worked at the Company as chief information officer from November 2016 to January 2017, Ericsson as engineering manager from 2013 to 2016 and the Industrial Technology Research Institute as deputy director from October 2011 to February 2013. In addition, Dr. Jiang worked at several other research institutes, including University of Alaska Fairbanks, National Taiwan University and Chung Cheng University, with his research interest in cloud computing and Internet security, especially in the areas of virtualization, software-defined data centers, SDN enabled networks and big data analytics. Dr. Jiang received his Bachelor of Science in electrical engineering in 1982 and Master of Science in electrical engineering in 1984, both from National Taiwan University, and his Ph.D. in electrical engineering and computer science from University of Illinois at Chicago in 1988. Dr. Tsang Ming Jiang is a brother of Dr. Tsung-Shann Jiang, who together with his wife collectively owns 80% of Lion Arts Promotion, Inc. (“LION”) which has approximately 69.3% of ownership interest in the Company through YuanGene Corporation, a wholly-owned subsidiary of LION.

Dr. Ming-Fong Wu, director, is a senior physician at Taoyuan Hanqun Orthopedic Clinic from 2012. Prior to Taoyuan Hanqun Orthopedic Clinic, Dr. Wu worked as a physician at various private and public hospitals and clinics, such as National Taiwan University Hospital. Dr. Wu graduated from National Taiwan University College of Medicine in 2000 and has obtained his license to practice medicine and orthopedist’s license in Republic of China.

Norimi Sakamoto, director, currently serves at four enterprises, Shogun Maitake Canada Co., Ltd. as an executive officer and business development manager from 2015, Shogun Maitake Odaira Enterprise Ltd as an executive officer from 2017, Odaira Corporation Co., Ltd. as chief executive officer since 2014 and MyLife Corporation as president and chief executive officer since 2012. Ms. Sakamoto started her career in 1997 from Sumitomo Corporation Hokkaido Co., Ltd. in Japan. Ms. Sakamoto received her Bachelor Degree of Arts in travel and tourism from Davis and Elkins College in 1993 and Master of Science in urban studies from the University of New Orleans in 1995.

Yen-Hsin Chou, director, serves as a clerk at Mega Securities Co., Ltd. since 2011. Ms. Chou’s responsibilities primarily include selling various types of securities, including futures, funds and insurance, managing clients’ accounts and business development. Ms. Chou received a Bachelor Degree from Yuan Chi University School of Economics in 2011.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Dr. Chi-Hsin Richard King—Chief Science Officer

Effective September 15, 2017, the Board appointed Dr. Chi-Hsin Richard King as the CSO of the Company. Dr. Chi-Hsin Richard King, 69, retired since July 2017. He served as the consultant at TaiGen Biotechnology Co. Ltd (“TaiGen”), a Taiwan company in the biotechnology business, from August 2016 to July 2017, the Senior Vice President at TaiGen from July 2008 to August 2016 and as the Vice President at Research and Development of TaiGen from June 2005 to July 2008. Dr. King served as the Director at Albany Molecular Research Inc. (“AMRI”), a New York corporation, from January 2003 to June 2005, the Assistant Director at Medicinal Chemistry Department of AMRI from January 2000 to December 2002 and the Assistant Director at Chemical Development Department of AMRI from August 1997 to January 2000. Dr. King received the Ph. D. degree of organic chemistry from University of Utah in March 1980, and B.S. degree of chemistry from National Taiwan Normal University in July 1972.

Intellectual Property

ABVC Products are dependent on approximately 43 patents granted or pending in various jurisdictions. Those patents are owned the original licensors, such as MPITDC.

Our Facilities

Address	Size	Leased/Owned/ Granted	Function	Monthly Rent
44370 Old Warm Springs Blvd. Fremont, CA 94538	One office 110B	Leased	Corporate office	$800.00

Employees

We have nine full-time employees and one consultant. None of our employees are represented by a labor organization and we consider our relationship with our employees to be good.

Government Regulation

Regulations Relating to Products and Manufacturing

ABVC’s products and research and development activities are regulated by numerous governmental authorities, principally the FDA and corresponding state and foreign regulatory agencies. Any medical device ABVC develops and manufactures will be subject to pervasive and continuing regulation by the FDA. The nature and extent to which such regulation applies to us may vary depending on the nature of our products, including the Products and ABV-1701 Vitreous Substitute for Vitrectomy developed by ABVC. We anticipate that many, if not all, of our products will require regulatory approval by governmental agencies prior to commercialization. Our products are subject to rigorous pre-clinical testing and clinical trials and other approval procedures of the FDA, and similar regulatory authorities in Europe and other countries. Various governmental statutes and regulations also govern or influence clinical trials, CMC related to such products and their marketing. The approval process and subsequent compliance with related statutes and regulations require substantial time and capital commitment, and there can be no guarantee that approvals will be granted.

FDA Approval Process and other U.S. Regulatory Authorities

Prior to commencement of clinical studies, pre-clinical testing of new pharmaceutical products is generally conducted on animals in laboratories to evaluate the potential efficacy and safety of the new drug candidate. The results of these studies are submitted to the FDA as a part of an IND application, which must become effective before clinical trials. Typically, clinical trials involve a time-consuming and costly three-phase process. Phase I clinical trials are conducted on a small number of healthy human subjects to establish a safety pattern of drug distribution and metabolism within subjects’ bodies. Phase II clinical trials are conducted with groups of patients afflicted with the target disease that the new drug is designed to treat in order to determine preliminary efficacy, possible dosages and expanded evidence of safety. In some cases, an initial clinical trial is conducted on diseased patients to assess both preliminary efficacy and preliminary safety and patterns of drug metabolism and distribution, in which case such trial is referred to as a Phase I/II trial. Phase III clinical trials are large-scale, multi-center, comparative trials that are conducted on patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing; and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to a point whereby the risk/benefit ratio of the new drug candidate is below a certain level. Monitoring of all aspects of the study to minimize risks is a continuing process. All adverse events must be reported to the FDA.

The results of the pre-clinical and clinical testing on a non-biologic drug and certain diagnostic drugs are submitted to the FDA in the form of a NDA for approval prior to commencement of commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information or refuse to approve if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all, for any of our proposed products.

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to the treatment of oocyte donors, the manufacturing environment under which human cells for therapy are derived, safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents. We cannot accurately predict the influence on our research operations caused by regulatory changes.

In the U.S., medical devices are classified into three different classes, Class I, II, and III, on the basis of controls deemed necessary to provide a reasonable assurance of the safety and effectiveness of the device. Class I devices are subject to general controls, such as facility registration, medical device listing, labeling requirements, premarket notification (510(k)) (unless the medical device has been specifically exempted from this requirement), adherence to the FDA’s Quality System Regulation, and requirements concerning the submission of device-related adverse event reports to the FDA. Class II devices are subject to general and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Generally, Class III devices are those that must receive premarket approval by the FDA to provide a reasonable assurance of their safety and effectiveness, such as life-sustaining, life-supporting and implantable devices, or new devices that have been found not to be substantially equivalent to existing legally marketed devices. Under Section 515 of the act, all devices placed into Class III are subject to premarket approval requirements. Premarket approval by FDA is the required process of scientific review to ensure the safety and effectiveness of Class III devices. An approved premarket approval application, like an approved NDA, is, in effect, a private license granted to the applicant for marketing a particular medical device. A Class III device that fails to meet PMA requirements is considered to be adulterated under Section 501(f) of the FDA Act and cannot be marketed. After file premarket application to FDA for a new type III medical device, FDA will require an approved or considered approved investigational device exemption (“IDE”) under section 520(g) of the act and parts 812 and 813. ABV-1701 Vitreous Substitute for Vitrectomy is classified as Class III device and subject to the review process prescribed under Section 515 of the FDA Act.

An IDE allows the investigational device to be used in a clinical study in order to collect safety and effectiveness data. Clinical studies are most often conducted to support a premarket application. All clinical evaluations of investigational devices, unless exempt, must have an approved IDE before the study is initiated. An approved IDE permits a device to be shipped lawfully for the purpose of conducting investigations of the device without complying with other requirements of the FDA Act that would apply to devices in commercial distribution.

European and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries will likely be necessary prior to commencement of marketing such product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before approving it, even though the relevant product has been approved by the FDA or another authority. The regulatory authorities in the European Union (“EU”), Australia and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining an approval in a particular country may vary from the process in another country, but generally follows a similar sequence to that described for FDA approval. In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one member country followed by mutual recognition by the other member countries.

ABVC is or may become subject to various other federal, state, local and foreign laws, regulations and policies relating to, among other things, safe working conditions and the use and disposal of hazardous or potentially hazardous substances used in connection with research and development. Failure to comply with applicable regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by the U.S and foreign governments to permit product sales and criminal prosecution.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. ABVC’s business is subject to compliance with these laws.

Anti-Kickback Laws

In the U.S., there are federal and state anti-kickback laws that generally prohibit the payment or receipt of kickbacks, bribes or other remuneration in exchange for the referral of patients or other health-related business. The U.S. federal healthcare programs’ Anti-Kickback Statute makes it unlawful for individuals or entities knowingly and willfully to solicit, offer, receive or pay any kickback, bribe or other remuneration, directly or indirectly, in exchange for or to induce the purchase, lease or order, or arranging for or recommending purchasing, leasing, or ordering, any good, facility, service, or item for which payment may be made in whole or in part under a federal healthcare program such as Medicare or Medicaid. The Anti-Kickback Statute covers “any remuneration,” which has been broadly interpreted to include anything of value, including for example gifts, certain discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the arrangement can be found to violate the statute. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. In addition, several courts have permitted kickback cases brought under the Federal False Claims Act to proceed, as discussed in more detail below.

Because the Anti-Kickback Statute is broadly written and encompasses many harmless or efficient arrangements, Congress authorized the Office of Inspector General of the U.S. Department of Health and Human Services, or OIG, to issue a series of regulations, known as “safe harbors.” For example, there are regulatory safe harbors for payments to bona fide employees, properly reported discounts, and rebates, and for certain investment interests. Although an arrangement that fits into one or more of these exceptions or safe harbors is immune from prosecution, arrangements that do not fit squarely within an exception or safe harbor do not necessarily violate the statute. The failure of a transaction or arrangement to fit precisely within one or more of the exceptions or safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that arguably implicate the Anti-Kickback Statute but do not fully satisfy all the elements of an exception or safe harbor may be subject to increased scrutiny by government enforcement authorities such as the OIG.

Many states have laws that implicate anti-kickback restrictions similar to the Anti-Kickback Statute. Some of these state prohibitions apply, regardless of whether federal health care program business is involved, to arrangements such as for self-pay or private-pay patients.

Government officials have focused their enforcement efforts on marketing of healthcare services and products, among other activities, and recently have brought cases against companies, and certain sales, marketing and executive personnel, for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Federal Civil False Claims Act and State False Claims Laws

The federal civil False Claims Act imposes liability on any person or entity who, among other things, knowingly and willfully presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program, including Medicare and Medicaid. The “qui tam,” or “whistleblower” provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. Medical device companies, like ABVC, can be held liable under false claims laws, even if they do not submit claims to the government where they are deemed to have caused submission of false claims by, among other things, providing incorrect coding or billing advice about their products to customers that file claims, or by engaging in kickback arrangements with customers that file claims. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 to $11,000 for each separate false claim.

U.S. Foreign Corrupt Practices Act

ABVC is also subject to the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws applicable in non-U.S. jurisdictions that generally prohibit companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of ABVC’s customer relationships outside of the U.S. will be with governmental entities and therefore subject to such anti-bribery laws.

HIPAA and Other Privacy Regulations

The regulations that implement HIPAA also establish uniform standards governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by healthcare providers, health plans and healthcare clearinghouses, which are referred to as “covered entities.” Several regulations have been promulgated under HIPAA’s regulations including: the Standards for Privacy of Individually Identifiable Health Information, or the Privacy Rule, which restricts the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, or the Transactions Rule, which establishes standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures, and the Security Standards for the Protection of Electronic Protected Health Information, or the Security Rule, which requires covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although ABVC does not believe that it is a covered entity and therefore is not currently directly subject to these standards, ABVC expects that some of its customers may be covered entities and may ask ABVC to contractually comply with certain aspects of these standards by entering into certain agreements. While the government intended this legislation to reduce administrative expenses and burdens for the healthcare industry, ABVC’s compliance with certain provisions of these standards entails significant costs for ABVC.

Environment

ABVC seeks to comply with all applicable statutory and administrative requirements concerning environmental quality. Expenditures for compliance with federal state and local environmental laws have not had, and are not expected to have, a material effect on ABVC’s capital expenditures, results of operations or competitive position.

Litigation

ABVC may become involved in certain legal proceedings and claims which arise in the normal course of business. As of the filing date of this prospectus, the Company did not have any significant litigation outstanding.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of the date of this prospectus, ABVC did not have any disagreements with its registered independent accounting firm.

BioLite Acquisition Corp.

11 Sawyers Peak Drive

Goshen, NY 10924

(845) 291-1291

BioLite Acquisition Corp. (“Merger Sub 1”) is a Nevada corporation and a direct wholly-owned subsidiary of ABVC which was formed by ABVC for the purpose of acquiring all equity interest in BioLite. Merger Sub 1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.

BioKey Acquisition Corp.

11 Sawyers Peak Drive

Goshen, NY 10924

(845) 291-1291

BioKey Acquisition Corp. (“Merger Sub 2”) is a California corporation and a direct wholly-owned subsidiary of ABVC which was formed by ABVC for the purpose of acquiring all equity interest in BioKey. Merger Sub 2 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Mergers.

BioLite’s Business

BioLite Holding, Inc.

20 Section 2 Shengyi Rd., 2nd Floor

Zhubei City, Hsinchu County, Taiwan 30261

Telephone: 886-2-7720-8311

BioLite is a clinical stage pharmaceutical company focused on translational research of botanical and natural APIs based products in the fields of central nervous system, oncology/ hematology and autoimmune diseases. Because BioLite believes natural substances have many healing powers, BioLite focuses its research resources to the development of botanical products, which include plant materials, algae, macroscopic fungi and combinations thereof. BioLite mostly uses traditional cultivation, fermentation and purification techniques, excluding genetic modifications, to process the active natural constituents of its drug candidates. Its operational activities primarily focus on researching and developing novel botanical and natural drugs utilizing scientific methodology and approaches in compliance with the procedures and protocols prescribed by the FDA.

BioLite’s research and development team is devoted primarily to preclinical studies, Phase I and II clinical trials of new drug candidates in its fields with goals of translating pharmacology-related research results and theories to medicinal drug candidates that are ready for clinical trials on a large scale, such as Phase III trials, and future commercialization. BioLite through its subsidiaries acquires licenses from universities, government and other research institutes to further preclinical research in order to select new drug candidates for clinical trials, including Phase I and Phase II. BioLite currently focuses on the areas of CNS, oncology/ hematology and autoimmune, where it is seeking to build a portfolio of novel therapeutics that serve large unmet medical needs. As part of the business strategy, BioLite plans to cooperate with well-established pharmaceutical companies in the U.S. and other countries with major medicinal markets to further develop and commercialize its products for which it receives positive clinical trial results from Phase II trials.

CNS

BioLite through its subsidiary acquired exclusive global rights to develop and license two investigational new drugs to treat central nervous system diseases, both of which are based on novel formulas of extracts from Chinese, Korean and Japanese herbs that have shown promise in treating insomnia, anxiety and other mental disorders. BioLite Taiwan has successfully completed the stage 1, Phase II study of BLI-1005, a novel capsule product to treat major depressive disorder (“MDD”). BioLite is in the process of recruiting sixty patients to carry out the stage 2, Phase II trial of BLI-1005. BLI-1005 is intended to treat MDD and we believe that it offers multiple advantages over currently available antidepressants. The antidepressant market was a 350-million-consumer market globally in 2012 according to a report published by the WHO. In addition, we received from the FDA an approval on the IND application of BLI-1008 for the treatment of attention-deficit hyperactivity disease (“ADHD”) in January 2016 and are scheduled to commence the Phase II trial in the third quarter of 2017, subject to the availability of sufficient funds. BLI-1008 is for the treatment of ADHD, the therapeutics market of which was valued at $3.8 billion in 2010 and was forecast to grow to $7.1 billion by 2018. BLI-1005 and BLI-1008 are two indications deriving from the same API, PDC-1421, as a result of which, BLI-1008 shares the BLI-1005 Phase I clinical trial results. The Phase I clinical trial results of both drug candidates showed no serious adverse events and none of the trial subjects, namely healthy volunteers displayed any signs of suicidal intention or behavior. Suicidal intention and behaviors measure suicidal risks which are related to possibility of serious adverse effects. BioLite has a hypothesis that BLI-1005 and BLI-1008 may be less susceptible to drug abuse and dependence because it thinks both drug candidates will be classified as non-stimulants which are known for low abuse tendency or dependence. Among CNS medications, patients are more likely to abuse psychostimulants, while non-stimulants are considered with less or no potential for abuse. As described above, because atomoxetine (Strattera), a type of non-stimulants, is recognized as with low abuse potential and BLI-1005 acts through the similar mechanism of action as atomoxetine (Strattera), BioLite believes that BLI-1005 may have low abuse or dependence possibility.

Oncology/ Hematology

BioLite Taiwan currently has exclusive global rights to develop four innovative botanical drugs, BLI- 1301 to treat Myelodysplastic syndromes (“MDS”), BLI-1401-1 designed to treat solid tumors, BLI-1401-2 TNBC and BLI-1501 intended to treat CLL, all of which constitute our oncology/hematology portfolio. Each of the four investigational new drugs is designed to be used as part of a combination therapy for its targeted cancer because BioLite’s research results indicate each of the four drugs’ ability to improve cancer patients’ immunity and counter the various types of side effects, respectively, caused by the traditional therapies, such as chemotherapies.

Myelodysplastic syndromes are a group of cancers in which immature blood cells in the bone marrow do not mature and therefore do not become healthy blood cells. BioLite has received from the FDA an IND approval to conduct Phase II trial of BLI-1301 to treat MDS. A MDS is a relatively rare type of leukemia. About seven (7) per 100,000 people are affected with about four (4) per 100,000 new people being diagnosed with MDS each year. If BioLite can prove to the FDA that BLI-1301 has sufficient potential to treat MDS, BioLite may receive an orphan drug designation for it. As of the date of this prospectus, BioLite and ABVC were in the process of recruiting MDS patients globally. Currently BioLite is processing the application for such orphan drug designation for BLI- 1301, which was initiated in 2014.

BioLite received the FDA IND approval for BLI-1401-2 for the treatment of TNBC in March 2016 and plan to commence the Phase II trial of such product by the end of 2018 provided that it has sufficient funding for its research and development. BioLite is seeking sourcing providers for BLI-1401-1.

BioLite intends to co-develop BLI-1501 with MSKCC with respect to its preclinical studies; however, due to the great number of leukemia-related drugs that MSKCC is researching, the collaboration with MSKCC to develop BLI-1501 is pending.

Autoimmune

BioLite had a focused pipeline of investigational drugs that are designed for the treatment of autoimmune diseases, including BLI-1006 to treat inflammatory bowel disease (“IBD”) and BLI-1007 for rheumatoid arthritis (“RA”). BioLite received the exclusive global rights on these two autoimmune products from the ITRI in Taiwan which holds patents on both drug candidates in certain Asian, North American and European countries. BioLite conducted the preclinical study on BLI-1006 to prepare for the IND Phase I application thereof. BioLite conducted preclinical studies of BLI-1007 and suspended such studies due to the unpromising results.

In the future, BioLite will look to acquire and conduct clinical research on additional investigational botanical new drugs to further the FDA clearance process. BioLite management team’s prior experience has involved screening pre-clinical products, compliance with FDA procedures and identifying co-developers to continue the FDA process and commercialize new drugs.

Corporate History and Structure

BioLite, Inc. (“BioLite”) was incorporated under the laws of the state of Nevada on July 27, 2016, with 500,000,000 shares authorized, par value $0.0001. BioLite’s key subsidiaries include BioLite BVI, Inc. (“BioLite BVI”) that was incorporated in the British Virgin Islands on September 13, 2016 and BioLite Taiwan, a Taiwanese corporation that was founded in February 2006. BioLite Taiwan has been in the business of developing new drugs for over ten years.

Certain shareholders of BioLite Taiwan exchanged approximately 73% of equity securities in BioLite Taiwan for the common stock in BioLite in accordance with a share purchase/ exchange agreement (the “Share Purchase/ Exchange Agreement”). Pursuant to the Share Purchase/ Exchange Agreement, the shareholder participants to the Share Purchase/ Exchange Agreement sold their equity in BioLite Taiwan and used the proceeds from such sales to purchase shares of common stock of BioLite at the same price per share, resulting in their owning the same number of shares of common stock as they owned in the BioLite Taiwan. After closing of the Share Purchase/ Exchange Agreement, BioLite ultimately owned via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

Our principal executive office is located at 20 Section 2 Shengyi Rd., 2nd Floor, Zhubei City, Hsinchu County, Taiwan 30261. Our telephone number at our principal executive office is +886-2-7720-8311. Our corporate website is http://biolite.com.tw/en/. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

BioLite Strategy

Key elements of our business strategy include:

●	Continue Phase II trials of each of BioLite’s investigational new drugs, BLI-1005 for the treatment of MDD, BLI-1008 to treat ADHD, BLI- 1301 to treat Myelodysplastic syndromes, and BLI-1401-2 for the treatment of TNBC.

●	BioLite prepares the application materials for Phase II trials for BLI-1006 and BLI-1401-1 for which BioLite receive FDA approvals on the respective IND applications.

●	Continue and complete the orphan drug designation application for BLI- 1301 for the treatment of MDS. If BioLite succeeds in this process, the research and development of BLI- 1301 will switch to a fast track, the process of which is prescribed by the FDA.

●	Coordinate with ABVC to continue the research and development of five of BioLite’s products, which are BLI-1005 for the treatment of MDD, BLI-1008 to treat ADHD, BLI-1401-1 to treat solid tumor, BLI-1401-2 for the treatment of TNBC and BLI- 1301 to treat MDS. In accordance with the ABVC Collaboration Agreement, ABVC committed to developing, distributing and commercializing all and any of the five drug candidates in compliance with the FDA regulations.

●	Search for additional competent pharmaceutical companies and/or healthcare agencies to cooperate with BioLite to continue post-Phase II trials of its new drugs that will have shown positive trial results and have not been licensed out to ABVC. BioLite plans to identify pharmaceutical companies that are interested in commercializing our investigational new drugs and to work with these co-developers to clear the FDA process.

●	Screen, identify and acquire additional new drug candidates from research institutions and universities within BioLite’s core botanical drug focus that have shown low or zero toxicity and health benefits in various aspects.

●	Develop a pipeline of botanical material-based therapeutics, with a focus on identifying novel products with sufficient pre-clinical proof that can potentially serve significant unmet medical needs.

BioLite plans to augment its core research and development capability and assets by conducting Phase I and II clinical trials for investigational botanical new drugs in the fields of CNS, hematology/oncology and autoimmune diseases. BioLite has obtained exclusive global rights to eight investigational new drugs from various prestigious research institutions and universities. BioLite intends to seek additional products that are near Phase I trials through licensing, co-development, or collaborative commercial arrangements.

BioLite’s management team has extensive experience across a wide range of new drug development and it has in-licensed new drug candidates from large research institutes and universities in both Taiwan and the U.S. Through an assertive product development approach, it expects that it will build a substantial portfolio of oncology/ hematology, CNS and autoimmune products. It believes the initial two phases of clinical trials add great value to investigational new drug development. Because BioLite primarily focuses on Phase I and II research of new drug candidates and out license the post-Phase-II products to capable pharmaceutical companies, BioLite expects to devote substantial efforts and resources to building the disease-specific distribution channels. As a result of its value-added strategy, it currently outsources non-core research activities and collaborates with a few respected CROs so that BioLite can maximize the production of its staff on Phase I and II studies. BioLite expects to continue this strategy which BioLite believes has been effective for the past ten years of its operations.

BioLite Mission

Since the inception of BioLite Taiwan, it devoted its resources to building a sophisticated biotech company and becoming a pioneer in the biopharmaceutical industry in Taiwan with a global vision. Dr. Tsung-Shann Jiang, BioLite’s founder, understands the challenges and opportunities of the biotech industry in Taiwan and has made significant contributions to the establishment of such industry. Its mission is to provide therapeutic solutions to significant unmet medical needs and to improve health and quality of human life by developing innovative botanical drugs to treat central nervous system, oncology/ hematology and autoimmune diseases.

BioLite Management Team

BioLite management and development team has extensive experience in designing, researching and developing therapeutics and comprehensive knowledge in the regulations related to the pharmaceutical industry and the market conditions of various diseases. BioLite management and research team gained experience across both large pharmaceutical companies and emerging biotechnology companies. Our Board includes individuals who we believe, have achieved recognition and are regarded as medical experts in their respective fields.

BioLite Approach

BioLite research and development department aims to translating the laboratory research results to new drug candidates ready for Phase III clinical trials together with the CROs that BioLite trusts. Botanical products may be classified as foods, dietary supplements, drugs, medical devices or cosmetics, depending on their “intended use.” There is a fine line separating drugs from foods and dietary supplements. BioLite focuses primarily on developing botanical drugs, which by definition are intended for use in the diagnosis, cure, mitigation or treatment of disease in humans. Together with BioLite’s collaborators and strategic partners, it plans to market, distribute and sell its drug products internationally, in areas such as the United States, Canada and Japan. BioLite needs to have the drug candidates comply with the local authorities regulating drugs and foods, for example the FDA and the Taiwan Food and Drug Administration (“TFDA”), in order to market our drug products in the respective areas. Currently, a lot of countries follow the International Council for Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (the “ICH”) guidelines that are published by the European Medicines to provide guidance on quality and safety of pharmaceutical development and new drug commercialization among Japan, the United States and Europe. Based on BioLite’s new drug development experience, BioLite made a strategic decision to have its drug candidates go through the FDA process for new drug development first and then seek regulatory approvals on the FDA approved drugs from the authorities equivalent to the FDA in the jurisdictions where BioLite plans to market its new drug products.

BioLite business model is based on the NDA procedures and can be summarized as following:

At Step 1, BioLite reviews the laboratory research results on potential API from research institutions and selects very few API candidates to its new drug portfolio for its translational research. BioLite considers safety, efficacy, patent status and potential markets of new drugs of which the API is a part when it makes the selections for its new drug portfolio. Generally speaking, BioLite filters out the API candidates that are not covered by patents in any jurisdiction.

After BioLite licenses an API and relating data and methodology, it simultaneously begins the preclinical development of the API and the patent applications on behalf of the patent owner in the jurisdictions where BioLite and its collaborators may in the future market the new drug of which the API is a key component. Preclinical development, also named preclinical studies and nonclinical studies, is a stage of research that precedes clinical trials which are testing on humans, and during which important feasibility, iterative and drug safety data are collected. The main goals of preclinical studies are to determine the safe dose for a first-in-man study and assess a drug’s safety profile. New drug candidates may undergo pharmacodynamics (what the drug does to the body), pharmacokinetics (what the body does to the drug), absorption, distribution, metabolism, and excretion (“ADME”) and toxicology testing. This data allows researchers to allometrically estimate a safe starting dose of the drug candidate for clinical trials in humans. Most preclinical studies must adhere to GLPs in ICH Guidelines to be acceptable for submission to the FDA. Studies of a drug’s toxicity include which organs are targeted by that drug, as well as if there are any long-term carcinogenic effects or toxic effects on mammalian reproduction. After the non-animal preclinical studies, if BioLite decides to proceed on this drug candidate, it will conduct animal testing of this drug candidate on at least two mammalian species, including one non-rodent species, in compliance with the FDA guidelines.

If the preclinical studies meet the regulatory requirements and BioLite’s expectations, it will start preparing an IND submission for Phase 1 clinical studies. The amount of information needed for Phase 1 IND application depends on various factors unique to the drug candidate but generally an IND submission includes a description of the new drug candidate (covering botanical raw materials used and known active constituents or chemical constituents), prior human use experience, CMC of the new drug candidate, placebos, environmental assessment, non-clinical pharmacology and toxicology, clinical pharmacology and other clinical considerations. After the approval of IND for Phase I, BioLite will begin on the Phase I clinical research, which consists of two stages, safety and dosage. BioLite may recruit a small number of people, from 20 to 100 healthy volunteers or people with the disease, to participate in Phase 1, which may continue for several months. If the Phase I results meet our goals, BioLite will start the IND application for Phase II trials, which include the data collected from the Phase I studies and preclinical research. Phase II trials focus on efficacy and side effects of the new drug candidates. Phase II clinical trials may involve up to several hundred human participants, last for a couple of years and require more resources than Phase I does.

Due to the limited size of BioLite’s research and development team and equipment, BioLite frequently outsources preclinical development, Phase I and II clinical trials and data analysis to our trusted co-developers or CROs, such as Amarex Clinical Research LLC (“Amarex”), a limited liability company with primary offices in Maryland. We have been collaborating with each of these CROs for a substantial period of time. During the development of BioLite’s drug candidates, BioLite identifies and secures partners to collaborate on the clinical trials and conduct post-Phase II testing. BioLite generally enters into collaboration agreements with its collaborators and receives milestone payments for licensing out its research results on its drug candidates. BioLite’s collaborators will either continue post-Phase II large-scaled clinical trials and commercialize the new drugs independently or find appropriate pharmaceutical companies to co-develop the drug candidates.

BioLite Product Pipeline and the Markets

The table below provides a snapshot of development stage of each drug candidate in BioLite pipeline. As stated above, BioLite Taiwan licensed out the Products to ABVC in 2015. Details about the studies on each of BioLite’s drug candidates are described after the table.

Project Name	Indication	Current Development Status
BLI-005	Major Depressive Disorder	●	Successfully completed Phase I clinical study in 2013;
		●	Received protocol approval for Phase II trial from the FDA in March 2014;
		●	Received protocol approval for Phase II trial from Taiwan F.D.A. in June 2014;
		●	Conducting Phase II Part 2 trial studies in both Taiwan and a site in California, U.S.
BLI-1006	Inflammatory Bowel Disease	●	Conduct protocal design of the Phase I trial and prepare the IND Phase I trial application. Wait for the raw material of the drug candidate.
BLI-1007	Rheumatoid Arthritis	●	Suspended.
BLI-1008	Attention-Deficit Hyperactivity Disease	●	Received an IND approval from the FDA to conduct Phase II clinical trials in January 2016;
		●	Established a trial site at the University of California, San Francisco and intended to start the Phase II trial in 2019;
BLI-1301	Myelodysplastic Syndromes	●	Submitted an application for the orphan drug designation to the FDA in January 2014;
		●	Received an IND approval from the FDA in 2016;
		●	Recruit patients with MDS and plan to initiate the Phase II trial in the fourth quarter of 2018 if we recruit enough patients.
BLI-1401-1	Solid Tumors	●	Wait for sourcing providers of BLI-1401-1.
BLI-1401-2	Triple Negative Breast Cancer	●	Received an IND approval from FDA to conduct Phase II studies in 2016.
		●	Plan to commence Phase I trial in the fourth quarter of 2018.
BLI-1501	Chronic Lymphocytic Leukemia	●	Wait for the source of one of the ingredients of BLI-1501’s API.

1.	BLI-1005 to treat major depressive disorder

MDD is a type of mental health disorder characterized by persistently depressed moods that causes significant impairment in people’s daily life. Its symptoms include lack of interest in activities, lack of appetite, changes in sleeping habits, inability to concentrate, negative thoughts, or even lack of interest in life. Such MDD symptoms generally last for more than two weeks and affect patients’ daily life. The causes of MDD may include, without limitation, genetics, trauma, and stress. Other psychotic diseases or substance abuse may also lead to comorbidity with depression. According to the 2017 World Health Organization Fact Sheets, over 300 million people suffered from depression. The global antidepressants market is forecast to reach $16.8 billion U.S. dollars by 2020 and the market size is expected to grow at a compounded annual growth rate (CAGR) of 2.5%.

In human brains, there are various types of neurotransmitters that carry messages between human brains and bodies, such as dopamine, norepinephrine and serotonin. Norepinephrine is a type of neurotransmitter that acts as a messenger to communicate in the nervous system. Norepinephrine can constrict blood vessels having an effect of raising blood pressure. Scientific studies have shown that norepinephrine is linked to stress and depression. However, details of its mechanism of action remain unknown. Researchers found that norepinephrine reuptake inhibitors have shown inhibitory effects on depression. Inhibition of norepinephrine transporter increases extracellular concentrations of norepinephrine which allows more neurotransmission. Increased neurotransmission in return may improve the depression condition since it is a type of disorder that is linked to imbalances of neurotransmitters, including norepinephrine.

Pursuant to the Collaboration Agreement, ABVC and BioLite are developing BLI-1005, a botanical reuptake inhibitor that targets norepinephrine. Prior to clinical trials, BioLite conducted radioligand-binding assay tests on BLI-1005. Radioligand-binding assays are used to characterize the binding effects of a drug to its target receptor. In the case of BLI-1005, the receptors of radioligand-binding assays are norepinephrine, dopamine and serotonin. The radioligand-binding assay test on norepinephrine was conducted from May 3 to May 8, 2007 and the radioligand-binding assay test on dopamine and serotonin was administered from November 26 to December 5, 2007. The result of radioligand-binding assay to norepinephrine of BLI-1005 was 2.102 μg/ml of IC50, which indicated BLI-1005’s high inhibitory efficiency on norepinephrine. The results of radioligand-binding assay to dopamine and serotonin were not as good as to norepinephrine, which indicated lower inhibitory efficiency. Because research has shown that norepinephrine inhibitors can alleviate the level of depression, BioLite research team saw BLI-1005’s potential to treat depression and decided to commence the clinical trial process of BLI-1005.

In 2013, BioLite successfully completed the Phase I clinical trial of BLI-1005. The primary objective of the Phase I study was to assess the safety profile of BLI-1005. The safety endpoint was assessed based on the results of physical examinations, vital signs, laboratory data, electrocardiograms (“ECG”), Columbia-Suicide Severity Rating Scale evaluation and a number of adverse events during the study period. BioLite began recruiting healthy people as subjects for the Phase I trial in Taiwan on October 30, 2012. For the Phase I trial, BioLite screened 85 healthy volunteers at the Taipei Veterans General Hospital and eventually enrolled 30 people as trial subjects. BioLite divided the subjects into four cohort groups and administered BLI-1005 oral capsules of 380 mg, 1140 mg, 2280 mg, and 3800 mg to the subjects in each cohort group, respectively. BioLite visited the first subject the first time on November 13, 2012 and the last subject the last time on July 5, 2013. During the said period, no subject had a serious adverse event nor discontinued the trial due to any adverse events. BioLite did not observe any clinically significant findings in physical examinations, vital signs, electrocardiogram, laboratory measurements, and C-SSRS throughout the treatment period. However, BioLite observed the following mild adverse events: two subjects with flatulence and one subject with constipation in the single-dose 380mg cohort of seven subjects; one subject with somnolence and one subject with stomatitis ulcer in the single-dose 2,280 mg cohort. Comparatively, two subjects with somnolence and one subject with stomatitis ulcer were observed in the placebo group of seven subjects. BioLite did not observe any suicidal ideation or behavior throughout the trial period. BLI-1005’s Phase I clinical trial results reflected that the oral administration of BLI-1005 to healthy volunteers was safe and well-tolerated at the dose levels of from 380 mg to 3,800 mg.

BioLite received an IND approval to proceed with the Phase II clinical trial of BLI-1005 from the F.D.A. in March 2014 and an IND approval of its Phase II trial from the Taiwan F.D.A. in June 2014. For the Phase II trial, BioLite plans to administer oral capsules to 72 MDD patients (the trial subjects) in a randomized, double-blind study with a placebo control group to assess BLI-1005’s efficacy and safety profile, primarily in accordance with the Montgomery-Åsberg Depression Rating Scale (“MADRS”). BioLite began recruiting Phase II subjects in March 2015 at the following study sites, Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital-Songde Branch, Tri-Service General Hospital, Wan Fang Hospital and ABVC started recruiting MDD patients at Stanford Depression Research Clinic. The first five sites are in Taiwan and the last one is in United States. The primary endpoint of the Phase II trial is to see changes of the subjects’ MADRS total scores from the baseline scores of the placebo subjects within the first six weeks. The secondary objectives of the Phase II trial are to evaluate the efficacy and safety profile of BLI-1005 on other rating scales with secondary endpoints of (i) demonstrating changes in MADRS total scores from baseline scores within the second to seventh weeks and (ii) showing changes in the total scores on Hamilton Rating Scale for Depression (HAM-D-17), Hamilton Rating Scale for Anxiety (HAM-A), Depression and Somatic Symptoms Scale (DSSS), Clinical Global Impression Scale (CGI) from the baseline scores in the second, fourth, sixth and seventh week. BioLite and ABVC plan to measure the percentages of partial responders (subjects with a 25% to 50% decrease of total MADRS scores from the baseline score) and responders (subjects with 50% or more decrease of total MADRS scores from the baseline score) by the second, fourth, sixth and seventh week. Additionally, BioLite and ABVC intend to monitor the subjects’ performance in accordance with the Safety Assessments and Columbia-Suicide Severity Rating Scale from the screening stage to each subject’s last visit as well as to analyze the differences in the mean changes of MADRS, HAM-D-17, HAM-A, DSSS, CGI and Columbia-Suicide Severity Rating Scale scores of the subjects administered with BLI-1005 and the placebo group in the second, fourth, sixth and seventh week. As of the date of the prospectus, BioLite and ABVC had recruited 58 patients for the Phase II Part B trial and had observed zero serious adverse events during this ongoing Phase II trial.

2.	BLI-1008 to treat ADHD

ADHD is a common psychiatric disorder with a consistent pattern of inattention and/or hyperactive impulsivity that interferes with patients’ daily functioning in at least two settings, such as at school and at home. People with ADHD suffer from functional impairment in academic, occupational and interpersonal performances. There hadn’t been a global consensus as to the worldwide ADHD prevalence. A meta-analysis sourced from 175 studies showed ADHD had an estimated overall pooled prevalence of 7.2% globally. It affects both children and adolescents, with 4-5% prevalence among school-aged children. A recent market report published by Persistence Market Research stated that revenue from the global ADHD therapeutics market was expected to expand at a compound annual growth rate of 6.2% during the forecast period from 2015 to 2024 and reach a market value of approximately $5.68 billion by 2024.

BioLite developed the ADHD indication from the same API that is licensed to BioLite from MPITDC to develop BLI-1005. Also BLI-1008 shares the similar pharmaceutical mechanism of action of BLI-1005 inasmuch that BLI-1008 shows the potential of increasing the level of norepinephrine in human’s nervous system by inhibiting its reabsorption. Because of BLI-1008’s sufficient similarity with BLI-1005, in January 2016 the FDA approved our IND application to conduct BLI-1008’s Phase II clinical trial based on its pretrial research and Phase I trial results of BLI-1005.

For the Phase II trial, BioLite and ABVC plan to recruit a maximum number of 105 ADHD patients as trial subjects in the United States, to whom BioLite and ABVC intend to administer BLI-1008 oral capsules. On November 19, the University of California San Francisco (“UCSF”) had approved the protocol, which allowed ABVC to conduct clinical trial of BLI-1008 or ABV-1505 at UCSF. ABVC together with certain department of UCSF designed an open label, dose escalating study for Phase-II trial part I, and a randomized, double-blind dose escalation study with a placebo-controlled group for Phase-II trial part II to assess the efficacy and safety profile of BLI-1008 or ABV-1505, primarily against the ADHD Rating Scale-IV (“ADHD-RS-IV”). The primary endpoint of the Phase II trial is a 40% or higher improvement on the ADHD-RS-IV from the respective baseline scores within a period of up to eight weeks. The secondary objective is to determine the efficacy and safety profile of BLI-1008 on other rating scales with secondary endpoints of (i) improvements of the total ADHD symptom scores from the respective baseline scores on the Conners’ Adult ADHD Rating Scale-Self Report: Short Version (“CAARS-S:S”) 18-Item for a treatment period of eight weeks at maximum; (ii) achievement of scores of two or lower on both the Clinical Global Impression-ADHD- Severity (“CGI-ADHD-S”) and Clinical Global Impression-ADHD-Improvement (“CGI-ADHD-I”); and (iii) changes in the scores of the three Cambridge Neuropsychological Test Automated Battery (“CANTAB”) from the subjects’ respective baseline scores. As of the date of the prospectus, BioLite conducted the pre-Phase II clinical studies of and purification of BLI-1008. Subject to our financial resources, BioLite and ABVC plan to initiate the Phase II Part I trial of BLI-1008 in 2019, although there is no guaranty that BioLite and ABVC will actually begin the Phase II clinical trial as planned.

3.	BLI-1301 to treat MDS

MDS are a group of heterogeneous malignant bone marrow disorders characterized by ineffective hematopoiesis (a process of creating new blood cells), resulting in a lower blood cell volume and higher progression risk to acute myeloid leukemia. Based on the International Prognostic Scoring System (the “IPSS”), MDS are classified into four levels of risks, which are low, intermediate-1 (“int-1”), intermediate-2 (“int-2”) and high risk. Additionally, Chronic Myelomonocytic Leukemia (“CMML”) is closely related to MDS and under the French-American-British classification method, is recognized as a type of MDS. We adopt the French-American-British classification herein and unless specifically stated, include CMML as a type of MDS. Notwithstanding the complexity of MDS’ classifications, MDS is not deemed common with an estimation of approximately 10,000 new cases every year. Analysis from Medicare, Surveillance, Epidemiology, and End Results (“SEER”s) showed that the incidence rate of MDS in the United States was approximately 5.3 cases/100,000 people per year and estimated that there were more than 60,000 MDS patients in the United States.

It is recognized that insufficient reactive-oxygen species (“ROS”) may cause excessive bactericidal and fungicidal activities in patients’ respiratory systems, which in turn lead to the dysfunctions of certain types of white blood cells, such as neutrophils. Under certain conditions, dysfunctions of certain white blood cells may develop into MDS. BioLite believes that Maitake Extract 404, the API of BLI-1301, has the potential of stimulating white blood cell growth and maturation which leads to improvements on hematopoiesis. Preclinical studies showed that Matitake Extract 404 can enhance mobilization of white blood cells and increase the production of certain types of cytokines, the signaling proteins responsible for blood cell proliferation and maturation, such as granulocyte macrophage colony-stimulating factor (GM-CSF or G-CSF). In addition, Maitake Extract 404 displayed its capacity of increasing maturation of the ancestor cells (known as hematopoietic progenitor cells (“HPC”)) and enhancing the recovery of peripheral blood leukocytes. Based on the preclinical studies of Maitake Extract 404, BioLite hypothesizes that BLI-1301 has the potential of increasing ROS and therefore facilitates the treatment of MDS by improving patient’s immune system and hematopoiesis.

BioLite started the preparation for BLI-1301’s Phase II clinical trials after receiving its IND approval from the FDA in July 2016. Pursuant to the Collaboration Agreement, BioLite and ABVC plan to recruit fifty-two subjects in the United States who are diagnosed with either IPSS int-1, IPSS int-2 or high risk MDS or CMML and may take azacitidine as part of the subjects’ prescription. Azacitidine is an FDA-approved drug used to treat MDS. BioLite and ABVC intend to administer BLI-1301 in the oral liquid form along with azacitidine. The Phase II trial is divided into two parts, where Part 1 is to determine the safety and recommended dose level (“RDL”) of BLI-1301 in combination with azacitidine and Part 2 is to determine whether BLI-1301 under the established RDL reduces bactericidal and fungicidal infection in the subjects’ respiratory systems. The primary endpoint of Part 1 Phase II trial is to assess the safety and RDL profile of BLI-1301 administered with azacitidine by measuring BLI-1301’s prohibited toxicity. The secondary endpoints of Phase II Part 1 are to determine the safety, time-to-first infection after first dose (Day 1) of the first azacitidine treatment cycle, reduction in treatment requirements and duration of infections, enhancement of immune responses, improvements of response rates, progression, and survival rates of the subjects under such BLI-1301- azacitidine combination treatment. The primary endpoint of Part 2 of Phase II is to determine whether BLI-1301 under the established RDL reduces bactericidal and fungicidal infection risks in the subjects’ respiratory systems in combination with azacitidine as compared to the control group with incidence of infections and incidence/frequency of inpatient hospitalization due to infections. The secondary endpoints of Part II are to determine the safety, time-to-first infection after first dose (Day 1) of the first azacitidine treatment cycle, reduction in required dosage and duration of infection, enhancement of immune responses, improvement of response rate, progression, and surviva rates of the subjects under the trial conditions.

As of the date of this prospectus, BioLite was organizing the preclinical research data in preparation for the commencement of Phase II clinical trials of BLI-1301 in the fourth quarter of 2018 although neither BioLite nor ABVC can assure you that the Phase II trial will be initiated as planned. Due to the scarcity of MDS cases, BioLite applied for the orphan drug designation for BLI-1301. In April 2016, BioLite submitted a letter to the FDA in response to its queries with additional information about the proposed Phase II trial.

4.	BLI-1401-1 for solid tumors and BLI-1401-2 to treat TNBC

BioLite developed two more drug candidates, BLI-1401-1 and BLI-1401-2, from Yukiguni Maitake Extract 404 in the combination cancer therapies to treat two disease indications, solid tumors and triple negative breast cancer, respectively. In the past few years, immunotherapies enhancing the functions of patients’ own immune systems against cancers have shown great potential in improving the survival rates of patients with melanoma cancer. Inspired by the immunotherapies for melanoma cancer, BioLite formed its research focus on immunotherapies on solid tumors and TNBC. BioLite’s theory is that BLI-1401-1 and BLI-1401-2 can enhance the immune systems of cancer patients and therefore it believes are likely to reduce the side effects of traditional cancer therapies, such as radiotherapy and chemotherapy. BioLite hopes BLI-1401-1 and BLI-1401-2, as part of the combination therapies, will respectively improve the symptoms and conditions of patients with solid tumors and TNBC and boost the results of traditional cancer therapies.

Solid tumors, defined by National Health Institute, are abnormal masses of tissue that usually do not contain cysts or liquid. Malignant tumors are cancerous growths of cells. American Cancer Society’s Global Cancer Facts & Figures estimated that by 2030, new cancer cases will grow to 21.7 million with 12 million cancer-related deaths. The WHO reported the following types of cancers had high fatality rates in 2015, cancers of lung (approximately 1.69 million deaths), liver (approximately 788 thousand deaths), colorectal (approximately 774 thousand deaths), stomach (approximately 754 thousand deaths) and breast (approximately 571 thousand deaths). With respect to the breast cancer medication market, a report published from Transparency Market Research pointed out that the global market for breast cancer would increase from $1.8 billion in 2012 to $4 billion in 2019. Surgeries, radiotherapies, and chemotherapies are the most common therapies used to treat cancers. However, these types of traditional therapies bring patients severe adverse effects that offset, to an extent, the therapeutic effects of patients with early-stage cancers.

Laboratory studies showed that Maitake Extract 404 can activate a number of antitumor immune factors, such as T cells (a type of lymphocytes that plays an important role in the immune response), natural killer cells (a type of cytotoxic lymphocyte that plays an important role in the immune response) and dendritic cells (a type of white blood cell that plays an important role in antigen-specific immune response). Also Maitake Extract 404 showed its potential to enhance the release of cytokines, cell signaling proteins, such as TNF-α. In accordance with cancer immunology, dendritic cells can trigger tumor anti-gens which help the immune system recognize and respond to the formation process of tumors. Certain pro-inflammatory cytokines and activated natural killer cells can augment systemic anticancer immune responses. T cells will infiltrate tumor sites and facilitate destruction of tumors from inside. Based on these preclinical studies, BioLite believes Maitake Extract 404, a promising API, to improve various types of cancers, including TNBC.

As of the date of the prospectus, Phase I trial of BLI-1401-1 was under protocol design and BioLite plans to submit an IND for such to the FDA in the fourth quarter of 2018 provided that we have sufficient R&D working capital allocated to BLI-1401-1. BioLite makes references to BLI-1301’s and BLI-1401-2’s Phase I IND in BLI-1401-1’s IND application because the three drug candidates share the same API and the same dosage form at the current development stage. However, BioLite cannot guarantee that it will be able to file an IND as planned.

BioLite received an approval from the FDA on the Phase I/ II trials of BLI-1401-2 in March 2016. BioLite and ABVC plan to recruit at maximum thirty-two subjects who are diagnosed with advanced or metastatic TNBC. BioLite and ABVC intend to administer BLI-1401-2 to the subjects in oral liquid form in the United States. The phase I trial is to determine the safety and RDL of BLI-1401-2 combined with Docetaxel with primary endpoint of presence or absence of dose-limiting toxicity (DLT) related to BLI-1401-2 in each subject during first cycle of Docetaxel monotherapy. Docetaxel is a commonly used cytotoxic agent for metastatic breast cancer and Docetaxel monotherapy is deemed an effective treatment for patients with such disease. Patients receive 75 mg/m2 of Docetaxel intravenously over one hour per day for twenty-one days, which constitutes one Docetaxel treatment cycle. The Phase II trial is to assess the efficacy and safety of BLI-1401-2 combined with Docetaxel at the recommended dose with primary endpoint of overall response rate after four cycles of the combined therapy of BLI-1401-2 and Docetaxel. The secondary endpoints of Phase II trials include (i) the overall response rates after at least one cycle of such combined therapy; (ii) rates of grade 3 or 4 hematological toxicity of each cycle; (iii) examination of quality of life assessed under the EORTC QLQ-C30 questionnaire in each treatment cycle. BioLite and ABVC plan to begin the Phase I study of BLI-1401-2 in the fourth quarter of 2018; however, there is no assurance that BioLite and ABVC shall implement the plan on the contemplated schedule.

5.	BLI-1501 to treat CLL

CLL is a type of disease where bone marrow makes too many B cells, a type of white blood cell. It progresses slowly, usually affecting older adults. CLL may not cause any symptoms for many years. When symptoms do occur, they may include swollen lymph nodes, fatigue, and easy bruising. The prevalence of CLL is approximately 4.7 new cases per 100,000 people annually in the United States from 2010 to 2014. The National Cancer Institute Surveillance, Epidemiology, and End Results Program estimated new cases of CLL would reach 20,110 by the end of 2017. Patients with early stage CLL are generally not treated but monitored until the symptoms or disease patterns progress.

The API of BLI-1501 is epigallocatechin gallate (also known as epigallocatechin-3-gallate), a well-known green tea extract. EGCG has been used as dietary supplements for a long time and has a high safety profile. Compared with other green tea extract compounds, we found BLI-1501 having prominent anti-tumor effects and decided to develop BLI-1501 as a therapeutic treatment for early stage CLL patients. Based on the clinical trial data of BLI-1501 as described below, BioLite believes that BLI-1501 has the potential of triggering various biological activities, including anti-atherosclerosis that prevents thickening of artery walls, anti-oxidization, anti-inflammation, as well as inhibition of tumor growth.

 BioLite reviewed certain clinical studies conducted by other institutions that BLI-1501 showed no toxicity in a large number of CLL patient subjects and was well tolerated with mild side effects in most subjects. BioLite reviewed the clinical trials about four EGCG-concentrated products from the following medical literature: 1) both “Green Tea Extract in Treating Patients With Nonmetastatic Bladder Cancer” sponsored by National Cancer Institute and “Study to Evaluate Safety and Toxicity of Polyphenon E (EGCG) in HIV-1-Infected Individuals” sponsored by Baylor College of Medicine collaborated with National Center for Complementary and Integrative Health discuss about Polyphenon E® with higher than 98% EGCG concentration; 2) “Metabolic Effects of a Green Tea Extract in Multiple Sclerosis Patients” sponsored by Charite University, Berlin, Germany focuses on Taiyo Teavigo which has 94% EGCG concentration; 3) “Safety and Brain Protection Effects of the Green Tea Extract Theaphenon 95% (95% Pure EGCG) in Multiple Sclerosis” sponsored by Louisiana State University Health Sciences Center collaborated with National Multiple Sclerosis Society describes Theaphenon® of 95% EGCG concentration; and 4) “Green Tea in Breast Cancer Patients” sponsored by University of Southern California discusses ProHealth-Green-Tea- Mega-EGCG® with 40% EGCG concentration. BioLite thinks Phase I and II trials included in the aforementioned literature found that BLI-1501 reduced leukemia cell counts and lymph node size in most CLL patients. For instance, in 2013, Tait D. Shanafelt published a phase II trial in “Study to Evaluate Safety and Toxicity of Polyphenon E (EGCG) in HIV-1-Infected Individuals” where BLI-1501 was well tolerated and approximately 70% of the patient subjects showed a biologic response with either a sustained decline of at least 20% of the absolute lymphocyte counts or an at least 30% reduction in all lymph node areas of the patients at some point during the six-month treatment period. However, the mechanism of action of the observed activities remained unknown.

As of the date of the prospectus, BioLite was in the process of exploring the possibility of co-developing this drug candidate with MSKCC to conduct preclinical studies thereof. BioLite was designing the protocal for BLI-1501 Phase II clinical trials. Meanwhile BioLite kept searching for the one of the ingredients of BLI-1501.

6.	BLI-1006 to treat IBD

IBD is a group of chronic conditions characterized by inflammation in the stomach and intestine tract. The most common types are ulcerative colitis and Crohn’s disease. These disorders usually begin in adolescence, and have chronic, episodic, or lifetime impacts on patients, sometimes requiring long-term and often expensive health care. Over a period of time, up to 75% of patients with Crohn’s disease and 25% to 33% with ulcerative colitis are recommended surgery by their doctors. It is estimated that about 1.4 million people in the United States have IBD, and approximately 30,000 people are newly diagnosed with such every year. Although the incidence and prevalence have started to stabilize in northern Europe and North America, they continue to rise in southern Europe and Asia. A recent report produced by Visiongain titled “Global Inflammatory Bowel Diseases Drug Market Forecast 2017-2027” estimated that the global market for IBD medication reached $8.5 billion in 2016 and was predicted to exceed $9.5 billion in 2020. A report from Research and Markets estimated that the IBD market is expected to grow at a compounded annual growth rate of close to 4% between 2014 and 2019.

BLI-1006 is developed from a certain type of herb, commonly used in traditional Chinese medicine as an anti-inflammatory agent with antipyretic, sedative, antitussives and antivirus functions. BioLite believes that BLI-1006 has the potential to adjust humans’ immune system, known as immunomodulation, and to treat IBD or diseases related to over-expression of certain cell signaling proteins (known as cytokine), such as TNF-α or IL-6. In August 2013, BioLite started the pharmacology study of BLI-1006 through oral administration of BLI-1006 to a limited number of rats in Taiwan. BioLite applied dinitrobenzene sulfonic acid (“DNBS”) to male rats to induce colitis. A group of six male rats received BLI-1006 at 100 mg/kg via oral administration and another cohort of six male rats received BLI-1006 at 250 mg/kg. Meanwhile BioLite used eighteen male rats as a control group. The animal study results showed that oral administration of BLI-1006 of 100 mg/kg and 250 mg/kg once a day for seven days was associated with dose-dependent and significant inhibition of colon weight increase in the rats with DNBS-induced colitis as well as improved stool consistency and isolated amelioration of macroscopic damage in those rats.

Since September 2015, BioLite initiated a set of genotoxicity tests on BLI-1006 in Taiwan. On September 2, 2015, BioLite began the Bacterial Reverse Mutation Test to evaluate the genotoxic potential of BLI-1006. Salmonella typhimurium, a type of bacteria, was used in the Bacterial Reverse Mutation Test and the results showed no cytotoxic and mutagenic effects of BLI-1006 on Salmonella typhimurium. On November 16, 2015, BioLite commenced the In vitro Mammalian Chromosome Aberration Test to evaluate the genotoxic potential of BLI-1006. BLI-1006 was applied to a type of Chinese hamster ovary (“CHO-K1”) cells and the test results showed that BLI-1006 was not genotoxic to CHO-K1 cells under the employed testing conditions. On November 16, 2015, BioLite started an In vivo Mammalian Erythrocyte Micronucleus Test to assess the genotoxic potential of BLI-1006 as well. BLI-1006 was orally administered to the mouse subjects at the levels of 1250 mg/kg, 1500 mg/kg, and 5000 mg/kg. The blood sample results showed that BLI-1006 had no genotoxicity and did not inhibit erythropoiesis, the manufacture of red blood cells, in the mice under the test conditions.

In addition, BioLite through its CROs conducted preclinical toxicity studies on BLI-1006 in Taiwan. Beginning on September 21, 2015, BioLite conducted an acute toxicity study to evaluate the acute toxicity of BLI-1006. BLI-1006 was orally administered at the levels of 1250 mg/kg, 2500 mg/kg, and 5000 mg/kg to an aggregate of twenty-four male rats and twenty-four female rats. No animal subjects deceased during the acute toxicity study and no significant evidence of acute toxicity was recognized. The results of such test indicated that oral administration of 1250 mg/kg to 5000 mg/kg BLI-1006 did not present any toxic effect to both male and female rats. The data collected from this study could provide safety information on human exposure to BLI-1006. Later in April 2016, BioLite together with its CROs conducted another toxicity test of BLI-1006 on rats in an elaborate manner. This toxicity test was designed to assess possible adverse effects of BLI-1006. 0 mg/kg, 750 mg/kg, 1500 mg/kg, and 3000 mg/kg of BLI-1006 was orally administered to four cohort groups of total eighty rats per day, respectively, for twenty-eight consecutive days. No animal subjects passed away during the said period. Based on the study results, the no-observed-adverse-effect level (“NOAEL”) of BLI-1006 was 3000 mg/kg per day for both male and female rats. The data from this study could provide safety guidance for BLI-1006’s clinical trials.

As of the date of this prospectus, BioLite was in the process of searching for the raw materials for BLI-1006 and as a result this drug candidate has a lower R&D priority.

7.	BLI-1007 RA

RA is a type of autoimmune disease in which case the body’s immune system attacks its own tissues, including joints. Through preclinical studies, BioLite found that BLI-1007 has the possibility of treating RA. Research and animal tests showed that BLI-1007 has the inhibitory effects on TNF-α by the measurement of IC50, a type of inhibitory concentration measuring the effectiveness of a substance in inhibiting a specific biological or biochemical function. Animal studies showed BLI-1007’s potential therapeutic effects on arthritis by improving swollen and inflammation symptoms in rats.

However, based on further animal tests and toxcicity studies, BioLite learned BLI-1007 could have serious side effects on rats and therefore has suspended the research on such drug.

Collaboration and Licensing Status

As part of BioLite strategy and business model, BioLite obtains licenses of APIs, surrounding technologies and proprietary data from research institutions, conducts the preclinical and Phase I and II clinical research and license out the research results to collaborators to further develop and commercialize the new drug candidates. The illustration shows the licensing status of BioLite’s drug candidates.

Project Name	Indication	Source of Technology (Licensor)	Sub-licensee	Licensee’s Territories
BLI-1005	Major Depressive Disorder	Medical and Pharmaceutical Industry Technology and Development Center (“MPITDC”)	ABVC	The United States and Canada
			BioHopeKing	Asia excluding Japan
BLI-1006	Inflammatory Bowel Disease	Industrial Technology Research Institute (“ITRI”)	BioHopeKing	Worldwide
BLI-1007	Rheumatoid arthritis	ITRI	n/a	n/a
BLI-1008	Attention-Deficit Hyperactivity disease	MPITDC	ABVC	The United States and Canada
BLI-1301	Myelodysplastic Syndromes	Yukiguni	ABVC	Worldwide
BLI-1401-1	Solid Tumors	Yukiguni	ABVC	The United States and Canada
BLI-1401-2	Triple Negative Breast Cancer	Yukiguni	ABVC	TheUnited States. and Canada
			BioHopeKing	Asia excluding Japan
BLI-1501	Chronic Lymphocytic Leukemia	n/a	ABVC	The United States and Canada

●	License-In

On January 1, 2011, BioLite Taiwan entered into a license agreement with MPITDC (the “MPITDC License Agreement”) pursuant to which BioLite Taiwan obtained from MPITDC the exclusive global rights to PDC-1421, an API, and its surrounding proprietary information to develop, manufacture, distribute and sell pharmaceutical products. However, if BioLite Taiwan want to use, develop, manufacture, distribute or sell pharmaceutical products that contain PDC-1421 as the API outside Taiwan, BioLite Taiwan need to obtain written consent from MPITDC which will make sure such intended action complies with Taiwanese laws and regulations, particularly on scientific research development. With PDC-1421 as the API, BioLite Taiwan are developing two new drug candidates, BLI-1005 to treat MDD and BLI-1008 for ADHD. In accordance with the terms and conditions of the MPITDC License Agreement, BioLite Taiwan shall pay a license fee of NTD 17,000,000 (approximately $563,894) to MPITDC on a schedule dictated by the time when we reach certain milestones, a royalty fee of 3% of net sales of our products containing PDC-1421 as the API in the territories which MPITDC’s patents cover (the “MPITDC’s Patent Territories”) and 1% of the net sales of our products containing PDC-1421 as the API in the territories for which MPITDC’s patents are not covered (the “MPITDC’s Non-patent Territories”) during the term of the MPITDC License Agreement. The MPITDC License Agreement provides MPITDC a ten per cent (10%) of the net income from BioLite Taiwan’s sublicensing of therapeutic products derived from PDC-1421 (deducting all development related expenses, such as compliance expenses, travel expenses and taxes) when BioLite Taiwan relicenses the proprietary data relating to PDC-1421 to a collaborator or third party. The MPITDC License Agreement will expire when the last patent licensed to us expires in November 2026. As of today, according to the MPITDC License Agreement, BioLite Taiwan has directed BioHopeKing, the sublicensee of PDC-1421, to transfer 10,049 and 15,073 shares of BioHopeKing’s common stock owned by us to National Science and Technology Development Fund and ITRI, respectively. BioLite Taiwan paid MPITDC the upfront payment of $105,500 in 2011, the first milestone payment of $79,100 in 2012 and the third milestone payment of 65,940 in 2013. Because BioLite Taiwan received revenue from our collaboration agreements with BioHopeKing and ABVC as described below, BioLite Taiwan has accrued 10% of the net sublicensing income payable to MPITDC pursuant to the MPITDC License Agreement.

On February 10, 2011, BioLite Taiwan entered into a license agreement with ITRI (the “ITRI BLI-1006 License Agreement”) pursuant to which we obtained from ITRI the global rights to BEL-DLS01, an API intended to treat inflammatory bowel diseases, and its surrounding proprietary information and platforms to develop, modify, manufacture, distribute and sell pharmaceutical products. With BEL-DLS01 as the API, BioLite Taiwan is developing BLI-1006 to treat inflammatory bowel disease. In accordance with the terms and conditions of the ITRI BLI-1006 License Agreement, BioLite Taiwan shall pay license fees of an aggregate amount of NTD 20,000,000 (approximately $663,405) to ITRI on a schedule of six stages dictated by the time when BioLite Taiwan reaches certain milestones. In addition, BioLite Taiwan shall pay a royalty fee ranging from three to five per cent (3-5%) of the net sales of the medicinal products in various territories during the term of the ITRI License Agreement. The ITRI License Agreement provides ITRI ten per cent (10%) of the net income from BioLite Taiwan’s sublicensing of therapeutic products derived from BEL-DLS01 when BioLite Taiwan sub-licenses or relicenses its proprietary data about BEL-DLS01 to a collaborator or third party. The ITRI BLI-1006 License Agreement will expire on the later date of the last expiry of all the patents licensed in the Agreement or February 9, 2031. As of the date of this prospectus, according to the ITRI License Agreement, BioLite Taiwan directed BioHopeKing, the sublicensee of BEL-DLS01, to transfer 16,667 and 16,666 shares of BioHopeKing’s common stock owned by us to National Science and Technology Development Fund and ITRI, respectively. BioLite Taiwan paid ITRI the upfront payment of $105,500 in 2011, the first milestone payment of $79,100 in 2012 and the third milestone payment of 65,940 in 2013. Because BioLite Taiwan received revenue from its collaboration agreement with ABVC to develop BLI-1006 as described below, BioLite Taiwan has accrued 10% of the net sublicensing income payable to ITRI under the ITRI License Agreement.

On February 10, 2011, BioLite Taiwan entered into another license agreement with ITRI (the “ITRI BLI-1007 License Agreement”) pursuant to which ITRI granted us non-exclusive licensing rights to use, modify and manufacture BEL-DLS03, an API designed to treat rheumatoid arthritis, and its analysis platform for therapeutic and dietary purposes. ITRI and BioLite Taiwan agreed to modify the ITRI BLI-1007 License Agreement and on September 10, 2016, executed an amendment (the “ITRI BLI-1007 License Agreement Amendment”) to change primarily the terms of milestone payments and royalty fees. In accordance with the ITRI BLI-1007 License Agreement and its Amendment, ITRI licensed to us an exclusive licensing right to use its patent of BEL-DLS03 and its manufacturing method (the “BEL-DLS03 Patent”). In exchange for the licensed rights, BioLite Taiwan agreed to pay an aggregate amount of 3.5 million NTD (approximately $114,900) to ITRI as listed in the table below, which was paid in full upon execution of the said Agreement. BioLite Taiwan shall pay ITRI ten per cent (10%) of the net income from sublicensing the BEL-DLS03 Patent and royalties based on the net sales of BLI-1007 in various patent-protected and non-patent-protected jurisdictions. The ITRI BLI-1007 License Agreement will expire on the later date of the last expiration date of the BEL-DLS03 patent or February 9, 2031. At this stage, BioLite Taiwan was conducting preclinical studies of BEL-DLS03, which is the API for our drug candidate BLI-1007. As of the date of the prospectus, BioLite did not sublicense BLI-1007 and the relating data and technologies to any other organizations.

On May 10, 2013, BioLite Taiwan entered into the Yukiguni License Agreement with Yukiguni, pursuant to which BioLite Taiwan obtained from Yukiguni the exclusive rights to develop therapeutic use of Yukiguni Maitake Extract 404, an API that has shown promise to treat various types of cancers, in Asia excluding Japan. Later on December 27, 2016, BioLite Taiwan terminated the Yukiguni License Agreement and entered into a new license agreement (the “Yukiguni License Agreement 2”) to adjust to changes of new drug development and business situations. Under the new agreement, BioLite Taiwan has obtained the exclusive and sublicensable right to develop therapeutic use of the API for cancer treatment and non-exclusive sublicensable right to develop therapeutic use of the API for treatments not related to cancers. BioLite Taiwan’s license rights are royalty free and global and in exchange for such licensing, BioLite Taiwan shall pay Yukiguni an aggregate of $305,000 in stages according to a milestone schedule, which as of December 31, 2016, BioLite Taiwan was not obligated to pay because Yukiguni did not reach any milestone set forth therein. Pursuant to the Yukiguni License Agreement 2, BioLite Taiwan agrees to purchase first from Yukiguni all the Yukiguni Maitake Extract 404 that BioLite Taiwan needs to develop our related therapeutic products, which currently include BLI-1301, BLI-1401-1 and BLI-1401-2 and Yukiguni represents that it will provide sufficient quantities of such API. The initial term of Yukiguni License Agreement 2 is twenty years from the execution date or fifteen years from the first sale of the therapeutic product, whichever happens earlier, with an automatic renewal of another five year period unless BioLite Taiwan or Yukiguni terminates the Agreement pursuant to the termination clauses included therein. BioLite Taiwan agreea to subject its sublicenses that involve Yukiguni Maitake Extract 404 to the expiration terms of the Yukiguni License Agreement 2, excluding the termination terms of such Agreement.

The following table summarizes BioLite Taiwan’s obligations respecting the milestone payments and royalty fees generated by commercialization of each licensed drug candidate in accordance with the terms of the four licensing agreements, as amended, entered by BioLite Taiwan with three respective licensors as described above.

API	Licensor/ Payee of Milestone Payments and Royalties	Indications Developed from the API	Development or Regulatory Milestone Payments to Licensors							Royalty Payments After Commercialization
Total Milestone Payments
PDC-1421 and relating technologies and research data	MPITDC	BLI-1005	20% of the total payments upon	15% of the total payments upon	12.5% of the total payments upon	7.5% of the total payments upon	15% of the total payments upon	30% of the total payments	17 million NTD (approximately $563,894)	3% of our net sales in the territories where MPITDC has patents; 1% of
		BLI-1008	execution of the license agreement	submission of IND for Phase I trial of BLI- 1005	completion of Phase I of BLI-1005	completion of Phase II of BLI-1005	completion of Phase III of BLI-1005	upon IND submission of BLI-1005		our net sales in the territories where MPITDC does not own patents [1]
BEL- DLS01	ITRI	BLI-1006	approximately $65,735 paid upon execution of the license agreement	approximately $65,735 upon submission of IND for Phase I trial of BLI- 1006	approximately $65,735 upon submission of IND for Phase II trial of BLI-1006	approximately $98,495 upon submission of IND for Phase III trial of BLI-1006	approximately $164,157 upon submission of NDA of BLI- 1006	approximately $196,989 upon approval of BLI-1006	20 million NTD (approximately $663,405)	3-5% of our net sales in the territories where ITRI has patents; 3% of our net sales in the territories where ITRI does not own patents [2]
BEL- DLS03	ITRI	BLI-1007	approximately $114,900 paid upon execution of the license agreement	n/a	3.5 million NTD (approximately $114,900)	3.5-5.5% of our net
sales in the
territories where
ITRI has patents;
3.5% of our net
sales in the
territories where
ITRI does not own
patents; 10% of the
net proceeds from
sublicensing ITRI’s
patents on BLI-1007 [3]
Yukiguni Maitake Extract 404 and relating	Yukiguni	BLI-1301							$305,000
technologies and data		BLI-1401-1	$152,500 (payable upon Phase II IND submission of BLI-1301)	$91,500 (payable upon Phase II IND submission of BLI-1301)			$61,000 (payable upon the first NDA submission of BLI-1301)			none
BLI-1401-2

[1]	In accordance with MPITDC License Agreement, the royalty payments will cease on November 19, 2026, which is the last expiry date of the patent licensed to us respecting PDC-1421, the API of both BLI-1005 and BLI-1008.

[2]	In accordance with ITRI BLI-1006 License Agreement, the royalty payments will cease on February 10, 2031, which is the last expiry date of the patent licensed to us respecting BEL- DLS01, the API of BLI-1006.

[3]	In accordance with ITRI BLI-1007 License Agreement, the royalty payments will cease on December 26, 2033, which is the last expiry date of the patent licensed to us respecting BEL- DLS03, the API of BLI-1007.

●	License-Out

On February 24, 2015, BioLite Taiwan and BioHopeKing entered into a co-development agreement (the “BioHopeKing Collaboration Agreement for BLI-1401-2”) pursuant to which BioLite Taiwan granted BioHopeKing the rights to use proprietary technology, data and intellectual property of our project BLI-1401-2 to develop and commercialize the combination therapy to treat triple negative breast cancer in Asian countries excluding Japan. Later on July 27, 2016, BioLite Taiwan and BioHopeKing agreed to an addendum (the “BioHopeKing Addendum”) to revise the milestone payment schedule. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1401-2 and the Addendum thereto, BioLite Taiwan may expect to receive payments of a total of $10 million in cash and equity of BioHopeKing or equity securities owned by it at various stages on a schedule dictated by BioLite Taiwan’s achievements of certain milestones and twelve per cent (12%) of net sales of the drug products when BLI-1401-2 is approved for sale in the licensed territories. BioHopeKing and BioLite Taiwan shall share the development costs of BLI-1401-2 equally. BioLite Taiwan received $1 million from BioHopeKing upon execution of the said agreement in 2015 and the first development milestone payment of $983,008 in 2016. The BioHopeKing Collaboration Agreement for BLI-1401-2 shall expire fifteen (15) years from the first commercial sale of the BLI-1401-2 if approved by the local regulatory authorities and may be renewed for another five years without notice.

On December 8, 2015, BioLite Taiwan and BioHopeKing entered into a co-development agreement (the “BioHopeKing Collaboration Agreement for BLI-1005”) pursuant to which BioLite Taiwan granted BioHopeKing the rights to use proprietary technology, data and intellectual property of BioLite Taiwan’s project BLI-1005 to develop and commercialize the medicinal therapy to treat major depressive disorder in Asian countries, excluding Japan. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1005, BioLite Taiwan received a payment of a total of NTD thirty (30) million (equal to approximately $995,107) in cash upon signing the said agreement and expect to receive fifty per cent (50%) of net sublicensing income or net sales of the drug products in the licensed territories. BioHopeKing and BioLite Taiwan shall share the development cost of BLI-1005 equally. The BioHopeKing Collaboration Agreement for BLI-1005 shall expire fifteen (15) years from the first commercial sale of the BLI-1005 if approved by the local regulatory agencies and may be renewed for another five years without notice.

On December 8, 2015, BioLite Taiwan and BioHopeKing entered into another co-development agreement (the “BioHopeKing Collaboration Agreement for BLI-1006”) pursuant to which BioLite Taiwan granted BioHopeKing the global rights to use our proprietary technology, data and intellectual property of BioLite Taiwan’s project BLI-1006 to develop and commercialize the therapeutic treatment for inflammatory bowel disease. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1006, BioLite Taiwan received a payment of NTD twenty (20) million (equal to approximately $663,405) in cash upon execution of the said agreement and can expect to receive fifty per cent (50%) of net sublicensing income or net sales of the drug products globally. BioHopeKing and BioLite Taiwan shall share the development cost of BLI-1006 equally. The BioHopeKing Collaboration Agreement for BLI-1006 shall expire fifteen (15) years from the first commercial sale of the BLI-1006 if approved by the local regulatory agencies and may be renewed for another five years without notice.

The following table summarizes BioLite Taiwan’s milestone payments, received or expected to receive from BioHopeKing, in accordance with the terms of three collaboration agreements entered by and between BioLite Taiwan and BioHopeKing as described above.

Payments From BioHopeKing
Product code (Territory)	Development or Regulatory Milestone Payments						Royalty Payments After Commercialization
	2015	2016	2017 (estimated)	2018 (estimated)	2019 (estimated)	2020 (estimated)
BLI-1401-2 (Asia excluding Japan)	$1,000,000 (received upon execution of the collaboration agreement)	$983,008 (received upon the IND submission for Phase I clinical trials)	n/a	$1,000,000 (receivable upon completion of the stage 1Phase II trials)	$3,000,000 (receivable upon initiation of Phase III trials)	$4,000,000 (receivable upon NDA submission)	12% of the net sales [1]
BLI-1005 (Asia excluding Japan)	$995,107 (received upon execution of the collaboration agreement)	n/a					50% of net licensing income or net profits from sales [2]
BLI-1006 (Worldwide)	$663,405 (received upon execution of the collaboration agreement)	n/a					50% Net Income [3]

[1]	In accordance with the BioHopeKing Collaboration Agreement for BLI-1401-2, the royalty payments to us shall cease on the fifteenth anniversary of the first commercial sale of BLI-1401-2 with the potential of a five-year extension without notice from either party of such agreement.

[2]	In accordance with the BioHopeKing Collaboration Agreement for BLI-1005, the royalty payments to us shall cease on the fifteenth anniversary of the first commercial sale of BLI-1005 with the potential of a five-year extension without notice from either party of such agreement.

[3]	In accordance with the BioHopeKing Collaboration Agreement for BLI-1006, the royalty payments to us shall cease on the fifteenth anniversary of the first commercial sale of BLI-1006 with the potential of a five-year extension without notice from either party of such agreement.

As described in the business section of ABVC, BioLite Taiwan and BriVision entered into the ABVC Collaboration Agreement, Addendum and Milestone Payments, pursuant to which BioLite Taiwan and BriVision shall co-develop and commercialize in the territories of the U.S. and Canada the Products. Because BioLite Taiwan and BriVision are considered related parties under common control through their respective holding companies, BioLite does not recognize the proceeds that BriVision received and expects to receive under the ABVC Collaboration Agreement, as amended, as revenues of BioLite in accordance with GAAP.

Sales and Marketing

As part of BioLite strategy and marketing approach, BioLite sources the major marketing and sales function of BioLite drug candidates to collaborators and strategic partners, such as BioHopeKing and ABVC that will search for competent pharmaceutical companies for large scale clinical trials and commercialization.

Patents and Proprietary Rights

BioLite obtains licenses from research institutions to translate the scientific results to therapeutics and as a result BioLite does not own any patent at this time and may develop and execute patents on its own if it makes discoveries or inventions during the operations. As of the date of this prospectus, approximately 39 patents covering BioLite’s drug candidates existed and remained valid or were pending in various jurisdiction as registered. The respective licensors of BioLite’s drug candidates own those patents.

Government Regulations

While BioLite is developing pharmaceutical candidates as of the date of this prospectus, it may in the future acquire more proprietary technologies to expand its drug candidate portfolio. Currently, BioLite is developing eight therapeutic candidates in the fields of CNS, oncology/hematology and autoimmune, for which regulatory approval must be received before it can market and sell them. Regulatory approval processes for BioLite’s current and any future product candidates are discussed below.

Approval Process for Pharmaceutical Products

FDA Approval Process for Pharmaceutical Products

In the U.S., pharmaceutical products are subject to extensive regulation by the FDA. The FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution. Pharmaceutical product development in the U.S. typically involves the performance of satisfactory nonclinical, also referred to as pre-clinical, laboratory and animal studies under the FDA’s Good Laboratory Practice, or GLP, regulation, the development and demonstration of manufacturing processes, which conform to FDA mandated current good manufacturing requirements, or cGMP, including a quality system regulating manufacturing, the submission and acceptance of an IND application, which must become effective before human clinical trials may begin in the U.S., obtaining the approval of Institutional Review Boards, or IRBs, at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials, adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, and the submission to the FDA for review and approval of an NDA. Satisfaction of FDA requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Pre-clinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these pre-clinical tests, together with chemistry, manufacturing controls and analytical data and the clinical trial protocol, which details the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, along with other requirements must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. The entire clinical trial and its protocol must be in compliance with what are referred to as good clinical practice, or GCP, requirements. The term, GCP, is used to refer to various FDA laws and regulations, as well as international scientific standards intended to protect the rights, health and safety of patients, define the roles of clinical trial sponsors and assure the integrity of clinical trial data.

An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Pre-clinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB or Ethics Committee, or EC. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA and/or IRB may order the temporary, or permanent, discontinuation of a clinical trial or that a specific clinical trial site be halted at any time, or impose other sanctions for failure to comply with requirements under the appropriate entity jurisdiction.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1 clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used.

The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase 1 clinical trials generally include less than 50 subjects or patients. During Phase 2 trials, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase 3 trials. Phase 3 trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase 3 trials are generally designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy and adequate information for labeling of the approved drug.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.

REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Post-Approval Regulation

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. BioLite cannot be certain that BioLite or its present or future contract manufacturers or suppliers will be able to comply with cGMP regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, BioLite and the contract manufacturers BioLite uses for manufacture of clinical supplies and commercial supplies must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Foreign Regulatory Approval

Outside of the U.S., BioLite’s ability to market our product candidates will be contingent also upon its receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those BioLite will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval.

BioLite will be subject to additional regulations in other countries in which we market, sell and import our products, including Canada. BioLite or its distributors must receive all necessary approvals or clearance prior to marketing and/or importing our products in those markets.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the U.S., the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety &Health Administration, the Environmental Protection Agency and state and local governments. In the U.S., sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Health Care Reform Law, as amended by the Health Care and Education Affordability Reconciliation Act, or ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines, imprisonment or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Employees

As of the date of this prospectus, BioLite had twenty-one (21) employees, mostly located in Taiwan. The following table sets forth the number of our employees by function:

Number of
Functional Area	Employees
Senior management	7
Research and development	4
International development	1
Public relations	3
Marketing	1
Internal control	3
Accounting	2
Total	21

BioLite believes that it maintains a good working relationship with its employees. BioLite offers its employees competitive benefits, including a pleasant and rewarding work environment, career-oriented training, and career growth opportunities. In addition, BioLite Taiwan offers its key personnel equity incentives pursuant to the equity incentive plans adopted by BioLite Taiwan. As a result, BioLite believes its employees are devoted to delivering superb services. BioLite did not experience any significant labor disputes.

Legal Proceedings

BioLite and its subsidiaries are currently not party to any material legal or administrative proceedings and are not aware of any material pending or threatened legal or administrative proceedings in which any of BioLite and its subsidiaries will become involved and that would materially affect BioLite’s business.

Properties

BioLite, Inc.’s and its subsidiary’s laboratories are inside this building which is located in Hsinchu Biomedical Science Park, with an address of16, Sec. 2, Shengyi Rd., Zhubei City, Hsinchu County 302, Taiwan (R.O.C.).

On January 1, 2015, BioLite Taiwan entered into a lease agreement with the National Science Park Administrative Office (Hsinchu City) under which it rents two dormitory buildings in Hsinchu City, Taiwan for a period of five years. The rent increases by a small percentage each year during the term of the lease agreement. During the fiscal years of 2017 and 2016, BioLite paid approximately $29,200 and $27,500, respectively, with respect to dormitory lease and for the six months ended June 30, 2018, BioLite paid approximately $15,100 for the dormitory.  BioLite rented its office from LION, a related party of BioLite and its lease is renewable annually. BioLite paid $37,592 and $35,463 for the years ended December 31, 2017 and 2016, respectively. The lease from LION was terminated on March 31, 2018 and BioLite paid $9,553 for the nine months ended September 30, 2018.

In addition, BioLite leases four spaces as its laboratories in Hsinchu City, Taiwan. BioLite Taiwan and the National Science Park Administrative Office (Hsinchu City) entered into four five-year term leases which commenced respectively on May 12, 2014, January 1, 2015, January 1, 2016 and January 1, 2016. The aggregate leasing area amounts to approximately 36,425 square meters (equivalent to approximately 392,075 square feet), of which BioLite Taiwan leased 678 square meters (equivalent to approximately 7,298 square feet) on the second floor of the building. The leased space counts for approximately 1.9% of the total space of the building. In the fiscal year of 2017 and 2016, BioLite incurred rental expenses relating the laboratory spaces in the amount of approximately $9,000 per month.

Directors and Executive Officers of BioLite

The following table sets forth certain information as of the date of this prospectus, regarding our directors and named executive officers:

Name	Age	Position(s)
Dr. Tsung-Shann Jiang (T.S. Jiang)	64	Chairman of the Board of Directors and Chief Executive Officer
Dr. Wei-Ping Kiang	71	Chief Business Officer
Hsin-Shih (Cynthia) Chen	42	Chief Financial Officer
Dr. Chang-Jen Jiang	62	Director
Dr. Shin-Yu Miao	55	Independent Director
Yoshinobu Odaira	70	Independent Director
Shih-Chen Tzeng	61	Independent Director

Dr. T.S. Jiang has been the chairman of BioLite, Inc., a subsidiary of BioLite, Inc., since January 2010. Prior to BioLite, Dr. Jiang served as the president and/or chairman of multiple biotech companies in Taiwan, including PhytoHealth Corporation from 1998 to 2009 and AmCad BioMed Corporation from 2008 to 2009. In addition, Dr. Jiang is a director on various biotech associations, such as the Taiwan Bio Industry Organization (Taiwan) from 2006 to 2008 and the Chinese Herbs and Biotech Development Association in Taiwan from 2003 to 2006. Dr. Jiang was an assistant professor at University of Illinois from 1981 to 1987 and an associate professor at Rutgers, the State University of New Jersey from 1987 to 1990 and served as a professor at a few Taiwanese universities during a period from 1990 to 1993, such as National Taiwan University, National Cheng Kung University and Tunghai University. Dr. Jiang obtained his bachelor degree in Engineering and Chemical Engineering from National Taiwan University in Taiwan in 1976, masters and Ph.D. from Northwestern University in the U.S. in 1981 and Executive Master of Business Administration (“EMBA”) from National Taiwan University in Taiwan in 2007. As a successful entrepreneur, Dr. Jiang has developed and commercialized PG2 Lyo Injection, a new drug to treat cancer related fatigue. From 1998 to 2009, Dr. T. S. Jiang served as President of Phyto Health Corporation where he led a project team to develop PG2 Injectable. This product was extracted, isolated and purified from a type of Traditional Chinese Medicine. PG2 Injection was intended for cancer patients who had trouble recovering from severe fatigue. Dr. Jiang oversaw and managed the R&D department, daily corporate operations and business of Phyto Health Corporation when he was the President. PG2 Lyo Injection received approval on its NDA from Taiwan Food and Drug Administration in 2010 and later was launched into the Taiwan market in 2012. We believe that Dr. Jiang provides leadership and technological guidance on our strategic development and operations.

Dr. Wei-Ping Kiang has been a senior consultant of BioLite Taiwan, a subsidiary of BioLite, since August 1, 2014. His main duties include conducting international business development for BioLite Taiwan’s products. He participated in a number of one-on-one meetings during major international trade shows such as Bio Asia, Bio USA, Bio Japan, and Bio Europe. On July 1, 2012, Dr. Kiang established his own consulting company, Webster International Consulting Company, which focused on international business development for companies in Taiwan. Dr. Kiang served as Chairman of Webster International Consulting Company until November 1, 2015 when his company became inactive. Prior to his own company, Dr. Kiang served in senior positions at various established companies and firms, such as senior executive vice president of Chinatrust Commercial Bank in Taiwan from 2000 to 2012 and manager of the Research and Development Department of Quantum Chemical Co. in the U.S. from 1980 to 1993. In addition, Dr. Kiang has been active on Taiwan legislation and banking activities. For example, Dr. Kiang was secretary general of Asian Bankers Association, a member of the Taiwanese Parliament from 1993 to 1996, a Commissioner of Overseas Chinese Affairs Council, Taiwan and Deputy Commissioner of Research, Development and Evaluation Commission, Taiwan during the period of 1996 to 2000. Dr. Kiang obtained his U.S. internal auditor certificate in 1978 and license as a U.S. professional engineer in 1979. Dr. Kiang owned seven U.S. patents. Dr. Kiang received his B.S. in Chemical Engineering from National Taiwan University in Taiwan in 1968, masters and Ph.D. in Materials Science and Engineering from Washington University in the U.S. and an MBA from Northwestern University in the U.S. in 1978.

Hsin-Shih (Cynthia) Chen started to work as BioLite Taiwan’s Chief Financial Officer in August 2014. Prior to joining us, Ms. Chen served as a manager or deputy manager in various mid-sized and large companies in Taiwan, such as Promell Materials Technology Inc. from 2012 to 2014 and Albatron Technology Co. Ltd. from 2008 to 2012. Ms. Chen received her bachelor degree in Accounting from Chang Jung Christian University in 1999.

Dr. Chang-Jen Jiang started working as an attending doctor at the department of pediatrics of Eugene Women and Children Clinic from 2009. Previously, Dr. Chang-Jen worked as an attending doctor at the department of pediatrics of Keelung Hospital, the Ministry of Health and Welfare in Taiwan from 1994 to 2009. Before his position at Keelung Hospital, he was a chief doctor at the department of pediatrics, hematology and oncology of Mackay Memorial Hospital in Taiwan for three years until 1994. Dr. Chang-Jen Jiang obtained his doctor of medicine degree (the Taiwanese equivalent degree of MD) from Taipei Medical University in Taiwan in 1982 and started his career in Mackay Memorial Hospital. We believe that the Company will benefit from Dr. Jiang’s knowledge in biology and experiences in medical practice.

Dr. Shin-Yu Miao has served as an associate professor at Ling Tung University Department of Applied Foreign Languages since 2004. She served as a lecturer from 1996 to 2004. Dr. Miao received her M.S. in Adult Education from the University of Manchester in 1995 and Ph.D. in Adult Education from the University of South Australia in 2004. We appreciate Dr. Miao’s introduction of biotech research centers to us and consider her network a valuable resource for our drug development. We believe the Company’s business will benefit from Dr. Miao’s social resources and network.

Yoshinobu Odaira is a serial entrepreneur and serves as the founder and leader of a number of Japanese agricultural companies, including Yukiguni Maitake, our licensing partner. Mr. Odaira started the Maitake mushroom business in 1982 and one year later established Yukiguni Maitake, which became a public company in Japan in 1994. In 2015, Bain Capital Private Equity purchased Yukiguni Maitake through a tender offer. In addition to his success with Yukiguni Maitake, Mr. Odaira served as the CEO of Yukiguni Shoji Co., Ltd. since 1988 and the CEO of Odaira Shoji Co., Ltd. from 1989.  In 2015, Mr. Odaira founded two new companies, Shogun Maitake Canada Co., Ltd. in Canada and Odaira Kinoko Research Co., Ltd. in Japan. Yoshinobu Odaira graduated from the Ikazawa Junior High School in 1963. We believe that we will benefit from Mr. Odaira’s successful business experiences.

Shih-Chen Tzeng serves as a sales manager at SinoPac Securities Corp. (“SinoPac Securities”), a well-established brokerage firm in Taiwan, since 2000. SinoPac Securities has fifty-eight (58) branch offices in Taiwan and subsidiaries in Hong Kong, Shanghai and London. Shih-Chen Tszeng graduated from Dam Kang University in 1978 with a bachelor degree in Accounting. We believe Ms. Tzeng’s experience with SinoPac will provide us insight to stock markets. We believe the Company will benefit from Ms. Tszeng’s knowledge and experience with the securities industries.

Market Price And Dividend Information

BioLite is a private company and shares of its capital stock are not publicly traded on any exchange.

As of the date of November 8, 2018, BioLite had approximately 287 holders of record of its common stock, and there was no preferred stock outstanding.

BioLite did not pay any dividends in fiscal years 2017 or 2016 or through the date of this prospectus. BioLite does not have a policy regarding a regular dividend payment and any future dividends declared will be at the discretion of the BioLite board of directors before the completion of the BioLite Merger. BioLite does not anticipate paying dividends on shares of its common stock in the foreseeable future.

BioKey’s Business

BioKey, Inc.

44370 Old Warm Springs Blvd.

Fremont, CA 94538

Phone: 510-668-0881

BioKey is a specialty pharmaceutical company that provides platform-based control release dosage forms and integrated pharmaceutical services. BioKey’s core expertise is the application of its proprietary oral control release technology to develop specialty generic and branded pharmaceuticals and nutraceuticals. BioKey has four ANDAs approved by the FDA and more than ten product candidates in the pipeline. In addition, BioKey provides integrated pharmaceutical services, including analytical services and product development and manufacturing.

Overview

Incorporated in California on November 20, 2000, BioKey has chosen to initially focus on developing generic drugs to ride the opportunity of the booming industry. BioKey has received four ANDA approvals from the FDA on the following drugs: BK101 Benazepril Hydrochloride 5, 10, 20 and 40 mg tablets (ANDA 076-820) on February 3, 2006, BK123 Levetiracetam 500mg tablets (ANDA 090-906) on November 5, 2010, and BK119 Cilostazol 50mg (ANDA 077-722) and100mg tablets (ANDA-077-831) on September 24, 2012.

BioKey has developed the proprietary control release systems that may delay the release of drugs into human bodies at various controlled paces. BioKey has at least ten more drugs in the company’s development pipeline for instance, BK102 Metaxalone to treat skeletal muscle pain or injury and BK503 Clarithromycin XR for the purpose of treating bacterial infections. In addition to the existing development in the pipeline, BioKey is reviewing potential drug candidates for potential licensing and co-development opportunities. BioKey focuses on the drug candidates that meet one or more of the following criteria:

●	Niche market potential;

●	Reliable control of API sources with DMF (Drug Master File) readily in place;

●	Competitive pricing for the APIs;

●	High development barrier;

●	Strategic co-development with distributors; and

●	Feasible with BioKey’s skill sets and facility capacity

Biokey has filed patents to protect its proprietary technologies and information, particularly with respect to its long lasting controlled release platforms and technologies. As of the date of this prospectus, BioKey has filed 58 patents in the U.S. and overseas and has four (4) valid patents. The patents that BioKey owns and are seeking to own are centered around the long lasting controlled release dosage compositions, carriers and oral controlled release dosage formulations. BioKey registered its mark as a trademark at USPTO in October 2009.

In addition to its long lasting control release technologies, BioKey has a GMP certified facility whereby BioKey and its licensed users manufactures clinical trial materials from Phase 1 to Phase 3 and commercial drug products.

BioKey is currently a contract development and manufacturing organization that provides a wide range of services, including API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (from Phase 1 through Phase 3) and commercial manufacturing of pharmaceutical products.

BioKey provides a variety of regulatory services tailored to the needs of its customers, which include proofreading and regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products and training presentations. BioKey also on behalf of the clients, submits INDs, NDAs, ANDAs, and DMFs to the FDA in compliance with new electronic submission guidelines of the FDA. BioKey provides regulatory consulting services for the entire lifecycle of client’s drug development project.

Dr. George Lee, chairman of BioKey, and Dr. San-Laung Chow, president and CEO of BioKey, together founded BioKey almost 18 years ago in California. Both Dr. Lee and Dr. Chow have extensive experience in pharmaceutical research and development industry. In addition, Dr. Lee has worked in the venture capital industry for many years and Dr. Chow possesses managerial skills from serving a number of pharmaceutical companies in senior management positions for the past 25 years. Dr. Lee and Dr. Chow lead a professional and highly educated team dedicated to BioKey’s various business lines.

The Generic Drug Market

The U.S. generic drug market has witnessed a transformation over the last three decades. From less than 20% of the total prescriptions, generic drugs now account for the majority of the total prescriptions dispensed in the United States. During 2011 to 2017, the U.S. generic drug market grew at a CAGR of 13% and represented a multibillion dollar industry. The biggest catalyst of this industry is the significantly lower price of generics compared to branded drugs. Although generics are chemically identical to their branded counterparts, they are typically sold at substantial discounts compared to the prices of branded drugs. This has enabled governments and third-party payers to save billions of dollars in healthcare expenditures and resulted in lower copayments for patients. Other factors such as patent expiration of blockbuster innovator drugs, aging population and an increasing prevalence of chronic diseases have also acted as catalysts for the generic drug market.

The CDMO Market

The CDMO industry is thriving. CDMOs collectively can generate tens of billions in revenues annually. Future growth of CDMOs has two fundamental drivers: 1) most of the small pharmaceutical innovators do not own or lease manufacturing facilities and rely on CDMOs to produce pharmaceutical materials; and 2) established pharmaceutical companies are expected to outsource more CDMO work, called “outsourcing penetration.”

BioKey Strategy

BioKey believes that the growing needs in the long lasting control release technologies, generic drug development, CDMO services and regulatory support may place the company in a competitive position in the highly developed pharmaceutical industry in the U.S. and overseas, including the Asian market that is developing rapidly. BioKey believes that everyone is entitled to effective and affordable healthcare and the growing needs in precise and controlled release technologies. BioKey’s strategy is to capitalize on these opportunities includes:

●	Identify and establish alliance with strategic distributors in the U.S. and Asia to develop its drug products in the pipeline;

●	Co-develop its product pipelines with specialty and generic pharmaceutical companies in the U.S. and Asia to utilize BioKey’s resources and minimize the risk exposure;

●	Build up a steady clientele base to create sustainable revenues; and

●	Identify and ally with suitable manufacturing partners in Asia to meet the rapid growing generic drug market in Asia.

Products and Technology

BioKey’s Long Lasting Control Release Platforms and Technologies

BioKey’s core expertise is application of its proprietary oral controlled release technology to develop special generic, branded pharmaceuticals and nutraceuticals. It has developed several controlled release systems that feature various functions with respect to releasing the APIs of different pharmaceuticals and nutraceuticals such as Hydrogel Matrix Delivery System, Membrane-controlled Delivery System, Solid Dispersion Delivery System, Gastric Retention Delivery System, and Ion-exchange Delivery System, etc.

The management of BioKey believes that it is important to maintain a pipeline of diverse and selective products under development in order to sustain and grow BioKey’s business. BioKey adopts the following criteria of selecting the potential products in its pipeline:

●	Great niche market potential;

●	Reliable control of API sources with DMF(Drug Master File) readily in place;

●	Competitive pricing for the APIs;

●	High development barrier;

●	Strategic co-development with distributors; and

●	Feasible with BioKey skill sets and facility capacity

As of the date of this prospectus, BioKey had the following products in its pipeline including (505)b2 NDA’s and ANDA’s:

NDA Products

Whereas most generic versions of brand named drugs require only an ANDA for FDA approval, new chemical identities or significant changes to existing drugs, such as new strength, new indication, and new dosage forms, will require an NDA. Given the significant capital requirements for obtaining an NDA, BioKey will in general seek to pursue NDA projects in conjunction with a joint venture partner with significant experiences in developing branded drugs. Although higher capital is required for development, these type of NDA products do offer opportunities for higher profit margins, market exclusivity, as well as patent protection. BioKey names its products starting with “BK”, for example BK501.

BK501: Biokey has developed a new controlled release dosage form of an immediate release antithrombotic drug which has high frequency of side effects. BK501 will vastly improve patient compliance by reducing side effects. Through this joint venture, BioKey will pass portion of financial burden to our strategic alliance and expand its product market to Asia.

ANDA Products

BioKey has developed the proprietary control release systems that may delay the release of drugs at various controlled paces. BioKey has at least ten more drugs in its development pipeline, such as BK503 Clarithromycin XR for the purpose of treating bacterial infections, BK504 XL for treating depression, and BK509 for lowering cholesterol. In addition to the existing development in the pipeline, BioKey constantly reviews potential drug candidates for potential licensing and co-development opportunities. BioKey focuses on the drug candidates that meet one or more of the following criteria:

●	Niche market potential;

●	Reliable control of API sources with DMF(Drug Master File) readily in place;

●	Competitive pricing for the APIs;

●	High development barrier;

●	Strategic co-development with distributors; and

●	Feasible with BioKey’s skill sets and facility capacity

More candidates screened for the ANDA product pipeline include BK602 for obesity, BK603 for diabetes, BK604 for hypertension, and BK605 for Schizophrenia and bipolar disorder, etc.

CDMO-related Services

Analytical Services

BioKey’s analytical laboratory offers HPLC method development and validation, degradation studies, dissolution method development, cleaning validation and raw material testing. Biokey’s experienced chemists and developers adopt analytical assay methods with various columns (reversed phase, ion chromatography, and size exclusion) and UV and reflective index detectors to analyze pharmaceutical compounds that feature with or without chromophores. With respect to degradation studies, BioKey’s senior laboratory researchers conduct stressed sample degradation studies to determine potential degradants and impurity profiles. BioKey’s degradation studies generally involve identification process using diode array analysis of peak purity to develop a stability indicating chromatographic method. In addition, BioKey’s researchers and scientists help the clients to develop and perform dissolution profile studies for immediate release and extended release of finished products (tablets and capsules) in various media and pH buffer solutions such as simulated intestinal fluid (“SIF”), simulated gastric fluid (“SGF”), and acetate. BioKey provides its clients with services of developing and validating sensitive methods for swab samples and rinsing samples and total organic carbon to test and evaluate the cleanness of certain pharmaceutical equipment. BioKey’s laboratory has the capacity to use FT-IR to identify materials, such as APIs. BioKey’s laboratory may conduct basic physical/chemical testing according to various methods such as pH, turbidity, density, solubility profile over pH range, melting point, loss on drying, loss on ignition, viscosity and conductivity testing.

Product Development

BioKey provides services for formulation and process development of pharmaceutical products. BioKey supports its clients with FDA regulatory process, including sketches to ANDA, IND, and NDA filings. BioKey endeavors to satisfy the needs of its clients in a time-efficient and cost-saving manner. BioKey’s formulation and process development teams have deep scientific knowledge and extensive experience in this area. BioKey’s highly trained scientists and researchers endeavor to optimize the performance of its clients’ products, formulations and processes, using flexible scientific approaches, such as Design of Experiments (“DOE”) and Quality by Design (QbD).

GMP Manufacturing

BioKey has a certified GMP manufacturing facility that is qualified to conduct clinical trials from Phase 1 to Phase 3 of drugs in oral solid dosage forms.

BioKey’s GMP manufacturing facility can manufacture the following forms of pharmaceutical products and processes for its clients: direct API or blend fill-in capsules, manual and automated encapsulation, wet granulation or tray drying process, tablet compression and coating process, packaging solid dosage forms for ANDA and IND submission.

BioKey’s GMP facility consists of the GMP suite, product development area, analytical laboratory, food processing area, caged area and receiving area. The facility was established in December 2008 and received its first drug manufacturing license in June 2009. BioKey’s current drug manufacturing license allows it to manufacture drugs thereon until the expiration of such license on December 2, 2019. BioKey plans to renew its drug manufacturing license in a timely manner before its expiration.

Regulatory Support and Consulting Services

BioKey provides regulatory support services, including regulatory review of submission documents related to formulation development, clinical trials, marketed products, generics, nutraceuticals and OTC products. BioKey gives training presentations upon the clients’ request. BioKey can prepare labeling with document markup standard approved by Health Level Seven (“HL7”) adopted by the FDA. BioKey can help its clients amend existing labeling or create new Structured Product Labeling (“SPL”). In addition, BioKey can register clients’ manufacturing, analytical, packaging, distribution facility in accordance with 21 CFR 207 through the FDA Electronic Gateway submission platform and maintain the clients’ registration in response to change of information.

Marketing and Distribution Channels

BioKey will target the following four categories of distribution channels to distribute its initial products in descending priorities:

●	Major Drug Wholesalers such as McKesson, AmeriSource, Cardinal Health

●	Secondary Drug Distributors such as D&K Healthcare, etc.

●	Pharmacy Benefit Managers such as Caremark, AdvancePCS, Express Scripts

●	Retail Drug Chains such as Walgreens, and CVS, etc.

BioKey attempts to develop strategic alliances with well established companies and develop in-house distribution capability in the future.

Customer Service and Support

BioKey maintains up-to-date GLP and GMP standard operating procedures, provides technical expertise and input for designing experiments for projects/programs, customizes protocol development in accordance with clients’ work orders, analyzes manufacturing processes, reviews and analyzes data for manufactured products, and participates in project planning.

Research and Development

BioKey’s research and development team is based in Fremont, California. It focuses on, among other things, the development of new controlled release platforms and the technologies to integrate such platforms to various drugs. BioKey’s research and development department utilizes its existing technologies to develop additional applications and products. The R&D team takes into consideration the effectiveness of various pharmaceutical products when selecting new products for its research pipeline.

Intellectual Property

BioKey relies on a combination of patent, trademark and other intellectual property laws to establish and protect its proprietary rights. In addition, BioKey seeks to protect its proprietary rights by using confidentiality and assignment of invention agreements with its employees, consultants, advisers and others. As of the date of this prospectus, BioKey had made a total of 58 patent applications and has four (4) valid patents covering various types of its controlled release systems and technologies.

BioKey intends to protect its proprietary rights from unauthorized use by third parties to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

BioKey’s policy is to file patent applications and to protect certain technology, inventions and improvements that are commercially important to the development of BioKey’s business. BioKey’s strategy has been to apply for and maintain patent protection for inventions and their applications which it believes has potential commercial value in countries that offer significant market potential.

BioKey also relies on trade secrets, employee and third-party nondisclosure agreements and other protective measures to protect its intellectual property rights pertaining to its products and technologies. BioKey’s trade logo is protected under trademark law through registration.

Government Regulations

Certain of BioKey’s products are new drugs subject to extensive and rigorous regulations by the FDA. FDA regulations govern the following activities that BioKey performs and will perform:

●	product design and development;

●	product testing;

●	product manufacturing;

●	product safety;

●	product labeling;

●	product storage;

●	recordkeeping;

●	premarket clearance or approval;

●	advertising and promotion; and

●	product sales and distribution.

In addition, BioKey’s GMP facility is subjected to FDA inspection.

Employees

None of BioKey’s employees are represented by a labor union and BioKey believes its employee relations are good.

Facilities

BioKey’s headquarters in Fremont, California are leased through February 28, 2021 and occupy approximately 28,186 square feet. The headquarters consist of offices, research and production laboratories, and manufacturing facilities. BioKey has an option to extend the lease for its offices in Fremont a period of five years commencing February 28, 2021, and BioKey may exercise this option for 5 more years. The total rental expenses were $274,978 and $255,240 for the years ended December 31, 2017 and 2016, respectively, and $205,576 for the nine months ended September 30, 2018.

Legal Proceedings

From time to time BioKey may become involved in legal proceedings and claims, or be threatened with other legal actions and claims, arising in the ordinary course of business relating to its intellectual property, product liability, regulatory compliance and/or marketing and advertising of its products. As of to date, BioKey was not involved or threatened with any legal actions and regulatory proceedings.

Price Range of Common Stock

BioKey is a private company and shares of its capital stock are not publicly traded on any exchange. As of November 8, 2018, BioKey had approximately 51 holders of record of its common stock and approximately 81 holders of record of its preferred stock.

Dividends

BioKey did not declare any cash dividends on its common stock or preferred stock within the past two fiscal years.

ABVC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Overview of Business Operations

Currently, ABVC is a holding company operating through its wholly owned subsidiary, BriVision. BriVision was incorporated in 2015 in the State of Delaware. It is a biotechnology company focused on the development of new drugs and innovative medical devices in the areas of oncology, central nervous system and auto-immune diseases. Following a share exchange transaction with ABVC’s predecessor, Metu Brands, Inc., the Company abandoned its prior business plan and is now pursuing BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices. The Company’s business model is to integrate and develop research trial results from schools and research-oriented institutions, to conduct clinical trials of translational new drug candidates for Proof of Concept (“POC”), to out-license post-POC stage drug candidates to pharmaceutical companies.

ABVC currently has seven products that are licensed to it for further clinical development:

●	ABV-1501 Triple Negative Breast Cancer - Combination therapy for TNBC

●	ABV-1503 CLL - Combination therapy for CLL

●	ABV-1504 MDD

●	ABV-1505 ADHD

●	Maitake Combination Therapy

●	ABV-1701 Vitreous Substitute for Vitrectomy

Except ABV-1502, the rest of the six new drug candidates are in or are available to begin phase II clinical study. ABVC started ABV-1504 phase II clinical study in Taiwan and expects to start the clinical trials on it in the United States soon. ABV-1505 received its IND Phase II clinical trial approval by the FDA on January 2016 and ABV-1501 Phase II IND was approved in March 2016.  ABVC is preparing the IND packages for ABV-1502 and ABV-1503.

Recent Developments

Forward Stock Split

On March 21, 2016, ABVC’s Board of Directors approved an amendment to its Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which became effective on April 8, 2016. The amendment to ABVC’s Articles of Incorporation was approved by the majority of the shareholders of the Company.

Collaborative Agreement

On December 29, 2015, BriVision entered into the Collaboration Agreement with BioLite Taiwan, of which Eugene Jiang, ABVC’s chairman, is a director and principal shareholder. Pursuant to the Collaboration Agreement, BioLite granted BriVision sole licensing rights for drug and therapeutic use of five Products: BLI-1005 MDD; BLI-1008 ADHD; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-TNBC, BLI-1501 Hematology-CLL in the U.S. and Canada.

This Collaborative Agreement has a term of fifteen years from the first commercial sales of the ABVC-BioLite Products in the U.S. or Canada and automatically renews for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

Pursuant to the Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which was 3.5% of total payments due under the Collaborative Agreement, should have been paid upon execution of that agreement.

Under the Collaborative Agreement, BriVision was obligated to pay a total of up to $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment was payable upon the signing of this Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite Taiwan has to deliver all data to BriVision in one week.

●

upon the first IND submission, BriVision was obligated to pay, but no later than December 15, 2016: 6.5% of total payment. After receiving the second payment from BriVision, BioLite Taiwan has to deliver the

IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision was obligated to pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite Taiwan has to deliver the phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision is obligated to pay, but no later than December 15, 2018: 20% of total payment. After receiving the fourth payment from BriVision, BioLite Taiwan has to deliver the IND package to BriVision in one week.

●	at the completion of phase III, BriVision is obliged to pay, but no later than September 15, 2019: 25% of total payment. After receiving the fifth payment from BriVision, BioLite Taiwan has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision obliged to pay, but no later than December 15, 2020, 30% of total payment. After receiving the sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

On May 6, 2016, BriVision and Biolite Taiwan entered into the Milestone Payment Agreement in order to amend the Collaborative Agreement, whereby BriVision agreed to pay the Milestone Payment to BioLite as in the form of $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares.

Under the Collaborative Agreement, BioLite is also entitled to 5% of net sales of the Products. There have not been any commercial sales since the Collaborative Agreement became effective.

As collaboration with BioLite Taiwan continues under the Collaborative Agreement, ABVC intended to work together to select potential drug candidates, including but not limited to botanical drugs, from different research institutes, start to develop it from pre-clinical stage, including all CMC process and animal study, to clinical study stage.

On January 12, 2017, BriVision and BioLite Taiwan entered into the Addendum to the Collaboration Agreement dated December 29, 2015 and as amended May 6, 2016. Pursuant to the Addendum, BioLite Taiwan agreed to license to BriVision an additional new drug, “Maitake Combination Therapy,” for research and development worldwide. Any clinical trial data and Intellectual Property as defined in the Collaboration Agreement belong to BriVision. Pursuant to the Addendum, BriVision shall pay for all clinical trials and other expenses associated with all clinical trials and shall have the right to sublicense ABVC-BioLite Products in the North America Region and the Sixth Product worldwide. The Addendum does not require any additional Milestone Payments as defined in the Collaboration Agreement with respect to Maitake Combination Therapy.

On July 24, 2017, BriVision entered into the BioFirst Agreement with BioFirst, pursuant to which BioFirst granted BriVision the global license to co-develop ABV-1701 Vitreous Substitute for Vitrectomy for medical use. BioFirst is a related party to ABVC because BioFirst and YuanGene, ABVC’s controlling shareholder, are under common control of the controlling beneficiary shareholder of YuanGene.

According to the BioFirst Agreement, ABVC and BriVision should co-develop and commercialize ABV-1701 with BioFirst and should pay BioFirst $3,000,000 in cash or common stock of ABVC on or before September 30, 2018 in two installments. As of the date of this prospectus, we have not made the payment of $3,000,000 to BioFirst. BriVision is entitled to receive 50% of the future net licensing income or net sales profit when ABV-1701 is sublicensed or commercialized.

On May 26, 2017, BriVision entered into the Co-Dev Agreement with Rgene to co-develop and commercialize in the global markets three new drug products that originate from Maitake Combination Therapy. The three drugs licensed from BriVision to Rgene are ABV-1507 HER2/neu Positive Breast Cancer Combination Therapy, ABV-1511 Pancreatic Cancer Combination Therapy and ABV-1527 Ovary Cancer Combination Therapy.

Pursuant to the Co-Dev Agreement, Rgene should pay to the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017 in three installments. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. In addition to $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development cost shall be equally shared by both BriVision and Rgene.

On June 1, 2017, BriVision delivered all research, technical, data and development data to Rgene. Since both Rgene and ABVC are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, ABVC has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. BriVision and Rgene agreed that Rgene should pay BriVision $450,000 in cash and the rest in Rgene’s stock. As of the date of this prospectus, ABVC received $450,000 in cash and Rgene was in the process of issuing its common stock in the equivalent value of $2,550,000.

Revenue Generation

All of ABVC’s products are still on the development and trial stage. Therefore, ABVC generated no revenue and does not expect any revenue in the near term.

Research and Development

During the year ended September 30, 2017, ABVC spent approximately $3,151,162 on research and development. During the three months ended December 31, 2017, ABVC spent approximately $45,701 on research and development. ABVC changed its fiscal year end from September 30 to December 31 and filed a current report on form 8-k with the SEC on February 14, 2018.

Critical Accounting Policies and Estimates

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “ABVC Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Fiscal Year

ABVC changed its fiscal year from the period beginning on October 1st and ending on September 30th to the period beginning on January 1st and ending on December 31st, beginning January 1, 2018. As a result, the current fiscal period is a three-month transition period ended on December 31, 2017. In these consolidated statements, including the notes thereto, the current period financial results ended December 31, 2017 are for a three-month period. Audited results for the twelve months ended September 30, 2017 and 2016 are both for twelve-month periods. In addition, the Company’s consolidated statements of operations and consolidated statements of cash flows include unaudited comparative amounts for the three-month period ended December 31, 2016. All references herein to a fiscal year prior to December 31, 2017 refer to the twelve months ended September 30th of such year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Reclassifications

Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Forward Stock split

On March 21, 2016, the Board of Directors of ABVC approved an amendment to its Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. The majority of the shareholders of ABVC approved the amendment to its Articles of Incorporation.

Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

-	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

-	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

-	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accounts receivable, due from related parties, accrued expenses, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s convertible notes payable and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2018 and December 31, 2017, the Company’s cash and cash equivalents amounted to $4,389 and $93,332, respectively. The Company’s cash deposits are held in financial institutions located in both Taiwan and the United States of America where there are currently regulations mandated on obligatory insurance of bank accounts. The Company believes these financial institutions are of high credit quality.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

Receivable from Collaboration Partners

Receivable from collaboration partners is stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of receivable from collaboration partners is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that ABVC will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. An impairment loss is recognized in the statement of operations, as are subsequent recoveries of previous impairments.

Research and Development Expenses

The Company accounts for R&D costs in accordance with FASB ASC 730, “Research and Development” (the “ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, share-based compensation, and facilities-related overhead, outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, upfront and development milestone payments under collaborative agreements and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $0 for the three and nine months ended September 30, 2018 and 2017.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $7,575 and $132,110 for the three months ended September 30, 2018 and 2017, respectively. Total non-employee stock-based compensation expenses were $23,401 and $138,038 for the nine months ended September 30, 2018 and 2017, respectively.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes

ABVC accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the three months ended December 31, 2017 and for the years ended September 30, 2017 and September, 30, 2016. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”). In accordance with this guidance, the Company’s financial results reflect provisional amounts for those specific income tax effects of the 2017 Tax Act for which the accounting under ASC Topic 740 is incomplete but a reasonable estimate could be determined. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in its interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions that the Company may take. The Company is continuing to gather additional information to determine the final impact.

For the nine months ended September 30, 2018 and 2017, the Company’s income tax expense amounted $1,850 and $830, respectively.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

ABVC has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases). For lessees, leases will continue to be classified as either operating or financing in the income statement. This ASU becomes effective in the first quarter of fiscal year 2019 and early adoption is permitted. This ASU is required to be applied with a modified retrospective approach and requires application of the new standard at the beginning of the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. In issuing ASU No. 2018-11, the FASB decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that ASU 2016-02 and ASU 2018-11 will have on its condensed consolidated financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) . In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing . In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting . In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the overall impact that ASU 2014-09 and its related amendments will have on the Company’s condensed consolidated financial statements.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in its interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions that the Company may take. The Company has accounted for the tax effects of the Tax Cuts and Jobs Act under the guidance of SAB 118, on a provisional basis. The Company’s accounting for certain income tax effects is incomplete, but the Company has determined reasonable estimates for those effects The Company is continuing to gather additional information to determine the final impact on its condensed consolidated financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (“ASU 2018-02”), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its condensed consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than the Company's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. The Company is currently evaluating the effect ASU 2018-07 will have on the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU 2018-13 will have on its financial statements.

Limited Operating History; Need for Additional Capital

There is no historical financial information about ABVC upon which to base an evaluation of its performance.  As of the date of this filing, ABVC has not generated any revenues from operations. ABVC cannot guarantee it will be successful in its business operations.  ABVC’s business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the launching of our games and market or wider economic downturns. ABVC does not believe it has sufficient funds to operate our business for the next 12 months.

ABVC has no assurance that future financing will be available to it on acceptable terms, or at all.  If financing is not available on satisfactory terms, ABVC may be unable to continue, develop or expand its operations.  Equity financing could result in additional dilution to existing shareholders.

If ABVC is unable to raise additional capital to maintain its operations in the future, ABVC may be unable to carry out its full business plan or it may be forced to cease operations.

The following discussion and analysis should be read in conjunction with ABVC’s audited financial statements for the three months ended December 31, 2017 and for the year ended September 30, 2017 and accompanying notes that appear in this prospectus on Form S-4.

Results of Operation

ABVC’s financial statements have been prepared assuming that ABVC will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should ABVC be unable to continue in operation. ABVC expects it will require additional capital to meet its long term operating requirements. ABVC expects to raise additional capital through, among other things, the sale of equity or debt securities, but it cannot guarantee that it will be able to achieve the same.

Results of Operations — Three Months Ended December 31, 2017 Compared to Three Months Ended December 31, 2016.

The following table presents, for the period indicated, our consolidated statements of operations information.

	Three Months Ended December 31,
	2017	2016
		(Restated and unaudited)
Revenues	$-	$-

Cost of revenues	-	-

Gross profit (loss)	-	-

Operating expenses
Selling, general and administrative expenses	289,731	185,188
Research and development expenses	45,701	25,198
Stock based compensation expenses	17,362	-

Loss from operations	(352,794)	(210,386)

Other income(expenses)
Interest income	80	49
Gain on exchange differences	-	-
Interest expense	(28,500)	-
Total other income (expenses)	(28,420)	49

Loss from continuing operations before provision income tax	(381,214)	(210,337)

Provision income tax	-	-

Net Loss	$(381,214)	$(210,337)

Revenues. ABVC did not generate any revenue during the three months ended December 31, 2017 and 2016. As such, ABVC did not incur any cost associated with revenues during the same periods.

Operating Expenses. ABVC’s operating expenses were $352,794 for the three months ended December 31, 2017 as compared to $210,386 for the three months ended December 31, 2016. The increase in operating expenses in the amount of $142,408 or 67.68% in the three months ended December 31, 2017 was primarily caused by the increase in professional service fees and consulting fees.

Interest Expense. The interest expense was $28,500 for three months ended December 31, 2017 as compared to $0 for the three-month period ended December 31, 2016. The increase of interest expenses by $28,500 was attributable to the loan in the principal amount of $950,000 from BioFirst Corporation.

Net Loss. As a result of the above factors, the net loss was $381,214 and $210,337 for the three months ended December 31, 2017 and 2016. The increase of net loss in the three months ended December 31, 2017 as compared to the same period ended December 31, 2016 was in an amount of $170,877 or by 81.23%.

Liquidity and Capital Resources

Working Capital Summary

	As of December 31, 2017 ($)	As of December 31, 2016 ($)
		(Restated and unaudited)
Current Assets	2,643,332	18,645
Current Liabilities	4,400,247	6,538,100
Working Capital	(1,756,915)	(6,519,455)

Cash Flows

	Three Months Ended		Years Ended
	December 31,		September 30,
	2017	2016	2017	2016
		(Unaudited and Restated)		(Restated)
Cash Flows Used in Operating Activities	$(111,519)	$(224,892)	$(1,598,686)	$(3,474,707)
Cash Flows Provided by Financing Activities	-	70,000	1,630,000	2,653,414
Net (Decrease) Increase in Cash During Period	$(111,519)	$(154,892)	$31,314	$(821,293)

Cash Flow from Operating Activities

Net cash used in operating activities was $111,519 during the three months ended December 31, 2017 (the transition period) compared to $224,892 in the 2016 comparable period, representing a decrease of $113,373, or 50.41%. This decrease was primarily driven by the increase in due to related parties and accrued expenses, partially offset by the increase in net loss.

During the years ended September 30, 2017 and 2016, the net cash used in operating activities were $1,598,686 and $3,474,707, respectively, reflecting a decrease of $1,876,021 or 54.0%. Such decrease was primarily caused by the change in due to related parties during the year ended September 30, 2016.

Cash Flow from Investing Activities

There was no net cash used or generated from investing activities during the three months ended December 31, 2017 and 2016 and during the years ended September 30, 2017 and 2016.

Cash Flow from Financing Activities

During the three months ended December 31, 2017 and 2016, net cash generated from financing activities was $0 and $70,000. The decrease in net cash generated from financing activities was because the amount of $70,000 was generated by a one-time consulting service provided to LionGene Corporation during the three months ended September 30, 2016.

During the years ended September 30, 2017 and 2016, the net cash provided by financing activities were $1,630,000 and $2,653,414, respectively, representing a decrease of $1,023,414 or 38.6%. The decrease in cash flow provided by financing activities during the year ended September 30, 2017 as compared to the year of 2016 was mainly due to the reduced amounts of equity private placements, partially offset by the increase in capital contribution and loans from related parties during the twelve-month period ended September 30, 2017.

Results of Operations — Fiscal Year Ended September 30, 2017 Compared to the Year Ended September 30, 2016.

The following table presents, for the period indicated, our consolidated statements of operations information.

	For The Years Ended September 30,
	2017	2016
		(Restated)
Revenues	$-	$-

Cost of revenues	-	32

Gross profit (loss)	-	(32)

Operating expenses
Selling, general and administrative expenses	707,142	599,303
Research and development expenses	3,151,162	10,000,000
Stock based compensation expenses	138,038	397,960

Loss from operations	(3,996,342)	(10,997,295)

Other income(expenses)
Interest income	149	361
Gain on exchange differences	-	141
Interest expense	(74,960)	(10,170)
Total other expenses	(74,811)	(9,668)

Loss from continuing operations before provision income tax	(4,071,153)	(11,006,963)

Provision income tax	830	836

Net Loss	$(4,071,983)	$(11,007,799)

Revenues. ABVC did not generate any revenue during the years ended September 30, 2017 and 2016. As such, it did not incur any cost associated with revenues during the same periods.

Operating Expenses. ABVC’s operating expenses were $ 3,996,342 for the year ended September 30, 2017 as compared to $10,997,263 for the year ended September 30, 2016. The decrease in operating expenses in the amount of $7,000,921 or 63.7% in the year of 2017 was primarily caused by the payment of $10,000,000 for the Milestone payment in 2016.

Interest Expense. The interest expense of ABVC was $74,960 for the year ended September 30, 2017 as compared to $10,170 for the period ended September 30, 2016. The increase of interest expenses by $64,790 or 637.1% was attributable to the loan in the principal amount of $950,000 from BioFirst.

Net Loss. The net loss was $4,071,983 and $11,007,799 for the years ended September 30, 2017 and 2016. The result of decrease of net loss in the current year in an amount of $6,935,816 or by 63.0% was mainly because that ABVC paid off the Milestone payment incurred during the year ended September 30, 2016.

Liquidity and Capital Resources

Working Capital Summary

	As of September 30, 2017 ($)	As of September 30, 2016 ($)
		(Restated)
Current Assets	2,754,851	173,537
Current Liabilities	4,147,914	6,556,470
Working Capital	(1,393,063)	(6,382,933)

Cash Flows

	As of September 30, 2017 ($)	As of September 30, 2016 ($)
		(Restated)
Cash Flows Used in Operating Activities	(1,598,686)	(3,474,707)
Cash Flows Provided by Financing Activities	1,630,000	2,653,414
Net (Decrease) Increase in Cash During Period	31,314	(821,293)

Cash Flow from Operating Activities

During the years ended September 30, 2017 and 2016, the net cash used in operating activities were $1,598,686 and $3,474,707, respectively, reflecting a decrease of $1,876,021 or 54.0%. Such decrease was primarily due to related parties during the year ended September 30, 2016.

Cash Flow from Investing Activities

During the years ended September 30, 2017 and 2016, there were no net cash used in or generated from investing activities.

Cash Flow from Financing Activities

During the years ended September 30, 2016 and 2017, the net cash from financing activities were $1,630,000 and $2,653,414, respectively, representing a decrease of $1,023,414 or 38.6%. The decrease in cash flow from financing activities during the year ended September 30, 2017 as compared to the year of 2016 was mainly due to the reduced amounts of equity private placements, partially offset by the increase in capital contribution and loans from related parties during the year ended September 30, 2017.

Results of Operations — Nine Months Ended September 30, 2018 Compared to September 30, 2017.

	Nine Months Ended September 30,
	2018	2017
Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses
Selling, general and administrative expenses	520,256	521,954
Research and development expenses	135,006	3,125,964
Stock-based compensation	23,401	138,038
Total operating expenses	678,663	3,785,956

Loss from operations	(678,663)	(3,785,956)

Other income (expense)
Interest income	-	100
Interest expense	(114,682)	(74,960)
Total other income (expenses)	(114,682)	(74,860)

Loss from operations before income taxes	(793,345)	(3,860,816)

Provision for income taxes	1,850	830

Net Loss and Comprehensive Loss	$(795,195)	$(3,861,646)

Revenues. We generated zero in revenues and zero in cost of sales for the nine months ended September 30, 2018 and 2017, respectively.

Operating Expenses. Our operating expenses were $678,663 in the nine months ended September 30, 2018 as compared to $3,785,956 in the nine months ended September 30, 2017. Our total operating expenses decreased by $3,107,293, or (82.1)% during the nine-month period ended September 30, 2018 from the comparable period of 2017. Such decrease in operating expenses was mainly attributable to the decrease in research and development expenses and stock-based compensation.

Our selling, general and administrative expenses for the nine months periods ended September 30, 2018 and 2017 did not change substantially. Our research and development expenses decreased by $2,990,958 or (95.7)% to $135,006 during the nine months ended September 30, 2018 from $3,125,964 in the nine months ended September 30, 2017 primarily because we recognized research and development expenses of $3,000,000 pursuant to BioFirst Collaborative Agreement during the nine months ended September 30, 2017.

Interest Expense. The interest expense was $114,682 in the nine months ended September 30, 2018 as compared to $74,960 in the nine months ended September 30, 2017. The increase of $39,722, or 53.0% in interest expenses was primarily because the Company made the interest payments for various related-party loans and two convertible promissory notes.

Net Loss. The net loss was $795,195 for the nine months ended September 30, 2018 compared to $3,861,646 for the nine months ended September 30, 2017. The Company’s net loss decreased by $3,066,451 or (79.4)% during the nine-month period ended September 30, 2018 from the comparable period in 2017 because of to the changes in its operating expenses as described above.

Liquidity and Capital Resources

Working Capital

	As of September 30, 2018 ($)	As of December 31, 2017 ($)
	(Unaudited)
Current Assets	2,594,389	2,643,332
Current Liabilities	4,478,531	4,400,247
Working Capital (deficit)	(1,884,142)	(1,756,915)

Cash Flows

Cash Flow from Operating Activities

During the nine months ended September 30, 2018 and 2017, the net cash used in operating activities were $531,943 and $1,376,794, respectively. The decrease in the amount of $844,851 was primarily due to the decreased net loss and increased in accrued expenses and other current liabilities, partially offset by the decrease in due to related parties.

Cash Flow from Investing Activities

During the nine months ended September 30, 2018 and 2017, there was no net cash used in or generated from investing activities.

Cash Flow from Financing Activities

During the nine months ended September 30, 2018 and 2017, the net cash provided by financing activities were $443,000 and $1,563,000, respectively. The net cash provided by financing activities declined by $1,120,000 during the compared periods because we repaid a related party loan in the principal amount of $157,000, borrowed another related-party loan in the principal amount of $50,000, and issued two promissory notes in aggregate of $550,000 during the nine months ended September 30, 2018.

Going Concern Consideration

ABVC has incurred losses since its inception resulting in an accumulated deficit of $16,571,793 (unaudited) and $15,776,598 as of September 30, 2018 and December 31, 2017, respectively, and net losses of $795,195 and a decreased cash flow of $88,943 during the nine months ended September 30, 2018. These conditions raise substantial doubt about ABVC’s ability to continue as a going concern for the next twelve months.

ABVC expects to finance operations primarily through capital contributions from principal shareholders. In the event that ABVC requires additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives, ABVC principal shareholders have indicated the intent and ability to provide additional equity financing.

Off-Balance Sheet Arrangements

As of September 30, 2018, ABVC does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

BIOLITE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

Overview

BioLite is a clinical stage pharmaceutical company focused on translational research of botanical and natural API-based products in the fields of central nervous system, oncology/ hematology and autoimmune diseases. Because we believe natural substances have many healing powers, BioLite focuses its research resources to the development of botanical products, which include plant materials, algae, macroscopic fungi and combinations thereof. We mostly use traditional cultivation, fermentation and purification techniques, excluding genetic modifications, to process the active natural constituents of our drug candidates. The operational activities primarily focus on researching and developing novel botanical and natural drugs utilizing scientific methodology and approaches in compliance with the procedures and protocols prescribed by the FDA. The names of all of our medicinal products are in an alphanumeric form, starting with “BLI” which stands for “BioLite” and followed by Arabic numbers. For example, BLI-1005 is the name of one of our products that is intended to treat certain types of depression. BioLite seeks to add value to new drug development by taking pre-clinical stage new drug candidates to Phase II and proving the concept of the new drug candidates.

BioLite’s research and development team is devoted primarily to preclinical studies, Phase I and II clinical trials of new drug candidates in its fields with goals of translating pharmacology-related research results and theories to medicinal drug candidates that are ready for clinical trials on a large scale, such as Phase III trials, and future commercialization. BioLite acquires licenses from universities, government and other research institutes to further preclinical research in order to select new drug candidates for clinical trials, including Phase I and Phase II. BioLite currently focuses on the areas of CNS, oncology/ hematology and autoimmune, where it is seeking to build a portfolio of novel therapeutics that serve large unmet medical needs. As part of the business strategy, BioLite plans to cooperate with well-established pharmaceutical companies in the U.S. and other countries with major medicinal markets to further develop and commercialize the products in its portfolio for which we receive positive clinical trial results from Phase II trials.

CNS

BioLite acquired exclusive global rights to develop and license two investigational new drugs to treat central nervous system diseases, both of which are based on novel formulas of extracts from Chinese, Korean and Japanese herbs that have shown promise in treating insomnia, anxiety and other mental disorders. BioLite has successfully completed the stage 1, Phase II study of BLI-1005, a novel capsule product to treat MDD. BioLite is in the process of recruiting sixty patients to carry out the stage 2, Phase II trial of BLI-1005. BLI-1005 is intended to treat MDD and we believe that it offers multiple advantages over currently available antidepressants. In addition, BioLite received from the FDA an approval on the IND application of BLI-1008 for the treatment of ADHD in January 2016 and are scheduled to commence the Phase II trial in the third quarter of 2018, subject to the availability of sufficient funds. BLI-1005 and BLI-1008 are two indications deriving from the same API, PDC-1421, as a result of which, BLI-1008 shares the BLI-1005 Phase I clinical trial results. The Phase I clinical trial results of both drug candidates showed no serious adverse events and none of the trial subjects, namely healthy volunteers displayed any signs of suicidal intention or behavior. Suicidal intention and behaviors measure suicidal risks which are related to possibility of serious adverse effects. BioLite has a hypothesis that BLI-1005 and BLI-1008 may be less susceptible to drug abuse and dependence because we think both drug candidates will be classified as non-stimulants which are known for low abuse tendency or dependence.

Oncology/ Hematology

BioLite currently has exclusive global rights to develop four innovative botanical drugs, BLI- 1301 to treat Myelodysplastic syndromes, BLI-1401-1 designed to treat solid tumors, BLI-1401-2 for the treatment of TNBC and BLI-1501 intended to treat CLL, all of which constitute our oncology/hematology portfolio. Each of the four investigational new drugs is designed to be used as part of a combination therapy for its targeted cancer because our research results indicate each of the four drugs’ ability to improve cancer patients’ immunity and counter the various types of side effects, respectively, caused by the traditional therapies, such as chemotherapies.

MDS are a group of cancers in which immature blood cells in the bone marrow do not mature and therefore do not become healthy blood cells. We have received from the FDA an IND approval to conduct Phase II trial of BLI- 1301 to treat MDS and plan to start such trial in the fourth quarter of 2018 subject to the sufficiency of working capital. A MDS is a relatively rare type of leukemia. If BioLite can prove to the FDA that our BLI-1301 has sufficient potential to treat MDS, BioLite may receive an orphan drug designation for it. Currently BioLite is processing the application for such orphan drug designation for BLI- 1301, which was initiated in 2014.

BioLite received the FDA IND approval for BLI-1401-2 for the treatment of TNBC in March 2016 and plan to commence the Phase II trial of such product in 2017 subject to the sufficiency of working capital. We are currently co-developing BLI-1501 candidate with Memorial Sloan Kettering Cancer Center (“MSKCC”) to conduct preclinical studies. We are preparing the FDA IND applications for the Phase II clinical trials of BLI-1401-1 and conducting the early stage preclinical studies of BLI-1501.

Autoimmune

BioLite has a focused pipeline of investigational drugs that are designed for the treatment of autoimmune diseases, including BLI-1006 to treat IBD and BLI-1007 for RA. BioLite has received the exclusive global rights on these two autoimmune products from the Industrial Technology Research Institute in Taiwan which holds patents on both drug candidates in certain Asian, North American and European countries. BioLite is preparing the IND Phase I application for BLI-1006. BioLite suspended the preclinical studies of BLI-1007.

In the future, BioLite will look to acquire and conduct clinical research on additional investigational botanical new drugs to further the FDA clearance process. BioLite’s management team’s prior experience has involved screening pre-clinical products, compliance with FDA procedures and identifying co-developers to continue the FDA process and commercialize new drugs.

Key Factors Affecting BioLite’s Results of Operations

BioLite’s core operation activities include research and development of botanic new drug candidates with focuses on preclinical development, Phase I and Phase II clinical trials and license-in and license-out collaboration with research institutions and respected biotech companies, respectively. Any research results or regulatory results have substantial impacts on our operation results and financial performance. In addition, the relationships with BioLite’s licensors, CROs or third party researchers and collaborators are critical to the success of our business operations.

Critical Accounting Policies and Significant Judgments and Estimates

Segment Reporting — BioLite follows the provisions of ASC Topic 280, “Segment Reporting”, which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of BioLite’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. BioLite’s management reporting structure provided for only one segment in 2017 and 2016. Accordingly, no separate segment information is presented.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — BioLite’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. BioLite places its cash and temporary cash investments in high quality credit institutions in Taiwan, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. BioLite does not enter into financial instruments for hedging, trading, or speculative purposes. Concentration of credit risk with respect to accounts receivables is limited due to the wide variety of customers and markets in which BioLite transacts business, as well as their dispersion across many geographical areas. BioLite performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Cash and Cash Equivalents — BioLite considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash Equivalents — Restricted cash equivalents primarily consist of cash held in a reserve bank account associated with short-term bank loans.

Accounts Receivable, Receivable from Collaboration Partners, and Other Receivable — Accounts receivable, receivable from collaboration partners, and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable, receivable from collaboration partners, and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that BioLite will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Inventory — Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. BioLite periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Property and Equipment — Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 6
Office equipment	3 ~ 6

Impairment of Long-Lived Assets —BioLite has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by BioLite be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. BioLite evaluates its long lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of BioLite. Unobservable inputs are inputs that reflect BioLite’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that BioLite has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of BioLite, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of BioLite’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of BioLite’s long-term bank loan approximates fair value because the interest rates approximate market rates that BioLite could obtain for debt with similar terms and maturities.

Long-term Equity Investment — BioLite acquires these equity investments to promote business and strategic objectives. BioLite accounts for non-marketable equity and other equity investments for which BioLite does not have control over the investees as:

●	Equity method investments when BioLite has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of BioLite’s non-marketable equity investments, and therefore BioLite considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. BioLite’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment — BioLite’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. We also consider specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. We record other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●

Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of equity investments were $0 and $91,047 for the three months ended September 30, 2018 and 2017, respectively. Other-than-temporary impairments of equity investments were $0 and $4,379,456 for the nine months ended September 30, 2018 and 2017, respectively.

Post-retirement and post-employment benefits — BioLite Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Labor Pension Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker's monthly salaries. Pursuant to the Labor Pension Act , the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $4,806 and $5,978 for the three months ended September 30, 2018 and 2017, respectively. The total amounts for such employee benefits, which were expensed as incurred, were $14,827 and $20,535 for the nine months ended September 30, 2018 and 2017, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Revenue Recognition — During the fiscal year 2018, BioLite adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for BioLite’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on BioLite’s review of existing collaborative agreements as of January 1, 2018, BioLite concluded that the adoption of the new guidance did not have a significant change on its revenue during all periods presented.

Pursuant to ASC 606, BioLite recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that BioLite expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, BioLite performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) BioLite satisfies a performance obligation. BioLite only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when BioLite recognizes revenue based on the types of payments BioLite receives.

Merchandise sales — BioLite recognizes net revenues from dietary supplements product sales when customers obtain control of BioLite’s products, which typically occurs upon delivery to customer. Product revenues are recorded at the net sales price, or “transaction price,” which includes applicable reserves for variable consideration, including discounts, allowances, and returns.

Trade discount and allowances: BioLite generally provides invoice discounts on product sales to its customers for prompt payment. BioLite estimates that, based on its experience, its customers will earn these discounts and fees, and deducts the full amount of these discounts and fees from its gross product revenues and accounts receivable at the time such revenues are recognized.

Product returns: BioLite estimates the amount of each product that will be returned and deducts these estimated amounts from its gross revenues at the time the revenues are recognized. BioLite’s customers have the right to return unopened packages, subject to contractual limitations.

To date, product allowance and returns have been minimal and, based on its experience, BioLite believes that returns of its products will continue to be minimal.

Collaboration Revenue — BioLite recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to BioLite related to one or more of the following: nonrefundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, we have not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, BioLite applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, BioLite relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

BioLite had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of BioLite’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, BioLite’s experience in conducting clinical development, regulatory and manufacturing activities. BioLite reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(i)	Nonrefundable upfront payments

If a license to BioLite’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, BioLite recognizes revenue from the related nonrefundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of nonrefundable upfront fees was solely for the compensation of past research efforts and contributions made by BioLite before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between BioLite and the collaboration partners in the collaborative agreements.

(ii)	Milestone payments

BioLite is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of BioLite’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of BioLite’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by BioLite of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to BioLite, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, BioLite recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii)	Multiple Element Arrangements

BioLite evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, BioLite considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. BioLite also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

BioLite recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, BioLite recognizes revenue from the combined unit of accounting over BioLite’s contractual or estimated performance period for the undelivered elements, which is typically the term of BioLite’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then BioLite recognizes revenue under the arrangement on a straight-line basis over the period BioLite is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then BioLite recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, BioLite evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either BioLite’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. BioLite evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv)	Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, BioLite is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. BioLite recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, BioLite considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation of Deferred Tax Assets — A valuation allowance is recorded to reduce our deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If BioLite determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, BioLite’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of our deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, BioLite determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 13 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

BioLite applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to BioLite’s liability for income taxes. Any such adjustment could be material to BioLite’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2017 and 2016, management considered that BioLite had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Share-Based Compensation — BioLite recognizes share-based compensation expense for share-based compensation awards granted to its employees and officers. Compensation expense for share-based compensation awards granted is based on the grant date fair value estimate for each award as determined by its board of directors. BioLite recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally one to two years. As share-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

BioLite estimates the fair value of stock-based compensation awards at the date of grant using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of its common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in BioLite’s option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, BioLite’s stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:

●	Fair value of the underlying common stock. Because BioLite’s stocks are not publicly traded, the assumptions used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

a) contemporaneous valuations performed by unrelated third-party specialists;

b) the lack of marketability of its common stock;

c) BioLite’s actual operating and financial performance, and current business conditions and projections;

d) BioLite’s hiring of key personnel and the experience of our management;

e) BioLite’s history and the timing of the introduction of new products and services;

In valuing the common stock, the fair value of the underlying common stock was determined by using the value indications under a combination of valuation approaches, including a discounted cash flow analysis under the income approach, market approaches, and the latest round of equity financing at grant date

●	Expected term. The expected term represents the period that the stock-based compensation awards are expected to be outstanding. Since BioLite did not have sufficient historical information to develop reasonable expectations about future exercise behavior, it used the simplified method to compute expected term, which represents the average of the time-to-vesting and the contractual life.

●	Expected volatility. As BioLite does not have a trading history for its common stock, the expected stock price volatility for its common stock was estimated by taking the mean standard deviation of stock prices for selected companies in biotechnogy industry listed in Taiwan’s stock markets.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

●	Expected dividend yield. BioLite has never declared or paid any cash dividends and do not presently plan to declare or pay cash dividends in the foreseeable future. Consequently, BioLite used an expected dividend yield of zero.

The valuations are highly complex and subjective. Following the completion of this offering, common stock valuations will no longer be necessary as BioLite will rely on market prices to determine the fair value of its common stock.

Foreign-currency Transactions — For BioLite’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under Equity.

Translation Adjustment — The accounts of BioLite Taiwan was maintained, and its financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, "Foreign Currency Matters", with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder's deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Research and Development — BioLite accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, share-based compensation, and facilities-related overhead, outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, upfront and development milestone payments under collaborative agreements and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where BioLite enters into agreements with third parties to provide research and development services, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables. Research and development expense was $256,682 and $823,046 for the years ended December 31, 2017 and 2016, respectively. Research and development expense were $10,213 and $52,293 for the three months ended September 30, 2018 and 2017, respectively. Research and development expense were $224,316 and $232,613 for the nine months ended September 30, 2018 and 2017, respectively.

Promotional and Advertising Costs — Promotional and advertising costs are classified as selling and general and administrative expenses, and are expensed as incurred. Promotional and advertising expenses consist primarily of the costs of designing, producing, and distributing materials promoting BioLite and its products, including its corporate website. Promotional and advertising costs were $842 and $38,792 for the years ended December 31, 2017 and 2016, respectively. Promotional and advertising costs were $173 and $675 for the nine months ended September 30, 2018 and 2017, respectively.

Statement of Cash Flows — Cash flows from BioLite’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Comprehensive Income — Comprehensive income includes accumulated foreign currency translation gains and losses. BioLite has reported the components of comprehensive income in its statements of operations and comprehensive income (loss).

Reclassifications — Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The core principle of the ASU is that a lessee should recognize the assets and liabilities that arise from its leases other than those that meet the definition of a short-term lease. The ASU requires extensive qualitative and quantitative disclosures, including with respect to significant judgments made by management. Subsequently, the FASB issued ASU No. 2017-13, in September 2017 and ASU No. 2018-01, in January 2018, which amends and clarifies ASU 2016-02. The ASU will be effective for the Company beginning January 1, 2019, including interim periods in the fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated results of operations, cash flows, financial position and disclosures.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in its interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (ASU 2018-02), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company is currently evaluating the impact of adopting this new guidance on its financial position, results of operations, statement of comprehensive income, and cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than the Company's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. The Company is currently evaluating the effect ASU 2018-07 will have on the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU will have on its financial statements.

Results of Operations - Year Ended December 31, 2017 compared to Year Ended December 31, 2016

The following tables set forth a summary of BioLite’s results of operations for the periods indicated. This information should be read together with BioLite’s financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	2017	2016
Net revenue
Merchandise sales	$940	$2,812
Merchandise sales-related parties	2,256	3,253
Collaborative revenue	-	982,083
Total net revenue	3,196	988,148

Cost of revenue	2,249	24,318

Gross profit	947	963,830

Operating expenses
Research and development expenses	256,682	823,046
Selling, general and administrative expenses	1,735,931	1,752,168
Total operating expenses	1,992,613	2,575,214

Loss from operations	(1,991,666)	(1,611,384)

Other income (expense)
Interest income	7,207	3,429
Interest expense	(222,060)	(7,602)
Rental income	11,814	11,884
Impairment loss	-	(1,470,378)
Loss on disposition of equity securities	(34,139)	-
Loss on foreign exchange changes	(409,170)	(85,398)
Loss on investment in equity securities	(4,443,876)	(3,560,325)
Other income (expenses)	51,574	67,328
Total other income (expenses)	(5,038,650)	(5,041,062)
Loss before income taxes	(7,030,316)	(6,652,446)
Provision for income taxes expense (benefit)	(360,395)	(60,660)
Net loss	(6,669,921)	(6,591,786)
Net loss attributable to noncontrolling interests, net of tax	1,621,650	1,669,024
Net loss attributable to BioLite, Inc.	(5,048,271)	(4,922,762)
Foreign currency translation adjustment	695,573	61,754
Comprehensive Loss	$(4,352,698)	$(4,861,008)

Revenue

For the year ended December 31, 2017, BioLite had total revenue of $3,196 compared to the total revenue of $988,148 for the year ended December 31, 2016, representing a decrease of $984,952.

	2017	2016
Net revenue
Merchandise sales	$940	$2,812
Merchandise sales-related parties	2,256	3,253
Collaborative revenue	-	982,083
Total net revenue	3,196	988,148

BioLite’s revenue decreased substantially in the fiscal year of 2017 compared to the same period in 2016 mainly because no collaborative revenues were generated in the fiscal year of 2017.

Cost of Revenue

Total cost of revenue, which comprises mainly cost of merchandise sold, was $2,249 for the year ended December 31, 2017 compared to $24,318 for the year ended December 31, 2016. The significant year-to-year decrease is in line with the year-to-year decline in our revenue. The main drive of the decrease in cost of revenue is from the recognition of loss on obsolete inventory.

Expenses

The following table sets forth the breakdown of BioLite’s operating expenses for the years ended December 31, 2017 and 2016, respectively:

	2017	2016
Operating expenses:
Research and development expenses	256,682	823,046
Selling, general and administrative expenses	1,735,931	1,752,168

Research and development costs consist of clinical trials, sponsored research, and miscellaneous expenditures in laboratories. Research and development expenses were $256,682 during the year ended December 31, 2017 as compared to that of $823,046 in the fiscal year of 2016, which represents a decrease of $566,364 or (68)%. Such decrease was primarily attributed to less research and development costs spent on BLI-1005 and BLI 1006 products. In addition, the headcounts at research and development department decreased to 4 persons in 2017 compared to11 persons. During the fiscal year of 2017, the majority R&D expenses derived from BLI-1005 product the preparation of clinical sites and the drug stability studies. In the year of 2016, the R&D expenses were incurred by the expenditure on BioLite’s in-house R&D team that documented, revised, edited and prepared for the IND submissions and subsequent amendments to the IND packages in response to the FDA comments.

BioLite incurred $1,735,931 in selling, general and administrative expenses for the fiscal year of 2017 as compared to $1,752,168 during the fiscal year of 2016. The amounts of operating expenses for the year of 2017 did not change substantially from that of 2016 but the percentage of selling, general and administrative expenses counted for the operating expenses increased from the year ended December 31, 2016 as compared to the year ended December 31, 2017 due to the significant decrease of the research and development expenses.

Other income and expense

The following table sets forth the breakdown of our other income for the years ended December 31, 2017 and 2016, respectively:

	2017	2016
Other income (expense)
Interest income	7,207	3,429
Interest expense	(222,060)	(7,602)
Rental income	11,814	11,884
Impairment loss	-	(1,470,378)
Investment loss	(34,139)	-
Loss on foreign exchange changes	(409,170)	(85,398)
Loss on investment in equity securities	(4,443,876)	(3,560,325)
Other income (expenses)	51,574	67,328
Total other income (expenses)	(5,038,650)	(5,041,062)

Other income or expenses

BioLite incurred interest expenses in the amounts of $222,060 and $7,602 during the years ended December 31, 2017 and 2016, respectively, which reflected an increase of $214,558. Such increase in interest expenses was due to the increase in loans from related parties.

BioLite recorded impairment loss in the amounts of $1,470,378 in the fiscal year of 2016 and $0 in the fiscal year of 2017. BioLite’s decrease of impairment loss in an amount of $1,470,378 was primarily caused by the impairment of accounts receivable due from ABVC at December 31, 2016.

BioLite recognized $34,139 and $0 in investment loss during the years ended December 31, 2017 and 2016, which showed an increase of $34,139 in loss on disposition of equity securities. We contributed such increase to the loss from sale of equity securities in BioFirst during the year ended December 31, 2017.

BioLite’s position on loss on investment in equity securities greatly increased, from $3,560,325 in 2016 to $4,443,876 in 2017, representing an increase of 24%, or $883,551. This increase was primarily attributable to the increase in other-than-temporary impairments of non-marketable equity investments during the year ended December 31, 2017.

Net income (loss)

As a result of the above, BioLite’s net loss for the year ended December 31, 2017 was $6,669,921 as compared to a net loss of $6,591,786 for the year ended December 31, 2016. The increase reflects a 1.2%, or $78,135 in net loss resulted from our significant decline in revenue s in the fiscal year of 2017.

Cash Flows

The following table summarizes BioLite’s cash flows for the year ended December 31, 2017 and for the year ended December 31, 2016:

	2017	2016
Net Cash Used In Operating Activities	(1,683,497)	(1,028,900)
Net Cash Used In Investing Activities	(7,494,318)	(3,252,937)
Net Cash Provided By Financing Activities	9,325,297	2,934,504
Effect of exchange rate changes on cash and cash equivalents	8,979	22,730
Net increase (decrease) in cash and cash equivalents	156,461	(1,324,603)
Cash and cash equivalents, ending balance	$256,925	$100,464

Operating activities

Net cash used in operating activities was $1,683,497 for the year ended December 31, 2017, an increase of $654,597 from cash used in operating activities of $1,028,900 for the year ended December 31, 2016. The increase is mainly due to the increase in due from related parties and the decrease in accrued expenses and other current liabilities.

Investing activities

Net cash used in investing activities for the year ended December 31, 2017 was $7,494,318, an increase of $4,241,381 as compared to net cash used in investing activities of $3,252,937 for the year ended December 31, 2016. BioLite used substantially more net cash in investing activities primarily because of the increase in investments in collaborative partners in Asia during the year ended December 31, 2017.

Financing activities

Net cash provided by financing activities for the year ended December 31, 2017 was $9,325,297, an increase of $6,390,793, from net cash used in financing activities of $2,934,504 for the year ended December 31, 2016. The increase of net cash provided by financing activities was mainly attributable to the net proceeds from the issuance of common stock and borrowings from related parties.

Results of Operations - Nine Months Ended September 30, 2018 compared to Nine Months Ended September 30, 2017

The following tables set forth a summary of BioLite’s results of operations for the periods indicated. This information should be read together with BioLite’s financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Nine Months Ended September 30,
	2018	2017
Net revenue
Merchandise sales	$3,976	$937
Merchandise sales-related parties	-	1,624
Total net revenue	3,976	2,561

Cost of revenue	2,856	1,589

Gross profit	1,120	972

Operating expenses
Research and development expenses	224,316	232,613
Selling, general and administrative expenses	693,057	1,531,815
Total operating expenses	917,373	1,764,428

Loss from operations	(916,253)	(1,763,456)

Other income (expense)
Interest income	3,761	6,098
Interest expense	(231,300)	(171,389)
Rental income	8,997	8,835
Investment loss	(287,513)	(34,043)
Gain (loss) on foreign currency changes	7,403	(406,778)
Gain (loss) on investment in equity securities	(164,649)	(4,379,650)
Other income (expenses)	(4,305)	48,500
Total other income (expenses)	(667,606)	(4,928,427)
Loss before income taxes	(1,583,859)	(6,691,883)
Provision for income taxes expense (benefit)	(242,092)	(224,762)
Net loss	(1,341,767)	(6,467,121)
Net loss attributable to noncontrolling interests, net of tax	332,596	1,574,038
Net loss attributable to BioLite Holding, Inc.	(1,009,171)	(4,893,083)
Foreign currency translation adjustment	(81,100)	(597,136)
Comprehensive Loss	$(1,090,271)	$(5,490,219)

Revenue

For the nine-month period ended September 30, 2018, BioLite had total net revenue of $3,976 compared to the total net revenue of $2,561 for the nine-month period ended September 30, 2017, representing an increase of $1,415. Such increase in revenues during the comparable nine months ended September 30, 2018 and 2017 was primarily due to increased sales of the dietary supplements to customers.

	Nine Months Ended September 30, (Unaudited)
	2018	2017
Net revenue
Merchandise sales	$3,976	$937
Merchandise sales-related parties	-	1,624
Total net revenue	$3,976	$2,561

Cost of Revenue

Total cost of revenue, which comprises mainly cost of merchandise sold, was $2,856 for the nine months ended September 30, 2018 compared to $1,589 for the nine months ended September 30, 2017. The main drive of the increase in cost of revenue was from the purchase of another carton of dietary supplements in the second fiscal quarter of 2018.

Expenses

The following table sets forth the breakdown of BioLite’s operating expenses for the nine-month periods ended September 30, 2018 and 2017, respectively:

	Nine Months Ended September 30, (Unaudited)
	2018	2017
Operating expenses
Research and development expenses	224,316	232,613
Selling, general and administrative expenses	693,057	1,531,815
Total operating expenses	917,373	1,764,428

Research and development costs consist of clinical trials, sponsored research, and miscellaneous expenditures in laboratories. Research and development expenses were $224,316 during the nine months ended September 30, 2018 as compared to that of $232,613 in the comparable period of 2017. The decrease of $8,297 in research and development expenses was not a substantial change.

BioLite incurred $693,057 in selling, general and administrative expenses for the nine months ended September 30, 2018 as compared to $1,531,815 during the comparable period of 2017. The amounts of operating expenses for the nine months ended September 30, 2018 decreased by $838,758 or (54.76)% from that of 2017 primarily because BioLite reduced the number of employees and rental expenses in the nine months ended September 30, 2018 as compared to the comparable period of 2017.

Other income and expense

The following table sets forth the breakdown of our other income for the nine months ended September 30, 2018 and 2017, respectively:

	Nine Months Ended September 30, (Unaudited)
	2018	2017
Other income (expense)
Interest income	3,761	6,098
Interest expense	(231,300)	(171,389)
Rental income	8,997	8,835
Investment loss	(287,513)	(34,043)
Gain (loss) on foreign currency changes	7,403	(406,778)
Gain (loss) on investment in equity securities	(164,649)	(4,379,650)
Other income (expenses)	(4,305)	48,500
Total other income (expenses)	(667,606)	(4,928,427)

BioLite incurred interest expenses in the amounts of $231,300 and $171,389 during the nine months ended September 30, 2018 and 2017, respectively, which reflected an increase of $59,911, or 34.96%. Such increase in interest expenses was mainly due to the increase in loans from related parties.

BioLite recorded investment loss in the amounts of $287,513 during the nine months ended September 30, 2018 and $34,043 in the comparable period of 2017. BioLite’s increase of investment loss in an amount of $253,470, or 744.55% was primarily caused by sales of the securities in order to acquire some cash for daily operation.

BioLite’s position on loss on investment in equity securities greatly decreased, from $4,379,650 for the nine months ended September 30, 2017 to $164,649 in the comparable period of 2018, representing a decrease of $4,215,001, or (96.24) %. This decrease was primarily attributable to the recognition of impairment loss on ABVC by BioLite in 2017 in the amount of approximately $4,000,000.

Net income (loss)

As a result of the above, BioLite’s net loss for the nine months ended September 30, 2018 was $1,341,767 as compared to a net loss of $6,467,121 for the nine months ended September 30, 2017. BioLite’s net loss decreased approximately $5,125,354, or (79.25)% primarily because the decrease of loss on investment in equity securities and general and administrative expense.

Cash Flows

The following table summarizes BioLite’s cash flows for the nine months ended September 30, 2018 and for the nine months ended September 30, 2017:

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	2018	2017
Net cash provided by (used in) operating activities	(636,357)	(417,683)
Net cash provided by (used in) investing activities	370,306	(8,313,623)
Net cash provided by financing activities	195,197	9,037,596
Effect of exchange rate changes on cash and cash equivalents	(2,718)	7,783
Net increase (decrease) in cash and cash equivalents	(73,572)	314,073
Cash and cash equivalents
Beginning	256,925	100,464
Ending	$183,353	$414,537

Operating activities

Net cash used in operating activities was $636,357 for the nine months ended September 30, 2018 as compared to net cash of $417,683 used in operating activities for the nine months ended September 30, 2017, reflecting an increase of $218,674 in net cash used in operating activities. Such increase was mainly due to the increase in expenses on the MDD trial conducted at Stanford University and other expenses related to FDA filings.

Investing activities

Net cash provided by investing activities for the nine months ended September 30, 2018 was $370,306 as compared to net cash used in investing activities of $8,313,623 for the nine months ended September 30, 2017, representing an increase of $8,683,929 of net cash provided by investing activities. Such increase in net cash provided by investing activities was primarily caused by the investment on ABVC in 2017.

Financing activities

Net cash provided by financing activities for the nine months ended September 30, 2018 was $195,197, a decrease of $8,842,399, from net cash provided by financing activities of $9,037,596 for the nine months ended September 30, 2017. The decrease of net cash provided by financing activities was mainly caused by a series of stock exchange that BioLite conducted with BioLite BVI and BioLite Taiwan, two subsidiaries of BioLite.

Contractual Obligations and Commitments

Operating lease commitment:

BioLite’s operating leases include lease contracts of office spaces, laboratory space, and employees’ dormitory. Future minimum lease payments under the operating leases are summarized as follows:

As of September 30,	Amount
2019	$57,684
2020	12,546
Total	$70,230

For the nine months ended September 30, 2018 and 2017, BioLite incurred expenses of approximately $9,553 and $28,103 on leasing its offices from a related party, respectively. The lease with the related party was terminated on March 31, 2018.

BioLite’s In-Licensing Contractual Obligations under the collaborative agreements are as follows:

(1)	On January 1, 2011, BioLite through BioLite Taiwan entered into a collaborative agreement with PITDC, a Taiwanese Company. Pursuant to the collaborative agreement, PITDC granted BioLite the sole licensing right for drug and therapeutic use of depressive disorders related patent and technology expired in November 2026. The total consideration for obtaining such grant was NT$17,000,000 (equivalent approximately $557,600), of which NT$3,400,000 (equivalent approximately $111,520) was due within 30 days upon signing the agreement and the remaining balance of NT$13,600,000 (equivalent approximately $446,080) would be due pursuant to a milestone payment schedule. In addition, BioLite is required to pay PITDC 10% of sublicensing revenues net of related research and development cost and royalties at a range from 1% to 3% of sales of drugs.

BioLite Taiwan paid the upfront payment of NT$3,400,000 (equivalent approximately $111,520) in 2011, the first milestone payment of NT$2,550,000 (equivalent approximately $83,640) in 2012, and the third milestone payment of NT$2,125,000 (equivalent approximately $69,700) in 2013. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the in-licensing collaboration agreement with PITDC, BioLite Taiwan is required to pay PITDC 10% of sublicensing revenues to PITDC. During the six months ended June 30, 2018 and 2017, BioLite Taiwan paid $0 to PITDC accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of June 30, 2018 and December 31, 2017, BioLite Taiwan has accrued collaboration revenue payable of $275,388 and $282,728 to PITDC, respectively.

(2)

On February 10, 2011, BioLite Taiwan entered into a collaborative agreement (the “ITRI Collaborative Agreement I”) with ITRI, a Taiwanese Company. Pursuant to the collaborative agreement, ITRI granted BioLite the sole licensing right for drug and therapeutic use of colon inflammation related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$20,000,000 (equivalent approximately to $656,000), of which NT$2,000,000 (equivalent approximately $65,600) was due sixth days upon signing the agreement and the remaining balance of NT$18,000,000 (equivalent approximately $590,400) was due pursuant to a milestone payment schedule. BioLite Taiwan paid the upfront payment of NT$2,000,000, equivalent approximately $65,600, in 2011 and the first milestone payment of NT$2,000,000, equivalent approximately $65,600, in 2016. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the ITRI Collaborative Agreement I, BioLite Taiwan is also required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan paid $0 to ITRI accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has accrued collaboration revenue payable of $114,594 and $117,872 to ITRI, respectively.

(3)

On February 10, 2011, BioLite Taiwan entered into another collaborative agreement (the “ITRI Collaborative Agreement II”) with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the ITRI Collaborative Agreement II, ITRI granted BioLite Taiwan the sole licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$35,000,000, equivalent approximately $1,148,000, of which NT$3,500,000, equivalent approximately $114,800, was due sixth days upon signing the agreement and the remaining balance of NT$31,500,000, equivalent approximately $1,033,200, was due pursuant to a milestone payment schedule. BioLite Taiwan paid the upfront payment of NT$3,500,000, equivalent approximately $114,800, in 2011. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the ITRI Collaborative Agreement II, BioLite Taiwan is also required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has not sublicensed the licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology to any companies.

(4)	On December 27, 2016, BioLite Taiwan entered into the Yukiguni Collaborative Agreement with Yukiguni Maitake Co., Ltd (“YUKIGUNI”), a Japanese company. Pursuant to the Yukiguni Collaborative Agreement, YUKIGUNI granted BioLite Taiwan the right for selling Maitake dry powder and Maitake extract manufactured by YUKIGUNI, and the right for using Maitake related patent and technology expired in December 2036 or fifteen years after the date when the new product developed by BioLite Taiwan is first sold, whichever is earlier. The total consideration for obtaining such grant would be $305,000. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan has paid YUKIGUNI an aggregate of $175,000 and $0, respectively, to obtain some Maitake related patent and technology.

Long-term Bank Loans

	September 30,	December 31,
	2018	2017
	(UNAUDITED)
Cathay United Bank	$64,829	$95,893
Less: current portion of long-term bank loan	(39,737)	(40,203)
Total	$25,092	$55,690

On April 30, 2010, BioLite Taiwan entered into a seven-year bank loan of NT$8,900,000, equivalent to $291,920, with Cathay United Bank. The term started April 30, 2010 with maturity date at April 30, 2017. On April 30, 2017, BioLite Taiwan extended the original loan agreement for additional three years with the new maturity date at April 30, 2020. The loan balance bears interest at a floating rate of prime rate plus variable rates from 0.77% to 1.17%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. As of September 30, 2018 and December 31, 2017, the actual interest rates per annum were 2.24%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also guaranteed by BioLite’s chairman. Interest expenses were $1,375 and $1,932 for the nine months ended September 30, 2018 and 2017, respectively.

Liquidity and Capital Resources

BioLite incurred net losses of $1,341,767 and $6,669,921 from operations during the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively and losses from time to time in the history of the company and its subsidiaries since its inception in 2006. BioLite cannot assure you that it shall become or maintain profitability consistently in the future. BioLite expects that as it continues research efforts and the development of its product candidates, hire additional staff, including clinical, scientific, operational, financial and management personnel and as a result it will need additional capital to fund its operations.

BioLite had a short-term secured bank loan in the amount of NT$7,500,000, equivalent to $246,750, from Cathy United Bank, which were fully repaid on September 6, 2018, the due date of such loan. BioLite had two short-term saving secured bank loans from CTBC Bank in the amounts of NT$10,000,000, equivalent to $328,000, and NT$10,000,000, equivalent to $328,000, respectively, both of which were combined together in February 2018 with the maturity date on January 19, 2019. BioLite has a long-term secured bank loan from Cathy United Bank with an outstanding balance of $25,092 as of September 30, 2018, which will become due on April 30, 2020. As of September 30, 2018 and December 31, 2017, BioLite had cash and cash equivalents and restricted cash of $183,353 and $256,925.

BioLite has incurred losses since its inception resulting in an accumulated deficit of $10,980,204 and $9,971,033 as of September 30, 2018 and December 31, 2017, respectively, and incurred net loss attributable to BioLite Holding Inc. or BioLite of $5,048,271 and $4,922,762 for the years ended December 31, 2017, and 2016, respectively and $1,009,171 for the nine months ended September 30, 2018. BioLite also had working capital deficiency of $4,051,163 at September 30, 2018 and $3,327,457 at December 31, 2017.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements and BioLite does not participate in transactions that generate relationships with entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

As of September 30, 2018, BioLite has no changes in and disagreements with accountants on accounting and financial disclosure.

Quantitative and Qualitative Disclosures about Market Risks

Not applicable.

BIOKEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

BioKey was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. BioKey provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase I through phase III) and commercial manufacturing. BioKey also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

BioKey’s headquarters and GMP facility are located at 44370 Old Warm Springs Blvd., Fremont, CA, 94538.

BioKey’s customers include new drug development companies, research institutions and nutraceutical companies in the United States, Taiwan, China and other Asian countries. BioKey has a handful of clients that count for the majority of its revenue.

Business Segments

BioKey has primarily three business lines which provide complementary solutions to the market.  Each has a different customer focus and “go to market” approach.  They are:

●	Controlled- release platforms and ANDA applications: provides various control-released platforms to both new and generic drug products to make the drug administration process smooth and convenient.

●	Generic drug development: processes ANDA for drugs whose patents are expiring or expired and uses third-party distributors to sell the generic drugs that are approved by the FDA.

●	CDMO: provides contracting, developing and manufacturing services to new drug development companies and research institutions.

Results of Operations — Fiscal Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016.

The following table presents, for the period indicated, BioKey’s statements of operations information.

	For The Years Ended December 31,
	2017	2016

Revenues	$983,218	$1,555,594

Cost of revenues	17,312	29,420

Gross profit (loss)	965,906	1,526,174

Operating expenses
Selling, general and administrative expenses	767,504	918,271
Research and development expenses	497,947	486,004
Total operating expenses	1,265,451	1,404,275

Income (loss) from operations	(299,545)	121,899

Other income(expenses)
Interest income	6,742	7,385
Other income (expenses)	459	1,407
Total other income (expenses)	7,201	8,792

Income (Loss) before provision income tax	(292,344)	130,691

Provision income tax	800	800

Net Loss	$(293,144)	$129,891

Revenues. BioKey generated $983,218 and $1,555,594 in revenue during the years ended December 31, 2017 and 2016, which reflects a decrease of $572,376 or approximately (36.80)% in revenues. Such a decline in revenue was primarily due to the substantial business changes of two of BioKey’s top customers which resulted in significantly less demand of BioKey’s CDMO services. Such changes were beyond BioKey’s control and BioKey intends to focus more on its own product development and simultaneously strengthen its marketing and sales with respect to its contracting services. However, there is no assurance that BioKey or the new management of the combined entity will be able to increase the revenue of the CDMO in the future.

Cost of revenues. BioKey incurred costs of revenues in the amounts of $17,312 and $29,420 during the years ended December 31, 2017 and 2016. Costs of revenues of BioKey consist primarily of purchase of materials, outsourced services, and logistics expenses. The cost of revenues decreased by $12,108 or 41.16% from the fiscal year of 2016 to the fiscal year of 2017 because BioKey reduced the outsourcing activities and provided more services in-house to increase the efficiency and save overall costs.

Gross Profit. As a result of changes in revenues and cost of revenues, BioKey’s gross profit decreased from $1,526,174 for the year ended December 31, 2016 to $965,906 for the year ended December 31, 2017, which represents a decrease of approximately $560,268 or 36.71%.

Operating Expenses. BioKey’s operating expenses consist of research and development expenses and selling, general and administrative expenses for the years ended December 31, 2017 and 2016, respectively. BioKey incurred $497,947 and $486,004 in research and development expenses for the years ended December 31, 2017 and 2016. There was no substantial change in the research and development expenses during the fiscal years of 2017 and 2016. BioKey incurred $767,504 and $918,271 in selling, general and administrative expenses for the years ended December 31, 2017 and 2016, respectively, which reflected a decrease of $150,767 or 16.42%. BioKey believes that such decrease in selling, general and administrative expenses was mainly attributed to that senior management decided to voluntarily reduce their salary compensations.

Net Income (Loss). The net loss was $293,144 and net income was $129,891 for the years ended December 31, 2017 and 2016, respectively. The result of decrease of net income in the fiscal year of 2017 in an amount of $423,035 was mainly because that BioKey suffered significant loss of revenues due to the less demand and orders from two of its major clients.

Working Capital Summary

	As of December 31, 2017 ($)	As of December 31, 2016 ($)

Current Assets	1,418,789	1,729,939
Current Liabilities	79,757	101,349
Working Capital	1,339,032	1,628,590

Cash Flows

	Years Ended
	December 31,
	2017	2016

Cash flows provided by (used in) operating activities	$(240,071)	$108,171
Cash flows used in investing activities	(7,794)	(39,911)
Net increase (decrease) in cash and cash equivalents	$(247,865)	$68,260

Cash Flow from Operating Activities

Net cash used in operating activities was $240,071 during the year ended December 31, 2017 compared to net cash provided by operating activities of $108,171 in the 2016 comparable period, representing a decrease of $348,242, or (321.9)%. This decrease was primarily driven by the operating losses during the year ended December 31, 2017.

Cash Flow from Investing Activities

Net cash used in investing activities was $7,794 during the year ended December 31, 2017 compared to $39,911 in the 2016 comparable period, representing an decrease of $32,117, or (412.1)%. This decrease was primarily driven by less machine and equipment acquired during the year ended December 31, 2017.

Contractual Obligations

BioKey leases its main office in Fremont, California, under operating leases expiring on February 28, 2021. The monthly rent is approximately $23,600. BioKey also leases office equipment with monthly payment of approximately $220 expiring on August 31, 2019. The total rent expenses were $274,978 and $255,240 for the years ended December 31, 2017 and 2016, respectively.

Future minimum lease payments under BioKey’s operating leases are as follows:

As of December 31,	Amount
2018	$298,246
2019	304,430
2020	309,942
2021	51,860
Total	$964,478

Results of Operations — Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017.

The following table presents, for the period indicated, BioKey’s statements of operations information.

	Nine Months Ended September 30,
	2018	2017

Revenues	$382,097	$808,140
Cost of revenues	3,215	14,092
Gross profit	378,882	794,048

Operating expenses
Research and development expenses	337,810	373,690
Selling, general and administrative expenses	498,396	596,865
Total operating expenses	836,206	970.555

Income (loss) from operations	(457,324)	(176,507)

Other income (expense)
Interest income	4,144	5,051
Other income	490	150
Total other income	4,634	5,201

Income (loss) before income tax	(452,690)	(171,306)
Provision for income tax	800	800
Net income (loss) and comprehensive income (loss)	$(453,490)	$(172,106)

Revenues. BioKey generated $382,097 and $808,140 in revenues during the nine months ended September 30, 2018 and 2017, respectively, which reflects a decrease of $426,043 or approximately (52.72)% in revenues. Such a decline in revenues was primarily because two of BioKey’s top customers changed their business substantially, which resulted in significantly less demand of BioKey’s CDMO services.

Cost of revenues. Costs of revenues of BioKey consist primarily of purchase of materials, outsourced services, and logistics expenses. BioKey incurred costs of revenues in the amounts of $3,215 and $14,092 during the nine months ended September 30, 2018 and 2017, respectively. The cost of revenues decreased by $10,877 or (77.19)% from the nine months ended September 30, 2018 to the comparable period of 2017 because BioKey reduced the outsourcing activities and provided more services in-house to increase the efficiency and save overall costs.

Gross Profit. As a result of changes in revenues and cost of revenues, BioKey’s gross profit decreased from $794,048 for the nine months ended September 30, 2017 to $378,882 for the nine months ended September 30, 2018, which represents a decrease of approximately $415,166 or 52.29%.

Operating Expenses. BioKey’s operating expenses consist of research and development expenses and selling, general and administrative expenses for the nine months ended September 30, 2018 and 2017, respectively. BioKey incurred $337,810 and $373,690 in research and development expenses for the nine months ended September 30, 2018 and 2017, respectively, reflecting a decrease of $35,880 or (9.60)%. BioKey’s research and development expenses did not change in a substantial amount during the nine-month periods ended September 30, 2018 and 2017. BioKey incurred $498,396 and $596,865 in selling, general and administrative expenses for the nine months ended September 30, 2018 and 2017, respectively. BioKey’s selling, general and administrative expenses decreased in an amount of $98,469, or (16.50)% primarily because that the senior management voluntarily reduced their compensations.

Net Income (Loss). The net loss was $453,490 and $172,106 for the nine months ended September 30, 2018 and 2017, respectively. The increase of net loss in the nine months ended September 30, 2018 from the comparable period of 2017 in an amount of $281,384 was mainly caused by delays in customers’ orders.

Working Capital Summary

	As of September 30, 2018 ($)	As of December 31, 2017 ($)
	(Unaudited)
Current Assets	959,547	1,418,789
Current Liabilities	84,980	79,757
Working Capital	874,567	1,339,032

Cash Flows

	The Nine Months Ended
	September 30, (Unaudited)
	2018	2017

Cash flows provided by (used in) operating activities	$(455,293)	$(201,434)
Cash flows (used in) investing activities	(46,261)	(7,794)
Cash flows provided by financing activities	10,000	-
Net increase (decrease) in cash and cash equivalents	$(491,554)	$(209,228)
Cash and cash equivalents
Beginning	1,225,397	1,473,262
Ending	$733,843	$1,264,034

Cash Flow from Operating Activities

Net cash used in operating activities was $455,293 during the nine months ended September 30, 2018 compared to net cash used in operating activities of $201,434 in the comparable period of 2017, representing an increase of $253,859, or 126.03%. This increase in net cash used in operating activities was primarily caused by operating loss in the nine months ended September 30, 2018.

Cash Flow from Investing Activities

Net cash used in investing activities was $46,261 during the nine months ended September 30, 2018 compared to $7,794 in the comparable period of 2017, representing an increase of $38,467. Such increase was primarily driven by purchase of additional equipment to expand BioKey’s services.

Cash Flow from Financing Activities

Net cash provided by financing activities was $10,000 during the nine months ended September 30, 2018 while BioKey did not generate any cash flow from financing activities during the 2017 comparable period. The increase in net cash provided by financing activities in the amount of $10,000 in the nine months ended September 30, 2018 compared to the same period of 2017 was primarily driven by the issuance of common stock of BioKey for cash.

Liquidity and Capital Resources

As of September 30, 2018 and December 31, 2017, BioKey had cash totaling approximately $733,843 and $1,225,397, respectively. Net cash used in operating activities totaled approximately $455,293 for the nine months ended September 30, 2018 and $240,071 for the year ended December 31, 2017. Net loss totaled approximately $453,490 for the nine months ended September 30, 2018 and $293,144 for the year ended December 31, 2017. Total current assets were $959,547 and $1,418,789 as of September 30, 2018 and December 31, 2017, respectively. Total current liabilities were $84,980 and $79,757 as of September 30, 2018 and December 31, 2017, respectively. Accordingly, we had working capital of $874,567 and $1,339,032 as of September 30, 2018 and December 31, 2017, respectively.

Contractual Obligations

BioKey leases its main office in Fremont, California, under operating leases expiring on February 28, 2021. The monthly rent is approximately $23,600. BioKey also leases office equipment with monthly payment of approximately $220 expiring on August 31, 2019. The total rent expenses were $274,978 and $255,240 for the years ended December 31, 2017 and 2016, respectively. The total rent expenses were $205,576 and $205,278 for the nine months ended September 30, 2018 and 2017, respectively.

Future minimum lease payments under BioKey’s operating leases are as follows:

As of September 30,	Amount
2019	$239,422
2020	236,951
2021	98,730
Total	$575,103

Off-Balance Sheet Arrangements

As of September 30, 2018, BioKey did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

A summary of BioKey’s significant accounting policies is as follows:

Basis of presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, BioKey considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable and other receivable: Accounts receivable and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that BioKey will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Laboratory and manufacturing equipment	2 ~5 years
Office equipment	3 years
Leasehold improvement	3 ~8 years
Furniture and fixtures	8~15 years

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of operations for the period.

Impairment of long-lived assets: BioKey reviews its long-lived assets whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, BioKey would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets.

Revenue recognition: During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing contracts as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Generally, the Company's performance obligations are transferred to customers at a point in time, typically upon delivery.

The Company currently only has one major revenue source, which is research and development activities services.

Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advance from customers upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Advertising costs: Advertising costs are expensed as incurred. The total advertising and marketing expenses were $0 for the three and nine months ended September 30, 2018 and 2017.

Research and Development: BioKey accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where BioKey enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Income taxes: BioKey accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that BioKey recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. BioKey provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.

Valuation of Deferred Tax Assets: A valuation allowance is recorded to reduce its deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If BioKey determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, BioKey’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, BioKey determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 7 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

BioKey applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to BioKey’s liability for income taxes. Any such adjustment could be material to BioKey’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2018 and December 31, 2017, management considered that BioKey had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Concentration of credit risks:

Cash and cash equivalents: BioKey maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of September 30, 2018 and December 31, 2017, BioKey had $452,776 and $963,763 in excess of FDIC insured limits, respectively. BioKey has not experienced any losses in such accounts.

Customers: BioKey performs ongoing credit evaluations of its customers’ financial condition and generally, requires no collateral.

For the nine months ended September 30, 2018, three customers who accounted for more than 10% of BioKey’s total net sales revenues, representing approximately 43.9%, 16.8%, and 12.8% of total net sales revenues, and 17.7%, 0.1%, and 16.9% of accounts receivable in aggregate at September 30, 2018, respectively:

Customer	Net sales for the nine months ended September 30, 2018	A/R balance as of September 30, 2018
A	$167,596	$39,843
B	$64,355	$200
C	$48,972	$38,187

For the nine months ended September 30, 2017, five customers who accounted for more than 10% of BioKey’s total net sales revenues, representing approximately 33.9%, 16.5%, 11.8%, 11.3%, and 10.9% of total net sales revenues, and 44.2%, 21%, 0.5%, 1.0%, and 29.5% of accounts receivable in aggregate at September 30, 2017, respectively:

Customer	Net sales for the nine months ended September 30, 2017	A/R balance as of September 30, 2017
E	$274,209	$198,960
F	$133,600	$94,400
G	$95,700	$2,300
H	$91,574	$4,308
I	$87,960	$132,775

Suppliers: BioKey currently is not entering any significant purchase agreements with suppliers for the nine months ended September 30, 2018 and 2017.

Fair Value Measurements: FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of BioKey. Unobservable inputs are inputs that reflect BioKey’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that BioKey has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of BioKey, such as cash and cash equivalents, accounts receivable, accrued liabilities, and advance from customers, approximate fair value due to their relatively short maturities.

Stock-Based Compensation: The Company measures expense associated with all employees and non-employee directors and consultants’ stock-based compensation awards using a fair value method and recognizes such expense in the financial statements on a straight-line basis over the requisite service period in accordance with ASC Topic 718 “Compensation-Stock Compensation”. During the three and nine months ended September 30, 2018 and 2017, the Company did not record any stock-based compensation expenses.

Profit Sharing Plan: BioKey has a 401 (k) profit sharing plan for employees who have reached the age of twenty-one and have completed one year of eligibility service. BioKey’s contribution is based on management’s discretion. In addition, BioKey may make a nonelective contributions to the plan. The amount of the nonelective contribution is determined by its Board of Directors on an annual basis. Total contributions that BioKey made to the plan were $0 for the nine months ended September 30, 2018 and 2017.

Recently Issued Accounting Pronouncements: In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases). For lessees, leases will continue to be classified as either operating or financing in the income statement. This ASU becomes effective in the first quarter of fiscal year 2019 and early adoption is permitted. This ASU is required to be applied with a modified retrospective approach and requires application of the new standard at the beginning of the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. In issuing ASU No. 2018-11, the FASB decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. BioKey is currently evaluating the impact that ASU 2016-02 and ASU 2018-11 will have on its condensed financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) . In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing . In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting . In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. BioKey has adopted ASC 606 as of January 1, 2018.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While BioKey is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions that BioKey may take. BioKey has accounted for the tax effects of the Tax Cuts and Jobs Act under the guidance of SAB 118, on a provisional basis. BioKey’s accounting for certain income tax effects is incomplete, but BioKey has determined reasonable estimates for those effects BioKey is continuing to gather additional information to determine the final impact on its condensed financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (“ASU 2018-02”), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. BioKey is currently evaluating the effect this standard will have on its condensed financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than BioKey's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. BioKey is currently evaluating the effect ASU 2018-07 will have on the condensed financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. BioKey is currently evaluating the effect, if any, that the ASU will have on its financial statements.

Changes and disagreements with accountants on accounting and financial disclosure

None with respect to BioKey.

MANAGEMENT FOLLOWING THE MERGERS

Executive Officers and Directors

Executive Officers and Directors of the Combined Company Following the Mergers

The Company’s Board of Directors is currently composed of five directors. Pursuant to the Merger Agreement, all members of the Company’s Board of Directors shall remain on the Board after the consummation of the Mergers. In addition, BioLite shall appoint all of its current members of the board totaling five members as designees to the Company’s Board of Directors, which appointment shall be effective at the Effective Time of the BioLite Merger. Also BioKey shall appoint one member of its current board of directors as a designee to the Company’s Board of Directors, which appointment shall be effective at the Effective Time of the BioKey Merger.

The following table lists the names and ages as of June 11, 2018 and positions of the individuals who are expected to serve as executive officers and directors of the Company upon completion of the Mergers:

Name	Age	Title
Eugene Jiang	31	Chairman of the Board and Interim Chief Financial Officer
Dr. Tsang Ming Jiang	57	Director (independent?)
Dr. Ming-Fong Wu	42	Independent Director
Norimi Sakamoto	47	Independent Director
Yen-Hsin Chou	29	Independent Director
Dr. Tsung-Shann Jiang	64	Director and Chief Executive Officer of BioLite Surviving Corporation
Dr. Chang-Jen Jiang	62	Director
Dr. Shin-Yu Miao	55	Independent Director
Yoshinobu Odaira	70	Independent Director
Shih-Chen Tzeng	61	Independent Director
Dr. Hwalin Lee	83	Director and chairman of the board of directors of BioKey Surviving Corporation
Dr. Howard Doong	60	Chief Executive Officer
Dr. Chi-Hsin (Richard) King	69	Chief Technology Officer

Except Dr. Hwalin Lee, the background of the rest of the members of the Board of Directors and executive officers of the Company after the Mergers are disclosed in this prospectus above.

Dr. Hwalin Lee serves as the chairman of Phoeng Foundation since 2011 and will become the director and chairman of the board of directors of BioKey Surviving Corporation after the closing of the BioKey Merger. From 1986, Dr. Lee has been the chairman of the Chuan Lyu Foundation. From 1973 to 1989, Dr. Lee was the president of Deltan Corporation and prior to that he was senior research chemist at a couple of chemical companies. Dr. Hwalin Lee obtained a B.S. in pharmacy from National Taiwan University in 1957 and a Ph.D. in Pharmaceutical Chemistry from University of California, San Francisco in 1966. Dr. Lee qualifies as a director of the Company because he has extensive work experience in chemical companies and educational background in pharmaceutical chemistry.

Dr. Howard Doong qualifies as the Company’s CEO due to his substantial work experience at biotech companies and laboratories and his education in Department of Organismal Biology and Anatomy and the Department of Surgery. Mr. Eugene Jiang qualifies as the Company’s chairman of the Board and interim CFO due to his experience with BioLite and business educational background. Dr. Chi-Hsin Richard King qualifies as the Company’s Chief Science Officer because he has extensive experience with medical chemistry companies and related education. Dr. Tsang Ming Jiang qualifies as a director of the Company because he has extensive work experience as an engineer and his education in electronic engineering. Dr. Ming-Fong Wu qualifies as a member of the Board of Directors of the Company as he is a senior practicing physician in Taiwan. Norimi Sakamoto qualifies as a member of the Board of Directors of the Company because she has extensive management experience at a company that provides the vast majority of one raw material for the Company’s research API. Yen-Hsin Chou qualifies as a director of the Company due to her experience and education in securities and economics. Dr. Tsung-Shann Jiang qualifies as a director of the Company because he has substantive leadership in biopharmaceutical companies and extensive background in engineering, chemical engineering and business management. Dr. Chang-Jen Jiang qualifies as a director of the Company because he is a practicing doctor with extensive medical experience. Dr. Shin-Yu Miao qualifies as a member of the Board of Directors of the Company because she has developed network for BioLite and ABVC in the medical and biopharmaceutical industry. Yoshinobu Odaira qualifies as a board member of the Company because he has successful experience as a serial entrepreneur in agriculture business. Shih-Chen Tzeng qualifies as a member of the Board of Directors because of her knowledge and experience with the securities industries.

Family Relationships

There are no family relationships among the executive officers and directors of the Company who are expected take office upon the consummation of the Mergers except that Dr. Tsang Ming Jiang, Dr. Tsung-Shann Jiang and Dr. Chang-Jen Jiang are brothers and Eugene Jiang is Dr. Tsung-Shann Jiang’s son.

Legal Proceedings

Involvement in Certain Legal Proceedings

During the past ten years, none of our current directors, executive officers, promoters, control persons, or nominees has been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board

The Company’s Board has not established any committees. However, we expect that, immediately following the Mergers, the standing committees of our Board of Directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business.

Code of Ethics

We have not adopted a code of ethics.

Director Compensation

In this regard, following the consummation of the Mergers, it is expected that the combined company will not provide compensation to non-employee directors which is in line with ABVC’s current practices.

While ABVC does not require directors and officers to own a specific minimum number of shares of ABVC’s Common Stock, it believes that each director and corporate officer should have a substantial personal investment in the Company. Directors and officers may not engage in short sales or put or call transactions with respect to ABVC securities. The Company plans to issue equity awards to all directors (non-employee and employee) for their service in the future. The Company believes that the future arrangements may align the interests of the Board of Directors with the long-term interests of the Company’s shareholders.

Executive Compensation

The following table provides information regarding the named executive officers of ABVC during the fiscal year ended December 31, 2017. For the management of the combined company after the closing of the Mergers, see “Executive Compensation of the Combined Company”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Howard Doong (1)	2017	33,333							33,333

Eugene Jiang (2)	2017	60,000							60,000

Chi-Hsin Richard King (3)	2017	16,667							16,667

(1)	Dr. Doong was appointed as the CEO on September 15, 2017.

(2)	Mr. Jiang resigned as the CEO and President of the Company on September 15, 2017 and was appointed by the Board of Directors as the interim CFO of the Company on May 9, 2018.

(3)	Dr. Chi-Hsin Richard King was appointed as the Chief Science Officer on September 15, 2017.

Narrative Disclosure to Summary Compensation Table

Other than set out below, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. The Company’s current directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Stock Option Plan

The Company adopted an Equity Incentive Plan on February 17, 2016. There are 50,000 shares issued under such Equity Incentive Plan.

Grants of Plan-Based Awards

In fiscal year 2016, the Company awarded 10,000 shares of common stock to each of five employees. Due to the forward split detailed in our 10-Q filed June 30, 2016, each of such employees has been awarded 31,410 shares of the Company’s Common Stock. As a result, an aggregate of 157,050 shares were granted to the employees pursuant to the 2016 Plan as of December 31, 2017.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2017:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
Kira Huang(1)	—	—	—	—	—	—	—	31,410	$79,592	(2)

(1)	On February 17, 2016, the Company awarded 10,000 shares of common stock to each of five employees, of whom Kira Huang, the former Chief Financial Officer, was the only officer. Due to the forward split detailed in our 10-Q filed June 30, 2016, each of such employees has been awarded 31,410 shares of common stock.

(2)	The dollar amount shown is determined by multiplying the number of shares of common stock reported in the table by the closing price of a share of our common stock on February 17, 2016 ($7.9592), which was the day of such issuance.

Employment Agreements and Change of Control

Dr. Howard Doong has entered into an employment agreement (“Doong Employment Agreement”) with the Company, pursuant to which he shall receive an annual base salary of $100,000. As of December 31, 2017, we paid Mr. Doong 20,833 shares of the Company’s common stock at a per share price of $1.60 as opposed to cash compensation. Under Doong Employment Agreement, Dr. Doong is employed as our CEO and President of the Company. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 12 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary.

Mr. Chun Mu Hung, our former CFO, entered into an employment agreement (“Hung Employment Agreement”) with the Company, pursuant to which he shall receive an annual base salary of $40,000. As of December 31, 2017, we paid Mr. Hung 2,083 shares of the Company’s common stock at a per share price of $1.60 as opposed to cash compensation. Under Hung Employment Agreement, Mr. Hung was employed as the CFO, Secretary and Treasurer of the Company. On May 4, 2018, Mr. Hung resigned from the CFO position effective immediately. Upon resignation, Mr. Hung was entitled to half of his aggregate salary for the remaining eight months from May to December 2018. On May 9, 2018, the Board of Directors of the Company except Mr. Eugene Jiang unanimously agreed to appoint Mr. Eugene Jiang as the interim CFO of the Company until the Company finds a suitable candidate for the CFO position.

Dr. Chi-Hsin Richard King has entered into an employment agreements (“King Employment Agreement”) with the Company, pursuant to which he shall receive an annual base salary of $50,000. As of December 31, 2017, we paid Mr. King 10,416 shares of the Company’s common stock at a per share price of $1.60 as opposed to cash compensation. Under King Employment Agreement, Dr. King is employed as the CSO of the Company. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. In such case, the executive officer will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the executive officer’s right to all other benefits will terminate, except as required by any applicable law. We may also terminate an executive officer’s employment without cause upon one-month advance written notice. In such case of termination by us, we are required to provide compensation to the executive officer, including severance pay equal to 12 months of base salary. The executive officer may terminate the employment at any time with a one-month advance written notice if there is any significant change in the executive officer’s duties and responsibilities or a material reduction in the executive officer’s annual salary. In such case, the executive officer will be entitled to receive compensation equivalent to 12 months of the executive officer’s base salary.

Because the current officers of ABVC will remain their respective positions after the Mergers, the Company believes the Mergers will not trigger any termination payments as set forth in the various employment agreements stated above.

RELATED PARTY TRANSACTIONS OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY

ABVC TRANSACTIONS

Collaboration Agreement with BioLite Taiwan

On December 29, 2015, BriVision entered into the Collaborative Agreement with BioLite Taiwan, a related party, pursuant to which BioLite granted the Company sole licensing rights for drug and therapeutic use of five products: BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. Under the Collaborative Agreement, BriVision would be required to pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

Pursuant to the BioLite Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the BioLite Collaborative Agreement, was to be paid by the Company upon signing of that agreement. On May 6, 2016, the Company and BioLite agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby the Company agreed to pay the Milestone Payment to BioLite with $2,600,000 in cash and $900,000 in the form of newly issued shares of its common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the BioLite Collaborative Agreement, the 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. On February 2017, the Company agreed to pay this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of its common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. The cash payment and shares issuance were completed in February 2017.

Pursuant to the BioLite Collaborative Agreement, the 15% of total payment, $15,000,000 shall be made at the completion of first phase II clinical trial. As of the date of the prospectus, the first phase II clinical trial research was not completed yet.

On January 12, 2017, the Company entered into an Addendum (the “Addendum”) to the BioLite Collaborative Agreement which was previously entered into with BioLite. Pursuant to the Addendum, the Company and BioLite agreed to include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the BioLite Collaborative Agreement (the “Sixth Product’) and defined the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be the U.S.A and Canada.

As of the date of this prospectus, the amount due to BioLite under the Collaborative Agreement was $0.

Advances from BioLite

As of September 30, 2018 and December 31, 2017, BioLite had an outstanding balance of $21,603 and $109,220 due from the Company for working capital purpose, respectively. The advances bear 0% interest rate and are due on demand.

Collaboration Agreement with BioFirst

On July 24, 2017, BriVision entered into the BioFirst Collaborative Agreement with BioFirst, pursuant to which BioFirst granted the Company the global licensing right for medical use of ABV-1701 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene and the Company is one of the directors and common stock shareholders of BioFirst.

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. As of September 30, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. No payment has been made by the Company as of the date of this report. As of September 30, 2017, BioFirst has delivered all research, technical, data and development data to BriVision, and the Company has recorded full amount of $3,000,000 due to BioFirst.

Loan from BioFirst

On January 26, 2017, the Company and BioFirst entered into a loan agreement for a total commitment (non-secured indebtedness) of $950,000 from BioFirst to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to the lender. The loan became matured on February 1, 2018. On February 2, 2018, the Company and BioFirst agreed to extend the maturity date of loan to February 1, 2019 with the same terms of the original loan agreement. As of September 30, 2018 and December 31, 2017, the outstanding loan balance was $793,000 and $950,000 and accrued interest was $25,297 and $17,460, respectively. Interest expenses in connection with this loan were $82,336 and $74,960 for the nine months ended September 30, 2018 and 2017, respectively.

Co-Development Agreement with Rgene

On May 26, 2017, BriVision entered into the Co-Dev Agreement with Rgene, a related party under common control by controlling beneficiary shareholder of YuanGene and the Company. Pursuant to Co-Dev Agreement, BriVison and Rgene agreed to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum. Under the terms of the Co-Dev Agreement, Rgene should pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. During the nine months ended September 30, 2017, the Company has received $450,000 in cash. As of the date of this report, the Company is still in discussion with Rgene with respect to the schedule of the outstanding balance of $2,550,000.

Euro-Asia Agreement

On January 1, 2017, Euro-Asia Investment & Finance Corp Ltd. and the Company entered into a service agreement (the “Euro-Asia Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the year ended September 30, 2017, the Company recognized non-employee stock based compensation expenses of $55,000 in connection with the terms in the Euro-Asia Agreement. On March 28, 2018, the Company issued 50,000 common stock shares of the Company at $1.60 per share in a total of $80,000 to Euro-Asia in connection with the Euro-Asia Agreement. Euro-Asia Investment & Finance Corp Ltd. is a shareholder of the Company.

Kimho Agreement

On January 1, 2017, Kimho Consultants Co., Ltd. and the Company entered into a service agreement (the “Kimho Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the year ended September 30, 2017, the Company recognized non-employee stock based compensation expenses of $80,000 in connection with the terms in the Kimho Agreement. On March 28, 2018, the Company issued 75,000 common stock shares of the Company at $1.60 per share in a total of $120,000 to Kimho in connection with the Kimho Agreement. Kimho Consultants Co., Ltd. is a shareholder of the Company.

Consulting Service to LionGene

During the year ended September 30, 2017 (prior to the Company’s change of its year end), the Company provided a one-time consulting service to LionGene Corporation for $70,000. Since both LionGene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation, the Company has recorded the full amount of $70,000 as additional paid-in capital during the year ended September 30, 2017.

AsianGene Related Transactions

During the year ended September 30, 2017 (prior to the Company’s change of its year end), the Company entered into an operating lease agreement with AsianGene for an office space in Taiwan for the period from October 1, 2016 to July 31, 2017. The monthly base rent is approximately $5,000. Rent expenses under this lease agreement amounted to $52,205 and $0 for the years ended September 30, 2017 and 2016, respectively. The Company did not incur any rental expenses under this lease agreement during the nine months ended September 30, 2018.

In September 2017, AsianGene entered into an investment and equity transfer agreement (the “Investment and Equity Transfer Agreement”) with Everfront Biotech Inc. (the “Everfront”), a third party. Pursuant to the Investment and Equity Transfer Agreement, Everfront agreed to purchase 2,000,000 common shares of the Company owned by AsianGene at $1.60 per share in a total amount of $3,200,000, of which $160,000 is due before September 15, 2017 and the remaining amount of $3,040,000 is due before December 15, 2017. As of June 30, 2018 and December 31, 2017, Everfront provided a loan of $160,000 to AsianGene. AsianGene also agreed to loan the proceeds to the Company for working capital purpose. On January 16, 2018, AsianGene and the Company entered into a loan agreement. Pursuant to the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to AsianGene. The loan will mature on January 15, 2019. As of September 30, 2018 and December 31, 2017, the outstanding loan balance was $160,000 and accrued interest was $9,626 and $0, respectively. Interest expenses in connection with this loan were $13,571 and $0 for the nine months ended September 30, 2018 and 2017, respectively.

Loan from BioFirst (Australia) Pty Ltd. (“BioFirst(Australia)”)

As of September 30, 2018, the Company had advanced an aggregate amount of $40,000 to BioFirst (Australia) for BioFirst (Australia)’s working capital. The advances bear no interest rate and are due on demand. BioFirst (Australia) and ABVC are under common control of YuanGene.

Loan from YuanGene

On January 18, 2018, the Company and YuanGene entered into a loan agreement for a total of $50,000 to meet its working capital needs, pursuant to which the Company shall payt YuanGene interests of 1% per month (or equivalent to 12% per annum) monthly. The loan will be matured on January 19, 2019. As of September 30, 2018 and December 31, 2017, the outstanding loan balance was $50,000 and $0, and accrued interest was $4,208 and $0 (See Note 5), respectively. Interest expenses in connection with this loan were $4,208 and $0 for the nine months ended September 30, 2018 and 2017, respectively.

Convertible Note to Keypoint Technology Ltd., (“Keypoint”)

On June 27, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Keypoint Note”) in the aggregate principal amount of $250,000 to Keypoint Technology Ltd. (the “Keypoint”), a related party. The Company received $250,000 which bears interest at 8% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the eighteenth (18) month anniversary of the issuance date of the Keypoint Note, which is on December 26, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Keypoint Note. At any time from the date hereof until this Keypoint Note has been satisfied, the Keypoint may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Keypoint Note is outstanding, subject to adjustments set forth in the Keypoint Note.

BIOLITE TRANSACTIONS

Except the related transactions as listed above, BioLite Taiwan and BioHopeKing have three outstanding licensing agreements.

On February 24, 2015, BioLite Taiwan and BioHopeKing entered into the BioHopeKing Collaboration Agreement for BLI-1401-2 pursuant to which BioLite Taiwan granted BioHopeKing the rights to use proprietary technology, data and intellectual property of our project BLI-1401-2 to develop and commercialize the combination therapy to treat triple negative breast cancer in Asian countries excluding Japan. Later on July 27, 2016, BioLite Taiwan and BioHopeKing agreed to an addendum (the “BioHopeKing Addendum”) to revise the milestone payment schedule. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1401-2 and the Addendum thereto, BioLite Taiwan may expect to receive payments of a total of $10 million in cash and equity of BioHopeKing or equity securities owned by it at various stages on a schedule dictated by BioLite Taiwan’s achievements of certain milestones and twelve per cent (12%) of net sales of the drug products when BLI-1401-2 is approved for sale in the licensed territories. BioHopeKing and BioLite Taiwan shall share the development costs of BLI-1401-2 equally. BioLite Taiwan received $1 million from BioHopeKing upon execution of the said agreement in 2015 and the first development milestone payment of $983,008 in 2016. The BioHopeKing Collaboration Agreement for BLI-1401-2 shall expire fifteen (15) years from the first commercial sale of the BLI-1401-2 if approved by the local regulatory authorities and may be renewed for another five years without notice.

On December 8, 2015, BioLite Taiwan and BioHopeKing entered into the BioHopeKing Collaboration Agreement for BLI-1005 pursuant to which BioLite Taiwan granted BioHopeKing the rights to use proprietary technology, data and intellectual property of BioLite Taiwan’s project BLI-1005 to develop and commercialize the medicinal therapy to treat major depressive disorder in Asian countries, excluding Japan. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1005, BioLite Taiwan received a payment of a total of NTD thirty (30) million (equal to approximately $995,107) in cash upon signing the said agreement and expect to receive fifty per cent (50%) of net sublicensing income or net sales of the drug products in the licensed territories. BioHopeKing and BioLite Taiwan shall share the development cost of BLI-1005 equally. The BioHopeKing Collaboration Agreement for BLI-1005 shall expire fifteen (15) years from the first commercial sale of the BLI-1005 if approved by the local regulatory agencies and may be renewed for another five years without notice.

As of September 30, 2018 and December 31, 2017, the Company has not earned the royalty under any of the Collaborative Agreements with BioHopeKing.

On December 8, 2015, BioLite Taiwan and BioHopeKing entered into the BioHopeKing Collaboration Agreement for BLI-1006 pursuant to which BioLite Taiwan granted BioHopeKing the global rights to use our proprietary technology, data and intellectual property of BioLite Taiwan’s project BLI-1006 to develop and commercialize the therapeutic treatment for inflammatory bowel disease. In accordance with the terms of the BioHopeKing Collaboration Agreement for BLI-1006, wBioLite Taiwan received a payment of NTD twenty (20) million (equal to approximately $663,405) in cash upon execution of the said agreement and can expect to receive fifty per cent (50%) of net sublicensing income or net sales of the drug products globally. BioHopeKing and BioLite Taiwan shall share the development cost of BLI-1006 equally. The BioHopeKing Collaboration Agreement for BLI-1006 shall expire fifteen (15) years from the first commercial sale of the BLI-1006 if approved by the local regulatory agencies and may be renewed for another five years without notice.

Rent

During the years ended December 31, 2017 and 2016, pursuant to the lease agreement between BioLite Taiwan and LION, BioLite Taiwan paid LION rent expenses in the amounts of $37,592 and $35,463, respectively. Rent expense under the lease agreement with LION amounted to $9,553 and $18,686 for the nine months ended September 30, 2018 and 2017, respectively. LION and BioLite are controlled by the common beneficial shareholder. The lease agreement between BioLite and LION was terminated on March 31, 2018.

BIOKEY TRANSACTIONS

Operating lease

BioKey has subleased a portion of its office space to Amkey Ventures, LLC, (the “Amkey”) since June 21, 2001. The sublease is automatically renewed on an annual basis. Amkey is incorporated in the State of California on April 23, 2001. Mr. George J Lee, the Chairman of BioKey, is one of managers of Amkey. The sublease is classified as an operating lease and the original lessee shall continue to account for the original lease as it did before commencement of the sublease. Pursuant to ASC 842-20-35-14, the nature of this sublease is such that the original lessee is not relieved of the primary obligation under the original lease, the original lessee (as sublessor) shall continue to account for the original lease. The rental income was $3,600 for the nine months ended September 30, 2018 and 2017. Accordingly, the Company recorded the rental income as a reduction of rent expenses for the nine months ended September 30, 2018 and 2017.

Related party sales transaction

Genepharm Inc., (the “Genepharm”), was incorporated on March 6, 2000 in the State of California. Mr. George J Lee is the Chairman of both Genepharm and BioKey. BioKey had net sales of $18,900 and $87,869 to Genepharm for the six months ended June 30, 2018 and 2017, respectively. As of September 30, 2018 and December 31, 2017, the Company had accounts receivable of $142,225 and $134,312 due from Genepharm, respectively.

Due to shareholders

BioKey has advanced funds from its shareholder and Chairman for working capital purposes. BioKey has not entered into any agreement on the repayment terms for these advances. The advances bear no interest rate and are due upon demand by its shareholder and Chairman. During the six months ended June 30, 2018, the debt of $5,800 was forgiven by its shareholder and Chairman and BioKey recorded the debt forgiveness as additional paid in capital. As of September 30, 2018 and December 31, 2017, the outstanding advances were $0 and 5,800, respectively.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

UNAUDITED CONDNSED CONSOLIDATED COMBINED

PRO FORMA FINANCIAL INFORMATION

Introduction

On January 31, 2018, American BriVision (Holding) Corporation (“ABVC”, the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with BioLite Holding, Inc. (“BioLite”), a Nevada corporation, BioKey, Inc. (“BioKey”), a California corporation, BioLite Acquisition Corp. (“Merger Sub 1”), a Nevada corporation and wholly-owned subsidiary of the Company, and BioKey Acquisition Corp. (“Merger Sub 2”), a California corporation and wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, on or before the Closing of the Merger, each issued and outstanding share of BioLite shall be converted into the right to receive one point eighty-two (1.82) validly issued, fully-paid and non-assessable shares of the Company and all shares of BioLite shall be cancelled and cease to exist. Also on or before the Closing of the Merger, each issued and outstanding share of BioKey shall be converted into the right to receive one (1) validly issued, fully-paid and non-assessable share of the Company and all shares of BioKey shall be cancelled and cease to exist. Simultaneously upon Closing, BioLite and Merger Sub 1 shall merge together with Merger Sub 1’s articles of incorporation and bylaws as the surviving corporation’s (the “BioLite Surviving Corporation”) articles of incorporation and bylaws and all shares of Merger Sub 1 shall be converted into one share of common stock of the BioLite Surviving Corporation, which shall remain a wholly-owned subsidiary of the Company. In addition, upon Closing, BioKey and Merger Sub 2 shall merge together with Merger Sub 2’s articles of incorporation and bylaws as the surviving corporation’s (the “BioKey Surviving Corporation’s”) articles of incorporation and bylaws and all shares of Merger Sub 2 shall be converted into one share of common stock of the BioKey Surviving Corporation, which shall remain a wholly-owned subsidiary of the Company.

The following unaudited pro forma condensed consolidated combined financial statements reflect the combination of the historical consolidated results of ABVC and its subsidiaries, BioLite, and BioKey on a pro forma basis to give effect to the Merger Agreement.

The unaudited pro forma condensed consolidated combined balance sheet of the combined company is based on (i) the audited historical consolidated balance sheet of ABVC as of December 31, 2017, (ii) the audited historical balance sheet of BioLite as of December 31, 2017, and the (iii) the audited historical balance sheet of BioKey as of December 31, 2017, and includes pro forma adjustments as of the Merger had occurred on December 31, 2017.

The unaudited pro forma condensed consolidated combined statement of operations of the combined company are based on the following details, and includes pro forma adjustments as of the Merger had occurred on January 1, 2017.

(i)	the unaudited historical consolidated statement of operations of ABVC for the twelve months ended December 31, 2017. On February 14, 2018, the Board of Directors of ABVC approved a change in the Company’s fiscal year from September 30 to December 31, effective immediately. As a result of this change, on April 13, 2018, the Company filed a Transition Report on Form 10-K for the three-month period ended December 31, 2017. After a change in fiscal year end in which the transition report has been filed on Form 10-K on April 13, 2018, ABVC determined to present pro forma information for the transition period and most recent fiscal year (and interim period). Because the transition period is only three months, the period from January 1, 2017 to September 30, 2017 is added to the transition period to comply with S-X Rule 3-06.

(ii)	the audited historical statement of operations of BioLite for the twelve months ended December 31, 2017.

(iii)	the audited historical statement of operations of BioKey for the twelve months ended December 31, 2017.

The unaudited pro forma data presented herein reflects events that are directly attributable to the described transactions, factually supportable, and as it relates to the unaudited pro forma condensed consolidated combined statement of operations, expected to have a continuing impact. The unaudited pro forma data presented herein also reflects certain assumptions which management believes are reasonable. Such pro forma data is not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated above, or the results of the combined company that may be achieved in the future. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual results may differ from the pro forma results indicated herein. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated combined financial statements.

The unaudited pro forma condensed consolidated combined financial statements are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or consolidated financial position of the combined company that would have been recorded had the Merger been completed as of the dates presented, and they should not be taken as representative of the expected future results of operations or financial position of the combined company. The unaudited pro forma condensed consolidated combined financial statements do not reflect the impacts of any potential operational efficiencies, asset dispositions, cost savings or economies of scale that the combined company may achieve with respect to the operations of the combined company. Additionally, the unaudited pro forma condensed consolidated combined statement of operations does not include non-recurring charges or credits, and the related tax effects, which result directly from the Merger.

The unaudited pro forma condensed consolidated combined financial statements have been derived from, and should be read in conjunction with, (i) the historical consolidated financial statements and accompanying notes of ABVC, as included in ABVC’s transition report filed on Form 10-KT for the three months ended December 31, 2017 on April 13, 2018, (ii) the historical consolidated financial statements and accompanying notes of ABVC, as included in ABVC’s Annual Report on Form 10-K for the year ended September 30, 2017 filed with the SEC on January 16, 2018 and (iii) the historical financial statements and accompanying notes of BioLite and BioKey, as included in this prospectus report.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2017

				Pro Forma		Pro Forma
	ABVC	BioKey	BioLite	Adjustment	Note	Combined
ASSETS
Current Assets
Cash and cash equivalents	$93,332	$1,225,397	$256,925			$1,575,654
Accounts receivable, net	-	59,080	-			59,080
Accounts receivable - related parties, net	-	134,312	3,475			137,787
Receivable from collaboration partners – related parties	2,550,000	-	-			2,550,000
Due from related parties	-	-	153,953	(109,220)	{f}	44,733
Inventory	-	-	199,708			199,708
Prepaid expense and other current assets	-	-	146,912			146,912
Total Current Assets	2,643,332	1,418,789	760,973	(109,220)		4,713,874

Property and equipment, net	-	37,600	570,576			608,176
Goodwill, net				52,728,835	{e}	52,728,835
Long-term investments	-	-	4,185,969			4,185,969
Deferred tax assets	-	-	1,017,897			1,017,897
Security Deposits	-	10,440	68,876			79,316
Total Assets	$2,643,332	$1,466,829	$6,604,291	$52,619,615		$63,334,067

LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loan	-	-	927,800			927,800
Long-term bank loan - current portion	-	-	40,203			40,203
Notes payable	-	-	202,429			202,429
Accrued expenses and other current liabilities	170,927	73,957	527,500			772,384
Due to related parties	4,229,320	5,800	2,390,498	(109,220)	{f}	6,516,398
Total Current Liabilities	4,400,247	79,757	4,088,430	(109,220)		8,459,214

Long-term bank loan	-	-	55,690			55,690
Tenant security deposit	-	2,880	-			2,880
Total Liabilities	4,400,247	82,637	4,144,120	(109,220)		8,517,784

Equity
Preferred Stock	-	18,633,097	-	(18,633,097)	{c}	-
Common Stock	213,747	541,793	4,121	(4,121)	{a}	317,376
				74,998	{a}
				(541,793)	{b}
				6,498	{b}
				22,133	{c}
Additional paid-in capital	13,805,936	296,465	10,862,995	(70,877)	{a}	68,682,449
				(296,465)	{b}
				54,084,395	{e}
				(10,000,000)	{g}
Accumulated deficit	(15,776,598)	(18,087,163)	(9,971,033)	18,087,163	{b}	(6,765,087)
				8,982,544	{a}
				10,000,000	{g}
Other comprehensive income	-	-	757,327	117,457	{a}	874,784
Treasury Stock	-	-	-	(6,750,000)	{g}	(9,100,000)
				(2,350,000)	{h}
Total Stockholders’ deficit	(1,756,915)	1,384,192	1,653,410	52,728,835		54,009,522
Noncontrolling Interest	-	-	806,761			806,761
Total Equity	(1,756,915)	1,384,192	2,460,171	52,728,835		54,816,283

Total Liabilities and Equity	$2,643,332	$1,466,829	$6,604,291	$52,619,615		$63,334,067

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2017

				Pro Forma		Pro Forma
	ABVC	BioKey	BioLite	Adjustment	Note	Combined

Revenues	$-	$983,218	$3,196			$986,414

Cost of revenues	-	17,312	2,249			19,561

Gross profit	-	965,906	947			966,853

Operating expenses
Selling, general and administrative expenses	811,685	767,504	1,735,931			3,315,120
Research and development expenses	3,171,665	497,947	256,682			3,926,294
Stock based compensation	155,400	-	-			155,400
Total operating expenses	4,138,750	1,265,451	1,992,613			7,396,814

Loss from operations	(4,138,750)	(299,545)	(1,991,666)			(6,429,961)

Other income (expense)
Interest income	180	6,742	7,207			14,129
Interest expense	(103,460)		(222,060)			(325,520)
Rental income			11,814			11,814
Investment loss			(34,139)			(34,139)
Gain/Loss on foreign exchange changes			(409,170)			(409,170)
Gain/Loss on investment in equity securities			(4,443,876)	4,313,725		(130,151)
Other income (expense)	-	459	51,574			52,033
Total other income (expenses)	(103,280)	7,201	(5,038,650)	4,313,725		(821,044)

Loss before provision for income tax	(4,242,030)	(292,344)	(7,030,316)	4,313,725		(7,250,965)

Provision for income tax (benefit)	830	800	(360,395)			(358,765)

Net loss	(4,242,860)	(293,144)	(6,669,921)	4,313,725		(6,892,200)

Net loss attributable to noncontrolling interests	-	-	(1,621,650)			(1,621,650)

Net loss attributable to ABVC and subsidiaries	(4,242,860)	(293,144)	(5,048,271)	4,313,725		(5,270,550)
Foreign currency translation adjustment	-	-	695,573			695,573
Comprehensive Income (Loss)	$(4,242,860)	$(293,144)	$(4,352,698)	4,313,725		$(4,574,977)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.02)					$(0.02)
Weighted average number of common shares outstanding
Basic and diluted	213,386,031					312,419,426	{d}

Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements For the Twelve Months Ended December 31, 2017

1. Basis of Presentation

The unaudited pro forma condensed consolidated combined balance sheet as of December 31, 2017 is based on the audited consolidated balance sheet of ABVC, the audited balance sheet of BioLite, and the audited balance sheet of BioKey as if the Merger had occurred on December 31, 2017.

On February 14, 2018, the Board of Directors of ABVC approved a change in the Company’s fiscal year from September 30 to December 31, effective immediately. As a result of this change, on April 13, 2018, the Company filed a Transition Report on Form 10-K for the three-month period ended December 31, 2017. After a change in fiscal year end in which the transition report has been filed on Form 10-K on April 13, 2018, ABVC determined to present pro forma information for the transition period and most recent fiscal year (and interim period). Because the transition period is only three months, the period from January 1 to September 30, 2017 is added to the transition period to comply with S-X Rule 3-06.

As such, the unaudited pro forma condensed consolidated combined statement of operations for the twelve months ended December 31, 2017 is based on the audited statement of operations of ABVC for the twelve months ended December 31, 2017, the audited historical statement of operations of BioLite for the twelve months ended December 31, 2017, and the audited historical statement of operations of BioKey for the twelve months ended December 31, 2017, as if the Merger had occurred on January 1, 2017.

BioLite and the Company are related parties because the two companies are under common control by Dr. Tsung-Shann Jiang.

2. Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma condensed consolidated combined balance sheet and unaudited pro forma condensed consolidated combined statements of operations:

{a}	Reconciliation of ABVC common stock to be issued to BioLite shareholders:

BioLite Outstanding shares as of 12/31/2017	41,207,444
Exchange of each BioLite share of common stock outstanding as of December 31, 2017, for 1.82 shares of ABVC common stock	1.82
ABVC common stock to be issued to BioLite as a result of the Merger	74,997,548
Par value $0.001 per share of ABVC	$74,998

{b}	ABVC common stock to be issued to BioKey shareholders in exchange of BioKey’s common stock outstanding:

BioKey Outstanding shares as of 12/31/2017	6,498,134
Exchange of each BioKey share of common stock outstanding as of December 31, 2017, for one share of ABVC common stock	1
ABVC common stock to be issued to BioKey as a result of the Merger	6,498,134
Par value $0.001 per share of ABVC	$6,498

{c}	ABVC common stock to be issued to BioKey shareholders in exchange of BioKey’s preferred stock outstanding:

BioKey Outstanding shares as of 12/31/2017
7,000,000 shares of Series A	7,000,000
1,160,000 shares of Series B	1,160,000
13,973,097 shares of Series C	13,973,097
BioKey’s total shares of preferred stock outstanding as of 12/31/2017	22,133,097
Exchange of each BioKey share of preferred stock outstanding as of December 31, 2017, for one share of ABVC common stock	1
ABVC common stock to be issued to BioKey as a result of the Merger	22,133,097
Par value $0.001 per share of ABVC	$22,133

{d}	Common stock outstanding as of December 31, 2017 following the Merger:

ABVC common stock issued as of December 31, 2017	213,746,647
ABVC common stock held by BioLite pursuant to the BioLite Collaborative Agreement (see Note {g})	(3,487,500)
ABVC common stock held by BioLite for cash issuance (see Note {h})	(1,468,750)
ABVC common stock to be issued to BioLite as a result of the Merger	74,997,548
ABVC common stock to be issued to BioKey as a result of the Merger	28,631,231
Total common stock of the combined company outstanding following the Merger	312,419,176

{e}	Unless otherwise noted, adjustments to reflect the elimination of BioKey’s total equity, the estimated value of consideration to be paid in the Merger and to adjust, where required, the historical carrying values of BioKey’s assets and liabilities as of December 31, 2017 to the preliminary estimated fair value, in accordance with the acquisition method of accounting. The preliminary valuations were determined as of and, where applicable, are based on the bid-and-ask share price of ABVC common stock on the final day of trading, May 23, 2018 The fair value of the consideration given and assets and liabilities acquired will be determined based on the underlying fair values as of the May 23, 2018.

Purchase consideration:
Common stock (1)	$54,113,027
Estimated Fair Value of Assets Acquired:
Cash and cash equivalents	$1,225,397
Accounts Receivable	59,080
Accounts Receivable - related parties	134,312
Property and equipment	37,600
Security Deposits	10,440
Total assets acquired	1,466,829
Estimated Fair Value of Liabilities Assumed:
Accounts payable	5,396
Due to shareholders	5,800
Accrued expenses and other current liabilities	57,576
Advance from customers	10,985
Tenant security deposit	2,880
Total liabilities assumed	82,637
Total net assets acquired	1,384,192
Goodwill as a result of the Merger	$52,728,835

(1)	28,631,231 shares of ABVC common stock to be issued to BioKey in connection with the Merger. Those shares were valued at $1.89 per share, the closing share price of ABVC on May 23, 2018.

{f}	As of December 31, 2017, ABVC had $109,220 due to BioLite.

{g}	Collaborative agreement with BioLite Inc., a related party

On December 29, 2015, American BriVision Corporation (“BriVision”) entered into a collaborative agreement (the “BioLite Collaborative Agreement”) with BioLite, a related party, pursuant to which BioLite granted BriVision sole licensing rights for drug and therapeutic use of five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in the U.S.A and Canada. Under the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this BioLite Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

●	upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

This BioLite Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

Pursuant to the BioLite Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the BioLite Collaborative Agreement, was to be paid by BriVision upon signing of that agreement. On May 6, 2016, BriVision and BioLite agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby BriVision agreed to pay the Milestone Payment to BioLite with $2,600,000 in cash and $900,000 in the form of newly issued shares of its common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the BioLite Collaborative Agreement, the 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. On February 2017, BriVision agreed to pay this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of its common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. The cash payment and shares issuance were completed in February 2017.

Pursuant to the BioLite Collaborative Agreement, the 15% of total payment, $15,000,000 shall be made at the completion of first phase II clinical trial. As of December 31, 2017, the first phase II clinical trial research has not completed yet.

The aggregate common stock shares of American BriVision Corporation issued to BioLite pursuant to the BioLite Collaborative Agreement was 3,487,500 shares, the value of which was $6,750,000. The unaudited pro forma adjustments were made as if the Merger occurred on December 31, 2017. As such, these common stock shares of ABVC held by BioLite shall be treated not be treated as outstanding shares, and shall be reflected as treasury shares.

American BriVision Corporation determined to fully expense the entire amount of $10,000,000 according to ASC 730-10-25-1. The entire amount is fully expensed as research and development expense during the twelve months ended December 31, 2016.

During the year ended December 31, 2017, BioLite recognized loss on investment in ABVC’s equity securities of $4,313,725. The amount has been eliminated in the pro forma condensed consolidated statement of operations.

{h}	On August 26, 2016, ABVC issued 1,468,750 shares of common stock, par value $0.001 to BioLite pursuant to a certain Stock Purchase Agreement dated August 26, 2016. The purchase price per share of the Offering is $1.60. The net proceeds to the Company from the Offering are approximately $2,350,000. The unaudited pro forma adjustments were made as if the Merger occurred on December 31, 2017. As such, these common stock shares of ABVC held by BioLite shall be treated not be treated as outstanding shares, and shall be reflected as treasury shares.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

UNAUDITED CONDNSED CONSOLIDATED COMBINED

PRO FORMA FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2018

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2018

				Pro Forma		Pro Forma
	ABVC	BioKey	BioLite	Adjustment	Note	Combined
ASSETS
Current Assets
Cash and cash equivalents	$4,389	$733,843	$183,353			$921,585
Accounts receivable, net		83,479	2,050			85,529
Accounts receivable - related parties, net	2,550,000	142,225	656			142,881
Receivable from collaboration partners – related parties						2,550,000
Due from related parties	40,000		129,567	(22,009)	{f}	147,558
Inventory			183,065			183,065
Prepaid expense and other current assets			185,252			185,252
Total Current Assets	2,594,389	959,547	683,943	(22,009)		4,215,870

Property and equipment, net		64,375	522,067			586,442
Goodwill, net				55,200,837	{e}	55,200,837
Long-term investments			3,316,878			3,316,878
Deferred tax assets			1,227,334			1,227,334
Security Deposits		10,440	47,280			57,720
Total Assets	$2,594,389	$1,034,362	$5,797,502	$55,178,828		$64,605,081

LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loan			656,000			656,000
Long-term bank loan - current portion			39,737			39,737
Notes payable			497,248			497,248
Accrued expenses and other current liabilities	436,828	84,980	785,057			1,306,865
Due to related parties	4,041,703		2,757,064	(21,603)	{f}	6,777,164
Total Current Liabilities	4,478,531	84,980	4,735,106	(21,603)		9,277,014

Long-term bank loan			25,092			25,092
Tenant security deposit		2,880				2,880
Convertible notes payable	300,000					300,000
Convertible notes payable - related parties	250,000					250,000
Accrued interest	14,567					14,567

Total Liabilities	5,043,098	87,860	4,760,198	(21,603)		9,869,553

Equity
Preferred stock		18,633,097		(18,633,097)	{c}
Common stock	213,927	771,793	4,121	(4,121)	{a}	318,476
				74,998	{a}
				(771,793)	{b}
				7,418	{b}
				22,133	{c}
Additional paid-in capital	13,909,157	82,265	10,862,995	(70,877)	{a}	70,819,063
				(82,265)	{e}
				56,117,788	{e}
				(10,000,000)	{g}
Accumulated deficit	(16,571,793)	(18,540,653)	(10,980,204)	18,540,653	{e}	(8,438,433)
				6,817,848	{g}
				2,295,716	{h}
				10,000,000	{g}
Other comprehensive income			676,227	(13,970)	{f,g}	662,257
Treasury stock				(6,750,000)	{g}	(9,100,000)
				(2,350,000)	{h}
Total Stockholders’ deficit	(2,448,709)	946,502	563,139	55,200,431		54,261,363
Noncontrolling interest			474,165			474,165
Total Equity	(2,448,709)	946,502	1,037,304	55,200,431		54,261,363

Total Liabilities and Equity	$2,594,389	$1,034,362	$5,797,502	$55,178,828		$64,605,081

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

					Pro Forma		Pro Forma
	ABVC		BioKey	BioLite	Adjustment	Note	Combined

Revenues	$		$382,097	$3,976			$386,073

Cost of revenues			3,215	2,856			6,071

Gross profit			378,882	1,120			380,002

Operating expenses
Selling, general and administrative expenses		520,256	498,396	693,057			1,711,709
Research and development expenses		135,006	337,810	224,316			697,132
Stock based compensation		23,401					23,401
Total operating expenses		678,663	836,206	917,373			2,432,242

Loss from operations		(678,663)	(457,324)	(916,253)			2,052,240)

Other income (expense)
Interest income			4,144	3,761			7,905
Interest expense		(114,682)		(231,300)			(345,982)
Rental income				8,997			8,997
Investment loss				(287,513)			(287,513)
Gain/Loss on foreign exchange changes				7,403			7,403
Gain/Loss on investment in equity securities				(164,649)			(164,649)
Other income (expense)			490	(4,305)			(3,815)
Total other income (expenses)		(114,682)	4,634	(667,606)			(777,654)

Loss before provision for income tax		(793,682)	(452,690)	(1,583,859)			(2,829,894)

Provision for income tax (benefit)		1,850	800	(242,092)			(239,442)

Net loss		(795,195)	(453,490)	(1,341,767)			(2,590,452)

Net loss attributable to noncontrolling interests				(332,596)			(332,596)

Net loss attributable to ABVC and subsidiaries		(795,195)	(453,490)	(1,009,171)			(2,257,856)
Foreign currency translation adjustment				(81,100)			(81,100)
Comprehensive Income (Loss)		$(795,195)	$(453,490)	$(1,090,271)			$(2,338,956)

Net loss per share attributable to common stockholders
Basic and diluted		$(0.00)					$(0.01)
Weighted average number of common shares outstanding
Basic and diluted		213,869,286					312,639,004	{d}

Notes to the Unaudited Pro Forma Condensed Consolidated Combined Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed consolidated combined balance sheet as of September 30, 2018 is based on the unaudited consolidated balance sheet of ABVC, the unaudited consolidated balance sheet of BioLite, and the unaudited balance sheet of BioKey as if the Merger had occurred on September 30, 2018.

The unaudited pro forma condensed consolidated combined statement of operations for the nine months ended September 30, 2018 is based on the unaudited consolidated statement of operations of ABVC for the nine months ended September 30, 2018, the unaudited consolidated statement of operations of BioLite for the nine months ended September 30, 2018, and the unaudited statement of operations of BioKey for the nine months ended September 30, 2018, as if the Merger had occurred on January 1, 2018.

On February 14, 2018, the Board of Directors of ABVC approved a change in the Company’s fiscal year from September 30 to December 31, effective immediately. As a result of this change, on April 13, 2018, the Company filed a Transition Report on Form 10-K for the three-month period ended December 31, 2017. After a change in fiscal year end in which the transition report has been filed on Form 10-K on April 13, 2018, ABVC determined to present pro forma information for the transition period and most recent fiscal year (and interim period). Because the transition period is only three months, the period from January 1 to September 30, 2017 is added to the transition period to comply with S-X Rule 3-06.

As such, the unaudited pro forma condensed consolidated combined statement of operations for the twelve months ended December 31, 2017 is based on the audited consolidated statement of operations of ABVC for the twelve months ended December 31, 2017, the audited consolidated statement of operations of BioLite for the twelve months ended December 31, 2017, and the audited statement of operations of BioKey for the twelve months ended December 31, 2017, as if the Merger had occurred on January 1, 2017.

BioLite and the Company are related parties because the two companies are under common control by Dr. Tsung-Shann Jiang.

2. Pro Forma Adjustments

The following adjustments were made in the preparation of the unaudited pro forma condensed consolidated combined balance sheet and unaudited pro forma condensed consolidated combined statements of operations:

{a}	Reconciliation of ABVC common stock to be issued to BioLite shareholders:

BioLite Outstanding shares as of September 30, 2018	41,207,444
Exchange of each BioLite share of common stock outstanding as of September 30, 2018, for 1.82 shares of ABVC common stock	1.82
ABVC common stock to be issued to BioLite as a result of the Merger	74,997,548
Par value $0.001 per share of ABVC	$74,998

{b}	ABVC common stock to be issued to BioKey shareholders in exchange of BioKey's common stock outstanding:

BioKey Outstanding shares as of September 30, 2018	7,418,134
Exchange of each BioKey share of common stock outstanding as of September 30, 2018, for one share of ABVC common stock	1
ABVC common stock to be issued to BioKey as a result of the Merger	7,418,134
Par value $0.001 per share of ABVC	$7,418

{c}	ABVC common stock to be issued to BioKey shareholders in exchange of BioKey's preferred stock outstanding:

BioKey Outstanding shares as of September 30, 2018
7,000,000 shares of Series A	7,000,000
1,160,000 shares of Series B	1,160,000
13,973,097 shares of Series C	13,973,097
BioKey's total shares of preferred stock outstanding as of September 30, 2018	22,133,097
Exchange of each BioKey share of preferred stock outstanding as of September 30, 2018, for one share of ABVC common stock	1
ABVC common stock to be issued to BioKey as a result of the Merger	22,133,097
Par value $0.001 per share of ABVC	$22,133

{d}	Common stock outstanding as of September 30, 2018 following the Merger:

ABVC common stock issued as of September 30, 2018	213,926,475
ABVC common stock held by BioLite pursuant to the BioLite Collaborative Agreement (see Note {g})	(3,487,500)
ABVC common stock held by BioLite for cash issuance (see Note {h})	(1,468,750)
ABVC common stock to be issued to BioLite as a result of the Merger	74,997,548
ABVC common stock to be issued to BioKey as a result of the Merger	29,551,231
Total common stock of the combined company outstanding following the Merger	313,519,004

{e}	Unless otherwise noted, adjustments to reflect the elimination of BioKey’s total equity, the estimated value of consideration to be paid in the Merger and to adjust, where required, the historical book values of BioKey’s assets and liabilities as of Sept 30, 2018 to the preliminary estimated fair value, in accordance with the acquisition method of accounting. The preliminary valuations were determined as of and, where applicable, are based on the bid-and-ask share price of ABVC common stock on the final day of trading, July 6, 2018 The fair value of the consideration given and assets and liabilities acquired will be determined based on the underlying fair values as of the July 6, 2018.

Purchase consideration:
Common stock (1)	$56,147,339
Estimated Fair Value of Assets Acquired:
Cash and cash equivalents	$733,843
Accounts receivable	83,479
Accounts receivable - related parties	142,225
Property and equipment	64,375
Security deposits	10,440
Total assets acquired	$1,034,362
Estimated Fair Value of Liabilities Assumed:
Accrued expenses and other current liabilities	$84,980
Tenant security deposit	2,880
Total liabilities assumed	$87,860
Total net assets acquired	$946,502
Goodwill as a result of the Merger	$55,200,837

(1)	29,551,231 shares of ABVC common stock to be issued to BioKey in connection with the Merger. Those shares were valued at $1.90 per share, the closing share price of ABVC on July 6, 2018.

{f}	As of September 30, 2018, BioLite had $22,009 due from ABVC; and ABVC had $21,603 due to BioLite. The difference was mainly due to the translation adjustment, which would be reflected in accumulated other comprehensive income in equity section.

{g}	Collaborative agreement with BioLite Inc., a related party

On December 29, 2015, American BriVision Corporation (“BriVision”) entered into a collaborative agreement (the “BioLite Collaborative Agreement”) with BioLite, a related party, pursuant to which BioLite granted BriVision sole licensing rights for drug and therapeutic use of five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in the U.S.A and Canada. Under the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this BioLite Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

●	upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

This BioLite Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

Pursuant to the BioLite Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the BioLite Collaborative Agreement, was to be paid by BriVision upon signing of that agreement. On May 6, 2016, BriVision and BioLite agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby BriVision agreed to pay the Milestone Payment to BioLite with $2,600,000 in cash and $900,000 in the form of newly issued shares of its common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the BioLite Collaborative Agreement, the 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. On February 2017, BriVision agreed to pay this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of its common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. The cash payment and shares issuance were completed in February 2017.

Pursuant to the BioLite Collaborative Agreement, the 15% of total payment, $15,000,000 shall be made at the completion of first phase II clinical trial. As of September 30, 2018 and December 31, 2017, the first phase II clinical trial research has not completed yet.

The aggregate common stock shares of American BriVision Corporation issued to BioLite pursuant to the BioLite Collaborative Agreement was 3,487,500 shares, the value of which was $6,750,000. The unaudited pro forma adjustments were made as if the Merger occurred on September 30, 2018. As such, these common stock shares of ABVC held by BioLite shall not be treated as outstanding shares, and shall be reflected as treasury shares. The corresponding long-term investment of BioLite has been written off in full amount, included in the accumulated deficit as of September 30, 2018. Such amount has been eliminated in the pro forma condensed balance sheet. Investment loss recognized as a result of the write-off amounted to $4,313,725 for the twelve months ended December 31, 2017. Such amount has been eliminated in the pro forma condensed statement of operations.

American BriVision Corporation determined to fully expense the entire amount of $10,000,000 according to ASC 730-10-25-1. The entire amount is fully expensed as research and development expense during the twelve months ended December 31, 2016, included in the accumulated deficit of ABVC as of September 30, 2018. The aggregate amount of $10,000,000 was recorded and remained as additional paid-in capital on BioLite as of September 30, 2018. Such amount has been eliminated in the pro forma condensed balance sheet.

{h}	On August 26, 2016, ABVC issued 1,468,750 shares of common stock, par value $0.001 to BioLite pursuant to a certain Stock Purchase Agreement dated August 26, 2016. The purchase price per share of the Offering is $1.60. The net proceeds to the Company from the Offering are approximately $2,350,000. The unaudited pro forma adjustments were made as if the Merger occurred on September 30, 2018. As such, these common stock shares of ABVC held by BioLite shall be treated be treated as outstanding shares, and shall be reflected as treasury shares. The corresponding long-term investment of BioLite has been written off in full amount, included in the accumulated deficit as of September 30, 2018. Such amount has been eliminated in the pro forma condensed balance sheet.

DESCRIPTION OF ABVC CAPITAL STOCK

The following description of the Company’s capital stock is not complete and may not contain all the information you should consider before investing in the Company’s capital stock. This description is summarized from, and qualified in its entirety by reference to, the Company’s Articles of Incorporation, as amended, which has been publicly filed with the SEC. See “Where You Can Find More Information.” The description is based on the Company’s current capital stock.

The Company’s authorized capital stock consists of:

●	360,000,000 shares of common stock, $0.001 par value per share; and

●	20,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

As of September 30, 2018, there were 213,926,475 shares of our Common Stock issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to prior distribution rights of preferred stock then outstanding. There are no conversions, redemptions or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

As of September 30, 2018, there is no preferred stock outstanding. Pursuant to the articles of incorporation of the Company, the Board of Directors is expressly granted the authority to issue preferred stock and prescribe its designations.

The following description of preferred stock and the description of the terms of any particular series of preferred stock of the Company are not complete. These descriptions are qualified in their entirety by reference to the Company’s Articles of Incorporation, as amended, and the certificate of designation relating to each such series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series.

The Company’s Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of the Company’s Common Stock.

Transfer Agent

The transfer agent and registrar for our common stock is: Olde Monmouth Stock Transfer, Inc.; Address: 200 Memorial Pkwy, Atlantic Highlands, NJ 07716; Phone: (732) 872-2727; website:www.oldemonmouth.com.

Dividends

The Company does not anticipate paying dividends in the foreseeable future as the Board of Directors intends to retain future earnings for use in the Company’s business. Any future determination as of the payment of dividends will depend upon the Company’s financial conditions, results of operations and such other factors as the Board of Directors seems relevant.

COMPARISON OF RIGHTS OF ABVC, BIOLITE AND BIOKEY STOCKHOLDERS

BioKey is a California corporation and is governed by the Carlifornia General Corporation Law (“CGCL”). ABVC and BioLite are both Nevada corporation and are governed by the Nevada Revised Statute (“NRS”). ABVC will continue to be a Nevada corporation, governed by the NRS, following the Mergers.

Upon completion of the BioLite Merger, BioLite’s stockholders (other than those who properly exercise and perfect dissenters’ rights under the applicable provisions of the NRS) will become ABVC stockholders. The rights of the former BioLite stockholders will therefore be governed by the NRS, ABVC’s articles of incorporation and bylaws, each as amended and restated. Upon completion of the BioKey Merger, BioKey’s stockholders (other than those who properly exercise and perfect dissenters’ rights under the applicable provisions of the CGCL) will become ABVC stockholders. The rights of the former BioKey stockholders will therefore be governed by the NRS, ABVC’s articles of incorporation and bylaws, each as amended and restated.

The following description summarizes the material differences among the rights of the stockholders of ABVC, BioLite and BioKey, respectively, but the following description is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. In addition, the identification of some of the differences in the rights of these holders as material is not intended to indicate that other differences that are equally important do not exist. This summary is qualified in its entirety by reference to California law, Nevada law, and BioLite, BioKey and ABVC’s constituent documents, which each stockholder of ABVC, BioLite and BioKey should read. Copies of ABVC’s constituent documents have been filed with the SEC. For more information on how to obtain the documents that are not attached to this prospectus, see “Where You Can Find More Information” beginning on page 188.

	ABVC	BioLite	BioKey

Capital Stock:	ABVC’s amended and restated articles of incorporation (“ABVC Articles”) authorize the issuance of up to 360,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. ABVC has not issued preferred stock and, accordingly, has not fixed the rights of shares of preferred stock that are currently authorized. Nevertheless, the board of directors has the authority, subject to certain limitations set forth in the ABVC Articles, to designate the preferences, special rights, limitations and restrictions of the shares of preferred stock without further stockholder approval.	BioLite articles of incorporation authorizes the issuance of up to 500,000,000 shares of common stock, par value $0.0001 per share.	BioKey articles of incorporation (“BioKey Articles”) authorizes the issuance of up to 30,000,000 shares of common stock, with no par value; 23,562,000 shares of preferred stock with no par value; 7,000,000 shares of which are designated as Series A Preferred Stock, 1,160,000 shares of which are designated as Series B Preferred Stock, 15,000,000 shares of which are designated as Series C Preferred Stock and 402,000 shares of which are designated as Series C Nonvoting Preferred.

	ABVC	BioLite	BioKey

Dividends:	The NRS provides that no distribution (including dividends on, or redemption or repurchase of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.	The NRS provides that no distribution (including dividends on, or redemption or repurchase of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a dissolution to satisfy the preferential rights of preferred stockholders.

BioKey Articles provide that each share of Series A Preferred Stock entitles its holder to receive $0.03 per annum, each share of Series B Preferred Stock, Series C Preferred Stock and Nonvoting Series C Preferred entitles its holder to receive $0.03 per annum, payable out of funds legally available thereof and only when, as and if declared by BioKey’s board of directors and shall be noncumulative.

No dividends shall be payable on common stock of BioKey until dividends on the Preferred Stock in the amounts as specified above shall have been declared, set aside and paid.

The California General Corporation Law prohibits BioKey from making distributions, including dividends, to holders of its common stock or preferred stock unless either of the following tests are satisfied: (i) the amount of retained earnings immediately prior to the distribution equals or exceeds the sum of (A) the amount of the proposed distribution plus (B) any cumulative dividends in arrears on all shares having a preference with respect to the payment of dividends over the class or series to which the applicable distribution is being made; or (ii) immediately after the distribution, the value of Heritage’s consolidated assets would equal or exceed the sum of its total liabilities, plus the amounts that would be payable to satisfy the preferential rights of other shareholders upon a dissolution that are superior to the rights of the shareholders receiving the distribution.

	ABVC	BioLite	BioKey

Voting Rights:

According to ABVC byalws, each outstanding share of common stock, regardless of class or series, shall be entitled to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Under the NRS and bylaws of ABVC, a proxy is effective only for a period of eleven months but it cannot be effective longer than seven (7) years from the date of its creation. Nevada law also provides for irrevocable proxies but only so long as the irrevocable proxy is coupled with an interest.

BioLite’s bylaws provide that each share that has voting power shall be entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

Under the NRS and bylaws of BioLite, a proxy is effective only for a period of six months but it cannot be effective longer than seven (7) years from the date of its creation. Nevada law also provides for irrevocable proxies but only so long as the irrevocable proxy is coupled with an interest.

BioKey Articles provide that each share of the common stock has one vote and each share of Series A, B, and C Preferred Stock is entitled to the number of votes equal to the votes of common stock into which such Preferred Stock would have as if converted into common stock of BioKey.

Number of Directors and Size of Board:	According to ABVC bylaws, the authorized number of directors of ABVC shall be not less than three (3), except that there need be only as many directors as there are stockholders in the event that the outstanding shares are held of record by fewer than three (3) stockholders.	Pursuant to BioLite’s bylaws the number of directors shall be one or more individuals until changed by a duly adopted amendment to the BioLite’s Articles of Incorporation.	Pursuant to BioKey’s bylaws the number of directors shall be not less than three and nor more than 5 and the exact number shall be fixed by a resolution duly adopted by the board of directors or shareholders.

Removal of Directors:	A director may be removed by the vote of sixty six and two thirds percent (66 2/3%) of the stockholders entitled to vote upon at an election of directors, or as otherwise provided from time to time by the NRS.	A director may be removed by the vote of sixty six and two thirds percent (66 2/3%) of the stockholders entitled to vote upon at an election of directors, or as otherwise provided from time to time by the NRS.	The BioKey bylaws provide that the entire board of any individual director may be removed from office by affirmative vote of a majority of the outstanding voting shares; provided, however, that unless the entire board is removed, no individual director may be removed when the votes cast against such director’s removal would be sufficient to elect that director if voted cumulatively.

	ABVC	BioLite	BioKey

Vacancies on the Board of Directors:	ABVC bylaws provide that vacancies may be filled by the affirmative vote of the majority of the remaining directors on the board, even if less than a quorum; however, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote thereon.	BioLite’s bylaws provide that if the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy. The shareholders may elect a director to fill a vacancy not filled by the directors by the written consent of the shareholders holding a majority of the outstanding voting shares.	BioKey bylaws provide that the vacancies may be filled by the affirmative vote of the majority of the remaining directors on the board, or the unanimous consent of the directors in office then if less than a quorum is present; however, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, or by the unanimous written consent of all shares entitled to vote thereon.

Board Quorum and Vote Requirement:	ABVC bylaws provide that a majority of the fixed number of directors shall constitute a quorum. The vote of a majority of directors present at a meeting at which a quorum is present shall be regarded as the act of the Board.	BioLite’s bylaws provide that a majority of the fixed number of directors shall constitute a quorum. The vote of a majority of directors present at a meeting at which a quorum is present shall be regarded as the act of the Board.	BioKey’s bylaws provide that a majority of the directors shall constitute a quorum. The vote of a majority of directors present at a meeting at which a quorum is present shall be regarded as the act of the board, subject to the provisions of Section 310, 311 and 317(e) of the CGCL and BioKey Articles.

Annual Stockholders Meeting:	Under the NRS, stockholders having not less than 15% of the voting interest may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within eighteen (18) months after the last meeting at which directors were elected.	Under the NRS, stockholders having not less than 15% of the voting interest may petition the district court to order a meeting for the election of directors if a corporation fails to call a meeting for that purpose within eighteen (18) months after the last meeting at which directors were elected.	BioKey bylaws provide that an annual shareholder meeting shall be held each year on a date at a time designated by the board of BioKey.

	ABVC	BioLite	BioKey

Special Stockholders Meetings:	Special meetings of the stockholders can be called by the Board of Directors, or by the chairman of the board, or by the president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting.	BioLite bylaws provide that special meetings of the shareholders may be called at any time by the board of directors, the president, or at the signed and dated request of one or more shareholders holding not less than one-tenth (1/10) of the votes entitled to be cast on any issue proposed to be considered at the special meeting.	A special shareholders’ meeting of BioKey may be called at any time by the board of directors, the chairman of the board of directors, the president, or the shareholders who together hold not less than ten percent of the outstanding shares that would be entitled to vote at such a meeting.

Quorum for Stockholders Meetings Under Applicable Law:	Pursuant to ABVC bylaws and the NRS, the presence, in person or by proxy, of the majority of the shares issued and outstanding and entitled to vote at the meeting shall constitute a quorum.	Pursuant to BioLite bylaws and the NRS, the presence, in person or by proxy, of the majority of the shares issued and outstanding and entitled to vote at the meeting shall constitute a quorum.	Pursuant to BioKey bylaws, the presence, in person or by proxy, of the majority of the shares issued and outstanding and entitled to vote at the meeting shall constitute a quorum.

Advance Notice Provisions:	Pursuant to ABVC bylaws, stockholders are to be given not less than ten (10) and no more than sixty (60) days notice of meetings.	Pursuant to BioLite’s bylaws, stockholders are to be given not less than ten (10) nor more than sixty (60) days notice of meetings.	Pursuant to BioKey’s bylaws, stockholders are to be given not less than ten (10) nor more than sixty (60) days notice of meetings.

Stockholder Action by Written Consent:	Unless the articles of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power.	Pursuant to BioLite’s bylaws, any action that may be taken at a meeting of shareholders may be taken without meeting, if the action is taken by all shareholders entitled to vote on the action. Further, unless otherwise provided in the Corporation Law or the Articles of Incorporation, any action which may be taken at any annual or special meeting of Shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, signed and dated by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Pursuant to BioKey’s bylaws, any action that may be taken at a meeting of shareholders may be taken without meeting, if the action is by signed and dated by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. However, a director may be elected at any time to fill any vacancy on the board by written consent of the holders of a majority outstanding voting shares entitled to vote for the election of directors.

	ABVC	BioLite	BioKey

Amendment of Articles of Incorporation /Certificate of Incorporation:	ABVC Articles may be amended by the affirmative vote of the stockholders holding shares entitling them to exercise at least a majority of the voting power.	BioLite’s Articles of Incorporation may be amended, altered or repealed by an affirmative vote of stockholders of the majority of the outstanding shares.	Biokey’s Articles of Incorporation may be amended, altered or repealed by an affirmative vote of stockholders of the majority of the outstanding shares.

Amendment of Bylaws:	ABVC bylaws may be amended, altered, repealed or new bylaws may be adopted by the board of directors, subject to repeal or action by the stockholders.	The bylaws of BioLite may be adopted, amended or repealed by the board of directors, subject to repeal or action by the stockholders.	The bylaws of BioKey may be adopted, amended or repealed by the board of directors, except for the authorized number of directors. New bylaws may be adopted or bylaws may be amended or repealed by the majority of the outstanding shares entitled to vote. If the BioKey Articles set for the number of authorized directors, the number of authorized directors may be changed only by an amendment of the BioKey Articles.

Exculpation of Directors:

ABVC Articles state that to the fullest extent permitted by law, directors and officers shall not be personally liable to ABVC or its stockholders for monetary damages for any action or failure to act as a director or officer, save and except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

The NRS expressly permits a corporation to limit the liability not only of directors, but also of officers, and permits limitation of liability arising from a breach of the duty of loyalty and from obligations to the corporation’s creditors.

		The NRS expressly permits a corporation to limit the liability not only of directors, but also of officers, and permits limitation of liability arising from a breach of the duty of loyalty and from obligations to the corporation’s creditors.	BioKey Articles provide that the liability of the directors of BioKey for monetary damages shall be eliminated to the fullest extent permissible under California law.

	ABVC	BioLite	BioKey

Indemnification of Directors and Officers:	Pursuant to ABVC Articles, ABVC, to the fullest extent permitted by Nevada law, as amended from time to time, shall indemnify any director or officer of ABVC and may, in the discretion of the board of directors, indemnify any other person or persons whom it may indemnify pursuant thereto, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of ABVC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	BioLite bylaws provide that BioLite shall indemnify to the fullest extent authorized by the NRS the monetary damages each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is or was a director or officer of BioLite. BioLite may provide and maintain insurance on behalf of any person serving as director or other officer against any liability asserted against such person.	BioKey Articles authorize BioKey to indemnify its agents, as defined in Section 317, to the fullest extent permitted by Section 317 of the California Corporations Code.

	ABVC	BioLite	BioKey

Anti-Takeover Provisions:	ABVC specifically elects not to be governed by NRS.§78.378 to NRS.§78.3793, inclusive, and successor statutory provisions.	The NRS defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Combinations with an interested stockholder are prohibited for three years after the person first became an interested stockholder unless the combination or the transaction by which the interested stockholder became one is approved by the board of directors before the person became an interested stockholder. For a combination with an interested stockholder which takes place after 3 years after the person first became an interested stockholder, the corporation cannot engage in the combination unless one of the following occurs: (i) the combination was approved by the board of directors before the interested stockholder became one; (ii) the transaction by which the interested stockholder became one was pre-approved by the board of directors; or (iii) the combination is approved by a majority of the non-interested stockholders no earlier than 3 years after the interested stockholder became one; or (iv) the proposed combination satisfies certain fair value requirements set out in the statute.	__

Preemptive Rights:	ABVC stockholders do not have any preemptive rights under ABVC Articles.	BioLite stockholders do not have any preemptive rights under the BioLite Articles of Incorporation.	BioKey shareholders do not have any preemptive rights and the transfer of BioKey stock is subject to BioKey’s right to repurchase.

Appraisal Rights:	ABVC stockholders do not have any appraisal or dissenters’ rights under NRS.	BioLite stockholders who object to the BioLite Merger have appraisal rights under the NRS.	BioKey shareholders who object to the BioKey Merger have appraisal rights under the CGCL.

PRINCIPAL SHAREHOLDERS OF ABVC

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock at November 5, 2018 by each of our directors and executive officers, individually and all of our directors and executive officers as a group:

		Amount and Nature of Beneficial Ownership (1,2,3,4)
Name of Beneficial Owner	Role	Number	Percent (%)
Eugene Jiang	Chairman, interim CFO	147,842,856	69.11%

Howard Doong	CEO	31,250	*

Tsang Ming Jiang	Director	-	0

Ming-Fong Wu	Director	-	0

Norimi Sakamoto	Director	-	0

Yen-Hsin Chou	Director	-	0

Directors and Executive Officers as a group (6 persons)		147,874,106	69.12%

* Less than 1%.

(1)	The number of shares has been adjusted to reflect the forward stock split effective April 8, 2016.

(2)	On November 5, 2018, 213,926,475 shares of ABVC’s common stock were outstanding.

(3)	Unless indicated, each shareholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.

(4)	Beneficial ownership includes all stock options and restricted units held by a shareholder that are currently exercisable or exercisable within 60 days of November 5, 2018.

PRINCIPAL SHAREHOLDERS OF BIOLITE

The following table sets forth certain information regarding the beneficial ownership of BioLite’s common stock at November 5, 2018 by each of our directors and executive officers, individually, and all of our directors and executive officers as a group:

		Amount and Nature of Beneficial Ownership (1,2,3)
Name of Beneficial Owner	Role	Number	Percentage (%)
Tsung-Shann Jiang (T.S. Jiang)	CEO, President, Chairman	20,662,183	50.14

Wei-Pin Kiang	Chief Business Officer	20,000	*

Cynthia Chen	CFO	-	-

Tsang Jen Jiang	Director	-	-

Shin-Yu Miao	Director	-	-

Yoshinobu Odaira	Director	-	-

Shin Zhen Tseng	Director	-	-

Directors and Executive Officers (as a group 7 persons)		20,682,183	50.19

*Less than 1%.

(1)	On November 5, 2018, 41,207,444 shares of BioLite’s common stock were outstanding.
(2)	Unless indicated, each shareholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.
(3)	Beneficial ownership includes all stock options and restricted units held by a shareholder that are currently exercisable or exercisable within 60 days of November 5, 2018.

PRINCIPAL SHAREHOLDERS OF BIOKEY

The following table sets forth certain information regarding the beneficial ownership of BioKey’s common stock and preferred stock at November 5, 2018 by each of our directors and executive officers, individually, and all of our directors and executive officers as a group:

		Amount and Nature of Beneficial Ownership (1,2,3)
Name of Beneficial Owner	Role	Number	Percentage (%)
San-Laung Chow	CEO, President	2,782,100	9.41

George Lee	Chairman	2,112,800	7.15

Richard Houng	Director	65,000	*

Directors and Executive Officers (as a group of 3 persons)		4,959,900	16.78

*Less than 1%.

(1)	As of November 5, 2018, 7,418,134 shares of BioKey’s common stock were outstanding and 7,431,545 shares of BioKey’s common stock and stock options currently exercisable or exercisable within 60 days from November 5, 2018 were outstanding. As of November 5, 2018, 22,133,097 shares of Biokey’s preferred stock were outstanding and together with Biokey’s common stock and stock options currently exercisable or exercisable within 60 days from November 5, 2018, a total of 29,564,642 shares of Biokey’s capital stock and options were outstanding.

(2)	Unless indicated, each shareholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power.

(3)	Beneficial ownership includes all stock options and restricted units held by a shareholder that are currently exercisable or exercisable within 60 days of November 5, 2018.

LEGAL MATTERS

The validity of the shares of ABVC common stock to be issued pursuant to the Mergers will be passed upon for ABVC by Sichenzia Ross Ference LLP.

EXPERTS

The consolidated financial statements of American BriVision (Holding) Corporation as of December 31, 2017 and September 30, 2017 and for the three months ended December 31, 2017 and for the year ended September 30, 2017 included elsewhere in this prospectus have been audited by KCCW Accountancy Corp., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of American BriVision (Holding) Corporation as of and for the year ended September 30, 2016 included elsewhere in this prospectus have been audited by Centurion ZD CPA Limited, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of BioLite Holding, Inc. as of and for the years ended December 31, 2017 and 2016 included elsewhere in this prospectus have been audited by KCCW Accountancy Corp., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of BioKey, Inc. as of and for the years ended December 31, 2017 and 2016 included elsewhere in this prospectus have been audited by KCCW Accountancy Corp., independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC public reference room in at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this prospectus the Company has filed a registration statement on Form S-4 to register with the SEC certain Merger Consideration that the Company will issue to BioLite and BioKey shareholders in the Mergers. This prospectus is a part of that registration statement and constitutes a prospectus of the Company.

The Company has supplied all information contained in this prospectus relating to the Company, BioLite has supplied all information contained in this prospectus relating to BioLite, and BioKey ahs supplied all information contained in this prospectus relating to BioKey.

If you would like to request documents from the Company, BioLite or BioKey, please send a request in writing or by telephone to either the Company, BioLite or BioKey at the following addresses:

American BriVision (Holding) Corporation 44370 Old Warm Springs Blvd. Fremont, CA 94538 (845) 291-1291 Attn: Chief Executive Officer

BioLite Holding, Inc. 20 Shengyi Road Section 2, 2nd Fl. Zhubei City, Hsinchu County, Taiwan Telephone: 886-2-7720-8311 Attn: Chief Executive Officer

BioKey, Inc.

44370 Old Warm Springs Blvd.

Fremont, CA 94538

Phone: 510-668-0881

Attn: Chief Executive Officer

INDEX TO FINANCIAL INFORMATION

Page

American BriVision (Holding) Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firms	F-2 - F-3
Consolidated Balance Sheets at December 31, 2017 and September 30, 2017	F-4
Consolidated Statements of Operations for the three months ended December 31, 2017 and for the years ended September 30, 2017 and 2016	F-5
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the three months ended December 31, 2017 and for the years ended September 30, 2017 and 2016	F-6
Consolidated Statements of Cash Flows for the three months ended December 31, 2017 and for the years ended September 30, 2017 and 2016	F-7
Notes to Consolidated Financial Statements	F-8 - F-20

Consolidated Unaudited Balance Sheets at September 30, 2018 and December 31, 2017	F-22
Consolidated Unaudited Statements of Operations for the three and nine months ended September 30, 2018 and 2017	F-23
Consolidated Unaudited Statements of Cash Flows for the three and nine months ended September 30, 2018 and 2017	F-24
Notes to Consolidated Unaudited Financial Statements	F-25

BioLite Holding, Inc.

Financial Statements for the Years Ended December 31, 2017 and 2016

Report of Independent Registered Public Accounting Firm	F-40
Financial Statements:
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-41
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2017 and 2016	F-42
Consolidated Statements of Equity for the years ended December 31, 2017 and 2016	F-43
Consolidated Statements of Cash Flows for the years ended December 31, 2017 and 2016	F-44
Notes to Consolidated Financial Statements	F-45 - F-69

Consolidated Unaudited Balance Sheets at September 30, 2018 and December 31, 2017	F-71
Consolidated Unaudited Statements of Operations for the three and nine months ended September 30, 2018 and 2017	F-72
Consolidated Unaudited Statements of Cash Flows for the three and nine months ended September 30, 2018 and 2017	F-73
Notes to Consolidated Unaudited Financial Statements	F-74 - F-100
BioKey, Inc.

Financial Statements for the Years Ended December 31, 2017 and 2016

Report of Independent Registered Public Accounting Firm	F-102
Balance Sheets	F-103
Statements of Operations and Comprehensive Income (Loss)	F-104
Statements of Stockholders’ Equity	F-105
Statements of Cash Flows	F-106
Notes to the Financial Statements	F-107- F-117

Unaudited Balance Sheets at September 30, 2018 and December 31, 2017	F-119
Unaudited Statements of Operations for the three and nine months ended September 30, 2018 and 2017	F-120
Unaudited Statements of Cash Flows for the three and nine months ended September 30, 2018 and 2017	F-121
Notes to Unaudited Financial Statements	F-122 - F131

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

American BriVision (Holding) Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American BriVision (Holding) Corporation and subsidiaries (collectively “the Company”) as of December 31, 2017 and September 30, 2017, the related statement of operations, stockholders’ equity, and cash flows for the three months ended December 31, 2017 and for the year ended September 30, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and September 31, 2017, and the consolidated results of its operations and its cash flows for the three months ended December 31, 2017 and for the year ended September 30, 2017, in conformity with the U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that American BriVision (Holding) Corporation and subsidiaries will continue as a going concern. As described in Note 4 to the consolidated financial statements, the Company has incurred losses from operations, has a working capital deficit, and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 4. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2017.

Diamond Bar, California

March 1, 2018

KCCW Accountancy Corp.

3333 S Brea Canyon Rd. #206, Diamond Bar, CA 91765, USA

Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American BriVision Corporation and subsidiaries

We have audited the accompanying consolidated balance sheets of American BriVision Corporation and subsidiaries (“the Company”) as of September 30, 2016 the related statements of operations, stockholders’ equity and cash flows for the year in the period ended September 30, 2016.

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2016 and the results of its operations and its cash flows for the year in the period ended September 30, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, the financial statements for the year ended September 30, 2016 have been restated to correct misstatements in the research and development expenses and the typographical errors.

/s/ Centurion ZD CPA Limited

Certified Public Accountants

(Practising) Hong Kong

Dated: January 12, 2017

Except for Note 2 which was dated at May 22, 2017

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

(formerly METU BRANDS, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	September 30, 2017

Assets
Current assets
Cash	$93,332	$204,851
Receivable from collaboration partners – related parties	2,550,000	2,550,000
Total Current Assets	2,643,332	2,754,851

Total Assets	$2,643,332	$2,754,851

Liabilities and Equity
Accrued expense	$170,927	$34,914
Due to related parties	4,229,320	4,113,000
Total Liabilities	$4,400,247	$4,147,914

Commitments and Contingencies

Stockholders’ deficit
Common Stock 360,000,000 authorized at $0.001 par value; shares issued and outstanding 213,746,647 at December 31, 2017 and September 30, 2017	213,747	213,747
Additional paid-in capital	13,805,936	13,788,574
Accumulated deficit	(15,776,598)	(15,395,384)
Total stockholders’ deficit	(1,756,915)	(1,393,063)
Total Liabilities and Equity	$2,643,332	$2,754,851

*	All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

(formerly METU BRANDS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended	Years ended
	December 31, 2017	September 30, 2017	September 30, 2016
			(Restated)
Revenues	$-	$-	$-

Cost of revenues	-	-	32

Gross profit	-	-	(32)

Operating expenses
Selling, general and administrative expenses	289,731	707,142	599,303
Research and development expenses	45,701	3,151,162	10,000,000
Stock based compensation	17,362	138,038	397,960

Loss from operations	(352,794)	(3,996,342)	(10,997,295)

Other income (expense)
Interest income	80	149	361
Interest expense	(28,500)	(74,960)	(10,170)
Gain on exchange differences	-	-	141
Total other expenses	(28,420)	(74,811)	(9,668)

Loss before provision income tax	(381,214)	(4,071,153)	(11,006,963)

Provision for income tax	-	830	836

Net loss	(381,214)	(4,071,983)	(11,007,799)

Net loss per share:
Basic and diluted	$(0.00)	$(0.02)	$(0.06)

Weighted average number of common shares outstanding:
Basic and diluted	213,746,647	212,648,770	193,981,153

*	All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

(formerly METU BRANDS, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common stock		Additional			Stockholders’
	Number of		paid-in	Subscription	Accumulated	equity
	shares	Amount	capital	receivable	deficit	(deficit)
Balance at July 21, 2015 (inception)	159,622,964	$159,623	$1,087,378	$(350,000)	$-	$897,001
Issuance of common shares	6,650,957	6,651	45,307	-	-	51,958
Net loss for the period	-	-	-	-	(315,602)	(315,602)
Balance at September 30, 2016	166,273,921	166,274	1,132,685	(350,000)	(315,602)	633,357
Reverse merger recapitalization	42,359,253	42,359	(44,995)	-	-	(2,636)
Issuance of common shares	2,031,423	2,032	3,247,968	-	-	3,250,000
Stock based compensation	157,050	157	397,803	-	-	397,960
Receipt of subscription receivable	-	-	-	350,000	-	350,000
Net loss for the year	-	-	-	-	(11,007,799)	(11,007,799)
Balance at September 30, 2016	210,821,647	210,822	4,733,461	-	(11,323,401)	(6,379,118)
Issuance of common shares	2,925,000	2,925	5,847,075	-	-	5,850,000
Stock based compensation	-	-	138,038	-	-	138,038
Capital contribution from related parties under common control	-	-	3,070,000	-	-	3,070,000
Net loss for the year	-	-	-	-	(4,071,983)	(4,071,983)
Balance at September 30, 2017	213,746,647	$213,747	$13,788,574	$-	$(15,395,384)	$(1,393,063)
Stock based compensation	-	-	17,362	-	-	17,362
Net loss for the three months	-	-	-	-	(381,214)	(381,214)
Balance at December 31, 2017	213,746,647	$213,747	$13,805,936	$-	$(15,776,598)	$(1,756,915)

*	All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split, which was effective on April 8, 2016.

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months ended December 31,	Years ended September 30,
	2017	2017	2016
			(Restated)
Cash flows from operating activities
Net loss from continuing operations	$(381,214)	$(4,071,983)	$(11,007,799)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of common stock for compensation and recapitalization	-	-	1,295,324
Stock based compensation for nonemployees	17,362	138,038
Changes in operating assets and liabilities:
Decrease in prepaid expenses and deposits	-	3,815	3,815
Increase (decrease) in accounts payable	-	(18,370)	18,370
Increase (decrease) in accrued expenses and other current liabilities	136,013	(3,186)	(261,900)
Increase in due to related parties	116,320	2,353,000	6,477,483
Net cash used in operating activities	(111,519)	(1,598,686)	(3,474,707)
Cash flows from financing activities
Capital contribution from related parties under common control	-	520,000	-
Borrowings from related parties	-	1,110,000	-
Decrease in due to shareholder	-	-	(46,586)
Proceeds from subscription receivable	-	-	350,000
Proceeds from issuance of common shares	-	-	2,350,000
Net cash provided by financing activities	-	1,630,000	2,653,414

Effect of exchange rate changes on cash and cash equivalents	-	-	-

Net increase (decrease) in cash and cash equivalents	(111,519)	31,314	(821,293)

Cash and cash equivalents
Beginning	204,851	173,537	994,830
Ending	$93,332	$204,851	$173,537

Supplemental disclosure of cash flows
Cash paid during the year for:
Interest expense paid	$19,500	$66,500	$-
Income taxes paid	$-	$830	$836

Non-cash financing and investing activities
Common shares issued for due to related parties	$-	$5,850,000	$-
Capital contribution from related parties under common control	$-	$2,550,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES
(formerly METU BRANDS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2017

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (the “BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets. BriVision had to predecessor operations prior to its formation on July 21, 2015.

Reverse Merger

On February 8, 2016, a Share Exchange Agreement (the “Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation, American BriVision Corporation (“BriVision”), and Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger (the “Merger”).

Pursuant to the Merger, all of the issued and outstanding common shares of BriVision were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583pre-stock split) common shares of the Company and BriVision has become a wholly owned subsidiary of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223(65,431,144 pre-stock split) shares of Company’s common stock. Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision has become a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Because of the consummation of the Share Exchange, BriVision is now our wholly owned subsidiary and its shareholders own approximately 79.70% of our issued and outstanding common stock.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historically proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

Accounting Treatment of the Reverse Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and recorded at the historical cost basis of BriVision. In addition, the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the Combined Company from the closing date of the Share Exchange.

2. CORRECTIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

The Company discovered that it had erroneously stated that the research and development expenses were understated during the year ended September 30, 2016. Instead, our research and development expenses were $10,000,000 for the year ended September 30, 2016 and were restated in the Adjustments No. 1 column. Moreover, there were typographical errors on Selling, General and Administration expenses which were corrected in the Adjustments No. 2 column.

The following tables present the effect of the corrections discussed above and other adjustments on selected line items of our previously reported consolidated financial statements as of and for the year ended September 30, 2016,

ITEMS	Previously Reported on Form 10K	Adjustments No.1	Adjustments No.2	Restated

Consolidated Balance Sheets
As of September 30, 2016
Due to related party	-	6,500,000	-	6,500,000
Total Liabilities	56,470	6,500,000	-	6,556,470
Additional paid-in capital	4,733,401	-	60	4,733,461
Accumulated deficit	(4,823,401)	(6,500,000)	-	(11,323,401)
Total equity (deficit)	120,882	(6,500,000)	-	(6,379,118)

Consolidated Statements of Operations and Comprehensive Loss
For the year ended September 30, 2016
Selling, general and administrative expenses	4,497,263	(3,500,060)	60	997,263
Research and development expenses	-	10,000,000	-	10,000,000
Net loss from operations	(4,497,295)	(6,499,940)	(60)	(10,997,295)
Loss from continuing operations before income taxes	(4,506,963)	(6,499,940)	(60)	(11,006,963)
Net Loss	(4,507,799)	(6,499,940)	(60)	(11,007,799)
Basic and diluted loss per share	(0.00)	(0.06)	(0.00)	(0.06)

Consolidated Statements of Cash Flow
For the year ended September 30, 2016
Net loss from continuing operations	(4,507,799)	(6,499,940)	(60)	(11,007,799)
Issuance of common stock for compensation	1,295,324	(60)	60	1,295,324
(Decrease) increase in due to related party	(22,517)	6,500,000		6,477,483

As a result of the restatement of the consolidated balance sheet as of September 30, 2016, Due to related party and Total liabilities were increased by $6,500,000; changed from $0 to $6,500,000 and from $56,470 to $6,556,470. Additional paid in capital was increased by $60 and changed from $4,733,401 to $4,733,461. Accumulated deficit was increased by $6,500,000 and changed from $(4,823,401) to $(11,323,401). Total equity (deficit) was decreased by $6,500,000 and changed from $120,882 to $(6,379,118).

As a result of the restatement of the consolidated statement of operations and comprehensive loss for the year ended September 30, 2016, Selling, general and administrative expenses were decreased by $3,500,000 and changed from $4,497,263 to $997,263. Research and development expenses were increased by $10,000,000 and changed from $0 to $10,000,000. Net loss from operations was increased by $6,500,000 and changed from $(4,497,295) to $(10,997,295). Loss from continuing operations before taxes was increased by $6,500,000 and changed from $(4,506,963) to $(11,006,963). Net loss was increased by $6,500,000 and changed from $(4,507,799) to $(11,007,799). Basic and diluted loss per share were also increased by 0.06 and changed from $0 to $(0.06).

As a result of the restatement of the consolidated statement of cash flow for the year ended September 30, 2016, Net loss from continuing operations was increased by $6,500,000; changed from $(4,507,799) to $(11,007,799). Issuance of common stock for compensation did not have changes and stated as $1,295,324. (Decrease) increase in due to related party was increased by $6,500,000 and changed from $(22,517) to $6,477,483. There were no changes in Net cash used in operating activities.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Fiscal Year

The Company changed its fiscal year from the period beginning on October 1st and ending on September 30th to the period beginning on January 1st and ending on December 31st, beginning January 1, 2018. As a result, the current fiscal period is a three-month transition period ended on December 31, 2017. In these consolidated statements, including the notes thereto, the current period financial results ended December 31, 2017 are for a three-month period. Audited results for the twelve months ended September 30, 2017 and 2016 are both for twelve-month periods. In addition, the Company’s consolidated statements of operations and consolidated statements of cash flows include unaudited comparative amounts for the three-month period ended December 31, 2016. All references herein to a fiscal year prior to December 31, 2017 refer to the twelve months ended September 30th of such year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Reclassifications

Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Forward Stock split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. The majority of the shareholders of the Company approved the amendment to Articles of Incorporation.

Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

-         Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

-         Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

-         Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of September 30, 2017 and 2016.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of December 31, 2017 and September 30, 2017, the Company’s cash and cash equivalents amounted $93,332 and $204,851, respectively. Some of the Company’s cash deposits are held in financial institutions located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes. Concentration of credit risk with respect to trade and notes receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Receivable from Collaboration Partners

Receivable from collaboration partners is stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of receivable from collaboration partners is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. An impairment loss is recognized in the statement of operations, as are subsequent recoveries of previous impairments.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $0 for the three months ended December 31, 2017, and $0 and $397,960 for the years ended September 30, 2017 and 2016, respectively.

The Company accounted for stock-based compensation to non-employees in accordance with ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $17,362 for the three months ended December 31, 2017, and $138,038 and $0 for the years ended September 30, 2017 and 2016, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the three months ended December 31, 2017 and for the years ended September 30, 2017 and September, 30, 2016. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

For the three months ended December 31, 2017, the Company’s income tax expense amounted $0. For the years ended September 30, 2017 and 2016, the Company’s income tax expense amounted $830 and $836, respectively.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions we may take. The Company is continuing to gather additional information to determine the final impact.

Loss Per Share of Common Stock

The Company reports loss per share in accordance with ASC Topic 260-10 “Earnings per Share.” Basic earnings (loss) per share are computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Recent Accounting Pronouncements

Revenue Recognition:     In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (ASU 2014-09), to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for us in our first quarter of fiscal 2018 using either of two methods: (i) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09 (full retrospective method); or (ii) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined per ASU 2014-09 (modified retrospective method). We are currently assessing the materiality of the impact to our consolidated financial statements, and have not yet selected a transition approach.

Disclosure of Going Concern Uncertainties:     In August 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern(ASU 2014-15), to provide guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for us in our fourth quarter of fiscal 2017 with early adoption permitted. We do not believe the impact of our pending adoption of ASU 2014-15 on the Company’s financial statements will be material.

Leases:     In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-2”), which provides guidance on lease amendments to the FASB Accounting should Standard Codification. This ASU will be effective for us beginning in May 1, 2019. We are currently in the process of evaluating the impact of the adoption of ASU 2016-2on our consolidated financial statements.

Stock-based Compensation:    In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Stock-Based Payment Accounting (ASU 2016-09). ASU 2016-09 changes how companies account for certain aspects of stock-based awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for us in the first quarter of 2018, and earlier adoption is permitted. We are still evaluating the effect that this guidance will have on our consolidated financial statements and related disclosures.

Financial Instruments - Credit Losses: In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. ASU 2016-13 is effective for the Company for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is allowed as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is still evaluating the effect that this guidance will have on the Company’s consolidated financial statements and related disclosures.

Statement of Cash Flows: In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): The amendments in this Update apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under Topic 230. The amendments in this Update provide guidance on the following eight specific cash flow issues. The amendments are an improvement to GAAP because they provide guidance for each of the eight issues, thereby reducing the current and potential future diversity in practice described above. ASU 2016-15 is effective for the Company for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is still evaluating the effect that this guidance will have on the Company’s consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash”(“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 will become effective for us beginning April 1, 2018, or fiscal 2019. ASU 2016-18 is required to be applied retrospectively. Upon the adoption, amounts described as restricted cash will be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows.

Business Combination: In January 2017, the FASB issued ASU No. 2017-1 “Topic 805, Business Combinations: Clarifying the Definition of a Business”. The amendments in this update provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. The amendments in this update affect all reporting entities that must determine whether they have acquired or sold a business. Public business entities should apply the amendments in this update to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We do not expect the adoption of ASU 2017-1 to have a material impact on our consolidated financial statements.

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption. Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements

4. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $15,776,598 and $15,395,384 as of December 31, 2017 and September 30, 2017, respectively, and incurred net loss of $381,214 for the three months ended December 31, 2017, and $4,071,983 during the year ended September 30, 2017. The Company also had working capital deficiency of $1,756,915 and $1,393,063 at December 31, 2017 and September 30, 2017, respectively.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company upon signing of that agreement. On May 6, 2016, the Company and BioLite agreed to amend the BioLite Collaborative Agreement, through enter into the Milestone Payment Agreement, whereby the Company has agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of its common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016. Pursuant to the BioLite Collaborative Agreement, the 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. On February 2017, the Company agreed to pay this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of its common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. The cash payment and shares issuance were completed in February 2017. This BioLite Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks and third-parties, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

5. COLLABORATIVE AGREEMENTS

Collaborative agreement with BioLite Inc., a related party

On December 29, 2015, American BriVision Corporation entered into a collaborative agreement (the “BioLite Collaborative Agreement”) with BioLite Inc. (the “BioLite”), a related party (See Note 7), pursuant to which BioLite granted BriVision sole licensing rights for drug and therapeutic use of five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in the U.S.A and Canada. Under the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this BioLite Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

●	upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

This BioLite Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

Pursuant to the BioLite Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the BioLite Collaborative Agreement, was to be paid by the Company upon signing of that agreement. On May 6, 2016, the Company and BioLite agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby the Company agreed to pay the Milestone Payment to BioLite with $2,600,000 in cash and $900,000 in the form of newly issued shares of its common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the BioLite Collaborative Agreement, the 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. On February 2017, the Company agreed to pay this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of its common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. The cash payment and shares issuance were completed in February 2017.

Pursuant to the BioLite Collaborative Agreement, the 15% of total payment, $15,000,000 shall be made at the completion of first phase II clinical trial. As of December 31, 2017, the first phase II clinical trial research has not completed yet.

The Company determined to fully expense the entire amount of $10,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence the entire amount is fully expensed as research and development expense.

On January 12, 2017, the Company entered into an Addendum (the “Addendum”) to the BioLite Collaborative Agreement which was previously entered into with BioLite. Pursuant to the Addendum, the Company and BioLite agreed to include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the BioLite Collaborative Agreement (the “Sixth Product’) and defined the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be the U.S.A and Canada.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by controlling beneficiary shareholder of Yuangene Corporation and the Company (See Note 7). Pursuant to Co-Dev Agreement, BriVison and Rgene agreed to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum. Under the terms of the Co-Dev Agreement, Rgene should pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Co-Dev Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Co-Dev Agreement. Besides of $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development cost shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of Yuangene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017. As of the date of this report, the Company has received $450,000 in cash. The Company is still in discussion with Rgene with respect to the schedule of the outstanding balance.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, American BriVision Corporation entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of Yuangene Corporation and the Company is one of the directors and common stock shareholders of BioFirst (See Note 7).

Pursuant to the BioFirst Collaborative Agreement, the Company will co-develop and commercialize the Product with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. No payment has been made by the Company as of the date of this report. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence the entire amount of $3,000,000 is fully expensed as research and development expense during the year ended September 30, 2017.

6. ACCRUED EXPENSES

Accrued expenses as of December 31, 2017 and September 30, 2017 consisted of:

	December 31, 2017	September 30, 2017
Accrued consulting fee	$29,075	$2,609
Accrued professional service fees	13,592	-
Accrued interest expense – related party(Note 7)	17,460	8,460
Accrued payroll	110,800	23,845
Total	$170,927	$34,914

7. RELATED PARTIES TRANSACTIONS

The related parties of the company with whom transactions are reported in these financial statements are as follows:

Name of entity or Individual	Relationship with the Company and its subsidiaries
BioLite Inc. (the “BioLite”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of Yuangene
BioFirst Corporation (the “BioFirst”)	Entity controlled by controlling beneficiary shareholder of Yuangene
Rgene Corporation (the “Rgene”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of Yuangene
Liongene Corporation (the “Liongene”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of Yuangene
Yuangene Corporation (the “Yuangene”)	Controlling beneficiary shareholder of the Company
AsianGene Corporation (the “AsianGene”)	Shareholder; entity controlled by controlling beneficiary shareholder of Yuangene
Euro-Asia Investment & Finance Corp Ltd. (the “Euro-Asia”)	Shareholder of the Company
Kimho Consultants Co., Ltd. (the “Kimho”)	Shareholder of the Company
Eugene Jiang	Former President and Chairman

Due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	December 31,	September 30,
	2017	2017
BioLite Inc.	$109,220	$-
BioFirst Corporation	3,957,000	3,950,000
AsianGene Corporation	160,000	160,000
Yuangene Corporation	3,000	3,000
Eugene Jiang	100	-
Total	$4,229,320	$4,113,000

Related party transactions

(1)	During the three months ended December 31, 2017, BioLite advanced in an aggregate amount of $109,220 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. As of December 31, 2017 and September 30, 2017, the outstanding advance balance is $109,220 and $0, respectively.

(2)	On January 26, 2017, the Company and BioFirst entered into a loan agreement for a total commitment (non-secured indebtedness) of $950,000 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to the lender. The loan will be matured on February 1, 2018. As of December 31, 2017 and September 30, 2017, the outstanding loan balance is $950,000 and $950,000, and accrued interest is $17,460 and $8,460, respectively (See Note 6). Interest expenses in connection with this loan is $28,500 for the three months ended December 31, 2017, and $74,960 and $0 for the years ended September 30, 2017 and 2016, respectively.

(3)	On July 24, 2017, BriVision entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst (See Note 5). In September 2017, BioFirst has delivered all research, technical, data and development data to BriVision, and the Company has recorded full amount of $3,000,000 due to BioFirst. As of December 31, 2017 and September 30, 2017, the outstanding balance is $3,000,000 and $3,000,000, respectively.

(4)	During the three months ended December 31, 2017, BioFirst also advanced in an aggregate amount of $7,000 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. As of December 31, 2017 and September 30, 2017, the outstanding advance balance is $7,000 and $0, respectively.

(5)

In September 2017, AsianGene entered an investment and equity transfer agreement (the “Investment and Equity Transfer Agreement”) with Everfront Biotech Inc. (the “Everfront”), a third party. Pursuant to the Investment and Equity Transfer Agreement, Everfront agreed to purchase 2,000,000 common shares of the Company owned by AsianGene at $1.60 per share in a total amount of $3,200,000, of which $160,000 is due before September 15, 2017 and the remaining amount of $3,040,000 is due before December 15, 2017. AsianGene also agreed to loan the proceeds to the Company for working capital purpose. The non-secured loan bears 0% interest rate and is due on demand. As of December 31, 2017 and September 30, 2017, the outstanding loan balance is $160,000 and $160,000, respectively.

(6)	During the year ended September 30, 2017, Yuangene Corporation advanced in an aggregate amount of $3,000 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. As of December 31, 2017 and September 30, 2017, the outstanding advance balance is $3,000 and $3,000, respectively.

(7)	During the three months ended December 31, 2017, Eugene Jiang, the former President and Chairman of the Company, has advanced in an aggregate amount of $100 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand. As of December 31, 2017 and September 30, 2017, the outstanding advance balance is $100 and $0, respectively.

(8)	On May 26, 2017, BriVision entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene (See Note 5). As of December 31, 2017, the Company has received an aggregate amount of $450,000 in cash and has recorded $2,550,000 as receivable from collaboration partners. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of Yuangene Corporation, the Company has recorded the full amount of $3,000,000 in connection with the Co-Dev Agreement as additional paid-in capital during the year ended September 30, 2017.

(9)	On January 1, 2017, Euro-Asia Investment & Finance Corp Ltd. and the Company entered into a service agreement (the “Euro-Asia Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the three months ended December 31, 2017 and during the year ended September 30, 2017, the Company recognized non-employee stock based compensation expenses of $5,000 and $55,000 in connection with the terms in the Euro-Asia Agreement, respectively.

(10)	On January 1, 2017, Kimho Consultants Co., Ltd. and the Company entered into a service agreement (the “Kimho Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the three months ended December 31, 2017 and during the year ended September 30, 2017, the Company recognized non-employee stock based compensation expenses of $10,000 and $80,000 in connection with the terms in the Kimho Agreement, respectively.

(11)	During the year ended September 30, 2017, the Company provided a one-time consulting service to Liongene Corporation for $70,000. Since both Liongene and the Company are related parties and under common control by a controlling beneficiary shareholder of Yuangene Corporation, the Company has recorded the full amount of $70,000 as additional paid-in capital during the year ended September 30, 2017.

(12)

During the year ended September 30, 2017, the Company entered an operating lease agreement with AsianGene for an office space in Taiwan for the period from October 1, 2016 to July 31, 2017. The monthly base rent is approximately $5,000. Rent expenses under this lease agreement amounted to $52,205 and $0 for the years ended September 30, 2017 and 2016, respectively.

8. EQUITY

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People’s Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

On February 17, 2016, pursuant to the 2016 Equity Incentive Plan (the “2016 Plan”), 157,050 (50,000 pre-stock split) shares were granted to the employees.

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3:141 (the “Forward Stock Split”) and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

The majority of the shareholders of the Company approved the amendment to Articles of Incorporation.

On May 6, 2016, the Company and BioLite agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby the Company has agreed to issue shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares, as part of our first installation of payment pursuant to the Milestone Payment. The shares issuance was completed in June 2016.

On August 26, 2016, the Company issued 1,468,750 shares (“Shares”) of the Company’s common stock, par value $0.001 (the “Offering”) to BioLite, Inc., a non-U.S. accredited investor (the “Purchaser”) pursuant to a certain Stock Purchase Agreement dated August 26, 2016 (the “SPA”). The Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act promulgated thereunder. The purchase price per share of the Offering is $1.60. The net proceeds to the Company from the Offering are approximately $2,350,000. The proceeds may be used for general corporate purposes.

Pursuant to the BioLite Collaborative Agreement (See Note 5), BriVision should pay a total of $100,000,000 in cash or stock of the Company with equivalent value according to the milestone achieved. The agreement requires that 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. In February 2017, the Company remitted this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of our common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares.

On October 1, 2016, the Company entered into a consulting agreement with Kazunori Kameyama (“Kameyama”) for the provision of services related to the clinical trials and other administrative work, public relation work, capital raising, trip coordination, In consideration for providing such services, the Company agreed to indemnify the consultant in an amount of $150 per hour in cash up to $3,000 per month, and issue to Kameyama the Company’s common stock at $1.00 per share for any amount exceeding $3,000. The Company’s stocks shall be calculated and issued in December every year. On October 1, 2017, the Company and Kameyama agreed to extend the service period for one more year expiring on September 30, 2018. As a result, the non-employee stock-based compensation related to this consulting agreement was $2,362 during the three months ended December 31, 2017 and $3,038 for the year ended September 30, 2017.

On January 1, 2017, Euro-Asia Investment & Finance Corp Ltd. and the Company entered into a service agreement (the “Euro-Asia Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the three months ended December 31, 2017 and during the year ended September 30, 2017, the Company recognized professional fees of $18,000 and $69,000, and non-employee stock based compensation expenses of $5,000 and $55,000 in connection with the terms in the Euro-Asia Agreement, respectively.

On January 1, 2017, Kimho Consultants Co., Ltd. and the Company entered into a service agreement (the “Kimho Agreement”) for the maintenance of the listing in the U.S. stock exchange market. During the three months ended December 31, 2017 and during the year ended September 30, 2017, the Company recognized professional fees of $21,000 and $113,000, and non-employee stock based compensation expenses of $10,000 and $80,000 in connection with the terms in the Kimho Agreement, respectively.

Pursuant to ASC 505-50-30, the transactions with the non-employees were measured based on the fair value of the equity instruments issued as the Company determined that the fair value of the equity instruments issued in a stock-based payment transaction with nonemployees was more reliably measurable than the fair value of the consideration received. The Company measured the fair value of the equity instruments in these transactions using the stock price on the date at which the commitments Kameyama, Euro-Asia, and Kimho for performance were rendered.

9. INCOME TAX

The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2013.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 13% for the year ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

Components of income tax (benefits) for the three months ended December 31, 2017, and for the years ended September 30, 2017 and 2016 are as follows:

	Three Months ended December 31, 2017			Year ended September 30, 2017			Year ended September 30, 2016
	Federal	State	Total	Federal	State	Total	Federal	State	Total
Current	$-	$-	$-	$-	$830	$830	$-	$836	$836
Deferred	-	-	-	-	-	-	-	-	-
	$-	$-	$-	$-	$830	$830	$-	$836	$836

Significant components of the Company’s deferred tax accounts at December 31, 2017 and September 30, 2017:

Deferred Tax Account - noncurrent:	December 31, 2017	September 30, 2017
Tax losses carryforwards	$594,501	$832,913
Less: Valuation allowance	(594,501)	(832,913)
Total deferred tax account - noncurrent	$-	$-

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	Three Months ended December 31,	Years ended September 30,
	2017	2017	2016
Statutory federal tax benefit, net of state tax effects	31%	31%	31%
State income taxes	8.84%	8.84%	8.84%
Provisional remeasurement of deferred taxes	(13)%	-%	-%
Nondeductible/nontaxable items	-%	(29)%	(36)%
Change in valuation allowance	(26.84)%	(10.84)%	(3.84)%
Effective income tax rate	-%	-%	-%

10. LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding during the year.

	Three Months Ended December 31,	Years Ended September 30,
	2017	2017	2016

Numerator:
Net loss	$(381,214)	$(4,071,983)	$(11,007,799)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	213,746,647	212,648,770	193,981,153
Stock options	-	-	-
Weighted-average shares outstanding - Diluted	213,746,647	212,648,770	193,981,153

Loss per share
-Basic	$(0.00)	$(0.02)	$(0.06)
-Diluted	$(0.00)	$(0.02)	$(0.06)

Diluted loss per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

11. COMMITMENTS AND CONTINGENCIES

Operating Commitment

The total future minimum lease payments under the non-cancellable operating lease with respect to the office as of December 31, 2017 are payable as follows:

As of December 31,	Amount
2018	$4,950
Total minimum payments	$4,950

Rental expense was $2,482 for the three months ended December 31, 2017. Rental expense was $61,093 and 29,129 for the year ended September 30, 2017 and 2016, respectively.

12. TRANSITION PERIOD COMPARATIVE DATA

The following table presents certain financial information for the three months ended December 31, 2017 and 2016, respectively:

	Three Months Ended
	December 31, 2017	December 31, 2016
		(Unaudited)
		(Restated)

Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses
Selling, general and administrative expenses	289,731	185,188
Research and development expenses	45,701	25,198
Stock based compensation	17,362	-

Loss from operations	(352,794)	(210,386)

Other income (expense)
Interest income	80	49
Interest expense	(28,500)	-
Total other income (expenses)	(28,420)	49

Loss from continuing operations before provision income tax	(381,214)	(210,337)

Provision for income tax	-	-

Net loss	(381,214)	(210,337)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding
Basic and diluted	213,746,647	210,821,647

13. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2017 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

******

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

Financial Statements for the Nine Months Ended

September 30, 2018 and 2017

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets
Cash	$4,389	$93,332
Receivable from collaboration partners – related parties	2,550,000	2,550,000
Other receivable – related parties	40,000	-
Total Current Assets	2,594,389	2,643,332

Total Assets	$2,594,389	$2,643,332

Liabilities and Equity
Current liabilities
Accrued expense	$436,828	$170,927
Due to related parties	4,041,703	4,229,320
Total current liabilities	4,478,531	4,400,247
Noncurrent liabilities
Convertible notes payable	300,000	-
Convertible notes payable – related parties	250,000	-
Accrued interest – noncurrent	14,567	-
Total Liabilities	5,043,098	4,400,247

Commitments and Contingencies

Stockholders’ deficit
Common Stock 360,000,000 authorized at $0.001 par value; shares issued and outstanding 213,926,475 and 213,746,647 at September 30, 2018 and December 31, 2017, respectively	213,927	213,747
Additional paid-in capital	13,909,157	13,805,936
Accumulated deficit	(16,571,793)	(15,776,598)
Total stockholders’ deficit	(2,448,709)	(1,756,915)
Total Liabilities and Equity	$2,594,389	$2,643,332

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$-	$-	$-	$-

Cost of revenues	-	-	-	-

Gross profit	-	-	-	-

Operating expenses
Selling, general and administrative expenses	123,846	144,212	520,256	521,954
Research and development expenses	44,301	3,083,314	135,006	3,125,964
Stock-based compensation	7,575	132,110	23,401	138,038
Total operating expenses	175,722	3,359,636	678,663	3,785,956

Loss from operations	(175,722)	(3,359,636)	(678,663)	(3,785,956)

Other income (expense)
Interest income	-	-	-	100
Interest expense	(42,851)	(27,460)	(114,682)	(74,960)
Total other income (expenses)	(42,851)	(27,460)	(114,682)	(74,860)

Loss from operations before income taxes	(218,573)	(3,387,096)	(793,345)	(3,860,816)

Provision for income taxes	-	-	1,850	830

Net Loss and Comprehensive Loss	$(218,573)	$(3,387,096)	$(795,195)	$(3,861,646)

Net loss per share attributable to common stockholders
Basic and diluted	$(0.00)	$(0.02)	$(0.00)	$(0.02)

Weighted average number of common shares outstanding
Basic and diluted	213,926,475	213,746,647	213,869,826	213,178,790

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (UNAUDITED)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net loss from continuing operations	$(795,195)	$(3,861,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	23,401	138,038
Change in operating assets and liabilities:
Increase in other receivable - related parties	(40,000)	-
Increase in accrued expenses and other current liabilities	360,468	(3,186)
Decrease in due to related parties	(80,617)	2,350,000
Net cash used in operating activities	(531,943)	(1,376,794)

Cash flows from financing activities
Capital contribution from related parties under common control	-	450,000
Proceeds from convertible notes	550,000	-
Borrowings from related parties	50,000	1,113,000
Repayment of loan from related parties	(157,000)	-
Net cash provided by financing activities	443,000	1,563,000

Net increase (decrease) in cash and cash equivalents	(88,943)	186,206

Cash, beginning of period	93,332	18,645

Cash, end of period	$4,389	$204,851

Supplemental disclosure of cash flow information

Interest expense paid	$78,444	$66,500
Income taxes paid	$1,850	$830

Non-cash financing and investing activities

Common shares issued for due to related parties	$-	$5,850,000
Capital contribution from related parties under common control	$-	$2,550,000
Common shares issued to employees	$80,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN BRIVISION (HOLDING) CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, through the Company’s operating entity, American BriVision Corporation (the “BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets. BriVision had to predecessor operations prior to its formation on July 21, 2015.

Reverse Merger

On February 8, 2016, a Share Exchange Agreement (the “Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation, American BriVision Corporation (“BriVision”), and Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger (the “Merger”).

Pursuant to the Merger, all of the issued and outstanding common shares of BriVision were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583pre-stock split) common shares of the Company and BriVision has become a wholly owned subsidiary of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223(65,431,144 pre-stock split) shares of Company’s common stock. Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision has become a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Because of the consummation of the Share Exchange, BriVision is now the Company’s wholly owned subsidiary and its shareholders own approximately 79.70% of issued and outstanding common stock of the Company.

Following the Share Exchange, the Company has abandoned its prior business plan and the Company is now pursuing BriVision’s historically proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

Accounting Treatment of the Reverse Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and recorded at the historical cost basis of BriVision. In addition, the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the Combined Company from the closing date of the Share Exchange.

Mergers Subject to Completion

On January 31, 2018, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with BioLite Holding, Inc. (“BioLite Holding”), a Nevada corporation, BioKey, Inc. (“BioKey”), a California corporation, BioLite Acquisition Corp. (“Merger Sub 1”), a Nevada corporation and wholly-owned subsidiary of the Company, and BioKey Acquisition Corp. (“Merger Sub 2”), a California corporation and wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, on or before the Closing of the Merger, each issued and outstanding share of BioLite Holding shall be converted into the right to receive one point eighty-two (1.82) validly issued, fully-paid and non-assessable shares of the Company and all shares of BioLite Holding shall be cancelled and cease to exist. Also on or before the Closing of the Merger, each issued and outstanding share of BioKey shall be converted into the right to receive one (1) validly issued, fully-paid and non-assessable share of the Company and all shares of BioKey shall be cancelled and cease to exist. Simultaneously upon Closing, BioLite Holding and Merger Sub 1 shall merge together with Merger Sub 1’s articles of incorporation and bylaws as the surviving corporation’s (the “BioLite Surviving Corporation”) articles of incorporation and bylaws and all shares of Merger Sub 1 shall be converted into one share of common stock of the BioLite Surviving Corporation, which shall remain a wholly-owned subsidiary of the Company. In addition, upon Closing, BioKey and Merger Sub 2 shall merge together with Merger Sub 2’s articles of incorporation and bylaws as the surviving corporation’s (the “BioKey Surviving Corporation’s”) articles of incorporation and bylaws and all shares of Merger Sub 2 shall be converted into one share of common stock of the BioKey Surviving Corporation, which shall remain a wholly-owned subsidiary of the Company. BioLite Holding, through its majority-owned subsidiaries, is a biopharmaceutical company focusing on Phase I and Phase II clinical trials of new drugs in the areas of oncology, central nervous system and immune system. BioKey is a California-based pharmaceutical company with FDA-approved therapeutic products and a GMP facility. BioLite Holding and the Company are related parties because the two companies are under common control.

The Merger Agreement requires the parties to consummate the Mergers after all of the conditions to the consummation of the Mergers contained therein are satisfied or waived, including approval by the shareholders of BioLite Holding and BioKey, respectively. The BioLite Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Nevada or at such later time as is agreed by the Company and BioLite Holding and specified in the Articles of Merger. The BioKey Merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California and the Secretary of State of the State of Nevada or at such later time as is agreed by the Company and BioKey and specified in the Certificate of Merger.

None of the Company, BioLite Holding or BioKey can predict the exact timing of the consummation of the Mergers. Immediately after the effective time of the BioLite Merger, Merger Sub 1 will merge with and into BioLite Holding, with BioLite Holding surviving as a wholly-owned subsidiary of the Company. Immediately after the effective time of the BioKey Merger, Merger Sub 2 will merge with and into BioKey, with BioKey surviving as a wholly-owned subsidiary of the Company.

On July 23, 2018, the Company filed a prospectus on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”). The Closing of the Mergers will be subject to the “Conditions to Completion of the Merger” pursuant to the Merger Agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated unaudited financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (the “U.S. GAAP”). All significant intercompany transactions and account balances have been eliminated.

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Fiscal Year

The Company changed its fiscal year from the period beginning on October 1st and ending on September 30th to the period beginning on January 1st and ending on December 31st, beginning January 1, 2018. All references herein to a fiscal year prior to December 31, 2017 refer to the twelve months ended September 30th of such year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Reclassifications

Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Forward Stock split

On March 21, 2016, the Board of Directors and the majority of the shareholders of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of its authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. As a result, all shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3:141 forward stock split.

Fair Value Measurements

The Company applies the provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (the “ASC 820”), for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

-	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

-	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

-	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accounts receivable, due from related parties, accrued expenses, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s convertible notes payable and accrued interest approximates their fair value as the terms of the borrowing are consistent with current market rates.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2018 and December 31, 2017, the Company’s cash and cash equivalents amounted to $4,389 and $93,332, respectively. The Company’s cash deposits are held in financial institutions located in both Taiwan and the United States of America where there are currently regulations mandated on obligatory insurance of bank accounts. The Company believes these financial institutions are of high credit quality.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments in high quality credit institutions, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation and the U.S. Federal Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading or speculative purposes.

Receivable from Collaboration Partners

Receivable from collaboration partners is stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of receivable from collaboration partners is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. An impairment loss is recognized in the statement of operations, as are subsequent recoveries of previous impairments.

Research and Development Expenses

The Company accounts for R&D costs in accordance with FASB ASC 730, “Research and Development” (the “ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, share-based compensation, and facilities-related overhead, outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, upfront and development milestone payments under collaborative agreements and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

Stock-based Compensation

The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation”. Total employee stock-based compensation expenses were $0 for the three and nine months ended September 30, 2018 and 2017.

The Company accounted for stock-based compensation to non-employees in accordance with FASB ASC Topic 718 “Compensation-Stock Compensation” and FASB ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. Total non-employee stock-based compensation expenses were $7,575 and $132,110 for the three months ended September 30, 2018 and 2017, respectively. Total non-employee stock-based compensation expenses were $23,401 and $138,038 for the nine months ended September 30, 2018 and 2017, respectively.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may contain an imbedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

Under FASB ASC Topic 740 “Income Taxes”, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred for the nine months ended September 30, 2018 and 2017. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”). In accordance with this guidance, the Company’s financial results reflect provisional amounts for those specific income tax effects of the 2017 Tax Act for which the accounting under ASC Topic 740 is incomplete but a reasonable estimate could be determined. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in its interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions that the Company may take. The Company is continuing to gather additional information to determine the final impact.

For the nine months ended September 30, 2018 and 2017, the Company’s income tax expense amounted $1,850 and $830, respectively.

Loss Per Share of Common Stock

The Company calculates net loss per share in accordance with ASC Topic 260, “Earnings per Share”. Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive. Diluted earnings per share excludes all dilutive potential shares if their effect is anti-dilutive.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases). For lessees, leases will continue to be classified as either operating or financing in the income statement. This ASU becomes effective in the first quarter of fiscal year 2019 and early adoption is permitted. This ASU is required to be applied with a modified retrospective approach and requires application of the new standard at the beginning of the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. In issuing ASU No. 2018-11, the FASB decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that ASU 2016-02 and ASU 2018-11 will have on its condensed consolidated financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) . In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing . In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting . In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the overall impact that ASU 2014-09 and its related amendments will have on the Company’s condensed consolidated financial statements.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in its interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions that the Company may take. The Company has accounted for the tax effects of the Tax Cuts and Jobs Act under the guidance of SAB 118, on a provisional basis. The Company’s accounting for certain income tax effects is incomplete, but the Company has determined reasonable estimates for those effects The Company is continuing to gather additional information to determine the final impact on its condensed consolidated financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (“ASU 2018-02”), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its condensed consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than the Company's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. The Company is currently evaluating the effect ASU 2018-07 will have on the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU 2018-13 will have on its financial statements.

3. GOING CONCERN

The accompanying consolidated unaudited financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $16,571,793 as of September 30, 2018 and has incurred net losses of $795,195 during the nine months ended September 30, 2018. The Company also had a working capital deficiency of $1,884,142 at September 30, 2018.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These unaudited consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company deem so.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks and third-parties, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

4. COLLABORATIVE AGREEMENTS

Collaborative agreement with BioLite Inc., a related party

On December 29, 2015, American BriVision Corporation entered into a collaborative agreement (the “BioLite Collaborative Agreement”) with BioLite Inc. (the “BioLite”), a related party (See Note 7), pursuant to which BioLite granted BriVision sole licensing rights for drug and therapeutic use of five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia (collectively, the “Five Products”), in the U.S.A and Canada. Under the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this BioLite Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

●	upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving fourth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

This BioLite Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of any of the five drug candidates in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

Pursuant to the BioLite Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the BioLite Collaborative Agreement, was to be paid by the Company upon signing of that agreement. On May 6, 2016, the Company and BioLite agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby the Company agreed to pay the Milestone Payment to BioLite with $2,600,000 in cash and $900,000 in the form of newly issued shares of its common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the BioLite Collaborative Agreement, the 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. On February 2017, the Company agreed to pay this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of its common stock, at the price of $2.00 per share, for an aggregate number of 2,925,000 shares. The cash payment and shares issuance were completed in February 2017.

Pursuant to the BioLite Collaborative Agreement, the 15% of total payment, $15,000,000 shall be made at the completion of first phase II clinical trial. As of September 30, 2018, the first phase II clinical trial research has not completed yet.

The Company determined to fully expense the entire amount of $10,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence the entire amount is fully expensed as research and development expense when incurred.

On January 12, 2017, the Company entered into an Addendum (the “Addendum”) to the BioLite Collaborative Agreement. Pursuant to the Addendum, BioLite has agreed to license one more product “Maitake Combination Therapy” (the “Sixth Product’) to the Company’s wholly-owned subsidiary and defined the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be the U.S.A and Canada.

Co-Development agreement with Rgene Corporation, a related party

On May 26, 2017, American BriVision Corporation entered into a co-development agreement (the “Rgene ABVC-Rgene Co-development Agreement”) with Rgene Corporation (the “Rgene”), a related party under common control by the controlling beneficiary shareholder of YuanGene Corporation and the Company (See Note 7). Pursuant to the Rgene ABVC-Rgene Co-development Agreement, BriVison and Rgene agreed to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum. Under the terms of the Rgene ABVC-Rgene Co-development Agreement, Rgene should pay the Company $3,000,000 in cash or stock of Rgene with equivalent value by August 15, 2017. The payment is for the compensation of BriVision’s past research efforts and contributions made by BriVision before the Rgene ABVC-Rgene Co-development Agreement was signed and it does not relate to any future commitments made by BriVision and Rgene in this Rgene ABVC-Rgene Co-development Agreement. Besides the $3,000,000, the Company is entitled to receive 50% of the future net licensing income or net sales profit earned by Rgene, if any, and any development cost shall be equally shared by both BriVision and Rgene.

On June 1, 2017, the Company has delivered all research, technical, data and development data to Rgene. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation and the Company, the Company has recorded the full amount of $3,000,000 in connection with the Rgene ABVC-Rgene Co-development Agreement as additional paid-in capital during the year ended December 31, 2017. During the nine months ended September 30, 2017, the Company has received $450,000 in cash. As of the date of this report, the Company is still in discussion with Rgene with respect to the schedule of the outstanding balance of $2,550,000.

Collaborative agreement with BioFirst Corporation, a related party

On July 24, 2017, American BriVision Corporation entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), pursuant to which BioFirst granted the Company the global licensing right for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company because a controlling beneficiary shareholder of YuanGene Corporation and the Company is one of the directors and common stock shareholders of BioFirst (See Note 7).

Pursuant to the BioFirst Collaborative Agreement, the Company shall co-develop and commercialize ABV-1701 with BioFirst and pay BioFirst in a total amount of $3,000,000 in cash or stock of the Company before September 30, 2018. The amount of $3,000,000 is in connection with the compensation for BioFirst’s past research efforts and contributions made by BioFirst before the BioFirst Collaborative Agreement was signed and it does not relate to any future commitments made by BioFirst and BriVision in this BioFirst Collaborative Agreement. In addition, the Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both BriVision and BioFirst.

On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision. No payment has been made by the Company as of the date of this report. The Company determined to fully expense the entire amount of $3,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence the entire amount of $3,000,000 has been fully expensed as research and development expense during the year ended September 30, 2017.

5. ACCRUED EXPENSES

Accrued expenses as of September 30, 2018 and December 31, 2017 consisted of:

	September 30, 2018	December 31, 2017
Accrued consulting fee	$38,411	$29,075
Accrued professional service fees	8,560	13,592
Accrued interest expense – related party (Note 7)	39,131	17,460
Accrued payroll	346,500	110,800
Accrued operating expenses	4,226	-
Total	$436,828	$170,927

6. CONVERTIBLE NOTES PAYABLE

On May 9, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Yu and Wei Note”) in an aggregate principal amount of $300,000 to Guoliang Yu and Yingfei Wei Family Trust (the “Yu and Wei”), pursuant to which the Company received $300,000. The Yu and Wei Note bears interest at 8% per annum. The Company shall pay to the Yu and Wei an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Yu and Wei Note, which is on November 8, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Yu and Wei Note. At any time from the date hereof until this Yu and Wei Note has been satisfied, the Yu and Wei may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Yu and Wei Note is outstanding, subject to adjustments set forth in the Yu and Wei Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Yu and Wei Note as of September 30, 2018.

On June 27, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Keypoint Note”) in the aggregate principal amount of $250,000 to Keypoint Technology Ltd. (“Keypoint”), a related party (See Note 7), pursuant to which the Company received $250,000. The Keypoint Note bears interest at 8% per annum. The Company shall pay to the Keypoint an amount in cash representing all outstanding principal and accrued and unpaid interest on the Eighteenth (18) month anniversary of the issuance date of the Keypoint Note, which is on December 26, 2019. In the event that the Company raises gross proceeds from the sale of its common stock of at least $5,000,000 (an “Equity Offering”) then within five days of the closing for such offering, the Company must repay the outstanding amount of this Keypoint Note. At any time from the date hereof until this Keypoint Note has been satisfied, Keypoint may convert the unpaid and outstanding principal plus any accrued and unpaid interest and or default interest, if any, into shares of the Company’s common stock at a conversion price (the “Conversion Price”) equal to the lower of (i) $2.00 per share (the “Fixed Conversion Price”), subject to adjustment or (ii) 80% of the per share offering price (the “Alternative Conversion Price”) of any completed equity offering of the Company in an amount exceeding $500,000 that occurs when any part of the Keypoint Note is outstanding, subject to adjustments set forth in the Keypoint Note. In accordance with FASB ASC 470-20, the Company recognized none of the intrinsic value of embedded beneficial conversion feature present in the Keypoint Note as of September 30, 2018.

As of September 30, 2018, the aggregate carrying values of the convertible debentures and accrued convertible interest were $550,000 and $14,567, respectively. Interest expense was $14,567 and $0 for the nine months ended September 30, 2018 and 2017, respectively.

7. RELATED PARTIES TRANSACTIONS

The related parties of the company with whom transactions are reported in these financial statements are as follows:

Name of entity or Individual	Relationship with the Company and its subsidiaries
BioLite Inc. (the “BioLite”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of YuanGene
BioFirst Corporation (the “BioFirst”)	Entity controlled by controlling beneficiary shareholder of YuanGene
BioFirst (Australia) Pty Ltd. (the BioFirst (Australia)”)	100% owned by BioFirst; Entity controlled by controlling beneficiary shareholder of YuanGene
Rgene Corporation (the “Rgene”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of YuanGene
YuanGene Corporation (the “YuanGene”)	Controlling beneficiary shareholder of the Company
AsianGene Corporation (the “AsianGene”)	Shareholder of the Company; entity controlled by controlling beneficiary shareholder of YuanGene
Eugene Jiang	Chairman, Interim Chief Financial Officer, and former President
Keypoint Technology Ltd. (the “Keypoint’)	The Chairman of Keypoint is Eugene Jiang’s mother.

Other receivable - related parties

Amount due from related parties consisted of the following as of the periods indicated:

	September 30,	December 31,
	2018	2017
BioFirst (Australia)	$40,000	$-
Total	$40,000	$-

Due to related parties

Amount due to related parties consisted of the following as of the periods indicated:

	September 30,	December 31,
	2018	2017
BioLite, Inc.	$21,603	$109,220
BioFirst Corporation	3,807,000	3,957,000
AsianGene Corporation	160,000	160,000
YuanGene Corporation	53,000	3,000
Eugene Jiang	100	100
Total	$4,041,703	$4,229,320

Related party transactions

(1)	As of September 30, 2018 and December 31, 2017, BioLite had an outstanding balance of $21,603 and $109,220 due from the Company for working capital purpose, respectively. The advances bear 0% interest rate and are due on demand.

(2)	As of September 30, 2018, the Company has advanced an aggregate amount of $40,000 to BioFirst (Australia) for working capital purpose. The advances bear 0% interest rate and are due on demand.

(3)	On January 26, 2017, the Company and BioFirst entered into a loan agreement for a total commitment (non-secured indebtedness) of $950,000 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to the lender. The loan matured on February 1, 2018. On February 2, 2018, the Company and BioFirst agreed to extend the maturity date of loan to February 1, 2019 with the same terms of the original loan agreement. As of September 30, 2018 and December 31, 2017, the outstanding loan balance was $793,000 and $950,000 and accrued interest was $25,297 and $17,460 (See Note 5), respectively. Interest expenses in connection with this loan were $82,336 and $74,960 for the nine months ended September 30, 2018 and 2017, respectively.

(4)	On July 24, 2017, BriVision entered into a collaborative agreement (the “BioFirst Collaborative Agreement”) with BioFirst (See Note 4). On September 25, 2017, BioFirst has delivered all research, technical, data and development data to BriVision, and the Company has recorded the full amount of $3,000,000 due to BioFirst. No payment has been made by the Company as of the date of this report.

(5)	As of September 30, 2018 and December 31, 2017, BioFirst has advanced an aggregate amount of $14,000 and $7,000 to the Company for working capital purpose, respectively. The advances bear 0% interest rate and are due on demand.

(6)	In September 2017, AsianGene entered an investment and equity transfer agreement (the “Investment and Equity Transfer Agreement”) with Everfront Biotech Inc. (the “Everfront”), a third party. Pursuant to the Investment and Equity Transfer Agreement, Everfront agreed to purchase 2,000,000 common shares of the Company owned by AsianGene at $1.60 per share in a total amount of $3,200,000, of which $160,000 is due before September 15, 2017 and the remaining amount of $3,040,000 is due before December 15, 2017. As of September 30, 2018 and December 31, 2017, Everfront only paid $160,000 to AsianGene. AsianGene also agreed to loan the proceeds to the Company for working capital purpose. On January 16, 2018, AsianGene and the Company entered into a loan agreement. Pursuant to the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to the lender. The maturity date of this loan is January 15, 2019. As of September 30, 2018 and December 31, 2017, the outstanding loan balance was $160,000 and accrued interest was $9,626 and $0 (See Note 5), respectively. Interest expenses in connection with this loan were $13,571 and $0 for the nine months ended September 30, 2018 and 2017, respectively.

(7)	As of September 30, 2018 and December 31, 2017, YuanGene Corporation has advanced an aggregate amount of $3,000 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand.

(8)	On January 18, 2018, the Company and YuanGene entered into a loan agreement for a total of $50,000 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to pay interest monthly to the lender. The maturity date of this loan is January 19, 2019. As of September 30, 2018 and December 31, 2017, the outstanding loan balance was $50,000 and $0, and accrued interest was $4,208 and $0 (See Note 5), respectively. Interest expenses in connection with this loan were $4,208 and $0 for the nine months ended September 30, 2018 and 2017, respectively.

(9)	As of September 30, 2018 and December 31, 2017, the Chairman of the Company has advanced an aggregate amount of $100 to the Company for working capital purpose. The advances bear 0% interest rate and are due on demand.

(10)	On May 26, 2017, BriVision entered into a co-development agreement (the “ABVC-Rgene Co-development Agreement”) with Rgene (See Note 4). As of September 30, 2018 and December 31, 2017, the Company has received an aggregate amount of $450,000 in cash and has recorded $2,550,000 as receivable from collaboration partners. Since both Rgene and the Company are related parties and under common control by a controlling beneficiary shareholder of YuanGene Corporation, the Company has recorded the full amount of $3,000,000 in connection with the Rgene ABVC-Rgene Co-development Agreement as additional paid-in capital during the year ended September 30, 2017.

(11)	On June 27, 2018, the Company issued an eighteen-month term unsecured convertible promissory note (the “Keypoint Note”) in the aggregate principal amount of $250,000 to Keypoint Technology Ltd. (“Keypoint”) (See Note 6). The Company received $250,000 which bears interest at 8% per annum. Interest expense in connection with this Keypoint Note was $5,167 and $0 for the nine months ended September 30, 2018 and 2017, respectively.

(12)	The Company entered into an operating lease agreement with AsianGene for an office space in Taiwan for the period from October 1, 2016 to July 31, 2017. The monthly base rent is approximately $5,000. Rent expenses under this lease agreement amounted to $0 and $35,000 for the nine months ended September 30, 2018 and 2017, respectively.

8. EQUITY

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

On February17, 2016, pursuant to the 2016 Equity Incentive Plan (the “2016 Plan”), 157,050 (50,000 pre-stock split) shares were granted to the employees.

On March 21, 2016, the Board of Directors and the majority of the shareholders of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 (the “Forward Stock Split”) and increase the number of its authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. As a result, all shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3.141 forward stock split.

On May 6, 2016, the Company and BioLite agreed to amend the BioLite Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby the Company has agreed to issue shares of its common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares of the Company’s common stock, as part of the first installation of payment pursuant to the Milestone Payment. The issuance of shares was completed in June 2016.

On August 26, 2016, the Company issued 1,468,750 shares of the Company’s common stock, par value $0.001 (the “Offering”) to BioLite, Inc., a non-U.S. accredited investor (the “Purchaser”) pursuant to a certain Stock Purchase Agreement dated August 26, 2016 (the “SPA”). The sale of the Shares was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act promulgated thereunder. The purchase price per share of the Offering was $1.60. The net proceeds to the Company from the Offering were approximately $2,350,000. The proceeds were used for working capital purposes.

Pursuant to the BioLite Collaborative Agreement (See Note 4), BriVision is obliged to pay up to a total of $100,000,000 in cash or stock of the Company with equivalent value according to the milestone achieved. The agreement requires that 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. In February 2017, the Company remitted this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of its common stock, at the price of $2.00 per share, for an aggregate number of 2,925,000 shares.

On October 1, 2016, the Company entered into a consulting agreement with Kazunori Kameyama (“Kameyama”) for the provision of services related to the clinical trials and other administrative work, public relation work, capital raising, trip coordination, In consideration for providing such services, the Company agreed to indemnify the consultant in an amount of $150 per hour in cash up to $3,000 per month, and issue the Company’s common stock to Kameyama at $1.00 per share for any amount exceeding $3,000. The Company’s stocks shall be calculated and issued in December every year. On October 1, 2017, the contract was extended for one year ending at September 30, 2018. During the nine months ended September 30, 2018, the Company recognized stock-based compensation expenses of $23,401. On March 28, 2018, the Company issued 4,828 shares of the Company’s common stock at $1.60 per share in a total of $7,725 to Kameyama in connection with this consulting agreement.

On January 1, 2017, Euro-Asia Investment & Finance Corp Ltd. (the “Euro-Asia”) and the Company entered into a one-year service agreement (the “Euro-Asia Agreement”) for the maintenance of the listing in the U.S. stock exchange market. On March 28, 2018, the Company issued 50,000 shares of the Company’s common stock at $1.60 per share in a total of $80,000 to Euro-Asia in connection with the Euro-Asia Agreement.

On January 1, 2017, Kimho Consultants Co., Ltd. (the “Kimho”) and the Company entered into a one-year service agreement (the “Kimho Agreement”) for the maintenance of the listing in the U.S. stock exchange market. On March 28, 2018, the Company issued 75,000 shares of the Company’s common stock at $1.60 per share in a total of $120,000 to Kimho in connection with the Kimho Agreement.

Pursuant to ASC 505-50-30, the transactions with the non-employees were measured based on the fair value of the equity instruments issued as the Company determined that the fair value of the equity instruments issued in a stock-based payment transaction with nonemployees was more reliably measurable than the fair value of the consideration received. The Company measured the fair value of the equity instruments in these transactions using the stock price on the date at which the commitments Kameyama, Euro-Asia, and Kimho for performance were rendered.

On March 28, 2018, the Company also issued an aggregate of 50,000 shares of the Company’s common stock at $1.60 per share for salaries in a total of $80,000 to three officers.

9. INCOME TAX

The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2013.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of September 30, 2018 and December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and recorded that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at September 30, 2018 and December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the nine months ended September 30, 2018 and for the year ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

Components of income tax (benefits) for the nine months ended September 30, 2018 and 2017 are as follows:

	For the Nine Months Ended September 30,
	2018			2017
	Federal	State	Total	Federal	State	Total
Current	$-	$1,850	$1,850	$-	$830	$830
Deferred	-	-	-	-	-	-
	$-	$1,850	$1,850	$-	$830	$830

Significant components of the Company’s deferred tax accounts at September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
Deferred Tax Account - noncurrent:
Tax losses carryforwards	$756,189	$594,501
Less: Valuation allowance	(756,189)	(594,501)
Total deferred tax account - noncurrent	$-	$-

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	For the Nine Months Ended September 30,
	2018	2017
Statutory federal tax benefit, net of state tax effects	19%	31%
State income taxes	8.84%	8.84%
Nondeductible/nontaxable items	(2)%	(4)%
Change in valuation allowance	(25.84)%	(35.84)%
Effective income tax rate	0.00%	0.00%

10. LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding during the three and nine months ended September 30, 2018 and 2017.

	For the Three Months Ended September 30,
	2018	2017

Numerator:
Net loss	$(218,573)	(3,387,096)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	213,926,475	213,746,647
Stock options	-	-
Weighted-average shares outstanding - Diluted	213,926,475	213,746,647

Loss per share
-Basic	(0.00)	(0.02)
-Diluted	(0.00)	(0.02)

	For the Nine Months Ended September 30,
	2018	2017

Numerator:
Net loss	$(795,195)	(3,861,646)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	213,869,826	213,178,790
Stock options	-	-
Weighted-average shares outstanding - Diluted	213,869,826	213,178,790

Loss per share
-Basic	(0.00)	(0.02)
-Diluted	(0.00)	(0.02)

Diluted loss per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. As the Company has incurred net losses for the three and nine months ended September 30, 2018 and 2017, the Company did not include dilutive common equivalent shares in the computation of diluted net loss per share because the effect would have been anti-dilutive.

11. COMMITMENTS AND CONTINGENCIES

Operating Commitment

The Company leased an office space in Taiwan under non-cancelable operating leases expired on June 30, 2018. As of September 30, 2018, there was no future minimum lease payments under non-cancelable operating and capital leases.

Rental expense was $0 and $8,793 for the three months ended September 30, 2018 and 2017, respectively. Rental expense was $5,097 and $46,763 for the nine months ended September 30, 2018 and 2017, respectively.

12. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of September 30, 2018 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

******

BIOLITE HOLDING, INC.

Financial Statements for the Years Ended

December 31, 2017 and 2016

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of BioLite Holding, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BioLite Holding, Inc. and its subsidiaries. ( collectively referred to as “the Company”) as of December 31, 2017 and 2016, the related statements of operations and comprehensive income(loss), stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended December 31, 2017 and 2016, in conformity with the U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that BioLite Holding, Inc. and its subsidiaries will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has incurred losses from operations, has a working capital deficit, and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2017.
Diamond Bar, California
April 30, 2018

KCCW Accountancy Corp.
3333 S Brea Canyon Rd. #206, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$256,925	$100,464
Restricted cash	56,579	66,944
Accounts Receivable - related parties	3,475	1,265
Receivable from collaboration partners – related parties	-	5,037,500
Due from related parties	153,953	258
Inventory, net	199,708	185,951
Prepaid expenses and other current assets	90,333	43,376
Total Current Assets	760,973	5,435,758
Restricted cash - noncurrent	-	185,436
Property and equipment, net	570,576	563,253
Long-term investments	4,185,969	3,594,241
Deferred tax assets	1,017,897	593,021
Security Deposits	68,876	48,811
Total Assets	$6,604,291	$10,420,520
LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loan	927,800	231,481
Long-term bank loan - current portion	40,203	119,773
Notes payable	202,429	-
Accrued expenses	511,212	724,327
Other payable	16,288	168,551
Due to related parties	2,390,498	319,910
Total Current Liabilities	4,088,430	1,564,042

Noncurrent Liabilities
Long-term bank loan	55,690	-
Total Noncurrent Liabilities	55,690	-
Total Liabilities	4,144,120	1,564,042

Equity
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 20,000,000 and 41,207,444 shares issued and outstanding	4,121	2,000
Additional paid-in capital	10,862,995	11,303,457
Accumulated deficit	(9,971,033)	(4,922,762)
Other comprehensive income	757,327	61,754
Total Stockholders’ Equity	1,653,410	6,444,449
Noncontrolling Interest	806,761	2,412,029
Total Equity	2,460,171	8,856,478

Total Liabilities and Equity	$6,604,291	$10,420,520

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Net revenue
Merchandise sales	$940	$2,812
Merchandise sales-related parties	2,256	3,253
Collaborative revenue	-	982,083
Total net revenue	3,196	988,148

Cost of revenue	2,249	24,318

Gross profit	947	963,830

Operating expenses
Research and development expenses	256,682	823,046
Selling, general and administrative expenses	1,735,931	1,752,168
Total operating expenses	1,992,613	2,575,214

Loss from operations	(1,991,666)	(1,611,384)

Other income (expense)
Interest income	7,207	3,429
Interest expense	(222,060)	(7,602)
Rental income	11,814	11,884
Impairment loss	-	(1,470,378)
Investment loss	(34,139)	-
Loss on foreign exchange changes	(409,170)	(85,398)
Loss on investment in equity securities	(4,443,876)	(3,560,325)
Other income (expenses)	51,574	67,328
Total other income (expenses)	(5,038,650)	(5,041,062)
Loss before income taxes	(7,030,316)	(6,652,446)
Provision for income taxes expense (benefit)	(360,395)	(60,660)
Net loss	(6,669,921)	(6,591,786)
Net loss attributable to noncontrolling interests, net of tax	1,621,650	1,669,024
Net loss attributable to BioLite Holding, Inc.	(5,048,271)	(4,922,762)
Foreign currency translation adjustment	695,573	61,754
Comprehensive Loss	$(4,352,698)	$(4,861,008)

Net loss per share attributable to common stockholders
Basic and Diluted	$(0.16)	$(0.25)

Weighted average number of common shares outstanding:
Basic and Diluted	30,720,246	20,000,000

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

			Additional		Other
	Common Stocks		Paid-in	Accumulated	Comprehensive	Noncontrolling
	Shares	Amounts	Capital	Deficit	Income	Interest	Total
Balance at July 27, 2016 (inception)	-	$-	$-	$-	$-	$-	$-
Capital Contribution	20,000,000	2,000	-	-	-	-	2,000
Effects from restructuring	-	-	11,303,457	-	-	4,081,053	15,384,510
Net income	-	-	-	(4,922,762)	61,754	(1,669,024)	(6,530,032)
Balance at December 31, 2016	20,000,000	2,000	11,303,457	(4,922,762)	61,754	2,412,029	8,856,478
Capital Contribution	21,207,444	2,121	7,679,786	-	-	-	7,681,907
Effects from restructuring	-	-	(8,120,248)	-	-	16,382	(8,103,866)
Net income	-	-	-	(5,048,271)	-	(1,621,650)	(6,669,921)
Cumulative translation adjustments	-	-	-	-	695,573	-	695,573
Balance at December 31, 2017	41,207,444	$4,121	$10,862,995	$(9,971,033)	$757,327	$806,671	$2,460,171

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities
Net loss	$(6,669,921)	$(6,591,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	43,996	43,777
Investment loss	34,139	-
Impairment losses for doubtful account	-	1,470,378
Loss on investment in equity securities	4,443,876	3,560,325
Deferred tax	(360,395)	(60,660)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(724)	(533)
Decrease (increase) in receivable from collaboration revenue	1,054,913	-
Decrease (increase) in due from related parties	(167,197)	11,580
Decrease (increase) in inventory	3,469	19,166
Decrease (increase) in prepaid expenses and other deposits	(56,973)	72,408
Increase (decrease) in accrued expenses and other current liabilities	(338,236)	151,147
Increase (decrease) in due to related parties	329,556	295,298
Net Cash Used In Operating Activities	(1,683,497)	(1,028,900)

Cash flows from investing activities
Restricted cash	213,808	(181,997)
Net proceeds from sale of investment in equity securities	128,480	-
Loan to related parties	(32,893)	-
Long-term equity investment	(7,803,713)	(3,070,940)
Net Cash Used In Investing Activities	(7,494,318)	(3,252,937)

Cash flows from financing activities
Net proceeds from the issuance of common stock	7,681,907	2,000
Proceeds from loan from related parties	914,427	-
Capital contribution from related parties under common control	6,579	2,642,823
Net proceeds from short-term bank loans	657,861	232,728
Net proceeds from short-term borrowing from third-parties	98,679	93,091
Repayment of long-term bank loans	(34,156)	(36,138)
Net Cash Provided By Financing Activities	9,325,297	2,934,504

Effect of exchange rate changes on cash and cash equivalents	8,979	22,730

Net increase (decrease) in cash and cash equivalents	156,461	(1,324,603)

Cash and cash equivalents
Beginning	100,464	1,425,067
Ending	$256,925	$100,464

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$92,238	$7,602

Non-cash financing and investing activities
Capital contribution from related parties under common control	$1,316	$6,750,000

The accompanying notes are an integral part of these financial statements

BIOLITE HOLDING, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 1. ORGANIZATION AND BUSINESS

BioLite Holding, Inc. (the “BioLite Holding”) was incorporated under the laws of the State of Nevada on July 27, 2016. BioLite BVI, Inc. (the “BioLite BVI”), a wholly owned subsidiary of BioLite Holding, was incorporated in the British Virgin Islands on September 13, 2016. BioLite Holding and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

BioLite, Inc., (the “BioLite Taiwan”) was incorporated on February 13, 2006 under the laws of Taiwan. BioLite is in the business of developing and commercialization of new botanical drugs with application in central nervous system, autoimmunity, inflammation, hematology, and oncology. In addition, BioLite Taiwan distributes dietary supplements made from extracts of Chinese herbs and Maitake mushroom.

In January 2017, BioLite Holding, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement have sold their equity in BioLite Taiwan and were using the proceeds from such sales to purchase shares of common stock of BioLite Holding at the same price per share, resulting in their owning the same number of shares of common stock as they owned in the BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite Holding ultimately owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

The fiscal year of BioLite Holding, BioLite BVI, and BioLite Taiwan (collectively referred to as “the Company”) ends on December 31st.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements, including the accounts of BioLite Holding, BioLite BVI, and BioLite Taiwan, have been prepared in conformity with accounting principles generally accepted in the United States of America. Since BioLite Holding, BioLite BVI, and BioLite Taiwan are the entities under Dr. Tsung-Shann Jiang’s common control prior to the Share Purchase / Exchange Agreement, the transaction is accounted for as a restructuring transaction. All the assets and liabilities of BioLite Taiwan were transferred to BioLite Holding at their respective carrying amounts on the closing date of Share Purchase / Exchange transaction. The Company has recast prior period financial statements to reflect the conveyance of BioLite Taiwan’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The nature of and effects on earnings per share (EPS) of nonrecurring intra-entity transactions involving long-term assets and liabilities is not required to be eliminated and EPS amounts have been recast to include the earnings (or losses) of the transferred net assets.

The functional currency of BioLite Taiwan is the New Taiwan dollars, however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($). In the accompanying financial statements and notes, “$”, “US$” and “U.S. dollars” mean United States dollars, and “NT$” and “NT dollars” mean New Taiwan dollars.

Going Concern — The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $9,971,033 and $4,922,762 as of December 31, 2017 and 2016, respectively, and incurred net loss attributable to BioLite Holding, Inc. of $5,048,271 and $4,922,762 for the years ended December 31, 2017, and 2016, respectively. The Company also had working capital deficiency of $3,327,457 at December 31, 2017. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company upon signing of that agreement.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks and third-parties, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

Segment Reporting — The Company follows the provisions of ASC Topic 280, “Segment Reporting”, which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment in 2017 and 2016. Accordingly, no separate segment information is presented.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company places its cash and temporary cash investments in high quality credit institutions in Taiwan, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading, or speculative purposes. Concentration of credit risk with respect to accounts receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash Equivalents — Restricted cash equivalents primarily consist of cash held in a reserve bank account associated with short-term bank loans.

Accounts Receivable, Receivable from Collaboration Partners, and Other Receivable — Accounts receivable, receivable from collaboration partners, and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable, receivable from collaboration partners, and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Inventory — Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Property and Equipment — Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 6
Office equipment	3 ~ 6

Impairment of Long-Lived Assets —The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Long-term Equity Investment — The Company acquires these equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee’s fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees’ revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment — The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and our ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. We also consider specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. We record other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on our assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of non-marketable equity investments were $4,277,708 and $3,122,123 for the years ended December 31, 2017 and 2016, respectively.

Post-retirement and post-employment benefits — The Company adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Act”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker’s monthly salaries. Pursuant to the Act, the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $26,263 and $32,561 for the years ended December 31, 2017 and 2016, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Revenue Recognition —Revenues consist of merchandise sales and collaboration revenue.

Merchandise sales — Revenue from distribution of dietary supplements are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is determinable, and collectability of the sales price is reasonably assured.

Collaboration Revenue — The Company recognizes collaboration revenue accounting for the various payment flows under its collaborative agreements with BioHopeKing Corporation (the “BHK”) and American BriVision Corporation (the “BriVision”) (See NOTE 3).

(i)	Estimated Performance Periods

The collaborative agreements contain multiple elements and deliverables, and required evaluation pursuant to ASC 605-25, “Revenue Recognition — Multiple-Element Arrangements.” The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(ii)	Milestone Payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(iii)	Multiple Element Arrangements

The Company analyzes multiple element arrangements based on the guidance in ASC Topic 605-25, Revenue Recognition—Multiple Element Arrangements, or ASC 605-25. Pursuant to the guidance in ASC 605-25, the Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 605 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(iv)	Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 605-10-25-1, “Revenue Recognition”. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation of Deferred Tax Assets — A valuation allowance is recorded to reduce our deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of our deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 13 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in our financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2017 and 2016, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Share-Based Compensation — The Company recognizes share-based compensation expense for share-based compensation awards granted to its employees and officers. Compensation expense for share-based compensation awards granted is based on the grant date fair value estimate for each award as determined by its board of directors. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally one to two years. As share-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

The Company estimates the fair value of stock-based compensation awards at the date of grant using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of its common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:

●	Fair value of the underlying common stock. Because the Company’s stocks are not publicly traded, the assumptions used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

a) contemporaneous valuations performed by unrelated third-party specialists;

b) the lack of marketability of its common stock;

c) the Company’s actual operating and financial performance, and current business conditions and projections;

d) the Company’s hiring of key personnel and the experience of our management;

e) the Company’s history and the timing of the introduction of new products and services;

In valuing the common stock, the fair value of the underlying common stock was determined by using the value indications under a combination of valuation approaches, including a discounted cash flow analysis under the income approach, market approaches, and the latest round of equity financing at grant date

●	Expected term. The expected term represents the period that the stock-based compensation awards are expected to be outstanding. Since the Company did not have sufficient historical information to develop reasonable expectations about future exercise behavior, it used the simplified method to compute expected term, which represents the average of the time-to-vesting and the contractual life.

●	Expected volatility. As the Company does not have a trading history for its common stock, the expected stock price volatility for its common stock was estimated by taking the mean standard deviation of stock prices for selected companies in biotechnogy industry listed in Taiwan’s stock markets.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

●	Expected dividend yield. The Company has never declared or paid any cash dividends and do not presently plan to declare or pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

The valuations are highly complex and subjective. Following the completion of this offering, common stock valuations will no longer be necessary as the Company will rely on market prices to determine the fair value of its common stock.

Foreign-currency Transactions — For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under Equity.

Translation Adjustment — The accounts of BioLite Taiwan was maintained, and its financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, “Foreign Currency Matters”, with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income as a component of stockholders’ deficit.

Research and Development — The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, share-based compensation, and facilities-related overhead, outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, upfront and development milestone payments under collaborative agreements and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables. Research and development expense was $256,682 and $823,046 for the years ended December 31, 2017 and 2016, respectively.

Promotional and Advertising Costs — Promotional and advertising costs are classified as selling and general and administrative expenses, and are expensed as incurred. Promotional and advertising expenses consist primarily of the costs of designing, producing, and distributing materials promoting the Company and its products, including its corporate website. Promotional and advertising costs were $842 and $38,792 for the years ended December 31, 2017 and 2016, respectively.

Statement of Cash Flows — Cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Comprehensive Income — Comprehensive income includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income in its statements of operations and comprehensive income (loss).

Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The core principle of the ASU is that a lessee should recognize the assets and liabilities that arise from its leases other than those that meet the definition of a short-term lease. The ASU requires extensive qualitative and quantitative disclosures, including with respect to significant judgments made by management. Subsequently, the FASB issued ASU No. 2017-13, in September 2017 and ASU No. 2018-01, in January 2018, which amends and clarifies ASU 2016-02. The ASU will be effective for the Company beginning January 1, 2019, including interim periods in the fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated results of operations, cash flows, financial position and disclosures.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the overall impact that ASU 2014-09 and its related amendments will have on the Company’s financial statements.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions we may take. The Company is continuing to gather additional information to determine the final impact.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (ASU 2018-02), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its Consolidated Financial Statements.

NOTE 3. COLLABORATIVE AGREEMENTS

(a)	Collaborative agreements with BHK

(i)     On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

●	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

●	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

●	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

●	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

●	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue for the year ended December 31, 2016. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of December 31, 2017 and 2016, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii)   On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.6 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this BHK Collaborative Agreements was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.60 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of December 31, 2017 and 2016, the Company has not earned the royalty under the BHK Collaborative Agreements.

(b)	Collaborative Agreement with BriVision

On December 29, 2015, BioLite Taiwan and BriVision entered into a collaborative agreement (the “BriVision Collaborative Agreement”), pursuant to which it is collaborative with BriVision to develop and commercialize five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy – Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy – Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia ( collectively “Five Products”) in the United States of America and Canada for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. On January 12, 2017, BioLite Taiwan entered into an Addendum (the “Addendum”) to the BriVision Collaborative Agreement, pursuant to which BioLite Taiwan and BriVision agreed to include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the BioLite Collaborative Agreement (the “Sixth Product”) and defined the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be the U.S.A and Canada. The BriVision Collaborative Agreement will remain in effect for fifteen years from the date of first commercial sale of the Five Products in the North America Region. Either party may terminate upon thirty days’ prior written notice for breach or insolvency.

Under the BioLite Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	Upfront payment shall be made upon the signing of this BioLite Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite Taiwan has to deliver all data to BriVision in one week

●	Upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	At the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	Upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	At the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	Upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

An upfront payment of $3,500,000 (the “Milestone Payment”), or 3.5% of $100,000,000, was due in December 2015 under the BriVision Collaborative Agreement. On May 6, 2016, BioLite Taiwan and BriVision amended the payment terms under the BriVision Collaborative Agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BriVision in this collaborative agreement.

In March 2016, BioLite Taiwan has submitted the first IND and delivered the IND package to BriVision. In February 2017, BriVision agreed to pay the 6.5% of total payment, $6,500,000 to BioLite Taiwan with $650,000 in cash and $5,850,000 in the form of newly issued shares of common stock of ABVC, at the price of $2.0 per share based on the quoted price (for the shares) provided by OTC Markets Group Inc., for an aggregate number of 2,925,000 shares. Since the common stock shares of ABVC are lightly traded in the over-the-counter market, the Company considered to utilize other fair value inputs, such as the bid-ask spread, in determining the fair value of the shares as of December 31, 2017 and 2016. As of December 31, 2017, the first phase II clinical trial research has not completed yet.

Since both BioLite Taiwan, BriVision, and ABVC are related parties and under common control by Dr. Tsung-Shann Jiang, the Company has recorded the full amount of $6,500,000 and $3,500,000 in connection with the BriVision Collaborative Agreement as additional paid-in capital during the years ended December 31, 2016 and 2015, respectively.

Under the Collaborative Agreement, BioLite Taiwan is also entitled to 5% of net sales of the Products. There have not been any commercial sales since the Collaborative Agreement became effective.

The Company evaluated the Collaboration Agreement in accordance with the provisions of ASC, Topic 605-25, Revenue Recognition—Multiple Element Arrangements. The Company’s arrangement with BHK contains the following deliverables: (i) the license right to develop and use proprietary technology and confidential information for BLI-1401-2 Products, and its related intellectual property rights (the “BLI-1401-2 Deliverable”), (ii) ) the license right to develop and use proprietary technology and confidential information for BLI-1005 Products, and its related intellectual property rights (the “BLI-1005 Deliverable”), and (iii) ) the license right to develop and use proprietary technology and confidential information for BLI-1006 Products, and its related intellectual property rights (the “BLI-1006 Deliverable”). The Company’s arrangement with BriVision contains the license right to develop and use proprietary technology and confidential information for the Five Products and the Sixth Product, and their related intellectual property rights (the “Five Products and the Sixth Product Deliverable).

The Company has concluded that each of herein deliverables identified at the inception of the arrangement has standalone value from each of the elements based on their nature. Factors considered in this determination included, among other things, the capabilities of the collaboration partner, whether any other vendor sells the item separately, whether the value of the deliverable is dependent on the other elements in the arrangement, whether there are other vendors that can provide the items and if the customer could use the item for its intended purpose without the other deliverables in the arrangement. Additionally, the Collaboration Agreement does not include a general right of return. Accordingly, each of herein deliverables included in the BHK and BriVision arrangements qualifies as a separate unit of accounting. Therefore, the Company has identified seven units of accounting in connection with its obligations under the collaboration arrangement with BHK and BriVision as follows: (i) BLI-1005 Products, (ii) BLI-1006 Products, (iii) BLI-1008 Products, (iv) BLI-1401-1 Products, (v) BLI-1401-2 Products, (vi) BLI-1401-2 Products, and (vii) Maitake Product (the Sixth Product).

NOTE 4. INVENTORY

Inventory consists of the following:

	December 31, 2017	December 31, 2016
Merchandise	$4,951	$7,784
Finished goods	104,454	95,556
Work-in-process	20,885	19,106
Raw materials	69,418	63,505
Inventory, net	$199,708	$185,951

NOTE 5. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	As of December 31,
Name of related party	2017	2016	Accounting treatment
Braingenesis Biotechnology Co., Ltd.	0.23%	0.23%	Cost Method
Genepharm Biotech Corporation	0.98%	0.98%	Cost Method
BioHopeKing Corporation	9.60%	9.87%	Cost Method
BioFirst Corporation	21.51%	22.11%	Equity Method
American BriVision (Holding) Corp.	2.32%	0.96%	Equity Method
Rgene Corporation	13.04%	-	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the company for its business
Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
American BriVision (Holding) Corp.	Collaborating with the Company to develop and commercialize drugs
Rgene Corporation	Loan to the investee
BioFirst Corporation	Loan from the investee and provide research and development support service

(3)	Long-term investment mainly consists of the following:

	As of December 31,
	2017	2016
Non-marketable Cost Method Investments
Braingenesis Biotechnology Co., Ltd.	$7,442	$6,808
Genepharm Biotech Corporation	22,720	20,785
BioHopeKing Corporation (See NOTE 3 & 12)	2,261,524	2,068,875
Sub total	2,291,686	2,096,468
Equity Method Investments
BioFirst Corporation (NOTE 12)	1,894,283	1,497,773
American BriVision (Holding) Corp. (See NOTE 3 & 12)	-	-
Rgene Corporation (NOTE 12)	-	-
Total	$4,185,969	$3,594,241

(a)	BioFirst Corporation (the “BioFirst):

The Company holds an equity interest in BioFirst Corporation, (the “BioFirst”), accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2017 and 2016, the Company owns 21.51% and 22.11% common stock shares of BioFirst, respectively.

Summarized financial information for the Company’s equity method investee, BioFirst, is as follows:

Balance Sheet

	As of December 31,
	2017	2016
Current Assets	$6,903,042	$5,160,082
Noncurrent Assets	2,730,701	1,993,818
Current Liabilities	318,074	460,290
Shareholders’ Equity	9,315,669	6,693,610

Statement of operation

	Year Ended December 31,
	2017	2016
Net sales	$3,030,034	$39,015
Gross Profit	3,003,885	11,476
Net income (loss)	1,665,472	(1,646,859)
Share of loss from investments accounted for using the equity method	358,243	(364,121)

(b)	American BriVision (Holding) Corp. (the “ABVC”):

Both ABVC and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the American BriVision (Holding) Corp., (the “ABVC”), the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2017 and 2016, the Company owns 2.32% and 0.96% common stock shares of ABVC, respectively.

Summarized financial information for the Company’s equity method investee, ABVC, is as follows:

Balance Sheet

	As of December 31,
	2017	2016
Current Assets	$2,643,332	$18,645
Current Liabilities	4,400,247	6,538,100
Shareholders’ Equity(Deficit)	(1,756,915)	(6,519,455)

Statement of operation

	Year Ended December 31,
	2017	2016
Net sales	$-	$-
Gross Profit	-	(32)
Net loss	(4,242,860)	(7,716,723)
Share of loss from investments accounted for using the equity method	(98,434)	(74,081)

(c)	Rgene Corporation (the “Rgene”):

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the American BriVision (Holding) Corp., (the “ABVC”), the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of December 31, 2017 and 2016, the Company owns 13.04% and 0% common stock shares of Rgene, respectively.

Summarized financial information for the Company’s equity method investee, Rgene, is as follows:

Balance Sheet

	As of December 31,
	2017	2016
Current Assets	$48,557	$33,073
Noncurrent Assets	81	74
Current Liabilities	3,118,897	146,697
Shareholders’ Equity(Deficit)	(3,070,259)	(113,550)

Statement of operation

	Year Ended December 31,
	2017	2016
Net sales	$-	$-
Gross Profit	-	-
Net loss	(3,266,696)	(806,020)
Share of loss from investments accounted for using the equity method	(425,977)	-

(4)	Gains (Losses) on Equity Investments

The components of gains (losses) on equity investments for each period were as follows:

	December 31,
	2017	2016
For the Years Ended
Share of equity method investee losses	$(166,168)	$(438,202)
Impairments	(4,277,708)	(3,122,123)
Total gains (losses) on equity investments	$(4,443,876)	$(3,560,325)

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2017 and 2016 are summarized as follows:

	December 31, 2017	December 31, 2016
Land	$374,953	$343,013
Buildings and leasehold improvements	299,623	274,099
Machinery and equipment	90,130	82,451
Office equipment	21,968	20,096
	786,674	719,659
Less: accumulated depreciation	(216,098)	(156,406)
Property and equipment, net	$570,576	$563,253

Depreciation expenses were $43,996 and $43,777 for the years ended December 31, 2017 and 2016, respectively.

NOTE 7. BANK LOANS

(1)	Short-term bank loan consists of the following:

	December 31,	December 31,
	2017	2016
Cathay United Bank	$253,036	$231,481
CTBC Bank	674,764	-
Total	$927,800	$231,481

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in an amount of NT$7,500,000, equivalent to $231,481. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bears interest at a floating rate of prime rate plus 1.15%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. On September 6, 2017, BioLite Taiwan extended the Cathay United Loan Agreement for one more year with the principal amount of NT$7,500,000, equivalent to $253,036. The new maturity date is September 6, 2018. As of December 31, 2017 and 2016, the effective interest rates per annum were 2.22%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $4,096 and $2,211 for the years ended December 31, 2017 and 2016, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in an amount of NT$10,000,000, equivalent to $337,382, and NT$10,000,000, equivalent to $337,382, respectively. Both two loans with the same maturity date at January 19, 2018. The loan balances bear interest at a fixed rate of 1.63% per annum. The loan is secured by the money deposited in a savings account with the CTBC Bank.

Interest expenses were $4,849 and $0 for the years ended December 31, 2017 and 2016, respectively.

(2)	Long-term bank loan consists of the following:

	December 31,	December 31,
	2017	2016
Cathay United Bank	$95,893	$119,773
Less: current portion of long-term bank loan	(40,203)	(119,773)
Total	$55,690	$-

On April 30, 2010, BioLite Taiwan entered a seven-year bank loan of NT$8,900,000, equivalent to $300,270, with Cathay United Bank. The term started April 30, 2010 with maturity date at April 30, 2017. On April 30, 2017, BioLite Taiwan extended the original loan agreement for additional three years with the new maturity date at April 30, 2020. The loan balance bears interest at a floating rate of prime rate plus variable rates from 0.77% to 1.17%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. As of December 31, 2017 and 2016, the actual interest rates per annum were 2.24%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $2,305 and $3,277 for the years ended December 31, 2017 and 2016, respectively.

NOTE 8. NOTES PAYABLE

On November 27, 2017, BioLite Taiwan and Cheng-Chi International Co., Ltd., a Taiwanese company, entered into a promissory note for borrowing an aggregate amount of NT$6,000,000, equivalent to $202,429, for the period from November 27, 2017 to January 11, 2018. The principal of promissory note bears interest at 12% per annum. This promissory note is secured by 700,000 common stock shares of ABVC and is also personal guaranteed by the Company’s chairman. As of the date of this report, the principal and accrued interest totaling NT$6,090,000, equivalent to $205,465, has been paid in full.

NOTE 9. ACCRUED EXPENSES

Accrued expenses mainly consist of the following:

	December 31, 2017	December 31, 2016
Accrued salaries and bonus	$45,862	$114,026
Accrued employee benefits and pension expenses	9,390	14,582
Accrued sales tax	-	327
Accrued professional service fees	8,300	26,342
Accrued research and development expenses	2,656	87,577
Accrued cost of collaboration revenue payable	400,600	436,681
Others	44,404	44,792
	$511,212	$724,327

NOTE 10. OTHER PAYABLE

Other payable mainly consists of the following:

	December 31, 2017	December 31, 2016
Other payable	$4,532	$65,877
Taiwan income tax withholding payable	11,756	10,081
Borrowing from third party	-	92,593
	$16,288	$168,551

On December 5, 2016, the Company entered a loan agreement bearing interest at a fixed rate at 13.6224% per annum with a third party to advance NT$3,000,000, equivalent to $92,593, for working capital purpose. The term of the loan started from December 5, 2016 with maturity date on February 4, 2017. Interest expense was $0 and $1,057 for the years ended December 31, 2017 and 2016, respectively.

NOTE 11. SHARE-BASED COMPENSATION

On November 15, 2013, the Board of Directors of BioLite Taiwan approved the adoption of the 2013 Stock Option and Incentive Plan, (the “2013 Plan”), providing for the issuance under 2013 Plan of options and rights to purchase up to two million seventy thousand (2,070,000) shares of common stock. Awards of incentive options may be granted under the 2013 Plan until December 31, 2017. As of December 31, 2017 and 2016, there were 487,000 shares available for issuance under the 2013 Plan, which provides for the grant of share-based awards to employees and officers.

Plan Administration ─ The 2013 Plan may be administered by the full Board of Directors of BioLite Taiwan. The Board of BioLite Taiwan has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan.

Eligibility ─ Persons eligible to participate in 2013 Plan will be those full time employees and officers of the Company as selected from time to time by the Board of BioLite Taiwan in its discretion.

Limits ─ Under 2013 Plans, stock options granted to any individual employee cannot exceed 25% of the Plan, neither to exceed 3% of the total common stock shares issued by BioLite Taiwan.

Stock Options ─ The option exercise price of each option under both plans was determined by the Company’s status at the date of grant: (i) before public offering date: the option exercise price would be NT$12.5, equivalent to $0.39, per share and NT$15.0, equivalent to $0.46, per share for the 2013 Plan, respectively, (ii) after public offering date: the exercise price would be decided by the Board of BioLite Taiwan, and not less than the book value per share on the latest financial report before the date of grant, (iii) after been listed on the secondary market, the option exercise price would be the market price, but not less than the par value of the common stock. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure. The term of the option was determined by the Board of Directors of BioLite Taiwan, under the 2013 Plan, employees could exercise 50%, 75%, and 100% of the options at 6 months, 12 months and 24 months after the date of grant. In general, unless otherwise permitted by the Board of BioLite Taiwan, no option granted under 2013 Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Under 2013 Plan, upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check, or other instrument acceptable to the Board BioLite Taiwan. Subject to applicable law, the exercise price may also be delivered to BioLite Taiwan by a broker pursuant to irrevocable instructions to the broker from the optionee. To qualify as incentive options, options must meet additional tax requirements.

Tax Withholding ─ Participants in the 2013 Plan are responsible for the payment of any taxes that BioLite Taiwan is required by law to withhold upon the exercise of options or vesting of other awards. Subject to approval by the Board, participants may elect to have the minimum tax withholding obligations satisfied by authorizing BioLite Taiwan to withhold shares of common stock to be issued pursuant to the exercise or vesting.

Amendments and Termination ─ The Board of Directors of BioLite Taiwan may at any time amend or discontinue the 2013 Plan, and the Board of BioLite Taiwan may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of 2013 Plan will be subject to approval by the administrative authorities.

The following table summarizes the stock option activity under the 2013 Plan, and related information:

Options Outstanding
	Number of		Weighted-
	Shares	Weighted-	Average
	Underlying	Average	Remaining	Aggregate
	Outstanding	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding – January 1, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2017	487,000	$0.4600	2.13	$-

Exercisable – December 31, 2017	487,000	$0.4600	2.13	$-

Vested and expected to vest – December 31, 2017	487,000	$0.4600	2.13	$-

Exercisable – December 31, 2016	487,000	$0.4600	2.13	$-

Vested and expected to vest – December 31, 2016	487,000	$0.4600	2.13	$-

Compensation expense related to share-based transactions is measured and recognized in general and administrative expenses in the financial statements based on the fair value of the awards granted. The share-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally a half year to two years. As of December 31, 2017 and 2016, all stock options under 2013 Plan were fully vested. Accordingly, the Company recognized stock based compensation expense of $0 and $0 for the years ended December 31, 2017 and 2016, respectively.

NOTE 12. RELATED-PARTY TRANSACTION

Related parties:

(1)	Lion Arts Promotion Inc. (hereinafter, “LION”) was incorporated on March 17, 1997 under the laws of Taiwan. LION is in the business of art related promotion and is a controlling shareholder of BioLite Taiwan.

(2)	BioFirst Corporation (hereinafter, “BioFirst”) was incorporated on November 7, 2006 under the laws of Taiwan. BioFirst is in the business of researching, developing, manufacturing, and marketing of innovative patented medical products. As of December 31, 2017 and 2016, the Company owns 21.51% and 22.11% common stock shares of BioFirst (See NOTE 5), respectively.

(3)	BioHopeKing Corporation (hereinafter, “BHK”) was incorporated on September 1, 2014 under the laws of Taiwan. BHK is in the business of research and development of various cancer drugs and the innovation of medical devices. In 2015, BHK has entered one co-development and two collaborative agreements with the Company (See NOTE 3). In December 2015, the Company acquired 900,000 shares of common stock of BHK for NT$54,000,000 (equivalent approximately $1,822,000) in cash. In August 2016, the Company acquired additional 407,000 shares of common stock of BHK for NT$28,490,000, (equivalent approximately $961,200) in cash. As of December 31, 2017 and 2016, the Company owned 9.60% and 9.87% common stock of BHK, respectively (See NOTE 5).

(4)	American BriVision Corporation (hereinafter, “BriVision”) was incorporated on July 21, 2015 in the State of Delaware, engaging in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs. In 2015, BriVision entered a collaborative agreement with the Company (See NOTE 3). On May 6, 2016, the Company and BriVision entered into an addendum to the collaborative agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. In August 2016, the Company made additional equity investment of $2,350,000 in cash to acquire 1,468,750 shares of common stock of ABVC. In February 2017, the Company received $650,000 in cash and $5,850,000 in the form of newly issued 2,925,000 shares of common stock of ABVC, at the price of $2.0 per share for the first milestone payment. As of December 31, 2017 and 2016, the Company owned 2.32% and 0.96% common stock of ABVC, respectively (SEE NOTE 5).

(5)	Regene Corporation (hereinafter, “Rgene”) was incorporated on June 24, 2010 under the laws of Taiwan. Rgene is in the business of research and development and innovation of various drugs. On March 23, 2017, the Company acquired 600,000 shares of common stock of Rgene for NT$15,000,000 (equivalent approximately $506,000) in cash. As of December 31, 2017 and 2016, the Company owned 13.04% and 0% common stock of Rgene, respectively (See NOTE 5).

(6)	AsianGene Corporation (hereinafter, “AsianGene”) was incorporated on December 16, 2013 under the laws of Taiwan. Rgene is in the business of real estate development. AsianGene is one of the shareholders of the Company.

(7)	Mr. Tsung-Shann Jiang is the chairman and CEO of the Company and the President and a member of board of directors of BioFirst. Mr. Jiang is also the controlling beneficiary shareholder of ABVC, BriVision, and Rgene. Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the chairman of LION and BioFirst, and a member of board of directors of the Company. Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is a member of board of directors of the Company, and is also the chairman, and majority shareholder of ABVC. Mr. Tsung-Shann Jiang, Ms. Shu-Ling Jiang, and Mr. Eugene Jiang hereinafter are collectively called “JIANGS”.

Related party transactions:

For the year ended and at December 31, 2017, the related party transactions are summarized as follows:

			Merchandise Sales /			Receivable from
	Amounts	Amounts	Service	Accounts	Collaboration	collaboration	Loan to	Rent
	due from	due to	Revenue	receivable	Revenue (a)	Partners (a)	(Loan from)	Expenses (b)
LION	$-	$23,171	$2,256	$1,350	$-	$-	$-	$37,592
BioFirst	-	1,118,361	7,894	2,125	-	-	(937,922)	-
BHK	-	-	-	-	-	-	-	-
ABVC & BriVision	115,168	-	-	-	-	-	-	-
Rgene	3,316	-	-	-	-	-	33,738	-
AsianGene	1,731	-	-	-	-	-	-	-
JIANGS	-	311,044	-	-	-	-	-	-
Total	$120,215	$1,452,576	$10,150	$3,475	$-	$-	$(904,184)	$37,592

For the year ended and at December 31, 2016, the related party transactions are summarized as follows:

			Merchandise Sales /			Receivable from
	Amounts	Amounts	Service	Accounts	Collaboration	collaboration	Loan to	Rent
	due from	due to	Revenue	receivable	Revenue (a)	Partners (a)	(Loan from)	Expenses (b)
LION	$-	$-	$3,121	$617	$-	$-	$-	$35,463
BioFirst	258	-	9,536	648	-	-	-	-
BHK	-	-	-	-	982,083	-	-	-
ABVC & BriVision	-	-	-	-	-	5,037,500	-	-
Rgene	-	-	132	-	-	-	-	-
AsianGene	-	-	-	-	-	-	-	-
JIANGS	-	319,910	-	-	-	-	-	-
Total	$258	$319,910	$12,789	$1,265	$982,083	$5,037,500	$-	$35,463

(a)	See NOTE 3.

(b)	The Company leases its office from LION, which automatically renews the lease agreement annually. The monthly base rent is approximately $3,000. Rent expense under this lease agreement amounted to $37,592 and $35,463 for the years ended December 31, 2017 and 2016, respectively

NOTE 13. INCOME TAX

U.S.A

BioLite Holding, Inc. files income tax returns in the U.S. federal jurisdiction, and state and local jurisdictions.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the years ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

British Virgin Islands

BioLite BVI, Inc. was incorporated in British Virgin Islands, which does not tax income.

Taiwan

BioLite Inc. was incorporated in Taiwan. According to the amendments to the “Income Tax Act” enacted by the office of the President of the R.O.C. on February 7, 2018, an increase in the statutory income tax rate from 17% to 20% and decrease in the undistributed earning tax from 10% to 5% are effective from January 1, 2018. This increase in the statutory income tax rate does not affect the amounts of the current taxes recognized as of December 31, 2017 and for the year then ended. No income tax liabilities existed as of December 31, 2017 due to the Company’s continuing operating losses. As of December 31, 2017, we had deferred tax assets related to tax loss and credit carryforwards totaling $1,017,897 that begin to expire in 2025.

Provision for income tax consists of the following:

	2017	2016
Current provision
U.S.A	$-	$-
Taiwan	-	-
Sub total	$-	$-
Deferred provision
U.S.A	$-	$-
Taiwan	(360,395)	(60,660)
Total provision for income tax(benefit)	$(360,395)	$(60,660)

The components of deferred tax assets consisted of the following

	December 31, 2017	December 31, 2016
Deferred tax assets:
U.S.A
Tax loss and credit carryforwards	$155,612	$105,000
Less: Valuation allowance	(155,612)	(105,000)
Subtotal	-	-
Taiwan
Loss on disposal of assets	$694,810	$540,279
Tax loss and credit carryforwards	1,017,897	593,021
Less: Valuation allowance	(694,810)	(540,279)
Subtotal	1,017,897	593,021
Total deferred tax assets	$1,017,897	$593,021

The difference between the combined effective income tax rate reflected in the provision for income tax on income (loss) before taxes and the amounts determined by applying the applicable the U.S. statutory income tax rate and Taiwan unified income tax rate for the years ended December 31, 2017 and 2016 are analyzed below:

	For the Years Ended December 31,
	2017	2016

U.S. statutory income tax rate	35%	35%
Taiwan unified income tax rate	17%	17%
Provisional remeasurement of deferred taxes (U.S. & Taiwan)	(11)%	-%
Changes in valuation allowance	(46)%	(53)%
Effective combined income tax rate	(5)%	(1)%

NOTE 14. COMMITMENTS

Operating lease commitment:

The Company’s operating leases include lease contracts of office spaces, laboratory space, and employees’ dormitory. Future minimum lease payments under the operating leases are summarized as follows:

Fiscal Year	Amount
2018	$75,511
2019	51,359
Thereafter	-
Total	$126,870

In-Licensing collaborative agreement commitment:

(1)	On January 1, 2011, the Company entered a collaborative agreement with Medical and Pharmaceutical Industry Technology and Development Center (“PITDC”), a Taiwanese Company. Pursuant to the collaborative agreement, PITDC granted the Company the sole licensing right for drug and therapeutic use of depressive disorders related patent and technology expired in November 2026. The total consideration for obtaining such grant was NT$17,000,000(equivalent approximately $573,500), of which NT$3,400,000(equivalent approximately $114,710) is due within 30 days upon signing the agreement and the remaining balance of NT$13,600,000 (equivalent approximately $458,000) is due pursuant to a milestone payment schedule. In addition, the Company is required to pay PITDC 10% of sublicensing revenues net of related research and development cost and royalties at a range from 1% to 3% of sales of drugs.

The Company paid the upfront payment of NT$3,400,000 (equivalent approximately $114,710) in 2011, the first milestone payment of NT$2,550,000 (equivalent approximately $86,000) in 2012, and the third milestone payment of NT$2,125,000 (equivalent approximately $71,700) in 2013. The Company recorded these amounts as research and development expenses when incurred.

Pursuant to the in-licensing collaboration agreement with PITDC, the Company is required to pay PITDC 10% of sublicensing revenues to PITDC. During the years ended December 31, 2017 and 2016, the Company has paid $0 and $46,773 (equivalent to NT$1,507,320) to PITDC accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of December 31, 2017 and 2016, the Company accrued milestone payments payable of $282,728 and $258,744 to PITDC.

(2)	On February 10, 2011, the Company entered a collaborative agreement with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the collaborative agreement, ITRI granted the Company the sole licensing right for drug and therapeutic use of colon inflammation related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$20,000,000 (equivalent approximately to $674,700), of which NT$2,000,000 (equivalent approximately $67,400) is due sixth days upon signing the agreement and the remaining balance of NT$18,000,000(equivalent approximately $607,300) is due pursuant to a milestone payment schedule. In addition, the Company is required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs.

The Company paid the upfront payment of NT$2,000,000(equivalent approximately$67,400) in 2011 and the first milestone payment of NT$2,000,000 (equivalent approximately $67,400) in 2016. The Company recorded these amounts as research and development expenses when incurred.

Pursuant to the in-licensing collaboration agreement with ITRI, the Company is required to pay ITRI 10% of sublicensing revenues to ITRI. During the years ended December 31, 2017 and 2016, the Company has paid $0 and $62,060 (equivalent to NT$2,000,000) to ITRI accounting for 10% of sublicensing revenues net of related research and development cost and royalties.

(3)	On February 10, 2011, the Company entered a collaborative agreement with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the collaborative agreement, ITRI granted the Company the sole licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$35,000,000(equivalent approximately $1,180,000), of which NT$3,500,000(equivalent approximately $118,000) is due sixth days upon signing the agreement and the remaining balance of NT$31,500,000(equivalent approximately $1,062,000) is due pursuant to a milestone payment schedule. In addition, the Company is required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs.

The Company paid the upfront payment of NT$3,500,000(equivalent approximately $118,000) in 2011. The Company recorded these amounts as research and development expenses when incurred. As of December 31, 2017 and 2016, the Company has not sublicensed the licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology to any companies.

(4)	On December 27, 2016, the Company entered a collaborative agreement with Yukiguni Maitake Co., Ltd (“YUKIGUNI”), a Japan company. Pursuant to the collaborative agreement, YUKIGUNI granted the Company the right for selling Maitake dry powder and Maitake extract manufactured by YUKIGUNI, and the right for using Maitake related patent and technology expired in December 2036 or fifteen years after the date when the new product developed by the Company is first sold, whichever is earlier. The total consideration for obtaining such grant would be $305,000. As of December 31, 2016, the Company is not obligated to pay the licensing payment pursuant as YUKIGUNI has not completed any of milestones specified in the agreement.

NOTE 15. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2017 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

******

BIOLITE HOLDING, INC.

Financial Statements for the Nine Months Ended

September 30, 2018 and 2017

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
ASSETS	(UNAUDITED)
Current Assets
Cash and cash equivalents	$183,353	$256,925
Restricted cash	-	56,579
Accounts receivable	2,050	-
Accounts receivable - related parties	656	3,475
Due from related parties	129,567	153,953
Inventory, net	183,065	199,708
Prepaid expenses and other current assets	185,252	90,333
Total Current Assets	683,943	760,973

Property and equipment, net	522,067	570,576
Long-term investments	3,316,878	4,185,969
Deferred tax assets	1,227,334	1,017,897
Security deposits	47,280	68,876
Total Assets	$5,797,502	$6,604,291
LIABILITIES AND EQUITY
Current Liabilities
Short-term bank loan	656,000	927,800
Long-term bank loan - current portion	39,737	40,203
Notes payable	497,248	202,429
Accrued expenses	639,719	511,212
Other payable	145,338	16,288
Due to related parties	2,757,064	2,390,498
Total Current Liabilities	4,735,106	4,088,430
Noncurrent Liabilities
Long-term bank loan	25,092	55,690
Total Noncurrent Liabilities	25,092	55,690
Total Liabilities	4,760,198	4,144,120

Equity
Common Stock, $0.0001 par value, 500,000,000 shares authorized, 41,207,444 shares issued and outstanding at September 30, 2018 and December 31, 2017	4,121	4,121
Additional paid-in capital	10,862,995	10,862,995
Accumulated deficit	(10,980,204)	(9,971,033)
Other comprehensive income	676,227	757,327
Total Stockholders' Equity	563,139	1,653,410
Noncontrolling Interest	474,165	806,761
Total Equity	1,037,304	2,460,171
Total Liabilities and Equity	$5,797,502	$6,604,291

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net revenue
Merchandise sales	$747	$314	$3,976	$937
Merchandise sales-related parties	-	4	-	1,624
Total net revenue	747	318	3,976	2,561

Cost of revenue	537	5	2,856	1,589

Gross profit	210	313	1,120	972

Operating expenses
Research and development expenses	10,213	52,293	224,316	232,613
Selling, general and administrative expenses	210,560	401,429	693,057	1,531,815
Total operating expenses	220,773	453,722	917,373	1,764,428

Loss from operations	(220,563)	(453,409)	(916,253)	(1,763,456)

Other income (expense)
Interest income	1,507	1,048	3,761	6,098
Interest expense	(79,475)	(76,315)	(231,300)	(171,389)
Rental income	2,909	2,963	8,997	8,835
Investment loss	(201,590)	(104)	(287,513)	(34,043)
Gain (loss) on foreign currency changes	(67)	1,702	7,403	(406,778)
Gain (loss) on investment in equity securities	(39,166)	64,774	(164,649)	(4,379,650)
Other income (expenses)	(1,357)	370	(4,305)	48,500
Total other income (expenses)	(317,239)	(5,562)	(667,606)	(4,928,427)
Loss before income taxes	(537,802)	(458,971)	(1,583,859)	(6,691,883)
Provision for income taxes expense (benefit)	(69,075)	(64,900)	(242,092)	(224,762)
Net loss	(468,727)	(394,071)	(1,341,767)	(6,467,121)
Net loss attributable to noncontrolling interests, net of tax	116,491	93,562	332,596	1,574,038
Net loss attributable to BioLite Holding, Inc.	(352,236)	(300,509)	(1,009,171)	(4,893,083)
Foreign currency translation adjustment	(12,040)	(1,166,855)	(81,100)	(597,136)
Comprehensive Loss	$(364,276)	$(1,467,364)	$(1,090,271)	$(5,490,219)

Net loss per share attributable to common stockholders
Basic and Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.18)

Weighted average number of common shares outstanding:
Basic and Diluted	41,207,444	41,207,444	41,207,444	27,224,514

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDAIRIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	2018	2017
Cash flows from operating activities
Net loss	$(1,341,767)	$(6,467,121)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	33,240	32,903
Loss on sale of investment	287,513	34,043
Loss on investment in equity securities	164,649	4,379,650
Deferred tax	(242,092)	(224,762)
Foreign currency exchange (gain) loss	-	364,764
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	685	-
Decrease (increase) in receivable from collaboration revenue	-	687,165
Decrease (increase) in due from related parties	70,600	(1,717)
Decrease (increase) in inventory	11,293	2,243
Decrease (increase) in prepaid expenses and other deposits	(79,172)	(37,345)
Increase (decrease) in accounts payable	-	(98)
Increase (decrease) in accrued expenses and other current liabilities	200,010	(250,703)
Increase (decrease) in due to related parties	258,684	1,063,295
Net cash used in operating activities	(636,357)	(417,683)

Cash flows from investing activities
Restricted cash	56,012	219,009
Net proceeds from sale of investment in equity securities	314,294	128,117
Loan to related parties	-	(32,800)
Long-term equity investment	-	(8,627,949)
Net cash provided by (used in) investing activities	370,306	(8,313,623)

Cash flows from financing activities
Issuance of common stock for cash	-	7,681,907
Capital contribution from related parties under common control	-	5,904
Net proceeds of loan from related parties	91,850	820,000
Net proceeds from (repayment of) short-term bank loans	(250,500)	656,000
Net proceeds from (repayment of) short-term borrowing from third-parties	382,764	(98,400)
Repayment of long-term bank loans	(28,917)	(27,815)
Net cash provided by financing activities	195,197	9,037,596

Effect of exchange rate changes on cash and cash equivalents	(2,718)	7,783

Net increase (decrease) in cash and cash equivalents	(73,572)	314,073

Cash and cash equivalents
Beginning	256,925	100,464
Ending	$183,353	$414,537

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$-	$-
Interest expense	$58,842	$89,359

Non-cash financing and investing activities
Equity securities received in exchange for payments of collaboration revenues	$-	$5,850,000

The accompanying notes are an integral part of these financial statements.

BIOLITE HOLDING, INC. AND SUBSIDIARIES

 NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2018

NOTE 1. ORGANIZATION AND BUSINESS

BioLite Holding, Inc. (the “BioLite Holding”) was incorporated under the laws of the State of Nevada on July 27, 2016. BioLite BVI, Inc. (the “BioLite BVI”), a wholly owned subsidiary of BioLite Holding, was incorporated in the British Virgin Islands on September 13, 2016. BioLite Holding and BioLite BVI are holding companies and have not carried out substantive business operations of their own.

BioLite, Inc., (the "BioLite Taiwan") was incorporated on February 13, 2006 under the laws of Taiwan. BioLite is in the business of developing and commercialization of new botanical drugs with application in central nervous system, autoimmunity, inflammation, hematology, and oncology. In addition, BioLite Taiwan distributes dietary supplements made from extracts of Chinese herbs and Maitake mushroom.

In January 2017, BioLite Holding, BioLite BVI, BioLite Taiwan, and certain shareholders of BioLite Taiwan entered into a share purchase / exchange agreement (the “BioLite Share Purchase / Exchange Agreement”). Pursuant to the BioLite Share Purchase / Exchange Agreement, the shareholder participants to the BioLite Share Purchase / Exchange Agreement have sold their equity in BioLite Taiwan and were using the proceeds from such sales to purchase shares of common stock of BioLite Holding at the same price per share, resulting in their owning the same number of shares of common stock as they owned in the BioLite Taiwan. Upon closing of the Share Purchase/ Exchange Agreement in August 2017, BioLite Holding ultimately owns via BioLite BVI approximately 73% of BioLite Taiwan. The other shareholders who did not enter this Share Purchase/ Exchange Agreement retain their equity ownership in BioLite Taiwan.

The fiscal year of BioLite Holding, BioLite BVI, and BioLite Taiwan (collectively referred to as “the Company”) ends on December 31st.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements, including the accounts of BioLite Holding, BioLite BVI, and BioLite Taiwan, have been prepared in conformity with accounting principles generally accepted in the United States of America. Since BioLite Holding, BioLite BVI, and BioLite Taiwan are the entities under Dr. Tsung-Shann Jiang’s common control prior to the Share Purchase / Exchange Agreement, the transaction is accounted for as a restructuring transaction. All the assets and liabilities of BioLite Taiwan were transferred to BioLite Holding at their respective carrying amounts on the closing date of Share Purchase / Exchange transaction. The Company has recast prior period financial statements to reflect the conveyance of BioLite Taiwan’s common shares as if the restructuring transaction had occurred as of the earliest date of the financial statements. All material intercompany accounts, transactions, and profits have been eliminated in consolidation. The nature of and effects on earnings per share (EPS) of nonrecurring intra-entity transactions involving long-term assets and liabilities is not required to be eliminated and EPS amounts have been recast to include the earnings (or losses) of the transferred net assets.

The functional currency of BioLite Taiwan is the New Taiwan dollars, however the accompanying consolidated financial statements have been translated and presented in United States Dollars ($). In the accompanying financial statements and notes, “$”, “US$” and “U.S. dollars” mean United States dollars, and “NT$” and “NT dollars” mean New Taiwan dollars.

Going Concern — The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $10,980,204 and $9,971,033 as of September 30, 2018 and December 31, 2017, respectively. The Company also had working capital deficiency of $4,051,163 and $3,327,457 at September 30, 2018 and December 31, 2017, respectively. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company upon signing of that agreement.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plans to obtain such resources for the Company include (1) obtaining capital from the sale of its equity securities (2) short-term and long-term borrowings from banks and third-parties, and (3) short-term borrowings from stockholders or other related party(ies) when needed. However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually to secure other sources of financing and attain profitable operations.

Segment Reporting — The Company follows the provisions of ASC Topic 280, “Segment Reporting”, which establishes standards for reporting information about operating segments, which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. ASC Topic 280, “Segment Reporting,” also requires disclosures about products or services, geographic areas, and major customers. The Company’s management reporting structure provided for only one segment during the nine months ended September 30, 2018 and 2017. Accordingly, no separate segment information is presented.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk — The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and restricted cash. The Company places its cash and temporary cash investments in high quality credit institutions in Taiwan, but these investments may be in excess of Taiwan Central Deposit Insurance Corporation’s insurance limits. The Company does not enter into financial instruments for hedging, trading, or speculative purposes. Concentration of credit risk with respect to accounts receivables is limited due to the wide variety of customers and markets in which the Company transacts business, as well as their dispersion across many geographical areas. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, but does require advance deposits on certain transactions.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash Equivalents — Restricted cash equivalents primarily consist of cash held in a reserve bank account associated with short-term bank loans.

Accounts Receivable and Other Receivables — Accounts receivable and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Inventory — Inventory consists of raw materials, work-in-process, finished goods, and merchandise. Inventories are stated at the lower of cost or market and valued on a moving weighted average cost basis. Market is determined based on net realizable value. The Company periodically reviews the age and turnover of its inventory to determine whether any inventory has become obsolete or has declined in value, and incurs a charge to operations for known and anticipated inventory obsolescence.

Property and Equipment — Property and equipment is carried at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Expenditures that improve the functionality of the related asset or extend the useful life are capitalized. When property and equipment is retired or otherwise disposed of, the related gain or loss is included in operating income. Leasehold improvements are depreciated on the straight-line method over the shorter of the remaining lease term or estimated useful life of the asset. Depreciation is calculated on the straight-line method, including property and equipment under capital leases, generally based on the following useful lives:

Estimated Life in Years
Buildings and leasehold improvements	5 ~ 50
Machinery and equipment	5 ~ 6
Office equipment	3 ~ 6

Impairment of Long-Lived Assets —The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates its long-lived assets for impairment annually or more often if events and circumstances warrant. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. Management has determined that no impairments of long-lived assets currently exist.

Fair Value Measurements — FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, restricted cash, accounts receivable, due from related parties, inventory, prepaid expenses and other current assets, accounts payable, accrued liabilities, and due to related parties approximate fair value due to their relatively short maturities. The carrying value of the Company’s short-term bank loan approximates their fair value as the terms of the borrowing are consistent with current market rates and the duration to maturity is short. The carrying value of the Company’s long-term bank loan approximates fair value because the interest rates approximate market rates that the Company could obtain for debt with similar terms and maturities.

Long-term Equity Investment — The Company acquires these equity investments to promote business and strategic objectives. The Company accounts for non-marketable equity and other equity investments for which the Company does not have control over the investees as:

●	Equity method investments when the Company has the ability to exercise significant influence, but not control, over the investee. Its proportionate share of the income or loss is recognized monthly and is recorded in gains (losses) on equity investments.

●	Non-marketable cost method investments when the equity method does not apply.

Significant judgment is required to identify whether an impairment exists in the valuation of the Company’s non-marketable equity investments, and therefore the Company considers this a critical accounting estimate. Its yearly analysis considers both qualitative and quantitative factors that may have a significant impact on the investee's fair value. Qualitative analysis of its investments involves understanding the financial performance and near-term prospects of the investee, changes in general market conditions in the investee’s industry or geographic area, and the management and governance structure of the investee. Quantitative assessments of the fair value of its investments are developed using the market and income approaches. The market approach includes the use of comparable financial metrics of private and public companies and recent financing rounds. The income approach includes the use of a discounted cash flow model, which requires significant estimates regarding the investees' revenue, costs, and discount rates. The Company’s assessment of these factors in determining whether an impairment exists could change in the future due to new developments or changes in applied assumptions.

Other-Than-Temporary Impairment — The Company’s long-term equity investments are subject to a periodic impairment review. Impairments affect earnings as follows:

●	Marketable equity securities include the consideration of general market conditions, the duration and extent to which the fair value is below cost, and the Company’s ability and intent to hold the investment for a sufficient period of time to allow for recovery of value in the foreseeable future. The Company also considers specific adverse conditions related to the financial health of, and the business outlook for, the investee, which may include industry and sector performance, changes in technology, operational and financing cash flow factors, and changes in the investee’s credit rating. The Company records other-than-temporary impairments on marketable equity securities and marketable equity method investments in gains (losses) on equity investments.

●	Non-marketable equity investments based on the Company’s assessment of the severity and duration of the impairment, and qualitative and quantitative analysis of the operating performance of the investee; adverse changes in market conditions and the regulatory or economic environment; changes in operating structure or management of the investee; additional funding requirements; and the investee’s ability to remain in business. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred that is other than temporary and that shall be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method. A loss in value of an investment that is other than a temporary decline shall be recognized. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. The Company records other-than-temporary impairments for non-marketable cost method investments and equity method investments in gains (losses) on equity investments. Other-than-temporary impairments of equity investments were $0 and $91,047 for the three months ended September 30, 2018 and 2017, respectively. Other-than-temporary impairments of equity investments were $0 and $4,379,456 for the nine months ended September 30, 2018 and 2017, respectively.

Post-retirement and post-employment benefits — BioLite Taiwan adopted the government mandated defined contribution plan pursuant to the Labor Pension Act (the “Labor Pension Act ”) in Taiwan. Such labor regulations require that the rate of contribution made by an employer to the Labor Pension Fund per month shall not be less than 6% of the worker's monthly salaries. Pursuant to the Labor Pension Act , the Company makes monthly contribution equal to 6% of employees’ salaries to the employees’ pension fund. The Company has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were $4,806 and $5,978 for the three months ended September 30, 2018 and 2017, respectively. The total amounts for such employee benefits, which were expensed as incurred, were $14,827 and $20,535 for the nine months ended September 30, 2018 and 2017, respectively. Other than the above, the Company does not provide any other post-retirement or post-employment benefits.

Revenue Recognition — During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing collaborative agreements as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The following are examples of when the Company recognizes revenue based on the types of payments the Company receives.

Merchandise Sales — The Company recognizes net revenues from dietary supplements product sales when customers obtain control of the Company’s products, which typically occurs upon delivery to customer. Product revenues are recorded at the net sales price, or “transaction price,” which includes applicable reserves for variable consideration, including discounts, allowances, and returns.

Trade discount and allowances: The Company generally provides invoice discounts on product sales to its customers for prompt payment. The Company estimates that, based on its experience, its customers will earn these discounts and fees, and deducts the full amount of these discounts and fees from its gross product revenues and accounts receivable at the time such revenues are recognized.

Product returns: The Company estimates the amount of each product that will be returned and deducts these estimated amounts from its gross revenues at the time the revenues are recognized. The Company’s customers have the right to return unopened packages, subject to contractual limitations.

To date, product allowance and returns have been minimal and, based on its experience, the Company believes that returns of its products will continue to be minimal.

Collaborative Revenues — The Company recognizes collaborative revenues generated through collaborative research, development and/or commercialization agreements. The terms of these agreements typically include payment to the Company related to one or more of the following: nonrefundable upfront license fees, development and commercial milestones, partial or complete reimbursement of research and development costs, and royalties on net sales of licensed products. Each type of payments results in collaborative revenues except for revenues from royalties on net sales of licensed products, which are classified as royalty revenues. To date, we have not received any royalty revenues. Revenue is recognized upon satisfaction of a performance obligation by transferring control of a good or service to the collaboration partners.

As part of the accounting for these arrangements, the Company applies judgment to determine whether the performance obligations are distinct, and develop assumptions in determining the stand-alone selling price for each distinct performance obligation identified in the collaboration agreements. To determine the stand-alone selling price, the Company relies on assumptions which may include forecasted revenues, development timelines, reimbursement rates for R&D personnel costs, discount rates and probabilities of technical and regulatory success.

The Company had multiple deliverables under the collaborative agreements, including deliverables relating to grants of technology licenses, regulatory and clinical development, and marketing activities. Estimation of the performance periods of the Company’s deliverables requires the use of management’s judgment. Significant factors considered in management’s evaluation of the estimated performance periods include, but are not limited to, the Company’s experience in conducting clinical development, regulatory and manufacturing activities. The Company reviews the estimated duration of its performance periods under its collaborative agreements on an annually basis, and makes any appropriate adjustments on a prospective basis. Future changes in estimates of the performance period under its collaborative agreements could impact the timing of future revenue recognition.

(v)	Nonrefundable upfront payments

If a license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in an arrangement, the Company recognizes revenue from the related nonrefundable upfront payments based on the relative standalone selling price prescribed to the license compared to the total selling price of the arrangement. The revenue is recognized when the license is transferred to the collaboration partners and the collaboration partners are able to use and benefit from the license. To date, the receipt of nonrefundable upfront fees was solely for the compensation of past research efforts and contributions made by the Company before the collaborative agreements entered into and it does not relate to any future obligations and commitments made between the Company and the collaboration partners in the collaborative agreements.

(vi)	Milestone payments

The Company is eligible to receive milestone payments under the collaborative agreement with collaboration partners based on achievement of specified development, regulatory and commercial events. Management evaluated the nature of the events triggering these contingent payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners, and (b) events which do not involve the performance of the Company’s obligations under the collaborative agreement with collaboration partners.

The former category of milestone payments consists of those triggered by development and regulatory activities in the territories specified in the collaborative agreements. Management concluded that each of these payments constitute substantive milestone payments. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and uncertainty and would result in additional payments becoming due to the Company, (iii) each of the milestone payments is nonrefundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the upfront payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments in the period in which the underlying triggering event occurs.

(vii)	Multiple Element Arrangements

The Company evaluates multiple element arrangements to determine (1) the deliverables included in the arrangement and (2) whether the individual deliverables represent separate units of accounting or whether they must be accounted for as a combined unit of accounting. This evaluation involves subjective determinations and requires management to make judgments about the individual deliverables and whether such deliverables are separate from other aspects of the contractual relationship. Deliverables are considered separate units of accounting provided that: (i) the delivered item(s) has value to the customer on a standalone basis and (ii) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially within its control. In assessing whether an item under a collaboration has standalone value, the Company considers factors such as the research, manufacturing, and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers whether its collaboration partners can use the other deliverable(s) for their intended purpose without the receipt of the remaining element(s), whether the value of the deliverable is dependent on the undelivered item(s), and whether there are other vendors that can provide the undelivered element(s).

The Company recognizes arrangement consideration allocated to each unit of accounting when all of the revenue recognition criteria in ASC 606 are satisfied for that particular unit of accounting. In the event that a deliverable does not represent a separate unit of accounting, the Company recognizes revenue from the combined unit of accounting over the Company’s contractual or estimated performance period for the undelivered elements, which is typically the term of the Company’s research and development obligations. If there is no discernible pattern of performance or objectively measurable performance measures do not exist, then the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Conversely, if the pattern of performance in which the service is provided to the customer can be determined and objectively measurable performance measures exist, then the Company recognizes revenue under the arrangement using the proportional performance method. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line method or proportional performance method, as applicable, as of the period ending date.

At the inception of an arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive and at risk to both parties on the basis of the contingent nature of the milestone. This evaluation includes an assessment of whether: (1) the consideration is commensurate with either the Company’s performance to achieve the milestone or the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from its performance to achieve the milestone, (2) the consideration relates solely to past performance and (3) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement. The Company evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone and the level of effort and investment required to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether a milestone satisfies all of the criteria required to conclude that a milestone is substantive. Milestones that are not considered substantive are recognized as earned if there are no remaining performance obligations or over the remaining period of performance, assuming all other revenue recognition criteria are met.

(viii)	Royalties and Profit Sharing Payments

Under the collaborative agreement with the collaboration partners, the Company is entitled to receive royalties on sales of products, which is at certain percentage of the net sales. The Company recognizes revenue from these events based on the revenue recognition criteria set forth in ASC 606. Based on those criteria, the Company considers these payments to be contingent revenues, and recognizes them as revenue in the period in which the applicable contingency is resolved.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Valuation of Deferred Tax Assets — A valuation allowance is recorded to reduce the Company’s deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 13 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2018 and December 31, 2017, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Share-Based Compensation — The Company recognizes share-based compensation expense for share-based compensation awards granted to its employees and officers. Compensation expense for share-based compensation awards granted is based on the grant date fair value estimate for each award as determined by its board of directors. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally one to two years. As share-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

The Company estimates the fair value of share-based compensation awards at the date of grant using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of its common stock, risk-free interest rates, and the expected dividend yield of its common stock. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future.

These assumptions and estimates are as follows:

●	Fair value of the underlying common stock. Because the Company's stocks are not publicly traded, the assumptions used in the valuation model are based on future expectations combined with management judgment. In the absence of a public trading market, the board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of its common stock as of the date of each option grant, including the following factors:

a)	contemporaneous valuations performed by unrelated third-party specialists;

b)	the lack of marketability of its common stock;

c)	the Company's actual operating and financial performance, and current business conditions and projections;

d)	the Company's hiring of key personnel and the experience of its management;

e)	the Company's history and the timing of the introduction of new products and services;

In valuing the common stock, the fair value of the underlying common stock was determined by using the value indications under a combination of valuation approaches, including a discounted cash flow analysis under the income approach, market approaches, and the latest round of equity financing at grant date

●	Expected term. The expected term represents the period that the stock-based compensation awards are expected to be outstanding. Since the Company did not have sufficient historical information to develop reasonable expectations about future exercise behavior, it used the simplified method to compute expected term, which represents the average of the time-to-vesting and the contractual life.

●	Expected volatility. As the Company does not have a trading history for its common stock, the expected stock price volatility for its common stock was estimated by taking the mean standard deviation of stock prices for selected companies in biotechnogy industry listed in Taiwan’s stock markets.

●	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

●	Expected dividend yield. The Company has never declared or paid any cash dividends and do not presently plan to declare or pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

The valuations are highly complex and subjective. Following the completion of this offering, common stock valuations will no longer be necessary as the Company will rely on market prices to determine the fair value of its common stock.

Foreign-currency Transactions — For the Company’s subsidiaries in Taiwan, the foreign-currency transactions are recorded in New Taiwan dollars (“NTD”) at the rates of exchange in effect when the transactions occur. Gains or losses resulting from the application of different foreign exchange rates when cash in foreign currency is converted into New Taiwan dollars, or when foreign-currency receivables or payables are settled, are credited or charged to income in the year of conversion or settlement. On the balance sheet dates, the balances of foreign-currency assets and liabilities are restated at the prevailing exchange rates and the resulting differences are charged to current income except for those foreign currencies denominated investments in shares of stock where such differences are accounted for as translation adjustments under Equity.

Translation Adjustment — The accounts of BioLite Taiwan was maintained, and its financial statements were expressed, in New Taiwan Dollar (“NT$”). Such financial statements were translated into U.S. Dollars (“$” or “USD”) in accordance ASC 830, "Foreign Currency Matters", with the NT$ as the functional currency. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder's deficit are translated at the historical rates and income statement items are translated at an average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income (loss) as a component of stockholders’ equity (deficit).

Research and Development — The Company accounts for research and development expenses in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, share-based compensation, and facilities-related overhead, outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, upfront and development milestone payments under collaborative agreements and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables. Research and development expense were $10,213 and $52,293 for the three months ended September 30, 2018 and 2017, respectively. Research and development expense were $224,316 and $232,613 for the nine months ended September 30, 2018 and 2017, respectively.

Promotional and Advertising Costs — Promotional and advertising costs are classified as selling and general and administrative expenses, and are expensed as incurred. Promotional and advertising expenses consist primarily of the costs of designing, producing, and distributing materials promoting the Company and its products, including its corporate website. Promotional and advertising costs were $173 and $2 for the three months ended September 30, 2018 and 2017, respectively. Promotional and advertising costs were $173 and $675 for the nine months ended September 30, 2018 and 2017, respectively.

Statement of Cash Flows — Cash flows from the Company's operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Comprehensive Income (Loss) — Comprehensive income (loss) includes accumulated foreign currency translation gains and losses. The Company has reported the components of comprehensive income (loss) in its statements of operations and comprehensive income (loss).

Reclassifications — Certain classifications have been made to the prior year financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Recently Issued Accounting Pronouncements — In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The core principle of the ASU is that a lessee should recognize the assets and liabilities that arise from its leases other than those that meet the definition of a short-term lease. The ASU requires extensive qualitative and quantitative disclosures, including with respect to significant judgments made by management. Subsequently, the FASB issued ASU No. 2017-13, in September 2017 and ASU No. 2018-01, in January 2018, which amends and clarifies ASU 2016-02. The ASU will be effective for the Company beginning January 1, 2019, including interim periods in the fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated results of operations, cash flows, financial position and disclosures.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in its interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions the Company may take. The Company is continuing to gather additional information to determine the final impact.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (ASU 2018-02), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Early adoption of the amendments in this Update is permitted, including adoption in any interim period, (1) for public business entities for reporting periods for which financial statements have not yet been issued and (2) for all other entities for reporting periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. The Company is currently evaluating the impact of adopting this new guidance on its financial position, results of operations, statement of comprehensive income, and cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than the Company's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. The Company is currently evaluating the effect ASU 2018-07 will have on the condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU will have on its financial statements.

NOTE 3. COLLABORATIVE AGREEMENTS

(a)	Collaborative agreements with BHK

(i)       On February 24, 2015, BioLite Taiwan and BioHopeKing Corporation (the “BHK”) entered into a co-development agreement, (the “BHK Co-Development Agreement”), pursuant to which it is collaborative with BHK to develop and commercialize BLI-1401-2 (Botanical Drug) Triple Negative Breast Cancer (TNBC) Combination Therapy (BLI-1401-2 Products) in Asian countries excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Co-Development Agreement will remain in effect for fifteen years from the date of first commercial sale of the Product in in Asia excluding Japan.

On July 27, 2016, BioLite Taiwan and BHK agreed to amend the payment terms of the milestone payment in an aggregate amount of $10 million based on the following schedule:

•	Upon the signing of the BHK Co-Development Agreement: $1 million, or 10% of total payment

•	Upon the first Investigational New Drug (IND) submission and BioLite Taiwan will deliver all data to BHK according to FDA Reviewing requirement: $1 million, or 10% of total payment

•	At the completion of first phase II clinical trial: $1 million, or 10% of total payment

•	At the initiation of phase III of clinical trial research: $3 million, or 30% of total payment

•	Upon the New Drug Application (NDA) submission: $4 million, or 40% of total payment

In December 2015, BHK has paid a non-refundable upfront cash payment of $1 million, or 10% of $10,000,000, upon the signing of BHK Co-Development Agreement. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this cash receipt as collaboration revenue when all research, technical, and development data was delivered to BHK in 2015. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this collaborative agreement. In August 2016, the Company has received the second milestone payment of NT$31,649,000, approximately equivalent to $1 million, and recognized collaboration revenue in the same year. As of the date of this report, the Company has not completed the first phase II clinical trial.

In addition to the milestone payments, BioLite Taiwan is entitled to receive royalty on 12% of BHK’s net sales related to BLI-1401-2 Products. As of September 30, 2018 and December 31, 2017, the Company has not earned the royalty under the BHK Co-Development Agreement.

(ii)      On December 9, 2015, BioLite Taiwan entered into another two collaborative agreements (the “BHK Collaborative Agreements”), pursuant to which it is collaborative with BHK to co-develop and commercialize BLI-1005 for “Targeting Major Depressive Disorder” (BLI-1005 Products) and BLI-1006 for “Targeting Inflammatory Bowel Disease” (BLI-1006 Products) in Asia excluding Japan for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. The development costs shall be shared 50/50 between BHK and the Company. The BHK Collaborative Agreements will remain in effect for fifteen years from the date of first commercial sale of the Product in Asia excluding Japan.

In 2015, the Company recognized the cash receipt in a total of NT$50 million, approximately equivalent to $1.71 million, as collaboration revenue when all research, technical, and development data was delivered to BHK. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis and recognized this payment as collaboration revenue when all research, technical, data and development data was delivered to BHK. The cash receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before the BHK Collaborative Agreements were signed and it does not relate to any future commitments made by BioLite Taiwan and BHK in this BHK Collaborative Agreements.

In addition to the total of NT$50 million, approximately equivalent to $1.71 million, BioLite Taiwan is entitled to receive 50% of the future net licensing income or net sales profit. As of September 30, 2018 and December 31, 2017, the Company has not earned the royalty under the BHK Collaborative Agreements.

(b)	Collaborative Agreement with BriVision

On December 29, 2015, BioLite Taiwan and BriVision entered into a collaborative agreement (the “BriVision Collaborative Agreement”), pursuant to which it is collaborative with BriVision to develop and commercialize five products, including BLI-1005 CNS-Major Depressive Disorder, BLI-1008 CNS-Attention Deficit Hyperactivity Disorder, BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1, BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer, and BLI-1501 Hematology-Chronic Lymphocytic Leukemia ( collectively “Five Products”) in the United States of America and Canada for all related intellectual property rights, and has developed it for medicinal use in collaboration with outside researchers. On January 12, 2017, BioLite Taiwan entered into an Addendum (the “Addendum”) to the BriVision Collaborative Agreement, pursuant to which BioLite Taiwan and BriVision agreed to include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the BriVision Collaborative Agreement (the “Sixth Product”) and defined the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be the U.S.A and Canada. The BriVision Collaborative Agreement will remain in effect for fifteen years from the date of first commercial sale of the Five Products in the North America Region. Either party may terminate upon thirty days’ prior written notice for breach or insolvency.

Under the BriVision Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

•	Upfront payment shall be made upon the signing of this BriVision Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite Taiwan has to deliver all data to BriVision in one week.
•	Upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.
•	At the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.
•	Upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.
•	At the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.
•	Upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

An upfront payment of $3,500,000 (the “Milestone Payment”), or 3.5% of $100,000,000, was due in December 2015 under the BriVision Collaborative Agreement. On May 6, 2016, BioLite Taiwan and BriVision amended the payment terms under the BriVision Collaborative Agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016. The Company concluded that the deliverables are considered separate units of accounting as the delivered items have value to the customer on a standalone basis. The receipt is for the compensation of past research efforts and contributions made by BioLite Taiwan before this collaborative agreement was signed and it does not relate to any future commitments made by BioLite Taiwan and BriVision in this collaborative agreement.

In March 2016, BioLite Taiwan has submitted the first IND and delivered the IND package to BriVision. In February 2017, BriVision agreed to pay the 6.5% of total payment, $6,500,000 to BioLite Taiwan with $650,000 in cash and $5,850,000 in the form of newly issued shares of common stock of ABVC, at the price of $2.0 per share based on the quoted price (for the shares) provided by OTC Markets Group Inc., for an aggregate number of 2,925,000 shares. Since the common stock shares of ABVC are lightly traded in the over-the-counter market, the Company considered to utilize other fair value inputs, such as the bid-ask spread, in determining the fair value of the shares as of September 30, 2018 and December 31, 2017.

Since both BioLite Taiwan, BriVision, and ABVC are related parties and under common control by Dr. Tsung-Shann Jiang, the Company has recorded the full amount of $6,500,000 and $3,500,000 in connection with the BriVision Collaborative Agreement as additional paid-in capital.

As of the date of this report, the first phase II clinical trial research has not completed yet. Under the BriVision Collaborative Agreement, BioLite Taiwan is also entitled to 5% of net sales of the Products. There have not been any commercial sales since the BriVision Collaborative Agreement became effective.

The Company evaluated the various collaboration agreements in accordance with the provisions of ASC Topic 606. The Company’s arrangement with BHK contains the following deliverables: (i) the license right to develop and use proprietary technology and confidential information for BLI-1401-2 Products, and its related intellectual property rights (the “BLI-1401-2 Deliverable”), (ii)  the license right to develop and use proprietary technology and confidential information for BLI-1005 Products, and its related intellectual property rights (the “BLI-1005 Deliverable”), and (iii) the license right to develop and use proprietary technology and confidential information for BLI-1006 Products, and its related intellectual property rights (the “BLI-1006 Deliverable”). The Company’s arrangement with BriVision contains the license right to develop and use proprietary technology and confidential information for the Five Products and the Sixth Product, and their related intellectual property rights (the “Five Products and the Sixth Product Deliverable).

The Company has concluded that each of herein deliverables identified at the inception of the arrangement has standalone value from each of the elements based on their nature. Factors considered in this determination included, among other things, the capabilities of the collaboration partner, whether any other vendor sells the item separately, whether the value of the deliverable is dependent on the other elements in the arrangement, whether there are other vendors that can provide the items and if the customer could use the item for its intended purpose without the other deliverables in the arrangement. Additionally, the Collaboration Agreements do not include a general right of return. Accordingly, each of herein deliverables included in the BHK and BriVision arrangements qualifies as a separate unit of accounting. Therefore, the Company has identified seven units of accounting in connection with its obligations under the collaboration arrangement with BHK and BriVision as follows: (i) BLI-1005 Products, (ii) BLI-1006 Products, (iii) BLI-1008 Products, (iv) BLI-1401-1 Products, (v) BLI-1401-2 Products, (vi) BLI-1401-2 Products, and (vii) Maitake Product (the Sixth Product).

NOTE 4. INVENTORY

Inventory consists of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Merchandise	$4,851	$4,951
Finished goods	101,045	104,454
Work-in-process	20,305	20,885
Raw materials	56,864	69,418
Inventory, net	$183,065	$199,708

NOTE 5. LONG-TERM INVESTMENTS

(1)	The ownership percentages of each investee are listed as follows:

	Ownership percentage
	September 30,	December 31,	Accounting
Name of related party	2018	2017	treatment
Braingenesis Biotechnology Co., Ltd.	0.23%	0.23%	Cost Method
Genepharm Biotech Corporation	0.98%	0.98%	Cost Method
BioHopeKing Corporation	6.93%	9.60%	Cost Method
BioFirst Corporation	21.51%	21.51%	Equity Method
American BriVision (Holding) Corp.	2.32%	2.32%	Equity Method
Rgene Corporation	13.04%	13.04%	Equity Method

(2)	The extent the investee relies on the company for its business are summarized as follows:

Name of related party	The extent the investee relies on the Company for its business

Braingenesis Biotechnology Co., Ltd.	No specific business relationship
Genepharm Biotech Corporation	No specific business relationship
BioHopeKing Corporation	Collaborating with the Company to develop and commercialize drugs
American BriVision (Holding) Corp.	Collaborating with the Company to develop and commercialize drugs
Rgene Corporation	Loaned to the investee
BioFirst Corporation	Loaned from the investee and provides research and development support service

(3)	Long-term investment mainly consists of the following:

	September 30, 2018	December 31, 2017
Non-marketable Cost Method Investments	(UNAUDITED)
Braingenesis Biotechnology Co., Ltd.	$7,235	$7,442
Genepharm Biotech Corporation	22,089	22,720
BioHopeKing Corporation (See NOTE 3)	1,607,639	2,261,524
Sub total	1,636,963	2,291,686
Equity Method Investments
BioFirst Corporation (NOTE 12)	1,679,915	1,894,283
American BriVision (Holding) Corp. (See NOTE 3 & 12)	-	-
Rgene Corporation (NOTE 12)	-	-
Total	$3,316,878	$4,185,969

(a)	BioFirst Corporation (the “BioFirst):

The Company holds an equity interest in BioFirst Corporation, (the “BioFirst”), accounting for its equity interest using the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2018 and December 31, 2017, the Company owns 21.51% common stock shares of BioFirst.

Summarized financial information for the Company's equity method investee, BioFirst, is as follows:

Balance Sheets

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Current Assets	$7,630,555	$6,903,042
Noncurrent Assets	1,753,483	2,730,701
Current Liabilities	1,068,368	318,074
Shareholders' Equity	8,315,670	9,315,669

Statements of operation

	Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Net sales	$33,304	$3,010,216
Gross profit	6,590	2,991,886
Net profit (loss)	(766,425)	1,941,848
Share of profit (losses) from investments accounted for using the equity method	(164,649)	413,873

(b)	American BriVision (Holding) Corp. (the “ABVC”):

Both ABVC and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the American BriVision (Holding) Corp., (the “ABVC”), the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2018 and December 31, 2017, the Company owns 2.32% common stock shares of ABVC.

Summarized financial information for the Company's equity method investee, ABVC, is as follows:

Balance Sheets

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Current Assets	$2,594,389	$2,643,332
Current Liabilities	4,478,531	4,400,247
Noncurrent Liabilities	564,567	-
Shareholders' Equity (Deficit)	(2,448,709)	(1,756,915)

Statements of operation

	Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Net sales	$-	$-
Gross Profit	-	-
Net loss	(795,195)	(3,861,646)
Share of loss from investments accounted for using the equity method	-	-

(c)	Rgene Corporation (the “Rgene”):

Both Rgene and the Company are under common control by Dr. Tsung-Shann Jiang, the CEO and chairman of the Company. Since Dr. Tsung-Shann Jiang is able to exercise significant influence, but not control, over the Rgene, the Company determined to use the equity method to accounts for its equity investment as prescribed in ASC 323, Investments—Equity Method and Joint Ventures (“ASC 323”). Equity method adjustments include the Company’s proportionate share of investee’s income or loss and other adjustments required by the equity method. As of September 30, 2018 and December 31, 2017, the Company owns 13.04% common stock shares of Rgene.

Summarized financial information for the Company's equity method investee, Rgene, is as follows:

Balance Sheets

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Current Assets	$37,543	$48,557
Noncurrent Assets	14,839	81
Current Liabilities	3,205,516	3,118,897
Shareholders' Equity (Deficit)	(3,153,134)	(3,070,259)

Statements of operation

	Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Net sales	$-	$-
Gross Profit	-	-
Net loss	(188,933)	(3,174,653)
Share of loss from investments accounted for using the equity method	-	(414,067)

(4)	Disposition of long-term investment

During the nine months ended September 30, 2018, the Company sold 347,000 shares of common stock of BioHopeKing Corporation (the “BHK”) at prices ranging from NT$25, equivalent $0.84, to NT$30, equivalent $1.00, to two directors of BHK. As a result of the transactions, the Company recognized investment loss of $287,513 for the same period.

On November 2, 2018, the Company subsequently purchased an aggregate of 366,200 shares of common stock of BHK at NT$50, equivalent $1.67, from eleven shareholders of BHK. The percentage of ownership accordingly increased to 9.74% as of November 2, 2018.

(5)	Losses on Equity Investments

The components of losses on equity investments for each period were as follows:

	For the Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
Share of equity method investee losses	$(164,649)	$(194)
Impairments	-	(4,379,456)
Total losses on equity investments	$(164,649)	$(4,379,650)

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2018 and December 31, 2017 are summarized as follows:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Land	$364,527	$374,953
Buildings and leasehold improvements	291,291	299,623
Machinery and equipment	87,623	90,130
Office equipment	21,357	21,968
	764,798	786,674
Less: accumulated depreciation	(242,731)	(216,098)
Property and equipment, net	$522,067	$570,576

Depreciation expenses were $10,569 and $11,034 for the three months ended September 30, 2018 and 2017, respectively. Depreciation expenses were $33,240 and $32,903 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 7. BANK LOANS

(1)	Short-term bank loan consists of the following:

	September 30,	December 31,
	2018	2017
	(UNAUDITED)
Cathay United Bank	$-	$253,036
CTBC Bank	656,000	674,764
Total	$656,000	$927,800

Cathay United Bank

On June 28, 2016, BioLite Taiwan and Cathay United Bank entered into a one-year bank loan agreement (the “Cathay United Loan Agreement”) in an amount of NT$7,500,000, equivalent to $246,000. The term started June 28, 2016 with maturity date at June 28, 2017. The loan balance bore interest at a floating rate of prime rate plus 1.15%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. On September 6, 2017, BioLite Taiwan extended the Cathay United Loan Agreement for one more year through September 6, 2018 with the principal amount of NT$7,500,000, equivalent to $246,000. As of September 30, 2018 and December 31, 2017, the effective interest rates per annum were 2.22%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman. The Company repaid the principal and interests of this bank loan on September 6, 2018.

Interest expenses were $1,361 and $12 for the three months ended September 30, 2018 and 2017, respectively. Interest expenses were $4,175 and $2,723 for the nine months ended September 30, 2018 and 2017, respectively.

CTBC Bank

On June 12, 2017 and July 19, 2017, BioLite Taiwan and CTBC Bank entered into short-term saving secured bank loan agreements (the “CTBC Loan Agreements”) in an amount of NT$10,000,000, equivalent to $328,000, and NT$10,000,000, equivalent to $328,000, respectively. Both two loans had the same maturity date at January 19, 2018. In February 2018, BioLite Taiwan combined two loans and extended the loan contract with CTBC for one year. The extended maturity date is January 19, 2019.The loan balances bear interest at a fixed rate of 1.63% per annum. The loan is guaranteed by the Company’s chairman and BioFirst.

Interest expenses were $2,768 and $2,214 for the three months ended September 30, 2018 and 2017, respectively. Interest expenses were $8,270 and $2,214 for the nine months ended September 30, 2018 and 2017, respectively.

(2)	Long-term bank loan consists of the following:

	September 30,	December 31,
	2018	2017
	(UNAUDITED)
Cathay United Bank	$64,829	$95,893
Less: current portion of long-term bank loan	(39,737)	(40,203)
Total	$25,092	$55,690

On April 30, 2010, BioLite Taiwan entered into a seven-year bank loan of NT$8,900,000, equivalent to $291,920, with Cathay United Bank. The term started April 30, 2010 with maturity date at April 30, 2017. On April 30, 2017, BioLite Taiwan extended the original loan agreement for additional three years with the new maturity date at April 30, 2020. The loan balance bears interest at a floating rate of prime rate plus variable rates from 0.77% to 1.17%. The prime rate is based on term deposit saving interest rate of Cathay United Bank. As of September 30, 2018 and December 31, 2017, the actual interest rates per annum were 2.24%. The loan is collateralized by the building and improvement of BioLite Taiwan, and is also personal guaranteed by the Company’s chairman.

Interest expenses were $122 and $603 for the three months ended September 30, 2018 and 2017, respectively. Interest expenses were $1,375 and $1,932 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 8. NOTES PAYABLE

On November 27, 2017, BioLite Taiwan and Cheng-Chi International Co., Ltd., a Taiwanese company, entered into a promissory note, (the “Cheng-Chi Promissory Note”), for borrowing an aggregate amount of NT$6,000,000, equivalent to $196,800, for the period from November 27, 2017 to January 11, 2018. The principal of the Cheng-Chi Promissory Note bore interest at 12% per annum. This Cheng-Chi Promissory Note was secured by 700,000 common stock shares of ABVC and was also personal guaranteed by the Company’s chairman. On January 11, 2018, the principal and accrued interest totaling NT$6,090,000, equivalent to $199,752, has been paid in full.

On March 27, 2018, BioLite Taiwan and two individuals entered into a promissory note, (the “Hsu and Chow Promissory Note”), for borrowing an aggregate amount of NT$4,660,000, equivalent to $152,848, for the period from March 27, 2018 to June 26, 2018. On September 26, 2018, the company extended the original loan agreement through December 26, 2018. The principal of the Hsu and Chow Promissory Note bore interest at 13.6224% per annum. This Hsu and Chow Promissory Note was secured by common stock shares of ABVC and was also personal guaranteed by the Company’s chairman. Interest expense was $4,581 and $11,106 for the three and nine months ended September 30, 2018, respectively.

During the nine months ended September 30, 2018, BioLite Taiwan also entered various unsecured loan agreements bearing interest at fixed rates between 12% and 13.6224% per annum with three individuals to advance in aggregate of NT$10,500,000, equivalent to $344,400, for working capital purpose. The term of the loan varies from one month to three months with various maturity dates through May 25, 2018. As of the date of this report, the Company is still in discussion with the three individuals with respect to the terms of extension for the unsecured loans. Interest expense was $14,422 and $33,500 for the three and nine months ended September 30, 2018, respectively.

NOTE 9. ACCRUED EXPENSES

Accrued expenses mainly consist of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Accrued salaries and bonus	$154,073	$45,862
Accrued employee benefits and pension expenses	6,919	9,390
Accrued professional service fees	32,128	8,300
Accrued research and development expenses	38,116	2,656
Accrued collaboration revenue payable	389,460	400,600
Others	19,023	44,404
	$639,719	$511,212

NOTE 10. OTHER PAYABLE

Other payable mainly consists of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Other payable	$11,801	$4,532
Taiwan income tax withholding payable	50,660	11,756
Litigation payable (a)	7,437	-
Temporary receipts	75,440	-
	$145,338	$16,288

(a)	Contingencies and legal proceedings

In January 2018, a former employee of the Company, (the “Plaintiff”), filed a class action civil complaint against the Company at Taiwan Hsin-Chu District Court. The Plaintiff alleged the following causes of action under the Labor Standards Act of Taiwan: (1) failure to pay employees for all hours worked; (2) failure to pay accrued vacation wages; (3) failure to pay severance payments; and (4) failure to distribute retirement pension to pension trust. The case went to trial on July 12, 2018, and on July 31, 2018, the court pronounced its judgment that the Company is obligated to pay the compensation amount of NT$226,738, equivalent $7,437 to the Plaintiff. An appeal was filed by the Company in August 2018. The next court session is scheduled in December 2018. As of September 30, 2018, the Company has recorded the full liability of $7,437 pursuant to ASC 450-20-25-2 under Topic 450, “Contingencies Loss Contingencies Recognition”.

NOTE 11. SHARE-BASED COMPENSATION

On November 15, 2013, the Board of Directors of BioLite Taiwan approved the adoption of the 2013 Stock Option and Incentive Plan, (the “2013 Plan”), providing for the issuance under 2013 Plan of options and rights to purchase up to two million seventy thousand (2,070,000) shares of common stock. Awards of incentive options may be granted under the 2013 Plan until December 31, 2017. As of September 30, 2018 and December 31, 2017, there were 0 and 487,000 shares available for issuance under the 2013 Plan, respectively, which provides for the grant of share-based awards to employees and officers.

Plan Administration ─ The 2013 Plan may be administered by the full Board of Directors of BioLite Taiwan. The Board of BioLite Taiwan has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2013 Plan.

Eligibility ─ Persons eligible to participate in 2013 Plan will be those full time employees and officers of the Company as selected from time to time by the Board of BioLite Taiwan in its discretion.

Limits ─ Under 2013 Plans, stock options granted to any individual employee cannot exceed 25% of the Plan, neither to exceed 3% of the total common stock shares issued by BioLite Taiwan.

Stock Options ─ The option exercise price of each option under both plans was determined by the Company's status at the date of grant: (i) before public offering date: the option exercise price would be NT$12.5, equivalent to $0.39, per share and NT$15.0, equivalent to $0.46, per share for the 2013 Plan, respectively, (ii) after public offering date: the exercise price would be decided by the Board of BioLite Taiwan, and not less than the book value per share on the latest financial report before the date of grant, (iii) after been listed on the secondary market, the option exercise price would be the market price, but not less than the par value of the common stock. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in its capital structure. The term of the option was determined by the Board of Directors of BioLite Taiwan, under the 2013 Plan, employees could exercise 50%, 75%, and 100% of the options at 6 months, 12 months and 24 months after the date of grant. In general, unless otherwise permitted by the Board of BioLite Taiwan, no option granted under 2013 Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Under 2013 Plan, upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check, or other instrument acceptable to the Board BioLite Taiwan. Subject to applicable law, the exercise price may also be delivered to BioLite Taiwan by a broker pursuant to irrevocable instructions to the broker from the optionee. To qualify as incentive options, options must meet additional tax requirements.

Tax Withholding ─ Participants in the 2013 Plan are responsible for the payment of any taxes that BioLite Taiwan is required by law to withhold upon the exercise of options or vesting of other awards. Subject to approval by the Board, participants may elect to have the minimum tax withholding obligations satisfied by authorizing BioLite Taiwan to withhold shares of common stock to be issued pursuant to the exercise or vesting.

Amendments and Termination ─ The Board of Directors of BioLite Taiwan may at any time amend or discontinue the 2013 Plan, and the Board of BioLite Taiwan may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of 2013 Plan will be subject to approval by the administrative authorities.

The following table summarizes the stock option activity under the 2013 Plan, and related information:

Options Outstanding
	Number of		Weighted-
	Shares	Weighted	Average
	Underlying	Average	Remaining	Aggregate
	Outstanding	Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value
Outstanding – January 1, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2016	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	-	-	-	-
Outstanding – December 31, 2017	487,000	$0.4600	2.13	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited or cancelled	(487,000)	-	-	-
Outstanding – September 30, 2018	-	$-	-	$-

Exercisable – September 30, 2018	-	$-	-	$-

Vested and expected to vest – September 30, 2018	-	$-	-	$-

Exercisable – December 31, 2017	487,000	$0.4600	2.13	$-

Vested and expected to vest – December 31, 2017	487,000	$0.4600	2.13	$-

Compensation expense related to share-based transactions is measured and recognized in general and administrative expenses in the financial statements based on the fair value of the awards granted. The share-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally a half year to two years. The Company recognized stock-based compensation expense of $0 and $0 for the three and nine months ended September 30, 2018 and 2017, respectively.

NOTE 12. RELATED-PARTY TRANSACTION

Related parties:

(1)	Lion Arts Promotion Inc. (hereinafter, “LION”) was incorporated on March 17, 1997 under the laws of Taiwan. LION is in the business of art related promotion and is a controlling shareholder of BioLite Taiwan.

(2)	BioFirst Corporation (hereinafter, “BioFirst”) was incorporated on November 7, 2006 under the laws of Taiwan. BioFirst is in the business of researching, developing, manufacturing, and marketing of innovative patented medical products. As of September 30, 2018 and December 31, 2017, the Company owned 21.51% and 21.51% common stock shares of BioFirst (See NOTE 5), respectively.

(3)	American BriVision Corporation (hereinafter, “BriVision”) was incorporated on July 21, 2015 in the State of Delaware, engaging in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs. In 2015, BriVision entered a collaborative agreement with the Company (See NOTE 3). On May 6, 2016, the Company and BriVision entered into an addendum to the collaborative agreement, whereby BriVision has agreed to pay the upfront payment to the Company $2,600,000 in cash and $900,000 in newly issued shares of common stock of BriVision’s holding company, American BriVision (Holding) Corporation (“ABVC”), a Nevada company, at the price of $1.60 per share, for an aggregate number of 562,500 shares. In August 2016, the Company made additional equity investment of $2,350,000 in cash to acquire 1,468,750 shares of common stock of ABVC. In February 2017, the Company received $650,000 in cash and $5,850,000 in the form of newly issued 2,925,000 shares of common stock of ABVC, at the price of $2.0 per share for the first milestone payment. As of September 30, 2018 and December 31, 2017, the Company owned 2.32% common stock of ABVC (See NOTE 5).

(4)	Rgene Corporation (hereinafter, “Rgene”) was incorporated on June 24, 2010 under the laws of Taiwan. Rgene is in the business of research and development and innovation of various drugs. On March 23, 2017, the Company acquired 600,000 shares of common stock of Rgene for NT$15,000,000, equivalent approximately $493,500, in cash. As of September 30, 2018 and December 31, 2017, the Company owned 13.04% common stock of Rgene (See NOTE 5).

(5)	AsianGene Corporation (hereinafter, “AsianGene”) was incorporated on December 16, 2013 under the laws of Taiwan. AsianGene is in the business of real estate development. AsianGene is one of the shareholders of the Company.

(6)	LionGene Corporation (hereinafter, “LionGene”) was incorporated on November 23, 2009 under the laws of Taiwan. LionGene is in the business of biotechnology services. LionGene and the Company are related parties and under common control by a controlling beneficiary shareholder of the Company.

(7)	Mr. Tsung-Shann Jiang is the chairman and CEO of the Company and the President and a member of board of directors of BioFirst. Mr. Jiang is also the controlling beneficiary shareholder of ABVC, BriVision, and Rgene. Ms. Shu-Ling Jiang, Mr. Tsung-Shann Jiang’s wife, is the chairman of LION and BioFirst, and a member of board of directors of the Company. Mr. Eugene Jiang is Mr. and Ms. Jiang’s son. Mr. Eugene Jiang is a member of board of directors of the Company, and is also the chairman, interim CFO, and majority shareholder of ABVC. Mr. Tsung-Shann Jiang, Ms. Shu-Ling Jiang, and Mr. Eugene Jiang hereinafter are collectively called “JIANGS”.

Related party transactions:

For the nine months ended and as of September 30, 2018, the related party transactions are summarized as follows:

	Amounts	Amounts	Accounts	Loan to	Rent
	due from	due to	receivable	(Loan from)	Expenses (a)
LION	$-	$65,689	$656	$-	$9,553
BioFirst	-	372,812	-	(1,899,807)	-
ABVC & BriVision	22,009	-	-	-	-
Rgene	45,320	-	-	-	-
LionGene	62,238	-	-	-	-
JIANGS	-	328,474	-	(90,282)	-
Total	$129,567	$766,975	$656	$(1,990,089)	$9,553

As of December 31, 2017, the balances due to and due from related parties are summarized as follows:

	Amounts	Amounts	Accounts	Loan to
	due from	due to	receivable	(Loan from)
LION	$-	$23,171	$1,350	$-
BioFirst	-	1,118,361	2,125	(937,922)
ABVC & BriVision	115,168	-	-	-
Rgene	3,316	-	-	33,738
AsianGene	1,731	-	-	-
JIANGS	-	311,044	-	-
Total	$120,215	$1,452,576	$3,475	$(904,184)

For the nine months ended September 30, 2017, the related party transactions are summarized as follows:

	Merchandise Sales	Rent Expenses (a)
LION	$1,624	$28,103
Total	$1,624	$28,103

(a)	The Company leased its office from LION. The monthly base rent was approximately $3,000. The lease was terminated on March 31, 2018. Rent expense under this lease agreement amounted to $9,553 and $28,103 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE 13. INCOME TAX

U.S.A

BioLite Holding, Inc. files income tax returns in the U.S. federal jurisdiction, and state and local jurisdictions.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of September 30, 2018 and December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at September 30, 2018 and December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the year ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

British Virgin Islands

BioLite BVI, Inc. was incorporated in British Virgin Islands, which does not tax income.

Taiwan

BioLite Inc. was incorporated in Taiwan. According to the amendments to the “Income Tax Act” enacted by the office of the President of the Republic of China on February 7, 2018, an increase in the statutory income tax rate from 17% to 20% and decrease in the undistributed earning tax from 10% to 5% are effective from January 1, 2018. This increase in the statutory income tax rate does not affect the amounts of the current taxes recognized as of December 31, 2017 and for the year then ended. No income tax liabilities existed as of September 30, 2018 and December 31, 2017 due to the Company's continuing operating losses. As of September 30, 2018 and December 31, 2017, the Company had deferred tax assets related to tax loss and credit carryforwards totaling $1,227,334 and $1,017,897, respectively, which begin to expire in 2026.

Provision for income tax (benefit) consists of the following:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Current provision
U.S.A.	$-	$-	$-	$-
Taiwan	-	-	-	-
Subtotal	$-	$-	$-	$-
Deferred provision
U.S.A.	$-	$-	$-	$-
Taiwan	(69,075)	(64,900)	(242,092)	(224,762)
Total provision for income tax(benefit)	$(69,075)	$(64,900)	$(242,092)	$(224,762)

The components of deferred tax assets consisted of the following:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Deferred tax assets:
U.S.A
Tax loss and credit carryforwards	$155,612	$155,612
Less: Valuation allowance	(155,612)	(155,612)
Subtotal	-	-
Taiwan
Loss on disposal of assets	$676,105	$694,810
Tax loss and credit carryforwards	1,227,334	1,017,897
Less: Valuation allowance	(676,105)	(694,810)
Subtotal	1,227,334	1,017,897
Total deferred tax assets	$1,227,334	$1,017,897

The difference between the combined effective income tax rate reflected in the provision for income tax on income (loss) before taxes and the amounts determined by applying the applicable the U.S. statutory income tax rate and Taiwan unified income tax rate for the nine months ended September 30, 2018 and 2017 are analyzed below:

	For the Nine Months Ended September 30,
	2018	2017
	(UNAUDITED)
U.S. statutory income tax rate	21%	35%
Taiwan unified income tax rate	20%	17%
Changes in valuation allowance	(56)%	(55)%
Effective combined income tax rate	(15)%	(3)%

NOTE 14. COMMITMENTS

Operating lease commitment:

The Company’s operating leases include lease contracts of office spaces, laboratory space, and employees’ dormitory. Future minimum lease payments under the operating leases are summarized as follows:

As of September 30,	Amount
2019	$57,684
2020	12,546
Total	$70,230

In-Licensing collaborative agreement commitment:

(1)	On January 1, 2011, BioLite Taiwan entered into a collaborative agreement (the “PITDC Collaborative Agreement”) with Medical and Pharmaceutical Industry Technology and Development Center (“PITDC”), a Taiwanese Company. Pursuant to the PITDC Collaborative Agreement, PITDC granted BioLite Taiwan the sole licensing right for drug and therapeutic use of depressive disorders related patent and technology expired in November 2026. The total consideration for obtaining such grant was NT$17,000,000, equivalent approximately $557,600, of which NT$3,400,000, equivalent approximately $111,520, was due within 30 days upon signing the agreement and the remaining balance of NT$13,600,000, equivalent approximately $446,080, is due pursuant to a milestone payment schedule. In addition, BioLite Taiwan is required to pay PITDC 10% of sublicensing revenues net of related research and development cost and royalties at a range from 1% to 3% of sales of drugs.

BioLite Taiwan paid the upfront payment of NT$3,400,000, equivalent approximately $111,520, in 2011, the first milestone payment of NT$2,550,000, equivalent approximately $83,640, in 2012, and the third milestone payment of NT$2,125,000, equivalent approximately $69,700, in 2013. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the PITDC Collaborative Agreement, BioLite Taiwan is also required to pay PITDC 10% of sublicensing revenues to PITDC. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan paid $0 to PITDC accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has accrued collaboration revenue payable of $274,866 and $282,728 to PITDC, respectively.

(2)	On February 10, 2011, BioLite Taiwan entered into a collaborative agreement (the “ITRI Collaborative Agreement I”) with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the ITRI Collaborative Agreement I, ITRI granted BioLite Taiwan the sole licensing right for drug and therapeutic use of colon inflammation related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$20,000,000, equivalent approximately $656,000, of which NT$2,000,000, equivalent approximately $65,600, was due sixth days upon signing the agreement and the remaining balance of NT$18,000,000, equivalent approximately $590,400, was due pursuant to a milestone payment schedule. BioLite Taiwan paid the upfront payment of NT$2,000,000, equivalent approximately$65,600, in 2011 and the first milestone payment of NT$2,000,000, equivalent approximately $65,600, in 2016. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the ITRI Collaborative Agreement I, BioLite Taiwan is also required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan paid $0 to ITRI accounting for 10% of sublicensing revenues net of related research and development cost and royalties. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has accrued collaboration revenue payable of $114,594 and $117,872 to ITRI, respectively.

(3)	On February 10, 2011, BioLite Taiwan entered into another collaborative agreement (the “ITRI Collaborative Agreement II”) with Industrial Technology Research Institute (“ITRI”), a Taiwanese Company. Pursuant to the ITRI Collaborative Agreement II, ITRI granted BioLite Taiwan the sole licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology expired in February 2031. The total consideration for obtaining such grant was NT$35,000,000, equivalent approximately $1,148,000, of which NT$3,500,000, equivalent approximately $114,800, was due sixth days upon signing the agreement and the remaining balance of NT$31,500,000, equivalent approximately $1,033,200, was due pursuant to a milestone payment schedule. BioLite Taiwan paid the upfront payment of NT$3,500,000, equivalent approximately $114,800, in 2011. BioLite Taiwan recorded these amounts as research and development expenses when incurred.

Pursuant to the ITRI Collaborative Agreement II, BioLite Taiwan is also required to pay ITRI 10% of sublicensing revenues net of related research and development cost and royalties at a range from 3% to 5% of sales of drugs. As of September 30, 2018 and December 31, 2017, BioLite Taiwan has not sublicensed the licensing right for drug and therapeutic use of rheumatoid arthritis related patent and technology to any companies.

(4)	On December 27, 2016, BioLite Taiwan entered into a collaborative agreement (the “Yukiguni Collaborative Agreement”) with Yukiguni Maitake Co., Ltd (“YUKIGUNI”), a Japanese company. Pursuant to the Yukiguni Collaborative Agreement , YUKIGUNI granted BioLite Taiwan the right for selling Maitake dry powder and Maitake extract manufactured by YUKIGUNI, and the right for using Maitake related patent and technology expired in December 2036 or fifteen years after the date when the new product developed by BioLite Taiwan is first sold, whichever is earlier. The total consideration for obtaining such grant would be $305,000. During the nine months ended September 30, 2018 and 2017, BioLite Taiwan has paid YUKIGUNI an aggregate of $175,000 and $0, respectively, to obtain some Maitake related patent and technology.

NOTE 15. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of September 30, 2018 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

******

Biokey, Inc.

FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2017 and 2016

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 To the Board of Directors and Shareholders of Biokey, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Biokey, Inc. ( “the Company”) as of December 31, 2017 and 2016, the related statement of operations and comprehensive income(loss), stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for the years ended December 31, 2017 and 2016, in conformity with the U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2018.

Diamond Bar, California

April 27, 2018

KCCW Accountancy Corp.
3333 S Brea Canyon Rd. #206, Diamond Bar, CA 91765, USA
Tel: +1 909 348 7228 ● Fax: +1 909 895 4155 ● info@kccwcpa.com

BIOKEY, INC.

BALANCE SHEETS

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$1,225,397	$1,473,262
Accounts Receivable, net	59,080	74,777
Accounts Receivable - related parties, net	134,312	175,900
Other receivable	-	6,000
Total Current Assets	1,418,789	1,729,939

Property and equipment, net	37,600	41,186
Security Deposits	10,440	10,440
Total Assets	$1,466,829	$1,781,565

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$5,396	$24,485
Due to shareholders	5,800	5,800
Accrued expenses and other current liabilities	57,576	55,612
Advance from customers	10,985	15,452
Total Current Liabilities	79,757	101,349

Non-current Liabilities
Tenant security deposit	2,880	2,880
Total Liabilities	82,637	104,229

Equity
Preferred stock, no par value, 23,562,000 shares authorized:
7,000,000 shares of Series A issued and outstanding at December 31, 2017 and 2016	3,500,000	3,500,000
1,160,000 shares of Series B issued and outstanding at December 31, 2017 and 2016	1,160,000	1,160,000
13,973,097 shares of Series C issued and outstanding at December 31, 2017 and 2016	13,973,097	13,973,097
Common stock, no par value; 30,000,000 shares authorized, 6,498,134 shares issued and outstanding at December 31, 2017 and 2016	541,793	541,793
Additional paid-in capital - stock options	296,465	296,465
Accumulated deficit	(18,087,163)	(17,794,019)
Total Equity	1,384,192	1,677,336

Total Liabilities and Equity	$1,466,829	$1,781,565

BIOKEY, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Revenues	$983,218	$1,555,594
Cost of revenues	17,312	29,420
Gross profit	965,906	1,526,174

Operating expenses:
Research and development expenses	497,947	486,004
Selling, general and administrative expenses	767,504	918,271
Total operating expenses	1,265,451	1,404,275

Income (loss) from operations	(299,545)	121,899

Other income (expense)
Interest income	6,742	7,385
Other income (expenses)	459	1,407
Total other income (expenses)	7,201	8,792
Income (loss) before income tax	(292,344)	130,691
Provision for income tax	800	800
Net income (loss) and comprehensive income (loss)	$(293,144)	$129,891

BIOKEY, INC.

STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Preferred Stock		Common Stocks		Additional Paid-in	Accumulated
	Shares	Amounts	Shares	Amounts	Capital	Deficit	Total

Balance at December 31, 2015	22,133,097	$18,633,097	6,498,134	$541,793	$296,465	$(17,923,910)	$1,547,445
Net income	-	-	-	-	-	129,891	129,891
Balance at December 31, 2016	22,133,097	$18,633,097	6,498,134	$541,793	$296,465	$(17,794,019)	$1,677,336
Net loss	-	-	-	-	-	(293,144)	(293,144)
Balance at December 31, 2017	22,133,097	$18,633,097	6,498,134	$541,793	$296,465	$(18,087,163)	$1,384,192

BIOKEY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities
Net income (loss)	$(293,144)	$129,891
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,380	9,314
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	57,285	43,708
Decrease (increase) in other receivable	6,000	(6,000)
Decrease (increase) in prepaid expenses and other deposits	-	3,323
Increase (decrease) in accounts payable	(19,089)	(61,620)
Increase (decrease) in accrued expenses and other current liabilities	1,964	(14,087)
Increase (decrease) in advanced from others	(4,467)	3,642
Net cash provided by (used in) operating activities	(240,071)	108,171

Cash flows from investing activities
Purchase of equipment	(7,794)	(39,911)
Net cash used in investing activities	(7,794)	(39,911)

Net increase (decrease) in cash and cash equivalents	(247,865)	68,260

Cash and cash equivalents
Beginning	1,473,262	1,405,002
Ending	$1,225,397	$1,473,262

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$800	$800
Interest expense	$-	$-

BIOKEY, INC.

NOTES TO THE FINAICAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 1. Nature of Business and Significant Accounting Policies

Nature of business: Biokey, Inc., (hereinafter, “the Company”), was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. The Company provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase 1 through phase 3) and commercial manufacturing. The Company also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

A summary of the Company’s significant accounting policies is as follows:

Basis of presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable and other receivable: Accounts receivable and other receivable are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable and other receivable is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Laboratory and manufacturing equipment	2 ~5 years
Office equipment	3 years
Leasehold improvement	3 ~8 years
Furniture and fixtures	8~15 years

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of income for the period.

Impairment of long-lived assets: The Company reviews its long-lived assets whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets.

Revenue recognition: The Company’s revenue recognition policy is in accordance with U.S. GAAP when the following overall fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or the service has been performed, (iii) the Company’s price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.

Advertising costs: Advertising costs are expensed as incurred. The total advertising and marketing expenses were $0 for the years ended December 31, 2017 and 2016.

Research and development: The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. The Company provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.

Valuation of deferred tax assets: A valuation allowance is recorded to reduce its deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 8 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 207 and 2016, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Concentration of credit risks:

Cash and cash equivalents: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of December 31, 2017 and 2016, the Company had $963,763 and $1,083,790 in excess of FDIC insured limits, respectively. The Company has not experienced any losses in such accounts.

Customers: The Company performs ongoing credit evaluations of its customers’ financial condition and generally, requires no collateral.

For the year ended December 31, 2017, five customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 28%, 15%, 14%, 10%, and 10% of total net sales revenues, and 0%, 8%, 0%, 1%, and 69% of accounts receivable in aggregate at December 31, 2017, respectively:

Customer	Net Sales for the year 2017	A/R balance as of December 31, 2017
A	$273,966	$-
B	$150,450	$15,950
C	$141,674	$-
D	$98,000	$2,300
E	$88,085	$134,312	*

For the year ended December 31, 2016, four customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 50%, 13%, 11%, and 10% of total net sales revenues, and 70%, 1%, 0%, and 12% of accounts receivable in aggregate at December 31, 2016, respectively:

Customer	Net Sales for the year 2016	A/R balance as of December 31, 2016
A	$770,736	$175,900	*
B	$201,039	$2,259
C	$166,665	$-
D	$153,071	$30,506

*Related party transactions (See Note 3).

Suppliers: The Company currently is not entering any significant purchase agreements with suppliers for the years ended December 31, 2017 and 2016.

Fair value measurements: FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●	Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●	Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accrued liabilities, and due to related parties, approximate fair value due to their relatively short maturities.

Stock-based compensation: The Company measures expense associated with all employee stock-based compensation awards using a fair value method and recognizes such expense in the financial statements on a straight-line basis over the requisite service period in accordance with ASC Topic 718 “Compensation-Stock Compensation”. During the years ended December 31, 2017 and 2016, the Company did not record any employee stock-based compensation expenses.

The Company accounted for stock-based compensation to non-employees in accordance with ASC Topic 505-50 “Equity-Based Payments to Non-Employees” which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided. During the years ended December 31, 2017 and 2016, the Company did not record any non-employee stock-based compensation expenses.

Profit sharing plan: The Company has a 401 (k) profit sharing plan for employees who have reached the age of twenty-one and have completed one year of eligibility service. The Company’s contribution is based on management’s discretion. In addition, the Company may make a nonelective contributions to the plan. The amount of the nonelective contribution is determined by its Board of Directors on an annual basis. Total contributions that the Company made to the plan were $0 for the years ended December 31, 2017 and 2016.

Recently issued accounting pronouncements: In February 2016, the FASB issued ASU No. 2016-02, “Leases.” The core principle of the ASU is that a lessee should recognize the assets and liabilities that arise from its leases other than those that meet the definition of a short-term lease. The ASU requires extensive qualitative and quantitative disclosures, including with respect to significant judgments made by management. Subsequently, the FASB issued ASU No. 2017-13, in September 2017 and ASU No. 2018-01, in January 2018, which amends and clarifies ASU 2016-02. The ASU will be effective for the Company beginning January 1, 2019, including interim periods in the fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the method of adoption and assessing the impact of this ASU on its consolidated results of operations, cash flows, financial position and disclosures.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company is currently evaluating the overall impact that ASU 2014-09 and its related amendments will have on the Company’s financial statements.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”). To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions we may take. The Company is continuing to gather additional information to determine the final impact.

NOTE 2. Property and Equipment

The following is a summary of the Company’s property and equipment as of December 31, 2017 and 2016:

	2017	2016
Laboratory and manufacturing equipment	$829,999	$822,205
Office equipment	6,081	6,081
Leasehold improvements	1,994,585	1,994,585
Furniture and fixtures	106,510	106,510
Subtotal	2,937,175	2,929,381
Less: accumulated depreciation	(2,899,575)	(2,888,195)
Property and equipment, net	$37,600	$41,186

Total depreciation expense was $11,380 and $9,314 for the years ended December 31, 2017 and 2016, respectively.

NOTE 3. Related Party Transactions

Operating lease

The Company has subleased a portion of its office space to Amkey Ventures, LLC, (the “Amkey”) since June 21, 2001. The sublease is automatically renewed on an annual basis. Amkey is incorporated in the State of California on April 23, 2001. Mr. George J Lee, the Chairman of the Company, is one of managers of Amkey. The sublease is classified as an operating lease and the original lessee shall continue to account for the original lease as it did before commencement of the sublease. Pursuant to ASC 842-20-35-14, the nature of this sublease is such that the original lessee is not relieved of the primary obligation under the original lease, the original lessee (as sublessor) shall continue to account for the original lease. The rental income was $4,800 and $5,600 for the years ended December 31, 2017 and 2016, respectively. Accordingly, the Company recorded the rental income as a reduction of rent expenses for the years ended December 31, 2017 and 2016.

Related party sales transaction

Genepharm Inc., (the “Genepharm”), was incorporated on March 6, 2000 in the State of California. Mr. George J Lee is the Chairman of both Genepharm and the Company. The Company had net sales of $88,085 and $770,736 to Genepharm for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, the Company also had accounts receivable of $134,312 and $175,900 due from Genepharm.

Due to shareholders

The Company has advanced funds from its shareholder and Chairman for working capital purposes. The Company has not entered into any agreement on the repayment terms for these advances. The advances bear no interest rate and are due upon demand by its shareholder and Chairman. As of December 31, 2017 and 2016, the outstanding advances were $5,800.

NOTE 4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2017 and 2016 consisted of:

	2017	2016
Accrued professional fees	$35,756	$37,792
Accrued vacation	19,541	16,136
Others	2,279	1,684
	$57,576	$55,612

NOTE 5. Stock-Based Compensation

2000 Stock Plan

The Company’s board of directors adopted, and its stockholders approved its 2000 Stock Plan (the “2000 Plan”) in August 2000, providing for the issuance under 2000 Plan of options and rights to purchase up to one million (1,000,000) shares of common stock. As of December 31, 2017 and 2016, there were nil shares available for issuance under the Company’s 2000 Plan, which provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants.

The exercise price of incentive stock options under the 2000 Plan may not be less than 100% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if an incentive stock option is granted to an employee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be not less than 110% of the fair market value per share of the common stock on the date of grant. The exercise price of nonstatutory stock options under the 2000 Plan may not be less than 85% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if a nonstatutory stock option is granted to a person who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be not less than 110% of the fair market value per share of the common stock on the date of grant.

All stock options under the 2000 Plan have a term of no greater than 10 years from the date of grant. However, in the case of an option granted to an optionee who, at the time the optionee is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or subsidiary, the term of the option shall be 5 years from the date of grant or such shorter term as may be provided in the option agreement.

Vesting of stock options is determined by the board of directors of the Company. No stock option may be exercised subsequent to its termination date. The purchase price of a right to purchase common stock and the termination date of the offer under the 2000 Plan is determined by the board of directors of the Company. The Company shall have the right to repurchase all or a portion of the shares acquired pursuant to the exercise of this option in the event that the participant’s continuous service should terminate for any reason whatsoever.

2015 Stock Plan

The Company’s board of directors adopted, and its stockholders approved its 2015 Stock Plan (the “2015 Plan”) in March 2015, providing for the issuance under 2015 Plan of options and rights to purchase up to Four million two hundred and fifty thousand (4,250,000) shares of common stock. As of December 31, 2017 and 2016, there were 918,843 shares available for issuance under the Company’s 2015 Plan, which provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants.

The exercise price of incentive stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if an incentive stock option is granted to an employee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be no less than 110% of the fair market value per share of the common stock on the date of grant. The exercise price of nonstatutory stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant.

All stock options under the 2015 Plan have a term of no greater than 10 years from the date of grant. However, in the case of an option granted to an optionee who, at the time the optionee is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or subsidiary, the term of the option shall be 5 years from the date of grant or such shorter term as may be provided in the option agreement.

Vesting of stock options is determined by the board of directors of the Company. No stock option may be exercised subsequent to its termination date. The purchase price of a right to purchase common stock and the termination date of the offer under the 2015 Plan is determined by the board of directors of the Company. The Company shall have the right to repurchase all or a portion of the shares acquired pursuant to the exercise of this option in the event that the participant’s continuous service should terminate for any reason whatsoever.

The fair value of each stock option granted under both 2015 and 2000 Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2017		2016
Weighted average fair value of common stock on date of grant		$0.30		$0.30
Weighted average exercise price of the options	$	N/A	$	N/A
Weighted average exercise price of options outstanding at end of period		$0.14		$0.14
Expected term of the options (years)		4		4
Expected volatility (%)		30%		30%
Risk-free interest rate		4.0%		4.0%
Dividend yield		N/A		N/A
Expected forfeiture per year (%)		3%		3%
Weighted average fair value of the options per unit		$0.30		$0.30

* No stock options were granted  during the years ended December 31, 2017 and 2016

Compensation expense related to stock-based transactions is measured and recognized in the financial statements based on the fair value of the awards granted. The stock-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally three to four years.

Use of the Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of the common stock, risk-free interest rates, and expected dividend yield of the common stock. The assumptions used in the option-pricing model represent management’s best estimates.

These assumptions and estimates are as follows:

Fair Value of Common Stock

The fair value of the common stock underlying its stock-based awards was primarily based on the latest financing rounds of issuing equity interest near the option grant date. It was determined by the Company’s board of directors, with input from management and a third-party valuation firm.

Expected Term

The expected term assumptions were determined based on the vesting terms, exercise terms, and contractual lives of the options.

Expected Volatility

The expected volatility of stock options is estimated based upon the historical volatility of a number of publicly traded companies in similar stages of development and comparable industries for a period commensurate with the expected life.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Dividend Yield

The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was utilized.

Expected Forfeitures

The Company considers many factors when estimating expected forfeitures, including economic environment, and historical experience. The Company updates its estimated forfeiture rate annually.

The following table summarizes the stock option activity under the 2000 and 2015 Plan and related information:

Options Outstanding
	Number of		Weighted-
	Shares		Average
	Underlying	Weighted-	Remaining
	Outstanding	Average	Contractual
	Options	Exercise Price	Life (Years)
Outstanding – January 1, 2016	49,767	0.23	6.46
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(4,000)	N/A	-
Outstanding – December 31, 2016	45,767	0.24	5.97
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(32,356)	N/A	-
Outstanding – December 31, 2017	13,411	0.25	5.72

Exercisable – December 31, 2017	13,411	$0.25	5.72

Vested and expected to vest – December 31, 2017	13,411	$0.25	5.72

Exercisable – December 31, 2016	45,767	$0.24	5.97

Vested and expected to vest – December 31, 2016	45,767	$0.24	5.97

The weighted-average grant-date fair value of options granted during the years ended December 31, 2017 and 2016 was $0.25 and $0.24 per share, respectively. The total fair value of options vested during the years ended December 31, 2017 and 2016 was $0.

NOTE 6. Operating Lease Obligation

The Company leases its main office in Fremont, California, under operating leases expiring on February 28, 2021. The monthly rent is approximately $23,600. The Company also leases an office equipment with monthly payment of approximately $220 expiring on August 31, 2019. The total rent expenses were $274,978 and $255,240 for the years ended December 31, 2017 and 2016, respectively.

Future minimum lease payments under the Company’s operating leases are as follows:

As of December 31,	Amount
2018	$298,246
2019	304,430
2020	309,942
2021	51,860
Total	$964,478

NOTE 7. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2013.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate will apply to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the year ended December 31, 2017. The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

Components of income tax (benefits) for the years ended December 31, 2017 and 2016 are as follows:

	For the year ended December 31, 2017			For the year ended December 31, 2016
	Federal	State	Total	Federal	State	Total
Current	$-	$800	$800	$-	$800	$800
Deferred	-	-	-	-	-	-
	$-	$800	$800	$-	$800	$800

Significant components of the Company’s deferred tax accounts at December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016
Deferred Tax Account - noncurrent:
Allowance for Doubtful Accounts	$20,846	$20,618
Reserve for Obsolete Inventory	177	177
Accrued Vacation	5,468	4,515
Accumulated Depreciation	(2,703)	31,462
Tax Net Operating Loss Carryforwards	3,740,797	3,815,625
General Business Credit	1,316,980	1,253,229
Less: Valuation allowance	(5,081,565)	(5,125,626)
Total deferred tax account - noncurrent	$-	$-

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	2017	2016
Statutory tax benefit, net of state effects	31%	31%
State income taxes	8.84%	8.84%
Provisional remeasurement of deferred taxes	(12)%	-%
Nondeductible/nontaxable items	-%	-%
Change in valuation allowance	(27.84)%	(39.84)%
Effective income tax rate	-%	-%

NOTE 8. Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of December 31, 2017 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

Biokey, Inc.

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2018 and 2017

BIOKEY, INC.

BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$733,843	$1,225,397
Accounts receivable, net	83,479	59,080
Accounts receivable - related parties, net	142,225	134,312
Total Current Assets	959,547	1,418,789

Property and equipment, net	64,375	37,600
Security deposits	10,440	10,440
Total Assets	$1,034,362	$1,466,829

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,013	$5,396
Due to shareholders	-	5,800
Accrued expenses and other current liabilities	60,691	57,576
Advance from customers	12,276	10,985
Total Current Liabilities	84,980	79,757

Non-current Liabilities
Tenant security deposit	2,880	2,880
Total Liabilities	87,860	82,637

Equity
Preferred stock, no par value, 23,562,000 shares authorized:
7,000,000 shares of Series A issued and outstanding at September 30, 2018 and December 31, 2017	3,500,000	3,500,000
1,160,000 shares of Series B issued and outstanding at September 30, 2018 and December 31, 2017	1,160,000	1,160,000
13,973,097 shares of Series C issued and outstanding at September 30, 2018 and December 31, 2017	13,973,097	13,973,097

Common stock, no par value; 30,000,000 shares authorized,7,418,134 and 6,498,134 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	771,793	541,793
Additional paid-in capital	82,265	296,465
Accumulated deficit	(18,540,653)	(18,087,163)
Total Equity	946,502	1,384,192

Total Liabilities and Equity	$1,034,362	$1,466,829

The accompanying notes are an integral part of the financial statements.

BIOKEY, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$163,459	$473,359	$382,097	$808,140
Cost of revenues	744	7,456	3,215	14,092
Gross profit	162,715	465,903	378,882	794,048

Operating expenses
Research and development expenses	144,562	124,205	337,810	373,690
Selling, general and administrative expenses	118,874	206,973	498,396	596,865
Total operating expenses	263,436	331,178	836,206	970.555

Income (loss) from operations	(100,721)	134,725	(457,324)	(176,507)

Other income (expense)
Interest income	3,101	1,047	4,144	5,051
Other income	151	46	490	150
Total other income	3,252	1,093	4,634	5,201

Income (loss) before income tax	(97,469)	135,818	(452,690)	(171,306)
Provision for income tax	800	800	800	800
Net income (loss) and comprehensive income (loss)	$(98,269)	$135,018	$(453,490)	$(172,106)

The accompanying notes are an integral part of the financial statements.

BIOKEY, INC.

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	2018	2017
Cash flows from operating activities
Net loss	$(453,490)	$(172,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,486	8,618
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(32,312)	(199,262)
Decrease (increase) in other receivable	-	6,000
Increase (decrease) in accounts payable	6,617	154,022
Increase (decrease) in accrued expenses and other liabilities	3,115	5,574
Increase (decrease) in advanced from others	1,291	(4,280)
Net cash used in operating activities	(455,293)	(201,434)

Cash flows from investing activities
Purchase of equipment	(46,261)	(7,794)
Net cash used in investing activities	(46,261)	(7,794)

Cash flows from financing activities
Proceeds from issuance of common stock	10,000	0
Net cash provided by financing activities	10,000	0

Net decrease in cash and cash equivalents	(491,554)	(209,228)

Cash and cash equivalents
Beginning	1,225,397	1,473,262
Ending	$733,843	$1,264,034

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$800	$800
Interest expense	$-	$-
Non-cash financing and investing activities
Capital contribution by shareholders through debt conversion	$5,800	$-

The accompanying notes are an integral part of the financial statements.

BIOKEY, INC.

NOTES TO THE UNAUDITED FINAICAL STATEMENTS

SEPTEMBER 30, 2018

NOTE 1. Nature of Business and Significant Accounting Policies

Nature of Business: Biokey, Inc., (hereinafter, “the Company”), was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. The Company provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase 1 through phase 3) and commercial manufacturing. The Company also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

A summary of the Company’s significant accounting policies is as follows:

Basis of presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable and other receivable: Accounts receivable and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Laboratory and manufacturing equipment	2 ~5 years
Office equipment	3 years
Leasehold improvement	3 ~8 years
Furniture and fixtures	8~15 years

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of operations for the period.

Impairment of long-lived assets: The Company reviews its long-lived assets whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets.

Revenue recognition: During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing contracts as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Generally, the Company's performance obligations are transferred to customers at a point in time, typically upon delivery.

The Company currently only has one major revenue source, which is research and development activities services.

Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advance from customers upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Advertising costs: Advertising costs are expensed as incurred. The total advertising and marketing expenses were $0 for the three and nine months ended September 30, 2018 and 2017.

Research and Development: The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. The Company provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.

Valuation of Deferred Tax Assets: A valuation allowance is recorded to reduce its deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 7 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2018 and December 31, 2017, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Concentration of credit risks:

Cash and cash equivalents: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of September 30, 2018 and December 31, 2017, the Company had $452,776 and $963,763 in excess of FDIC insured limits, respectively. The Company has not experienced any losses in such accounts.

Customers: The Company performs ongoing credit evaluations of its customers’ financial condition and generally, requires no collateral.

For the nine months ended September 30, 2018, three customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 43.9%, 16.8%, and 12.8% of total net sales revenues, and 17.7%, 0.1%, and 16.9% of accounts receivable in aggregate at September 30, 2018, respectively:

Customer	Net sales for the nine months ended September 30, 2018	A/R balance as of September 30, 2018
A	$167,596	$39,843
B	$64,355	$200
C	$48,972	$38,187

For the nine months ended September 30, 2017, five customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 33.9%, 16.5%, 11.8%, 11.3%, and 10.9% of total net sales revenues, and 44.2%, 21%, 0.5%, 1.0%, and 29.5% of accounts receivable in aggregate at September 30, 2017, respectively:

Customer	Net sales for the nine months ended September 30, 2017	A/R balance as of September 30, 2017
E	$274,209	$198,960
F	$133,600	$94,400
G	$95,700	$2,300
H	$91,574	$4,308
I	$87,960	$132,775	*

*	Related party transactions (See Note 3).

Suppliers: The Company currently is not entering any significant purchase agreements with suppliers for the nine months ended September 30, 2018 and 2017.

Fair Value Measurements: FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accounts receivable, accrued liabilities, and advance from customers, approximate fair value due to their relatively short maturities.

Stock-Based Compensation: The Company measures expense associated with all employees and non-employee directors and consultants’ stock-based compensation awards using a fair value method and recognizes such expense in the financial statements on a straight-line basis over the requisite service period in accordance with ASC Topic 718 “Compensation-Stock Compensation”. During the three and nine months ended September 30, 2018 and 2017, the Company did not record any stock-based compensation expenses.

Profit Sharing Plan: The Company has a 401 (k) profit sharing plan for employees who have reached the age of twenty-one and have completed one year of eligibility service. The Company’s contribution is based on management’s discretion. In addition, the Company may make a nonelective contributions to the plan. The amount of the nonelective contribution is determined by its Board of Directors on an annual basis. Total contributions that the Company made to the plan were $0 for the nine months ended September 30, 2018 and 2017.

Recently Issued Accounting Pronouncements: In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases). For lessees, leases will continue to be classified as either operating or financing in the income statement. This ASU becomes effective in the first quarter of fiscal year 2019 and early adoption is permitted. This ASU is required to be applied with a modified retrospective approach and requires application of the new standard at the beginning of the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. In issuing ASU No. 2018-11, the FASB decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that ASU 2016-02 and ASU 2018-11 will have on its condensed financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) . In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing . In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting . In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company has adopted ASC 606 as of January 1, 2018.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions that the Company may take. The Company has accounted for the tax effects of the Tax Cuts and Jobs Act under the guidance of SAB 118, on a provisional basis. The Company’s accounting for certain income tax effects is incomplete, but the Company has determined reasonable estimates for those effects The Company is continuing to gather additional information to determine the final impact on its condensed financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (“ASU 2018-02”), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its condensed financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than the Company's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. The Company has adopted this ASU 2018-07 and determined that it does not have a material effect on its financial condition and condensed statements of operations for the three and nine months ended September 30, 2018.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU will have on its financial statements.

NOTE 2. Property and Equipment

The following is a summary of the Company’s property and equipment as of September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Laboratory and manufacturing equipment	$876,260	$829,999
Office equipment	6,081	6,081
Leasehold improvements	1,994,585	1,994,585
Furniture and fixtures	106,510	106,510
Subtotal	2,983,436	2,937,175
Less: accumulated depreciation	(2,919,061)	(2,888,195)
Property and equipment, net	$64,375	$37,600

Total depreciation expense was $19,486 and $8,618 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE3. Related Party Transactions

Operating lease

The Company has subleased a portion of its office space to Amkey Ventures, LLC, (the “Amkey”), since June 21, 2001. The sublease is automatically renewed on an annual basis. Amkey is incorporated in the State of California on April 23, 2001. Mr. George J Lee, the Chairman of the Company, is one of managers of Amkey. The sublease is classified as an operating lease and the original lessee shall continue to account for the original lease as it did before commencement of the sublease. Pursuant to ASC 842-20-35-14, the nature of this sublease is such that the original lessee is not relieved of the primary obligation under the original lease, the original lessee (as sublessor) shall continue to account for the original lease.

The rental income was $3,600 for the nine months ended September 30, 2018 and 2017. Accordingly, the Company recorded the rental income as a reduction of rent expenses for the nine months ended September 30, 2018 and 2017.

Related party sales transaction

Genepharm Inc., (the “Genepharm”), was incorporated on March 6, 2000 in the State of California. Mr. George J Lee is the Chairman of both Genepharm and the Company. The Company had net sales of $18,900 and $87,960 to Genepharm for the nine months ended September 30, 2018 and 2017, respectively. As of September 30, 2018 and December 31, 2017, the Company had accounts receivable of $142,225 and $134,312 due from Genepharm, respectively.

Due to shareholders

The Company has advanced funds from its shareholder and Chairman for working capital purposes. The Company has not entered into any agreement on the repayment terms for these advances. The advances bear no interest rate and are due upon demand by its shareholder and Chairman. During the nine months ended September 30, 2018, the debt of $5,800 was forgiven by its shareholder and Chairman and the Company recorded the debt forgiveness as additional paid in capital. As of September 30, 2018 and December 31, 2017, the outstanding advances were $0 and 5,800, respectively.

NOTE4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of September 30, 2018 and December 31, 2017 consisted of:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Accrued professional fees	$37,556	$35,756
Accrued vacation	19,440	19,541
Others	3,695	2,279
	$60,691	$57,576

NOTE 5. Stock-Based Compensation

2015 Stock Plan

The Company’s board of directors adopted, and its stockholders approved its 2015 Stock Plan (the “2015 Plan”) in March 2015, providing for the issuance under 2015 Plan of options and rights to purchase up to Four million two hundred and fifty thousand (4,250,000) shares of common stock. As of September 30, 2018 and December 31, 2017, there were 308,455 and 918,843 shares available for issuance under the Company’s 2015 Plan, respectively, which provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants.

The exercise price of incentive stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if an incentive stock option is granted to an employee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be no less than 110% of the fair market value per share of the common stock on the date of grant. The exercise price of nonstatutory stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant.

All stock options under the 2015 Plan have a term of no greater than 10 years from the date of grant. However, in the case of an option granted to an optionee who, at the time the optionee is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or subsidiary, the term of the option shall be 5 years from the date of grant or such shorter term as may be provided in the option agreement.

Vesting of stock options is determined by the board of directors of the Company. No stock option may be exercised subsequent to its termination date. The purchase price of a right to purchase common stock and the termination date of the offer under the 2015 Plan is determined by the board of directors of the Company. The Company shall have the right to repurchase all or a portion of the shares acquired pursuant to the exercise of this option in the event that the participant’s continuous service should terminate for any reason whatsoever.

The fair value of each stock option granted under 2015 Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Weighted average fair value of common stock on date of grant		$0.30
Weighted average exercise price of the options	$	N/A
Weighted average exercise price of options outstanding at end of period		$0.14
Expected term of the options (years)		4
Expected volatility (%)		30%
Risk-free interest rate(%)		4.0%
Dividend yield		N/A
Expected forfeiture per year (%)		3%
Weighted average fair value of the options per unit		$0.30

* No stock options were granted during the three and nine months ended September 30, 2018 and 2017

Compensation expense related to stock-based transactions is measured and recognized in the financial statements based on the fair value of the awards granted. The stock-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally three to four years.

Use of the Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of the common stock, risk-free interest rates, and expected dividend yield of the common stock. The assumptions used in the option-pricing model represent management’s best estimates.

These assumptions and estimates are as follows:

Fair Value of Common Stock

The fair value of the common stock underlying its stock-based awards was primarily based on the latest financing rounds of issuing equity interest near the option grant date. It was determined by the Company’s board of directors, with input from management and a third-party valuation firm.

Expected Term

The expected term assumptions were determined based on the vesting terms, exercise terms, and contractual lives of the options.

Expected Volatility

The expected volatility of stock options is estimated based upon the historical volatility of a number of publicly traded companies in similar stages of development and comparable industries for a period commensurate with the expected life.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Dividend Yield

The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was utilized.

Expected Forfeitures

The Company considers many factors when estimating expected forfeitures, including economic environment, and historical experience. The Company updates its estimated forfeiture rate annually.

The following table summarizes the stock option activity under the 2015 Plan and related information:

Options Outstanding
	Number of		Weighted-
	Shares		Average
	Underlying	Weighted-	Remaining
	Outstanding	Average	Contractual
	Options	Exercise Price	Life (Years)
Outstanding – January 1, 2016	49,767	0.23	6.46
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(4,000)	N/A	-
Outstanding – December 31, 2016	45,767	0.24	5.97
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(32,356)	N/A	-
Outstanding – December 31, 2017	13,411	0.25	5.72
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	-	N/A	-
Outstanding – September 30, 2018	13,411	0.25	5.22

Exercisable – December 31, 2017	13,411	$0.25	5.72

Vested and expected to vest – December 31, 2017	13,411	$0.25	5.72

Exercisable – September 30, 2108	13,411	$0.25	4.97

Vested and expected to vest – September 30, 2018	13,411	$0.25	4.97

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2018 and during the year ended December 31, 2017 was $0.25 per share. The total fair value of options vested during the nine months ended September 30, 2018 and 2017 was $0.

NOTE 6. Operating Lease Obligation

The Company leases its main office in Fremont, California, under operating leases expiring on February 28, 2021. The monthly rent is approximately $23,600. The Company also leases an office equipment with monthly payment of approximately $220 expiring on August 31, 2019. The total rent expenses were $205,576 and $205,278 for the nine months ended September 30, 2018 and 2017, respectively.

Future minimum lease payments under the Company’s operating leases are as follows:

As of September 30,	Amount
2019	$239,422
2020	236,951
2021	98,730
Total	$575,103

NOTE 7. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2013.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate is applied to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of September 30, 2018 and December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the year ended December 31, 2017.

The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

Components of income tax (benefits) for the nine months ended September 30, 2018 and 2017 are as follows:

	Nine months ended September 30, 2018			Nine months September 30, 2017
	Federal	State	Total	Federal	State	Total
Current	$-	$800	$800	$-	$800	$800
Deferred	-	-	-	-	-	-
	$-	$800	$800	$-	$800	$800

Significant components of the Company’s deferred tax accounts at September 30, 2018 and December 31, 2017:

Deferred tax account - noncurrent:	September 30, 2018	December 31, 2017
	(UNAUDITED)
Allowance for doubtful accounts	$20,849	$20,846
Reserve for obsolete inventory	177	177
Accrued vacation	5,441	5,468
Accumulated depreciation	(2,263)	(2,703)
Tax net operating loss carry forwards	3,764,544	3,740,797
General business credit	1,285,104	1,316,980
Less: Valuation allowance	(5,073,852)	(5,081,565)
Total deferred tax account - noncurrent	$-	$-

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate for the nine months ended September 30, 2018 and 2017 are analyzed below:

	2018	2017
Statutory tax benefit, net of state effects	19%	31%
State income taxes	8.84%	8.84%
Nondeductible/nontaxable items	-%	-%
Change in valuation allowance	(27.84)%	(39.84)%
Effective income tax rate	-%	-%

NOTE 8. Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of September 30, 2018 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

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PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the NRS further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Amended and Restated Bylaws of the Company provides that the Company shall, to the fullest extent permitted by the NRS, as now or hereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to NRS Section 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein herein.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (or the Securities Act);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20 F at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(c) (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in  Connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference to the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 26, 2018.

AMERICAN BRIVISION (HOLDING) CORPORATION

By:	/s/ Howard Doong
Name:	Howard Doong
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Howard Doong and Eugene Jiang, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments, or any registration statements to be filed in connection with this registration statement pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Doong	President and Chief Executive Officer	December 26, 2018
Howard Doong	(Principal Executive Officer)

/s/ Eugene Jiang	Interim Chief Financial Officer and Chairman of the Board of Directors	December 26, 2018
Eugene Jiang	(Principal Financial and Accounting Officer)

/s/ *	Director	December 26, 2018
Tsang Ming Jiang

/s/ *	Director	December 26, 2018
Ming-Fong Wu

/s/ *	Director	December 26, 2018
Yen-Hsin Chou

/s/ *	Director	December 26, 2018
Norimi Sakamoto

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 31, 2018, by and among American BriVision (Holding) Corporation, BioLite Holding, Inc., BioKey, Inc., BioLite Acquisition Corp., and BioKey Acquisition Corp.*

3.1	Articles of Incorporation.(1)

3.2	Bylaws.(1)

5.1	Opinion of Sichenzia Ross Ference LLP, regarding the validity of the shares of common stock of American BriVision (Holding) Corporation to be issued in the mergers**.

8.1	Opinion of Sichenzia Ross Ference LLP regarding the tax consequences of the Mergers

21.1	Subsidiaries of American BriVision (Holding) Corporation.*

23.1	Consent of KCCW Accountancy Corp.

23.2	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1 hereto).

23.3	Consent of Centurion ZD CPA Limited

24.1	Power of Attorney (contained on signature page hereto).

99.1	Opinion of The Benchmark Company, LLC**.

*	As previously filed on Form S-4 with the Securities and Exchange Commission on July 23, 2018.

**	As previously filed on Form S-4 Amendment No. 1 with the Securities and Exchange Commission on November 8, 2018.

(1)	Filed on Form 10-KT with the Securities and Exchange Commission on April 13, 2018.